    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2000



                                                     REGISTRATION NO.: 333-94353

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                           CITY NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                 6712                         95-2568550
  (State or other jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer
  incorporation or organization)          Classification Code Number)        Identification Number)

                              CITY NATIONAL CENTER
                            400 NORTH ROXBURY DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                                 (310) 888-6266
    (Address including zip code, and telephone number, including area code, of registrant's principal executive office)

                               BARBARA S. POLSKY
            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                           CITY NATIONAL CORPORATION
                              CITY NATIONAL CENTER
                            400 NORTH ROXBURY DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                                 (310) 888-6266
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

   WILLIAM T. QUICKSILVER, ESQ.          JAMES E. TOPINKA, ESQ.
   MANATT, PHELPS & PHILLIPS LLP       PRESTON GATES & ELLIS, LLP
   11355 WEST OLYMPIC BOULEVARD      ONE MARITIME PLAZA, SUITE 2400
   LOS ANGELES, CALIFORNIA 90064        SAN FRANCISCO, CA 94111
     TELEPHONE: (310) 312-4000         TELEPHONE: (415) 733-8319

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                           --------------------------

    CITY NATIONAL CORPORATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL CITY NATIONAL CORPORATION SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     THE PACIFIC BANK, NATIONAL ASSOCIATION

Dear Shareholder:

    The Boards of Directors of The Pacific Bank, National Association and City National Corporation have unanimously approved an agreement to merge Pacific Bank with and into City National Bank, a wholly-owned subsidiary of City National Corporation.

    If we complete the merger, you will receive cash, City National Corporation common stock or a combination of the two, at your election, subject to proration under certain circumstances, in exchange for your shares of Pacific Bank common stock.

    This document gives you detailed information about the merger and includes a copy of the merger agreement. You should read it carefully. This document also constitutes the prospectus of City National for the shares of its common stock to be issued in the merger.

    We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. I urge you to join our directors in voting in favor of the merger.


/s/ Michael Tun Zan


Michael Tun Zan
PRESIDENT AND CHIEF EXECUTIVE OFFICER
The Pacific Bank, National Association

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 26, 2000 AND IT IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT JANUARY 27, 2000.

                             THE PACIFIC BANK, N.A.
                             351 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 576-2700

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                  TO BE HELD ON FEBRUARY 29, 2000 AT 9:00 A.M.
 PLACE: 351 CALIFORNIA STREET, THE PACIFIC BANK BUILDING, 4TH FLOOR CONFERENCE
                                     ROOM.


                            ------------------------

PURPOSES:

    - To approve the merger agreement that provides for the acquisition of The Pacific Bank by City National Corporation by means of a merger of The Pacific Bank with and into City National Bank, a wholly owned subsidiary of City National Corporation.

    - To conduct other business if properly raised.


    Only shareholders of Pacific Bank as of the close of business on January 10, 2000, may vote at the Pacific Bank special shareholders' meeting.


                                          By Order of the Board of Directors


                                          /s/ Carol A. Petricka



                                          Carol A. Petricka
                                          CORPORATE SECRETARY



San Francisco, California
January 26, 2000


    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL SHAREHOLDERS' MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1

WHO CAN HELP ANSWER YOUR QUESTIONS..........................    4

SUMMARY.....................................................    5

General.....................................................    5

The Companies...............................................    5

Special Shareholders' Meeting of Pacific Bank...............    6

Record Date; Voting Power...................................    6

Vote Required...............................................    6

Share Ownership of Pacific Bank Management..................    6

Recommendation of Pacific Bank Board of Directors...........    6

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisors
  to Pacific Bank...........................................    6

Terms of the Merger Agreement...............................    6

Stock Option Agreement......................................    8

Interests of Certain Directors and Executive Officers of
  Pacific Bank in the Merger................................    9

Directors of City National and City National Bank Following
  the Merger................................................    9

Material Federal Income Tax Consequences....................    9

Accounting Treatment........................................   10

Resales of City National Common Stock.......................   10

Regulatory Approvals........................................   10

Pacific Bank Dissenters' Rights.............................   10

Differences in the Rights of Shareholders...................   10

MARKET PRICE AND DIVIDEND INFORMATION.......................   11

Comparative Market Price Information........................   11

Historical Market Prices and Dividend Information...........   11

RECENT DEVELOPMENTS.........................................   13

SELECTED CONSOLIDATED FINANCIAL DATA........................   14

City National Historical Consolidated Financial Data........   15

Pacific Bank Historical Consolidated Financial Data.........   16

Selected Unaudited Pro Forma Combined Financial Data........   17

Comparative Per Share Data..................................   18

RISK FACTORS................................................   19

A WARNING ABOUT FORWARD-LOOKING INFORMATION.................   20

SPECIAL SHAREHOLDERS' MEETING OF PACIFIC BANK...............   21

General.....................................................   21

Record Date; Voting Power...................................   21

Vote Required...............................................   21

Share Ownership of Pacific Bank Management..................   21

Recommendation of the Pacific Bank Board of Directors.......   22

Solicitation and Revocation of Proxies......................   22

Other Matters...............................................   22

THE MERGER..................................................   23

General.....................................................   23

Background of and Reasons for the Merger....................   23

Opinion of Pacific Bank's Financial Advisor.................   26

Interests of Certain Directors and Executive Officers of
  Pacific Bank in the Merger................................   31

Consideration to be Received in the Merger..................   32

Election and Proration Procedures...........................   34

Material Federal Income Tax Consequences....................   37

Accounting Treatment of the Merger..........................   41

THE MERGER AGREEMENT........................................   42

Conditions to the Merger....................................   42

Nonsolicitation.............................................   44

Fees and Expenses...........................................   44

Treatment of Options........................................   44

Termination.................................................   44

Covenants; Conduct of Business Prior to Completion of the
  Merger....................................................   45

Amendment and Waiver........................................   49

Shareholder Agreements with Directors of Pacific Bank.......   50

Resales of City National Common Stock by Pacific Bank
  Shareholders..............................................   50

Stock Option Agreement......................................   50

New York Stock Exchange Listing.............................   53

Regulatory Approvals for the Merger.........................   53

DISSENTING SHAREHOLDERS' RIGHTS.............................   54

General.....................................................   54

Who May Exercise Appraisal Rights...........................   54

Electing Appraisal Rights...................................   54

Determining Value of Dissenting Shareholders' Shares........   55

DESCRIPTION OF CAPITAL STOCK OF CITY NATIONAL AND PACIFIC
  BANK......................................................   56

City National...............................................   56

Pacific Bank................................................   59

COMPARISON OF RIGHTS OF HOLDERS OF PACIFIC BANK COMMON STOCK
  AND CITY NATIONAL COMMON STOCK............................   59

EXPERTS.....................................................   64

LEGAL MATTERS...............................................   64

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................   65

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   69

WHERE YOU CAN FIND MORE INFORMATION.........................   71


ANNEXES

  ANNEX A    AGREEMENT AND PLAN OF REORGANIZATION
  ANNEX B    STOCK OPTION AGREEMENT
  ANNEX C    OPINION OF KEEFE, BRUYETTE & WOODS, INC.
  ANNEX D    SECTION 215a OF THE NATIONAL BANK ACT
  ANNEX E    ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 1998 FOR
             PACIFIC BANK
  ANNEX F    QUARTERLY REPORT ON FORM 10-Q/A FOR THE QUARTER ENDED SEPTEMBER 30,
             1999 FOR PACIFIC BANK.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: For each share of Pacific Bank you own before the merger, you will have the right to elect, on a share-by-share basis, to receive:

     -          $29.00 in cash; or

     - shares of City National Corporation common stock based on a fluctuating exchange ratio as follows: (1) if the final City
                National stock price is between $28.05 and $37.95, the exchange ratio will equal $29.00 divided by the final City
                National stock price; (2) if the final City National stock price is more than $37.95 but less than or equal to $41.25, the exchange ratio will be .7642; (3) if the final City
                National stock price is more than $41.25, the exchange ratio will be $31.52 divided by the final City National stock price; and (4) if the final City National stock price is less than $28.05, the exchange ratio will be 1.0339.

    Final City National stock price means the average of the daily closing prices of a share of City National common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the third trading day immediately before the completion of the merger.

    The table below illustrates how changes in the final City National stock price will change the exchange ratio for each share of Pacific Bank common stock if you were to elect to receive City National common stock:

   ASSUMED FINAL
   CITY NATIONAL           EXCHANGE
    STOCK PRICE             RATIO
--------------------       --------
       $48.00               0.6567
       $41.25               0.7642
       $37.95               0.7642
       $33.00               0.8788
       $30.50               0.9508
       $28.05               1.0339
       $27.00               1.0339


    The merger agreement provides that City National common stock must represent at least 47% and no more than 52.5% of the total merger consideration. If Pacific Bank shareholders elect to receive City National common stock representing less than 47% or more than 52.5% of the total merger consideration, your election may be subject to proration as described on pages 35 to 37. As a result of the proration, you may not receive the exact form of merger consideration that you elect.


    The following chart illustrates the approximate value of what a holder of 100 shares of Pacific Bank common stock will receive in the merger, assuming varying final City National stock prices and different percentages of cash and City National common stock. You should bear in mind that the value of City National common stock is subject to fluctuation and, therefore, the value of a share of City National common stock as of the date of the consummation of the merger and after the merger will differ from the value of such stock based on the final City National stock price. This chart uses hypothetical final City National stock prices.

            IF YOU HOLD 100 SHARES OF PACIFIC BANK COMMON STOCK AND
                    THE FINAL CITY NATIONAL STOCK PRICE IS:

                                                        $27        $33        $48
                                                      --------   --------   --------
and you receive:
    100% cash.......................................   $2,900     $2,900     $2,900
    75% cash/25% City National common stock.........    2,873      2,900      2,963
    50% cash/50% City National common stock.........    2,846      2,900      3,026
    25% cash/75% City National common stock.........    2,819      2,900      3,089
    100% City National common stock.................    2,792      2,900      3,152


Q:   HOW DO I LEARN MORE ABOUT CITY NATIONAL COMMON STOCK?

A: Please see page 11 and pages 56 through 59 of this proxy statement/prospectus for information regarding market price, dividends and other features of City National common stock.

Q:   HOW DO I ELECT THE FORM OF PAYMENT THAT I PREFER?

A: Forms of election are being sent contemporaneously to you in separate mailings. If you wish to make an election, you should complete this form and send it in the envelope provided with the form of election to Continental Stock
     Transfer & Trust Company which is the exchange agent. For you to make an effective election, your properly executed election form must be received by the exchange agent before the election deadline on February 23, 2000. You must include your Pacific Bank stock certificates with your election form. Please read the instructions to the election form for information on completing the form. These instructions will also inform you what to do if your stock certificates have been lost, stolen or destroyed.

     DO NOT SEND YOUR PACIFIC BANK STOCK CERTIFICATES IN THE
     ENVELOPE PROVIDED FOR USE IN RETURNING YOUR PROXY CARD. THE
     STOCK CERTIFICATES SHOULD ONLY BE FORWARDED TO THE EXCHANGE
     AGENT WITH THE LETTER OF TRANSMITTAL AND ELECTION FORM.

     Copies of this proxy statement/prospectus and the election form will be provided to all persons who become Pacific Bank shareholders after the record date and prior to the election deadline to permit them to make an election.

Q:   WHAT HAPPENS IF I DON'T MAKE AN ELECTION FOR CASH OR SHARES?

A: If you fail to make an election prior to the election deadline, other than because you are exercising your dissenters' rights, you will be deemed to have elected to receive either City National common stock or cash in the merger. The actual merger consideration that will be paid to you will depend upon how many shareholders request shares of City National common stock versus how many request cash. See pages 34 to 37.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:   Your tax consequences will depend upon whether you receive
     City National common stock, cash, or a combination of City
     National common stock and cash, in the merger, and may also depend upon your basis in your Pacific Bank common stock.

     You should not recognize any gain or loss for U.S. federal income tax purposes to the extent that you receive City
     National common stock in the merger.

     If you receive both City National common stock and cash in the merger, you should recognize gain equal to the lesser of the amount of gain realized and the amount of cash received.
     If you receive only cash, you generally will recognize gain and, depending upon your particular circumstances, likely will be permitted to recognize loss, equal to the difference between the amount of cash received and your basis in your Pacific Bank common stock.

     The material U.S. federal income tax consequences of the merger are described in more detail on pages 37 to 41. The tax consequences of the merger to you will depend upon the facts of your own situation. Please consult your own tax advisor for a full understanding of the tax consequences to you of the consideration you receive in exchange for your Pacific Bank common stock.

Q:   WHAT WILL I GET IF I DISSENT?

A: If you vote against the merger or give written notice at or prior to the Pacific Bank special shareholders' meeting that you dissent from the merger and follow the specific steps to perfect your dissenters' rights, you will have the right to seek appraisal of your shares and receive a cash amount as determined in accordance with provisions of the National
     Bank Act, which are attached as Annex D.

Q:   HOW DO I VOTE?

A: Just indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special shareholders' meeting. As an alternative, you may vote by telephone following the instructions on the proxy card.

     If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger agreement for purposes of determining the number of votes in favor of the merger agreement.

     You may attend the special shareholders' meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting by following the directions on page 22 and either change your vote or attend the meeting and vote in person.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
     BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares of Pacific Bank common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your broker will not be able to vote your shares and this will have the effect of voting against the merger agreement for purposes of determining the number of votes in favor of the merger agreement.

Q:   HOW DO THE DIRECTORS PLAN TO VOTE?

A: All of your directors have committed that they will vote their shares in favor of the merger agreement. Pacific Bank directors collectively hold as of the record date for the special shareholders' meeting 53,300 shares or approximately
     1.06% of the outstanding Pacific Bank common stock.

Q:   WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER?

A:   You should review "Risk Factors" on pages 19 and 20.

Q:   WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: City National and Pacific Bank are working to complete the merger on or before the end of the first quarter of 2000.
     Pacific Bank must first obtain the approval of the shareholders of Pacific Bank at the special shareholders' meeting and City National and Pacific Bank must satisfy other conditions. Neither City National nor Pacific Bank can assure you as to when or if all the conditions to the merger will be met, and it is possible the merger will not be completed.


                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                       John P. Halicky, Chief Financial Officer
                       The Pacific Bank
                       351 California Street
                       San Francisco, California 94104
                       Telephone: (415) 576-2700


    Please see "WHERE CAN I FIND MORE INFORMATION" on page 71 where you can find more information about City National and Pacific Bank.

                                    SUMMARY


    This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents referred to, including the merger agreement attached as Annex A. See "Where You Can Find More Information" (page 71).


GENERAL




    This proxy statement/prospectus relates to a proposed merger of Pacific Bank into City National Bank, a wholly-owned subsidiary of City National. The merger will combine Pacific Bank with City National Bank and will create opportunities for the combined company to apply their similar relationship banking philosophy to realize enhanced revenues through asset growth and geographical diversification.



THE COMPANIES


CITY NATIONAL CORPORATION
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000

    City National Corporation is a bank holding company operating City National Bank, which currently has 46 banking offices. City National Bank is City National's principal asset. At September 30, 1999, City National had
$6.9 billion in total assets, $5.3 billion in total deposits, $5.2 billion in total loans and shareholders' equity of $560 million.

    Through City National Bank, City National serves clients throughout Los Angeles County, Ventura County, San Diego, Riverside County, San Bernardino and Orange County.


    City National's principal customer base comprises small-to middle-market companies with annual sales revenue of up to $250 million, entrepreneurs, professionals, and affluent individuals. City National typically serves customers seeking relationship banking, which it seeks to provide through a high level of personal service, tailored products, and private banking teams. City National Bank offers commercial and personal loans of all types, deposit, cash management, international banking, other products and services, personal and employee benefit trust and estate services and deals in money market and other investments for its own account and for customers.


THE PACIFIC BANK
351 California Street
San Francisco, California 94104
(415) 576-2700

    Pacific Bank is a national bank which currently has 11 branches. Pacific Bank has two wholly-owned subsidiaries, TPB Holdings, Inc. and PB Capital Management and Insurance Services. At September 30, 1999, Pacific Bank had $732 million in total assets, $640 million in total deposits, $502 million in total loans and shareholders' equity of $73 million.

    Pacific Bank serves primarily clients located throughout San Francisco, San Mateo and Los Angeles Counties. Pacific Bank provides full banking services to middle market businesses, professional service organizations and individuals, as well as international banking services worldwide, including import/export financing. In addition, Pacific Bank provides private banking, asset management and trust services.

SPECIAL SHAREHOLDERS' MEETING OF PACIFIC BANK (PAGE 21)



    The Pacific Bank special shareholders' meeting will be held at 351 California Street, The Pacific Bank Building, 4th Floor Conference Room, at 9:00 a.m., local time, on February 29, 2000. At the meeting, you will vote on a proposal to approve the merger agreement.



RECORD DATE; VOTING POWER (PAGE 21)



    You are entitled to vote at the Pacific Bank special shareholders' meeting if you owned shares of Pacific Bank on the record date of January 10, 2000. As of that date, there were 5,008,948 shares of Pacific Bank common stock issued and outstanding held by approximately 232 holders of record. You will be entitled to one vote per share on any matter that may properly come before the meeting.



VOTE REQUIRED (PAGE 21)


    Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Pacific Bank common stock.


SHARE OWNERSHIP OF PACIFIC BANK MANAGEMENT (PAGE 21)



    On the record date, the executive officers and directors of Pacific Bank, including their affiliates, had voting power with respect to an aggregate of 53,300 shares of Pacific Bank common stock, or approximately 1.06% of the shares of the common stock then outstanding.



    Each director of Pacific Bank executed a shareholders' agreement which commits each director to vote his or her shares in favor of the merger agreement and grants to City National the director's proxy for his or her shares. City National and Pacific Bank expect that the executive officers of Pacific Bank will vote the shares of Pacific Bank common stock owned by them in favor of the merger agreement.



RECOMMENDATION OF PACIFIC BANK BOARD OF DIRECTORS (PAGE 22)



    Pacific Bank's Board of Directors has unanimously approved the merger agreement, and recommends a vote FOR approval of the merger agreement. You should refer to the reasons that the Pacific Bank Board of Directors considered in determining whether to approve and adopt the merger agreement on pages 23 through 26.



OPINION OF KEEFE, BRUYETTE & WOODS, INC. FINANCIAL ADVISORS TO PACIFIC BANK
  (PAGE 26)



    Keefe, Bruyette & Woods, Inc., financial advisor to Pacific Bank, rendered an oral opinion on September 21, 1999, to the Pacific Bank Board that as of that date the merger consideration was fair to the Pacific Bank shareholders from a financial point of view. Keefe, Bruyette subsequently confirmed its September 21, 1999 opinion by delivery to the Pacific Bank Board of a written opinion dated January 26, 2000. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Keefe, Bruyette, is attached to this document as Annex C. You should read the fairness opinion in its entirety.



TERMS OF THE MERGER AGREEMENT (PAGE 42)



    THE MERGER AGREEMENT IS ATTACHED TO THIS DOCUMENT AS ANNEX A. CITY NATIONAL AND PACIFIC BANK ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. CITY NATIONAL AND PACIFIC BANK ALSO ENCOURAGE YOU TO READ THE RISK FACTORS BEGINNING ON PAGE 19.


    GENERAL. The merger agreement provides that Pacific Bank will merge with and into City National Bank, with City National Bank as the surviving institution.

    MERGER CONSIDERATION. You will have the right to elect, on a share-by-share basis, to receive either $29.00 in cash or shares of City National common stock based on a fluctuating exchange ratio. If the final City National stock price is between $28.05 and $37.95, the exchange ratio will equal $29.00 divided by the final City National stock price. If the final City National stock price is more than $37.95 but less than or equal to $41.25, the exchange ratio will be .7642. If the final City National stock price is more than $41.25, the exchange ratio will be $31.52 divided by the final City National stock price. If the final City National stock price is less than $28.05, the exchange ratio will be 1.0339.


    For purposes of calculating the exchange ratio, the final City National stock price will be the average of the daily closing prices of a share of City National common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the third trading day immediately before completion of the merger.



    ELECTION PROCEDURE; EXCHANGE OF CERTIFICATES. Forms of election are being sent contemporaneously to you in separate mailings. You may make an election by delivering the appropriate form of election to Continental Stock Transfer & Trust Company, which is the exchange agent. For your election to be effective, you must properly complete and return a form of election to the exchange agent by no later than 5:00 p.m., Eastern Time, on February 23, 2000 and accompanied by the Pacific Bank stock certificates as to which the election is being made or an appropriate guarantee of delivery of such certificates. If you do not submit a form of election to the exchange agent prior to the election deadline, or if you submit and then revoke your form of election and do not re-submit a form of election and other required documents that are timely received by the exchange agent, or if you submit a form of election without your common stock certificates or a guarantee of delivery, you will be deemed not to have made an election. In such event, you may receive City National common stock or cash depending on the election of the other shareholders. Your elections will be subject to proration as described on pages 35 to 37. As a result of the proration, you may not receive the exact form of merger consideration that you elect.



    COMPLETION OF THE MERGER. The merger will become effective when City National Bank and Pacific Bank file an agreement of merger between them with the Office of the Comptroller of the Currency.


    CONDITIONS TO THE MERGER. The completion of the merger depends upon the satisfaction of a number of conditions, including:

    - Pacific Bank shareholders approve the merger agreement;

    - City National and City National Bank receive all approvals or consents required by law from any applicable governmental agency and all applicable waiting periods under all laws expire;

    - the Securities and Exchange Commission declares effective the registration statement covering the issuance of City National shares and the registration statement is not the subject of any stop order or proceeding seeking a stop order;

    - the New York Stock Exchange lists the City National common stock issuable to you in connection with the merger; and


    - Manatt, Phelps & Phillips, LLP delivers a legal opinion to City National and Pacific Bank that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.


    Unless prohibited by law, either City National or Pacific Bank could elect to waive a condition that has not been satisfied and complete the merger anyway.

    FEES AND EXPENSES.

    City National and Pacific Bank will each pay its own expenses in connection with the merger, except for the following:

    - City National will pay all fees due the Securities and Exchange Commission in connection with the merger, and

    - City National will pay all costs associated with the printing and mailing of this document, unless the merger does not occur, in which case both parties will split these costs.

    TERMINATION. Either Pacific Bank or City National may call off the merger under certain circumstances, including if:

    - the Boards of Pacific Bank and City National both consent in writing;

    - the merger is not completed before July 1, 2000, unless the merger was not completed because the party seeking to terminate breached a covenant or obligation of the merger agreement;


    - City National and Pacific Bank are not able to obtain required governmental approvals;


    - Pacific Bank shareholders do not approve the merger agreement;

    - the other party materially breaches, and does not cure within 30 days, any of the representations or warranties or any covenant or agreement it has made under the merger agreement and the breach has a material adverse effect on the non-breaching party or materially compromises the ability to close the merger;

    - any condition to such party's obligations under the merger agreement has not been met or waived; or

    - by Pacific Bank, if the average closing sales price of City National common stock prior to the merger is below $24.75 and the decline in the closing sales price is not proportionate to the decline, if any, in the Nasdaq Bank Index.

    In addition, City National may call off the merger if the Pacific Bank Board of Directors facilitates, recommends or endorses or participates in discussions and negotiations with any third party relating to a merger or other form of corporate reorganization, and either

    - continues discussions with the third party for more than 15 business days after receiving its competing proposal, or

    - has not rejected a publicly disclosed takeover proposal within 15 business days of when the proposal was made.


STOCK OPTION AGREEMENT (PAGE 50)



    Pacific Bank has signed a stock option agreement granting City National an option to purchase up to 995,900 shares of Pacific Bank common stock, (but not more than an amount equal to 19.9 percent of the shares of Pacific Bank common stock outstanding on the date of exercise). The option is exercisable for $19.00 per share, subject to adjustment in certain circumstances. City National can exercise the option if, among other things:


    - the Board of Directors of Pacific Bank has approved a merger or other type of corporate reorganization with a third party, or a tender offer or exchange offer to purchase Pacific Bank common stock;

    - Pacific Bank has entered into an agreement with a third party to effect a merger or other type of corporate reorganization; or

    - any person has acquired more than 15% of the outstanding shares of Pacific Bank common stock.


    The purpose of the option agreement is to increase the likelihood that City National and Pacific Bank will complete the merger and to protect City National if a third party tries to prevent the acquisition. The right to purchase common stock of Pacific Bank is subject to compliance with applicable law, including receipt of any necessary approvals under the Bank Holding Company Act. The option agreement may also discourage offers by third parties to acquire Pacific Bank.



INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF PACIFIC BANK IN THE
  MERGER (PAGE 31)


    When you consider the recommendation of the Pacific Bank Board, you should be aware that a number of directors and executive officers of Pacific Bank have interests in the merger as employees and/or directors that are different from, and may conflict with, your interests. The Pacific Bank Board recognized these interests and determined that they did not affect the benefits to you of the merger.


    Under employment agreements, Michael Tun Zan, John P. Halicky, C. Edward Holden, Stephen Reiden and David Wong, executive officers of Pacific Bank, have the right to receive payments upon termination of employment within a specified time after a change of control of Pacific Bank occurs. The proposed merger would be considered a change of control. In addition, a Pacific Bank retirement plan provides for payments to Messrs. Tun Zan and Halicky based on their respective accrued retirement benefits upon a change of control. In addition, the merger agreement requires that Mr. Tun Zan enter into an employment agreement with City National to serve as Senior Banking Executive, Northern California for two years following completion of the merger without affecting his right to receive change of control payments under his Pacific Bank employment agreement and retirement plan.


    Finally, pursuant to the merger agreement, all directors and executive officers of Pacific Bank will receive a cash payment from City National in an amount equal to the difference between $29.00 and the exercise price for each option they hold under the Pacific Bank 1993 and 1998 Stock Option Plans.


DIRECTORS OF CITY NATIONAL AND CITY NATIONAL BANK FOLLOWING THE MERGER
  (PAGE 23)


    Upon completion of the merger, the current directors of City National will remain directors of City National and the current directors of City National Bank will remain directors of City National Bank.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 37)


    The U.S. federal income tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

    If you receive solely City National common stock and cash in lieu of a fractional share in exchange for your Pacific Bank common stock, then you should not recognize any gain or loss, except possibly with respect to the fractional share. If you receive solely cash, then you will generally recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your basis in your Pacific Bank common stock. The tax treatment of any gain will depend upon your individual circumstances.

    If you receive a combination of City National common stock and cash other than cash in lieu of a fractional share in exchange for your Pacific Bank common stock, then you should generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

ACCOUNTING TREATMENT (PAGE 41)



    City National expects the merger to be accounted for under the purchase method of accounting.



RESALES OF CITY NATIONAL COMMON STOCK (PAGE 50)


    Shares of City National common stock which you receive in the merger will be freely transferable, unless you are an affiliate of Pacific Bank. Affiliates generally include directors, certain executive officers and holders of 10% or more of Pacific Bank common stock, under applicable federal securities laws. Each person that Pacific Bank identifies as an affiliate is required to provide City National a written agreement that such person will not dispose of any shares of City National common stock they receive in the merger, except in compliance with the applicable federal securities laws.


REGULATORY APPROVALS (PAGE 53)


    City National and City National Bank must make certain filings with or obtain approvals from certain regulatory authorities to effect the merger. This includes the approval of the Comptroller of the Currency. In addition, City National must list the common stock offered to you with the New York Stock Exchange.


    City National Bank filed the application with the Comptroller of the Currency on November 2, 1999. The Comptroller of the Currency approved the application on December 29, 1999, subject to the Pacific Bank shareholders approving the merger agreement.



PACIFIC BANK DISSENTERS' RIGHTS (PAGE 54)


    In the event that you do not wish to accept the merger consideration for your shares of Pacific Bank common stock pursuant to the merger agreement, you have the right to dissent from the merger and seek an appraisal of your shares in accordance with the provisions of the National Bank Act.


DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 59)



    Your rights as a Pacific Bank shareholder are currently governed by the National Bank Act and Pacific Bank's articles of association and bylaws. If you receive City National common stock, you will become a stockholder of City National and your rights will be governed by Delaware law and the City National certificate of incorporation and bylaws.

                     MARKET PRICE AND DIVIDEND INFORMATION

COMPARATIVE MARKET PRICE INFORMATION


    The following table presents trading information for City National common stock on the New York Stock Exchange and Pacific Bank common stock on the Nasdaq National Market System on September 20, 1999 and January 19, 2000.
September 20, 1999 was the last day prior to the announcement of the signing of the merger agreement. January 19, 2000 was the last practicable trading day for which information was available prior to the date of this document.



                                                      CITY NATIONAL                     PACIFIC BANK
                                                       COMMON STOCK                     COMMON STOCK
                                              ------------------------------   ------------------------------
                                                HIGH       LOW       CLOSE       HIGH       LOW       CLOSE
                                              --------   --------   --------   --------   --------   --------
September 20, 1999..........................   $32.94     $32.06     $32.13     $21.13     $20.25     $20.88
January 19, 2000............................   $33.94     $33.06     $33.31     $27.88     $27.69     $27.88



    You should obtain current market quotations for City National common stock and Pacific Bank common stock. The market price of City National common stock will probably fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of City National common stock is subject to fluctuation, the value of the shares of City National common stock that you may receive in the merger may increase or decrease prior to and after the merger.


HISTORICAL MARKET PRICES AND DIVIDEND INFORMATION

    CITY NATIONAL. City National common stock is listed on the New York Stock Exchange under the symbol "CYN." The following table sets forth for the calendar quarter indicated the high and low sales prices per share of City National common stock as reported on the New York Stock Exchange, and the dividends per share of City National common stock.


                                                                           DIVIDENDS
QUARTER ENDED                                          HIGH       LOW      DECLARED
-------------                                        --------   --------   ---------
1998:
First quarter......................................   $39.31     $32.13      $0.14
Second quarter.....................................   $40.44     $34.69      $0.14
Third quarter......................................   $39.19     $27.88      $0.14
Fourth quarter.....................................   $41.63     $26.56      $0.14

1999:
First quarter......................................   $41.56     $30.31      $.165
Second quarter.....................................   $40.88     $29.63      $.165
Third quarter......................................   $38.81     $30.38      $.165
Fourth quarter.....................................   $41.44     $30.31      $.165

2000:
First quarter (through January 19, 2000)...........   $34.00     $29.88      $  --

    PACIFIC BANK. Pacific Bank common stock is traded on the Nasdaq National Market System under the symbol "PBSF." On the record date, there were approximately 232 holders of record of Pacific Bank common stock. The following table sets forth for the calendar quarter indicated the high and low closing prices per share of Pacific Bank common stock as reported on the Nasdaq National Market System, and the dividends per share of Pacific Bank common stock.



                                                                           DIVIDENDS
QUARTER ENDED                                          HIGH       LOW      DECLARED
-------------                                        --------   --------   ---------
1998:
First quarter......................................   $26.63     $21.63      $0.07
Second quarter.....................................   $31.50     $26.00      $0.07
Third quarter......................................   $28.00     $18.38      $0.08
Fourth quarter.....................................   $24.38     $17.25      $0.08

1999:
First quarter......................................   $22.00     $19.00      $0.08
Second quarter.....................................   $21.00     $18.88      $0.08
Third quarter......................................   $25.25     $18.00      $0.08
Fourth quarter.....................................   $28.13     $24.88      $  --

2000:
First quarter (through January 19, 2000)...........   $27.88     $26.63      $  --

                              RECENT DEVELOPMENTS



CITY NATIONAL



    On January 13, 2000, City National announced its financial results for the quarter and year ended December 31, 1999. Net income totaled $108.1 million in 1999, a 12% increase from net income of $96.2 million in 1998. Net income per diluted common share rose 15% to $2.30 per share, compared with $2.00 per share in 1998. City National also reported net income of $27.9 million for the fourth quarter of 1999, an increase of 13% over net income of $24.7 million for the fourth quarter of 1998. Net income per diluted common share increased by 15% to $0.60 per share from $0.52 per share in the fourth quarter of 1998. See the Form 8-K, filed on January 26, 2000, of City National incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information" on page 71.



PACIFIC BANK



    Pacific Bank restated its 1998 earnings to reflect that previously reported trust fee income was overstated and that certain operational losses in the Trust Division had occurred. As a result, net income for the nine months ended September 30, 1999 was reduced by $67,000 and net income for 1998 was reduced by $430,000, or $.07 per diluted share. A portion of the operational losses may result in claims against former employees for alleged misconduct and a claim under Pacific Bank's fidelity bond coverage. The overstatement of trust fee income and operational losses did not impact any customer accounts.



    To reflect these matters, Pacific Bank has restated its 1998 audited financial statements, and its quarterly unaudited financial statements for the quarters ended March 31, June 30 and September 30, 1999. As a result, on
January 10, 2000, Pacific Bank filed with the Comptroller of the Currency an amended Form 10-K/A for the year ended December 31, 1998 and amended
Form 10-Q/As for each of the 1999 quarters. 1998 trust fee income has been reduced by $570,000 for the overstatement of income and non-interest expense was increased $166,000 for the operational losses. Net income for 1998 was reduced by $430,000 from $3,274,000 to $2,844,000. Diluted earnings per share was revised from $.57 per share to $.50 per share.



    Pacific Bank's 1999 third quarter 10-Q included a $456,000 write-off of trust fee receivables. The first three quarters of 1999 were restated to reflect this write-off as a reduction of trust fee income in each quarter to maintain comparability with the restated 1998 quarters. In the restatement, Pacific Bank has recorded an additional pre-tax charge to earnings of $114,000, or $67,000 after tax, for operational losses for the nine months ended September 30, 1999, which have been reflected in the appropriate 1999 quarters. An additional $98,000, or $57,000 after tax, will be recorded in the fourth quarter of 1999 for operational losses.



    Pacific Bank was notified on December 2, 1999 that the $9,400,000 claim of the State of California in the American Star Insurance Company liquidation was denied by the State of Wisconsin Circuit Court. On December 22, 1999, the decision was appealed by the State of California, and no assurances can be given as to the outcome of the appeal or the amount or timing of the receipt of the net assets remaining after all other claims have been settled upon ultimate resolution of the liquidation proceedings. See "The Merger--Background of and Reasons for the Merger" on pages 23 to 26 and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements--Balance Sheet" on page 69 regarding the estimated fair value for American Star.


    Pacific Bank anticipates an increase in its unfunded Supplemental Executive Retirement Plan expense of approximately $200,000 net of tax in the fourth quarter of 1999 due to the disability of its chief credit officer in July 1999. Also during the fourth quarter, Pacific Bank approved a plan to close its Hong Kong branch in 2000. Severance costs of $100,000 net of tax will be charged to earnings in the fourth quarter of 1999 as a result of the branch closure.

                      SELECTED CONSOLIDATED FINANCIAL DATA



    City National and Pacific Bank are providing the following information to aid you in your analysis of the financial aspects of the merger. The following tables show financial results actually achieved by each of City National and Pacific Bank. The tables also show results as if the companies had been combined for the periods presented after giving effect to the purchase accounting and other merger-related adjustments described in the respective Notes to Unaudited Pro Forma Condensed Combined Financial Statements on page 69. When you read this information, you should also read the information under the heading "Unaudited Pro Forma Condensed Combined Financial Information" on page 65.


    City National's annual historical figures for 1994 to 1998 are derived from financial statements audited by KPMG LLP, independent auditors of City National. The information at or for the nine-month periods ended September 30, 1999 and 1998 is unaudited and was derived from City National's unaudited consolidated quarterly financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation at such dates and for such periods have been made. The results of operations for the nine-month period ended September 30, 1999 are not necessarily indicative of results that may be expected for the full fiscal year.

    Pacific Bank's annual historical financial data were derived from the full financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which were audited by Deloitte & Touche LLP, independent auditors of Pacific Bank. The information at or for the nine-month periods ended September 30, 1999 and 1998 is unaudited and was derived from Pacific Bank's unaudited consolidated quarterly financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation at such dates and for such periods have been made. The results of operations for the nine-month period ended September 30, 1999 are not necessarily indicative of results that may be expected for the full fiscal year.


    The historical information presented below should be read together with the consolidated financial statements and related notes of City National, incorporated in this document by reference, and of Pacific Bank, attached to this document. To find this information, see "Where You Can Find More Information" (page 71). Information on net loan charge-off amounts, return on average shareholders' equity, return on average assets, net interest spread, net interest income to average assets and net interest margin for September 30, 1999 and September 30, 1998 has been annualized.



    City National expects to incur restructuring and merger-related expenses as a result of combining the companies. City National also anticipates that the merger will provide the combined company with financial benefits and the opportunity to earn additional revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma combined income statement information. For that reason, the pro forma combined information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

              CITY NATIONAL HISTORICAL CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                               AS OF OR FOR THE
                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------  ----------------------------------------------------------
DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA     1999        1998        1998        1997        1996        1995        1994
------------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
  Interest income.....................      $  341,011  $  314,317  $  423,949  $  357,996  $  282,123  $  217,594  $  181,825
  Interest expense....................         105,917      95,540     130,278     104,328      82,389      55,331      38,414
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income.................         235,094     218,777     293,671     253,668     199,734     162,263     143,411
  Provision for credit losses.........              --          --          --          --          --          --       7,535
  Noninterest income..................          63,997      50,509      67,684      53,418      43,995      34,566      32,797
  Noninterest expense.................         175,104     158,198     211,331     181,757     144,595     118,076     115,999
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before taxes.................         123,987     111,088     150,024     125,329      99,134      78,753      52,674
  Income taxes........................          43,797      39,594      53,796      45,196      32,571      29,961      15,511
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net income........................      $   80,190  $   71,494  $   96,228  $   80,133  $   66,563  $   48,792  $   37,163
                                            ==========  ==========  ==========  ==========  ==========  ==========  ==========

PER SHARE DATA:
  Income per share, basic.............      $     1.75  $     1.54  $     2.08  $     1.74  $     1.52  $     1.08  $     0.83
  Net income per share, diluted.......            1.70        1.48        2.00        1.68        1.47        1.06        0.81
  Cash dividends declared.............            0.50        0.42        0.56        0.44        0.36        0.26        0.05
  Book value per share................           12.34       11.78       12.21       11.03        9.13        8.19        7.32
  Shares used to compute income per share,
    basic.............................          45,767      46,504      46,357      46,018      43,888      45,198      44,725
  Shares used to compute income per share,
    diluted...........................          47,049      48,352      48,141      47,809      45,146      45,886      45,626

BALANCE SHEET DATA--AT PERIOD END:
  Assets..............................      $6,935,616  $5,907,308  $6,427,781  $5,252,032  $4,216,496  $4,157,551  $3,012,775
  Loans...............................       5,171,924   4,343,796   4,530,427   3,825,224   2,839,435   2,346,611   1,643,918
  Securities..........................       1,060,431     927,162   1,012,526     833,122     811,092     975,407     749,435
  Interest-earning assets.............       6,347,437   5,442,013   5,982,968   4,838,926   3,844,834   3,784,245   2,716,524
  Deposits............................       5,310,737   4,448,672   4,887,402   4,228,348   3,386,523   3,248,035   2,417,762
  Shareholders' equity................         560,388     541,633     561,803     508,670     400,747     366,957     330,721

BALANCE SHEET DATA--AVERAGE BALANCES:
  Assets..............................      $6,271,829  $5,503,032  $5,633,829  $4,703,886  $3,821,314  $2,849,807  $2,831,471
  Loans...............................       4,661,160   4,142,792   4,213,853   3,387,784   2,539,323   1,758,671   1,537,997
  Securities..........................       1,038,691     811,616     842,346     829,557     839,564     705,122     854,823
  Interest-earning assets.............       5,802,437   5,057,299   5,187,897   4,290,453   3,505,422   2,624,436   2,594,241
  Deposits............................       4,574,421   4,192,500   4,267,602   3,614,068   2,871,870   2,062,412   2,241,175
  Shareholders' equity................         561,784     535,211     538,426     472,843     373,491     350,551     313,196

ASSET QUALITY:
  Nonaccrual loans....................      $   19,316  $   32,506  $   23,138  $   27,566  $   41,543  $   48,124  $  $58,801
  ORE.................................           2,134       2,148       3,480       2,126      15,116       7,439       4,726
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total nonaccrual loans and ORE....      $   21,450  $   34,654  $   26,618  $   29,692  $   56,659  $   55,563  $   63,527
                                            ==========  ==========  ==========  ==========  ==========  ==========  ==========

PERFORMANCE RATIOS:
  Return on average assets............            1.71%       1.74%       1.71%       1.70%       1.74%       1.71%       1.31%
  Return on average shareholders'
    equity............................           19.08       17.86       17.87       16.95       17.82       13.92       11.87
  Net interest spread.................            4.16        4.38        4.27        4.64        4.47        4.84        4.60
  Net interest margin.................            5.58        5.99        5.86        6.13        5.87        6.26        5.57
  Average shareholders' equity to average
    assets............................            8.96        9.73        9.56       10.05        9.77       12.30       11.06

ASSET QUALITY RATIOS:
  Nonaccrual loans to total loans.....            0.37%       0.75%       0.51%       0.72%       1.46%       2.05%       3.58%
  Nonaccrual loans and ORE to total loans
    and ORE...........................            0.41        0.80        0.59        0.78        1.98        2.36        3.85
  Allowance for credit losses to total
    loans.............................            2.69        3.12        2.99        3.60        4.58        5.60        6.41
  Allowance for credit losses to
    nonaccrual loans..................          719.69      416.80      584.92      499.75      313.14      273.28      179.15
  Net (charge offs) recoveries to average
    loans.............................              --        0.12       (0.12)       0.02       (0.06)       0.40       (0.83)

              PACIFIC BANK HISTORICAL CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                      AS OF OR FOR THE
                                                         NINE MONTHS
                                                            ENDED
                                                        SEPTEMBER 30,            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                     -------------------   ----------------------------------------------------
DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA             1999       1998       1998       1997       1996       1995       1994
------------------------------------------           --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Interest income..................................  $ 40,439   $ 38,531   $ 52,448   $ 45,036   $ 38,795   $ 29,681   $ 24,419
  Interest expense.................................    13,481     13,899     18,453     15,827     12,623     10,373      8,014
                                                     --------   --------   --------   --------   --------   --------   --------
  Net interest income..............................    26,958     24,632     33,995     29,209     26,172     19,308     16,405
  Provision (reversal of provisions) for credit
    losses.........................................     2,308         --      6,000     (1,500)    (4,500)    (5,500)   (20,000)
  Noninterest income...............................     6,188      6,398      8,667      7,855      5,410      4,436      4,623
  Noninterest expense..............................    24,266     22,163     31,700     25,905     23,756     20,519     25,220
                                                     --------   --------   --------   --------   --------   --------   --------
  Income before taxes..............................     6,572      8,867      4,962     12,659     12,326      8,725     15,808
  Income taxes (benefit)...........................     2,272      3,774      2,118      5,409      5,197     (4,600)        53
                                                     --------   --------   --------   --------   --------   --------   --------
    Net income.....................................  $  4,300   $  5,093   $  2,844   $  7,250   $  7,129   $ 13,325   $ 15,755
                                                     ========   ========   ========   ========   ========   ========   ========

PER SHARE DATA:
  Net income per share, basic......................  $   0.85   $   0.94   $   0.52   $   1.36   $   1.31   $   2.42   $   2.86
  Net income per share, diluted....................      0.82       0.89       0.50       1.28       1.25       2.35       2.86
  Cash dividends declared..........................      0.24       0.22       0.30       0.14         --         --         --
  Book value per share.............................     14.61      15.31      14.67      14.86      13.84      12.55       9.16
  Shares used to compute income per share, basic...     5,077      5,441      5,463      5,332      5,449      5,502      5,500
  Shares used to compute income per share,
    diluted........................................     5,221      5,737      5,720      5,677      5,724      5,681      5,500

BALANCE SHEET DATA--AT PERIOD END:
  Assets...........................................  $731,603   $693,006   $712,520   $603,364   $476,673   $398,718   $351,091
  Loans............................................   502,359    471,332    484,474    397,058    331,623    220,599    212,611
  Securities.......................................   141,581    105,090    125,861     88,109    106,575    137,175     96,639
  Deposits.........................................   639,539    590,558    611,875    506,681    392,537    319,582    292,843
  Shareholders' equity.............................    73,149     84,628     79,860     80,027     72,783     69,145     50,369

BALANCE SHEET DATA--AVERAGE BALANCES:
  Assets...........................................  $710,493   $624,854   $645,828   $538,654   $456,974   $359,429   $362,412
  Loans............................................   497,964    435,147    449,397    359,116    285,258    205,323    214,837
  Securities.......................................   128,859     87,727     95,985     93,489    126,580    122,168    104,150
  Interest-earning assets..........................   651,660    573,612    591,041    498,576    422,292    347,923    357,887
  Deposits.........................................   617,009    525,120    544,728    448,940    372,507    294,864    313,993
  Shareholders' equity.............................    74,888     82,653     83,451     76,584     71,282     56,184     38,051

ASSET QUALITY:
  Nonaccrual loans.................................  $  2,482   $  1,270   $  2,563   $  1,375   $  1,564   $  6,867   $ 11,387
  Loans 90 days past due and still accruing
    interest.......................................        --         --         --         --         50      1,356         40
                                                     --------   --------   --------   --------   --------   --------   --------
  Total nonperforming loans........................     2,482      1,270      2,563      1,375      1,614      8,223     11,427
  ORE..............................................        --        681        382         --        175        387      1,505
                                                     --------   --------   --------   --------   --------   --------   --------
    Total nonperforming assets.....................  $  2,482   $  1,951   $  2,945   $  1,375   $  1,789   $  8,610   $ 12,932
                                                     ========   ========   ========   ========   ========   ========   ========

PERFORMANCE RATIOS:
  Return on average assets.........................      0.81%      1.09%      0.44%      1.35%      1.56%      3.71%      4.35%
  Return on average shareholders' equity...........      7.68       8.24       3.41       9.47      10.00      23.72      41.40
  Net interest income to average assets............      5.07       5.27       5.26       5.42       5.73       5.37       4.53
  Net interest margin--tax equivalent basis........      5.56       5.75       5.76       5.86       6.20       5.55       4.58
  Average shareholders' equity to average assets...     10.54      13.23      12.92      14.22      15.60      15.63      10.50

ASSET QUALITY RATIOS:
  Nonaccrual loans to total loans..................      0.49%      0.27%      0.53%      0.35%      0.47%      3.11%      5.36%
  Nonperforming assets to total loans and ORE......      0.49       0.41       0.61       0.35       0.54       3.90       6.04
  Reserves for credit losses to total loans........      2.00       2.41       2.55       2.73       3.26       4.71       7.38
  Reserves for credit losses to nonaccrual loans...    404.71     896.06     481.27     787.13     670.01     126.47     137.28
  Net charge offs (recoveries) to average loans....      1.23       0.04       1.16      (0.42)     (1.46)     (0.10)     (0.53)

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              AT SEPTEMBER 30,
                                                                  1999(1)
                                                              ----------------
                                                               (IN THOUSANDS)
PRO FORMA CONDENSED COMBINED BALANCE SHEET
  Total assets..............................................     $7,666,136
  Subordinated and Long-term debt...........................        303,405
  Total shareholders' equity................................        632,454

                                                 NINE MONTHS ENDED    YEAR ENDED
                                                   SEPTEMBER 30,     DECEMBER 31,
                                                      1999(1)          1998(1)
                                                 -----------------   ------------
                                                          (IN THOUSANDS,
                                                    EXCEPT PER SHARE AMOUNTS)
PRO FORMA CONDENSED COMBINED STATEMENTS OF
  INCOME:
  Net interest income after provision for
    credit losses..............................       $265,022         $328,063
  Net income...................................         74,184           85,202
  Net income per common share:
    Basic......................................           1.54             1.74
    Diluted....................................           1.50             1.68

------------------------

(1) See "Unaudited Pro Forma Condensed Combined Financial Information" for a description of the assumptions and adjustments used in preparing the unaudited pro forma combined financial data.

COMPARATIVE PER SHARE DATA


    The table below shows the earnings, book value and dividends per share for City National and Pacific Bank both on an historical and a pro forma basis. The City National pro forma data was derived by combining historical consolidated financial information of City National and Pacific Bank using the purchase method of accounting for business combinations, all on the basis described under "Unaudited Pro Forma Condensed Combined Financial Data" on page 65. The Pacific Bank equivalent pro forma data was derived by multiplying the City National pro forma data by the number of shares of City National common stock City National will issue for each share of Pacific Bank common stock, assuming a final City National stock price of $29.00 and total merger consideration being comprised of 50% cash and 50% City National common stock.



    You should read the respective audited and unaudited historical consolidated financial statements and related notes of City National incorporated by reference into this proxy statement/prospectus and of Pacific Bank attached to this document. See "Where You Can Find More Information" on page 71.


                                                 AT OR FOR            AT OR FOR
                                             NINE MONTHS ENDED       YEAR ENDED
                                             SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                             ------------------   -----------------
CITY NATIONAL HISTORICAL
Earnings per share:
  Basic....................................        $1.75                $2.08
  Diluted..................................         1.70                 2.00
Book value per share.......................        12.34                12.21
Dividends per share........................        0.495                 0.56

PACIFIC BANK HISTORICAL
Earnings per share:
  Basic....................................         0.85                 0.52
  Diluted..................................         0.82                 0.50
Book value per share.......................        14.61                14.67
Dividends per share........................         0.24                 0.30

CITY NATIONAL'S UNAUDITED PRO FORMA(1)
Earnings per share:
  Basic....................................         1.54                 1.74
  Diluted..................................         1.50                 1.68
Book value per share.......................        13.20                   --
Dividends per share(2).....................        0.495                 0.56

PACIFIC BANK EQUIVALENT PRO FORMA(1)
Earnings per share:
  Basic....................................         1.54                 1.74
  Diluted..................................         1.50                 1.68
Book value per share.......................        13.20                   --

------------------------


(1) Represents the pro forma combined information of City National and Pacific Bank multiplied by an exchange ratio of one share of City National Stock for 50% of the shares of Pacific Bank common stock for the respective time period at a final City National stock price of $29.00.


(2) Represents the historical dividends paid by City National.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT, YOU SHOULD CONSIDER THE MATTERS DESCRIBED BELOW CAREFULLY IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. WHERE "WE" AND "OUR" IS USED IN THIS SECTION, IT IS MEANT TO REFER TO BOTH CITY NATIONAL AND CITY NATIONAL BANK BEFORE THE MERGER AND TO CITY NATIONAL AND CITY NATIONAL BANK FOLLOWING ITS PROPOSED ACQUISITION OF PACIFIC BANK.

    THE MERGER CONSIDERATION THAT IS PAID IN CITY NATIONAL COMMON STOCK FLUCTUATES BASED ON THE FINAL CITY NATIONAL STOCK PRICE. If you receive City National common stock in the merger, the exchange ratio is based on City National's common stock average price per share for the 20 consecutive trading days prior to the three trading days before the day the merger is consummated. If the final City National stock price is between $28.05 and $37.95, the exchange ratio will equal $29.00 divided by the final City National stock price. If the final City National stock price is more than $37.95 but less than or equal to $41.25, the exchange ratio will be .7642. If the final City National stock price is more than $41.25, the exchange ratio will be $31.52 divided by the final City National stock price. If the final City National stock price is less than $28.05, the exchange ratio will be 1.0339.

    You will not know the value of the City National common stock you are receiving in the merger until the date we consummate the merger.

    The market prices of Pacific Bank common stock and City National common stock before the merger takes place may vary from their prices at the date of this document and at the date of the special shareholders' meeting. Those variations in the market prices of City National common stock and Pacific Bank common stock may result from changes in the business, operations or prospects of City National or the combined company, market assessments of the likelihood that the merger will be consummated and the timing of the merger, regulatory considerations, general market and economic conditions and other factors. We urge you to obtain current market quotations for City National common stock and Pacific Bank common stock.

    THERE ARE UNCERTAINTIES IN INTEGRATING OUR BUSINESS OPERATIONS AND REALIZING ENHANCED EARNINGS. If we are unable to integrate our businesses successfully, this could hurt our business. The merger involves the integration of companies that have previously operated independently. Successful integration of Pacific Bank's consolidated operations will depend primarily on City National's ability to maintain as well as expand Pacific Bank's business in San Francisco and the surrounding communities. No assurance can be given that City National and Pacific Bank will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

    AN ECONOMIC SLOWDOWN IN CALIFORNIA COULD HURT OUR BUSINESS. Prior to the merger, City National has focused its business in Southern California in Los Angeles, Orange, Ventura, San Diego, San Bernardino and Riverside counties. After the merger, our operations will include San Francisco and San Mateo Counties. An economic slowdown in California could have the following consequences, any of which could hurt our business:

    - Loan delinquencies may increase;

    - Problem assets and foreclosures may increase;

    - Demand for our products and services may decline; and

    - Collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.

    CHANGES IN INTEREST RATES AFFECT OUR PROFITABILITY. Changes in prevailing rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the wider the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can affect our income. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, loan originations tend to decrease.


    WE HAVE YEAR 2000 RISKS BECAUSE OF OUR DEPENDENCE AND OUR VENDORS' AND CUSTOMERS' DEPENDENCE ON TECHNOLOGY. If we, our vendors, customers or other third parties with whom we do business suffer a computer or systems failure, it could hurt our business. After completion of the merger, we will rely on the data processing systems, hardware and software of City National Bank and its data processing vendor to conduct our operations. Each of City National Bank and Pacific Bank took steps to make its own information systems Year 2000 compliant by the third quarter of 1999. Each also developed contingency plans to reduce the impact of any failures which may occur. However, each also relies heavily on the information systems of vendors, customers and other third parties. Even though we have received assurances from the third parties that they are Year 2000 compliant, changing conditions could make their assurances uncertain. Also, our contingency and remediation efforts may not succeed. As of January 26, 2000, neither City National Bank nor Pacific Bank had experienced any problems relating to Year 2000 computer issues. However, it is possible that problems relating to Year 2000 issues could arise at a later date.


    WE FACE STRONG COMPETITION FROM FINANCIAL SERVICE COMPANIES AND OTHER COMPANIES THAT OFFER BANKING SERVICES WHICH CAN HURT OUR BUSINESS. After the merger, we will conduct our banking operations primarily in Los Angeles, Orange, Ventura, San Diego, Riverside, San Bernardino, San Francisco and San Mateo counties. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION


    City National and Pacific Bank have each made forward-looking statements in this document, and in certain documents referred to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to that management. Forward-looking statements include the information concerning possible or assumed future results of operations of City National and/or Pacific Bank set forth under "Questions and Answers About the Merger," "Summary," "Recent Developments," "The Merger--Background of and Reasons for the Merger," and "Unaudited Pro Forma Condensed Combined Financial Statements," and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.


    Management of City National and Pacific Bank believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations. Actual results may differ materially from those currently expected or anticipated.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of City National following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors described under "Risk Factors" that will determine these results and values are beyond City National's and Pacific Bank's ability to control or predict. For those statements, City National and Pacific Bank claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for their respective forward-looking statements.


                 SPECIAL SHAREHOLDERS' MEETING OF PACIFIC BANK

GENERAL


    Pacific Bank will hold its special shareholders' meeting on February 29, 2000 at 9:00 a.m., local time, at 351 California Street, The Pacific Bank Building, 4th Floor Conference Room. At the special shareholders' meeting, you will vote upon a proposal to approve the merger agreement. You may also vote upon a proposal to adjourn or postpone the Pacific Bank special shareholders' meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies to approve the merger agreement.


RECORD DATE; VOTING POWER


    If you were a holder of record of Pacific Bank common stock at the close of business on January 10, 2000, you may vote at the meeting. As of January 10, 2000, there were 5,008,948 issued and outstanding shares of Pacific Bank common stock held by approximately 232 holders of record. You have one vote per share on any matter that may properly come before the special shareholders' meeting. Brokers who hold shares of Pacific Bank common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Pacific Bank common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as "broker non-votes."


VOTE REQUIRED


    The presence in person or by proxy of the holders of a majority of the shares of Pacific Bank common stock outstanding on the record date will constitute a quorum for the transaction of business at the special shareholders' meeting. Pacific Bank will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the special shareholders' meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of two-thirds of the shares of Pacific Bank common stock outstanding on the record date. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.



SHARE OWNERSHIP OF PACIFIC BANK MANAGEMENT



    On the record date, the executive officers and directors of Pacific Bank, including their affiliates, had voting power with respect to an aggregate of 53,300 shares of Pacific Bank common stock or approximately 1.06% of the shares of Pacific Bank common stock then outstanding. The directors are contractually obligated to vote and we expect that the executive officers will vote all of their shares in favor of the proposal to approve the merger agreement. On the record date, the directors and executive officers of City National did not beneficially own any shares of Pacific Bank common stock.

RECOMMENDATION OF THE PACIFIC BANK BOARD OF DIRECTORS


    The Pacific Bank Board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Pacific Bank Board believes that the merger is fair to and in your best interests as the Pacific Bank shareholders. It unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby.

SOLICITATION AND REVOCATION OF PROXIES


    Pacific Bank has enclosed a form of proxy with this document. Shares represented by a proxy will be voted at the special shareholders' meeting as specified in the proxy. Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the special shareholders' meeting.



    PACIFIC BANK IS ASKING YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY TO CHASEMELLON SHAREHOLDERS' SERVICES LLC IN THE ENCLOSED POSTAGE-PAID ENVELOPE. AS AN ALTERNATIVE, YOU MAY VOTE BY TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. DO NOT SEND STOCK CERTIFICATES WITH YOUR DATED PROXY CARDS.


    If you deliver a properly executed proxy, you may revoke such proxy at any time before it is exercised. You may revoke your proxy by


    - filing with Pacific Bank's Secretary prior to the special shareholders' meeting, at Pacific Bank's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or


    - attending the special shareholders' meeting and voting in person. Your presence at the special shareholders' meeting will not revoke your proxy unless you vote in person.


    Pacific Bank will bear the cost of solicitation of proxies. City National will bear the cost of printing and mailing this document. In addition to solicitation by mail, your directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Pacific Bank will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. Pacific Bank will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.


OTHER MATTERS


    Pacific Bank is unaware of any matter to be presented at the special shareholders' meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special shareholders' meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special shareholders' meeting. Proxies that have been designated to vote against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the special shareholders' meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   THE MERGER


    THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT ATTACHED AS ANNEX A TO THIS DOCUMENT. THE FOLLOWING DISCUSSION AND THE DISCUSSION UNDER "THE MERGER AGREEMENT" DESCRIBE THE MORE IMPORTANT ASPECTS OF THE MERGER AND MATERIAL TERMS OF THE MERGER AGREEMENT. THESE DESCRIPTIONS ARE QUALIFIED BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A. CITY NATIONAL AND PACIFIC BANK ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY.


GENERAL

    The merger agreement provides that, after approval by the Pacific Bank shareholders and the satisfaction or waiver of the other conditions to the merger, Pacific Bank will merge with and into City National Bank as a wholly owned subsidiary of City National. The certificate of incorporation and bylaws of City National and the articles of association and bylaws of City National Bank, as in effect immediately prior to the merger, will be the certificate of incorporation and bylaws and the articles of association and bylaws of City National and City National Bank, respectively, after the merger. The directors and officers of City National immediately prior to the merger will be the directors and officers of City National after the merger until they resign or until their respective successors are duly elected and qualified.

    The closing of the merger will occur on the first Friday, or such other day mutually agreed to by City National and Pacific Bank, following the satisfaction or waiver of all conditions to the merger agreement and after all regulatory approvals have been obtained.


BACKGROUND OF AND REASONS FOR THE MERGER



    Headquartered in San Francisco, California, Pacific Bank opened for business in 1983. Pacific Bank conducts its domestic commercial banking business through its branches in San Francisco, San Mateo and Los Angeles Counties and its international/trade finance business through branches in San Francisco, Los Angeles, Grand Cayman, British West Indies and Hong Kong. Through its acquisition of Burlingame Bancorp in 1996, Pacific Bank expanded its presence in San Mateo County. Pacific Bank expanded to five branches in Los Angeles through its acquisition of Sterling West Bancorp in 1998.


    In April 1998, Pacific Bank retained Keefe Bruyette & Woods to provide advice on strategic alternatives, including the possible sale of the bank. At that time, Pacific Bank had a controlling shareholder who owned more than one-third of Pacific Bank's outstanding common stock. Under the National Bank Act, the acquisition of another bank by Pacific Bank or sale of Pacific Bank by merger requires approval of two-thirds of the outstanding common stock of Pacific Bank. Because the controlling shareholder owned over one-third of Pacific Bank's outstanding common stock, such transactions required her approval.

    Pacific Bank received offers to buy Pacific Bank during 1997 and the first half of 1998. The offers which Pacific Bank received varied in the form and amount of consideration offered, including all cash and all stock. The controlling shareholder indicated that if Pacific Bank were to be sold, the form of consideration must be cash or a combination of cash and stock acceptable to her. The controlling shareholder considered offers which Pacific Bank had received unacceptable. Pacific Bank's Board of Directors concluded, for a number of reasons, that a public offering of the controlling shareholder's shares would give Pacific Bank and its shareholders the greatest range of potential strategic alternatives available. In June 1998, the controlling shareholder sold all her shares in Pacific Bank to the public.


    After the public offering by the controlling shareholder, the Pacific Bank Board of Directors continued to explore available strategic alternatives, including the potential sale of Pacific Bank or the expansion of Pacific Bank through additional strategic acquisitions. In July 1998, Pacific Bank received several written indications of interest to acquire it. With the assistance of its financial advisor, Keefe,

Bruyette, the Pacific Bank Board of Directors determined that one of the written proposals was inadequate. The Pacific Bank Board concluded that management should further explore the other two proposals, learn more about the offerors because they offered stock and determine whether a higher price could be obtained. Through August and September 1998, Pacific Bank management had various meetings and communications with the two offerors regarding price and the terms of their offers. At Pacific Bank's regular Board meeting on August 20, 1998, the Pacific Bank Board determined that the price and terms of one offer did not provide meaningful increased value to Pacific Bank shareholders and decided to reject the offer.


    Pacific Bank continued discussions with the other offeror regarding price and terms through November 1998. Discussions ultimately ceased due to the general decline in the market prices of bank stocks. At its regular meeting on November 19, 1998, the Pacific Bank Board agreed to follow its three year strategic plan since it did not anticipate any other acquisition proposals.

    From November 1998 to August 1999, Pacific Bank focused on its three year strategic plan. The strategic plan included the following components:

    - gaining shareholder approval to use excess capital to repurchase Pacific Bank common stock through a new $12 million share repurchase plan,

    - focusing on internally generated growth and integration of recent acquisitions,

    - considering potential investments in other operating subsidiaries, including an asset management firm,

    - implementing a restructuring plan which includes consolidation of branches and reduction of staff,


    - reorganizing the Pacific Bank Board, including the appointment of two new directors and a new Chairman, to replace the designees of the controlling shareholder who resigned, and


    - hiring a new senior lending executive.


    In August 1999, Pacific Bank received three unsolicited written expressions of interest. Two expressions of interest were from financial institutions, including City National, and the third was from an investment partnership. The Pacific Bank Board met with Keefe, Bruyette on September 7, 1999 to evaluate these proposals in detail.



    As part of the Pacific Bank Board's review of the offers, it considered the fair value of Pacific Bank's interests in American Star. The Wisconsin Commissioner of Insurance declared American Star insolvent in 1992 and placed it in liquidation. Prior to the liquidation proceedings, Pacific Bank had foreclosed on a $4.3 million loan and received as a result of such foreclosure a surplus note in the original principal amount of about $5.5 million (with interest accruing at prime plus one percent) and all of American Star's outstanding stock. Pacific Bank's surplus note and equity interests are classified, respectively, as Class 10 and 11 claims in the Wisconsin liquidation proceeding. Classes 10 and 11 are the two lowest priority classes of claims. Pacific Bank's claim on the surplus note as a Class 10 creditor totaled
$8.0 million including principal and accrued interest at December 31, 1998 and ranked behind all other allowed claims in the liquidation.



    In the first quarter of 1998, the State of California filed a claim under Proposition 103 totaling $9.4 million. The liquidator reported total assets for American Star at December 31, 1998 of approximately $43,291,000 with a capital surplus of approximately $6,848,000. Claims against the assets totaled approximately $36,443,000 at December 31, 1998 including the State of California's claim and Pacific Bank's Class 10 note claim. As the sole Class 11 claimant by virtue of its ownership of American Star's stock, Pacific Bank would be entitled to receive any net assets remaining after all other claims have been settled. Although the Liquidator has authority under the Wisconsin statutory provisions governing the liquidation to make interim distributions, claims typically are paid by class in their order of priority. Consequently, it is unlikely that payment to Pacific Bank on account of its Class 11 equity claim will occur prior to the ultimate resolution of the liquidation proceeding which could take several more years. Any payments received by Pacific Bank would be recognized as income in the period received. See "Recent Developments."



    The Pacific Bank Board reviewed various outcomes of the liquidation of American Star, including outcomes in which competing claims were allowed and disallowed, additional claims were filed and the time frames during which distributions would be made. The analysis considered by the Pacific Bank Board presented the after tax value of such outcomes, the value per share and also the net present value at various discount rates.



    The Pacific Bank Board was concerned about the investment partnership's ability to produce the merger consideration offered since it conditioned its offer on raising the funds necessary to acquire Pacific Bank. The Pacific Bank Board instructed its financial advisors to advise the investment partnership of Pacific Bank's lack of interest.



    The offer from the financial institution other than City National was all stock, excluded any value for American Star, was subject to completion of due diligence and would expire at 5 p.m. on September 15, 1999. The financial institution was not established in the commercial banking area and wanted to acquire Pacific Bank to expand into this area. Representatives of First Security Van Kasper presented an analysis of this offer to the Pacific Bank Board. The Pacific Bank Board considered the significant cost reductions the proposed acquirer would have to make for the transaction to be accretive to shareholders and the challenges it faced in order to establish itself in commercial banking. The Pacific Bank Board decided to reject this offer because the overall value City National offered was greater and their offer had fewer contingencies.



    Representatives of Keefe, Bruyette provided the Pacific Bank Board with an analysis of the offer from City National. City National's expression of interest indicated a purchase price of $28.75 per share based on a value of $27.60 per share for the banking business and $1.15 per share for the contingent proceeds from American Star. The consideration offered was 50% cash and 50% City National common stock. The Pacific Bank Board believed that a higher price should be negotiated in light of cost savings they believed City National could achieve and the potential upside of the outcome of the American Star liquidation. The Pacific Bank Board authorized management to proceed with negotiating a definitive agreement with City National if the offer was increased to $29.00 per share, including American Star.



    Between September 7, 1999 and September 14, 1999, discussions between Pacific Bank and City National continued and the parties reached a preliminary agreement regarding basic terms. During the same period, the parties conducted due diligence reviews of each other. Representatives of Pacific Bank and City National negotiated the terms of the merger agreement, the stock option agreement and the shareholder agreements. See "The Merger Agreement" for a summary of the terms of these agreements on pages 42 to 53.



    On September 14, 1999, Pacific Bank received an all stock offer from another financial institution which specified that any income from a resolution of the American Star matter would be split evenly between Pacific Bank and the financial institution. The Pacific Bank Board met on September 16, 1999 to discuss the new offer and the offer from City National. Representatives of Keefe, Bruyette presented an analysis to the Pacific Bank Board comparing the proposed transactions with City National and with the other institution. The Pacific Bank Board discussed the two offers and agreed that City National was the best strategic partner available because of the similarity of its business with Pacific Bank's and the strength of City National's business in the Los Angeles area. The Pacific Bank Board decided that City National's offer was also more desirable because the combination of its stock and cash provided Pacific Bank shareholders more liquidity than the other financial institution's offer. In addition, a transaction with City National offered more certainty because it had completed due diligence and confirmed its increased price of $29.00 per share, including American Star. As a result, the Pacific Bank Board agreed to move forward with the City National offer and rejected the other offer.



    At a special meeting of the Pacific Bank Board on September 21, 1999, management, together with representatives of Keefe, Bruyette and legal counsel of Pacific Bank, reviewed with the Pacific Bank Board the terms and conditions of the proposed transaction, including the consideration and proposed terms of the merger agreement, the stock option agreement and the shareholder agreements. Keefe, Bruyette delivered a detailed financial review of the proposed transaction, including the material financial analyses employed by Keefe, Bruyette in connection with rendering its fairness opinion. See "The Merger--Opinion of Pacific Bank's Financial Advisor" on pages 26 to 30. During that meeting Keefe, Bruyette rendered to the Pacific Bank Board an oral fairness opinion to the effect that the financial terms of the merger with City National were fair from a financial point of view to the shareholders of Pacific Bank.



    Following such discussions and questions by the Pacific Bank Board to management and its financial and legal advisors, the Pacific Bank Board considered the proposal from City National and concluded that the merger was advisable and in the best interests of its shareholders. The Pacific Bank Board unanimously approved the terms of City National's proposal and the merger pursuant to the merger agreement. Pacific Bank and City National signed the merger agreement and the stock option agreement on September 21, 1999.



    In reaching its conclusion to approve the merger, the Pacific Bank Board of Directors considered numerous factors, reviewed information regarding City National and received reports and presentations from its officers, financial advisors and legal counsel. The Pacific Bank Board considered numerous factors, including, among others:



    - the alternatives to an acquisition of Pacific Bank, including the advisability of continuing to operate Pacific Bank as an independent entity;



    - the value of and form of consideration offered by City National, compared with prices paid in comparable acquisitions of other banks and bank holding companies, and compared with the prices offered to Pacific Bank by other interested financial institutions;



    - the results of operations and prospects of Pacific Bank and City National;



    - the opinion of Keefe, Bruyette that the purchase price to be paid to Pacific Bank shareholders is fair from a financial point of view;



    - the premium represented by the consideration offered to Pacific Bank shareholders relative to the book value of Pacific Bank common stock and the range of its trading prices in the recent past; and



    - the value of City National stock as an investment, including the fact that it may offer Pacific Bank shareholders the opportunity to participate in the future performance of a larger financial institution than Pacific Bank.


    Pacific Bank's Board of Directors did not assign any specific or relative weight to these factors.


OPINION OF PACIFIC BANK'S FINANCIAL ADVISOR


    Pacific Bank engaged Keefe, Bruyette to act as its exclusive financial advisor in connection with the merger. Keefe, Bruyette agreed to assist Pacific Bank in analyzing, structuring, negotiating and effecting a transaction with City National. Pacific Bank selected Keefe, Bruyette because Keefe, Bruyette is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Pacific Bank, and its business. As part of its investment banking business, Keefe, Bruyette is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.


    As part of its engagement, representatives of Keefe, Bruyette attended the meeting of the Pacific Bank Board held on September 21, 1999 at which the Pacific Bank Board considered and approved the merger agreement. At the September 21, 1999 meeting, Keefe, Bruyette rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the merger consideration was fair to Pacific Bank and its shareholders from a financial point of view. That opinion was reconfirmed in writing as of the date of this document.


    The full text of Keefe, Bruyette's updated written opinion is attached as Annex C to this document and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette.


    Keefe, Bruyette's opinion is directed to the Pacific Bank Board and addresses only the merger consideration. It does not address the underlying business decision to proceed with merger and does not constitute a recommendation to you as to how you should vote at the Pacific Bank special shareholders' meeting with respect to the merger or any matter related thereto.


    In rendering its opinion, Keefe, Bruyette:


    - reviewed, among other things,



       - the merger agreement;



       - Annual Reports to Stockholders and Annual Reports on Form 10-K of City National;



       - Annual Reports to Shareholders and Annual Reports on Form 10-K and 10-K/A of Pacific Bank;



       - Quarterly Reports on Form 10-Q of City National;



       - Quarterly Reports on Form 10-Q and 10-Q/A of Pacific Bank; and



       - certain internal financial analyses and forecasts for Pacific Bank and City National prepared by management;


    - held discussions with members of senior management of City National and Pacific Bank regarding


       - past and current business operations;



       - regulatory relationships;



       - financial condition; and



       - future prospects of the respective companies;



    - compared certain financial and stock market information for City National and Pacific Bank with similar information for certain other companies with publicly traded securities;


    - reviewed the financial terms of certain recent business combinations in the banking industry; and

    - performed other studies and analysesthat it considered appropriate.

    The projections furnished to Keefe, Bruyette and used by it in certain of its analyses were prepared by the senior management of Pacific Bank. Pacific Bank does not publicly disclose internal management projections of the type provided to Keefe, Bruyette in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

    The following is a summary of the material analyses that Keefe, Bruyette presented to the Pacific Bank Board on September 21, 1999 in connection with its September 21, 1999 opinion:

    TRANSACTION SUMMARY. Keefe, Bruyette calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of Pacific Bank's book value, 1998 actual (excluding non-recurring charges and gains) and 1999 estimated earnings. This computation assumed the estimates of Pacific Bank's earnings per share of $1.47 in 1998 (excluding non-recurring charges and gains) and $1.60 in 1999, and an exchange ratio of .449 City National share and $14.50 in cash for each Pacific Bank share. Based on those assumptions, this analysis indicated that Pacific Bank shareholders would receive a combination of shares of City National common stock and cash worth $29.00 for each share of Pacific Bank common stock held, and that this amount would represent a multiple of 2.05 times book value per share, and 19.73 times 1998 earnings per share (excluding non-recurring charges and gains).

    DISCOUNTED CASH FLOW ANALYSIS. Keefe, Bruyette estimated the present value of future cash flows that would accrue to a holder of a share of Pacific Bank common stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts prepared by management on a stand-alone, independent basis for 1999 and annual net income growth rates from 6.0% to 14.0% for the years 2000 through 2003. A 21.0% dividend payout ratio was assumed for Pacific Bank through the year 2003. Pacific Bank's value in the event of a sale was determined by using terminal price/earnings multiples from 17.0 times to 22.0 times. The terminal value and the dividends received were discounted at a rate of 12.0%. This rate was selected because, in Keefe, Bruyette's experience, it represents the risk-adjusted rates of return that investors in securities such as the Pacific Bank common stock would require. On the basis of these assumptions, Keefe, Bruyette calculated a range of present values ranging from $23.42 to $36.92. These values were compared to the $29.00 offer from City National.

    Keefe, Bruyette stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Pacific Bank common stock.

    SELECTED TRANSACTION ANALYSIS. Keefe, Bruyette reviewed certain financial data related to comparable bank transactions which were nationwide bank purchase accounting transactions from August 26, 1998 to September 21, 1999 with transaction values between $75 million and $500 million.

    Keefe, Bruyette compared multiples of price to various factors for the City National/Pacific Bank merger to the same average multiples for this comparable group's mergers at the time those mergers were announced. The results were as follows:

                          MULTIPLE OF PRICE TO FACTOR

FACTOR CONSIDERED                            COMPARABLE GROUP AVERAGE   CITY NATIONAL/PACIFIC BANK MERGER
-----------------                            ------------------------   ---------------------------------
Recurring Trailing 12 Months Earnings......            19.5x                          19.7x
Book Value.................................             2.3x                           2.1x
Tangible Book Value........................             2.5x                           2.3x


    Keefe, Bruyette then compared multiples of price to various factors for the City National/Pacific Bank merger to the same average multiples for comparable California bank transactions from January 1, 1998 to September 21, 1999 with transaction values between $75 million and $500 million.

Additionally, Keefe, Bruyette calculated the averages for only the purchase accounting transactions in the comparable California bank transactions. The results were as follows:


                          MULTIPLE OF PRICE TO FACTOR

                                                            COMPARABLE PURCHASE   CITY NATIONAL/PACIFIC BANK
FACTOR CONSIDERED                COMPARABLE GROUP AVERAGE   ACCOUNTING AVERAGE              MERGER
-----------------                ------------------------   -------------------   --------------------------
Recurring Trailing 12 Months
  Earnings.....................            21.2x                   20.0x                    19.7x
Stated Book Value..............             2.6x                    2.4x                     2.1x
Estimated Tangible Book
  Value........................             2.8x                    2.5x                     2.3x

    No company or transaction used as a comparison in the above analysis is identical to City National, Pacific Bank or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

    SELECTED PEER GROUP ANALYSIS. Keefe, Bruyette compared the financial performance and market performance of City National to those of a group of comparable holding companies. The comparisons were based on:

    - various financial measures

       - earnings performance,

       - operating efficiency,

       - capital adequacy and

       - asset quality and

    - various measures of market performance,

       - including market/book values,

       - price to earnings and

       - dividend yields.

    To perform this analysis, Keefe, Bruyette used the financial information as of and for the quarter ended June 30, 1999 and market price information as of September 20, 1999. The companies in the peer group were selected California regional banks that had total assets from $1.7 billion to $6.6 billion.

    Keefe, Bruyette's analysis showed the following concerning City National's financial performance:

PERFORMANCE MEASURE                                           CITY NATIONAL   PEER GROUP AVERAGES
-------------------                                           -------------   -------------------
Return on Equity, annualized................................      19.28%             16.90%
Return on Assets, annualized................................       1.64%              1.19%
Net Interest Margin, annualized.............................       5.42%              4.38%
Efficiency Ratio, annualized................................       56.3%             53.04%
Tangible Equity / Assets....................................       7.89%              6.27%
Non-Performing Assets to Total Loans and Other Real Estate
  Owned.....................................................        .63%              1.62%
Loan Loss Reserve to Average Nonperforming Loans............        467%               263%

    Keefe, Bruyette's analysis showed the following concerning City National's market performance:

PERFORMANCE MEASURE                                           CITY NATIONAL   PEER GROUP AVERAGES
-------------------                                           -------------   -------------------
Price to Earnings Multiple, based on 1999 estimated
  earnings..................................................     14.49x              12.98x
Price to Earnings Multiple, based on 2000 estimated
  earnings..................................................     13.03x              11.31x
Price to Book Multiples.....................................      2.64x               2.19x
Price to Tangible Book Multiples............................      3.01x               2.30x
Dividend Yield..............................................       2.04%               1.13%

    For purposes of the above calculations, all earnings estimates are based upon the Institutional Brokers Estimate System estimates for City National.

    OTHER ANALYSES. Keefe, Bruyette reviewed the relative financial and market performance of Pacific Bank and City National to a variety of relevant industry peer groups and indices. Keefe, Bruyette also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for City National.

    In connection with its opinion dated as of the date of this document, Keefe, Bruyette performed procedures to update, as necessary, certain of the analyses described above. Keefe, Bruyette reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Keefe, Bruyette did not perform any analyses in addition to those described above in updating its September 21, 1999 opinion.

    Keefe, Bruyette has not independently verified the information described above and for purposes of this opinion has assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospectus of Pacific Bank and City National, Keefe, Bruyette has assumed that such information reflects the best currently available estimates and judgments of the managements of Pacific Bank and City National, respectively, as to the likely future financial performance of Pacific Bank and City National. Keefe, Bruyette also assumed, without independent verification, that the aggregate allowances for loan losses for City National and Pacific Bank are adequate to cover those losses. Keefe, Bruyette did not make or obtain any evaluations or appraisals of the property of City National or Pacific Bank, and Keefe, Bruyette did not examine any individual credit files.

    The Pacific Bank Board has retained Keefe, Bruyette as an independent contractor to act as financial adviser to Pacific Bank regarding the merger. As part of its investment banking business, Keefe, Bruyette is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette may, from time to time, purchase securities from, and sell securities to, Pacific Bank and City National. As a market maker in securities Keefe, Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Pacific Bank and City National for Keefe, Bruyette's own account and for the accounts of its customers.

    Pacific Bank and Keefe, Bruyette have entered into an agreement relating to the services to be provided by Keefe, Bruyette in connection with the merger. Pacific Bank has agreed to pay Keefe, Bruyette, at the time of closing, a cash fee of approximately $1.2 million. Pursuant to the Keefe, Bruyette engagement agreement, Pacific Bank also agreed to reimburse Keefe, Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF PACIFIC BANK IN THE
  MERGER



    When considering the recommendations of the Pacific Bank Board of Directors, you should be aware that some of the employees of Pacific Bank and members of the Pacific Bank Board of Directors and management have interests that may be different from, or may be in conflict with, your interests. The Pacific Bank Board of Directors was aware of these interests when they approved the merger and the merger agreement. Except as described below, to the knowledge of Pacific Bank, the executive officers and directors of Pacific Bank do not have any material interest in the merger apart from their interests as shareholders.


    Under the agreements or the plan discussed below, certain executive officers have the right to receive payments if a change of control of Pacific Bank occurs. The proposed merger would be considered a change of control.


    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.  On July 18, 1996, effective
July 1, 1996, the Board of Directors of Pacific Bank adopted a Supplemental Executive Retirement Plan, or the SERP, to cover any employee of Pacific Bank who is a member of the management committee and is designated as a participant of the SERP by the Board of Directors. The SERP provides each participant a benefit in the form of an annuity payable monthly over a 15-year period commencing at age 65. A participant may request in writing not later than 60 days prior to termination of his employment that the benefits under the SERP be paid in another form such as in a lump sum or a joint and survivor annuity for the joint life of the participant and his spouse. The Pacific Bank Board of Directors determines whether such alternative form of benefit will be paid.



    The SERP also provides that upon the termination of a participant's employment during the 18-month period following a change in control, unless such termination is by the employer for cause, reason of death, disability or retirement, or by the participant without good reason, the participant will receive a lump sum amount in cash equal to the present value of the retirement benefit calculated as provided in the SERP, but assuming 3 additional years of service at the date of termination. Under the SERP, such lump sum payment will be made to the participant no later than 30 days following the date of termination.



    The estimated credited years of service, including the above-referenced additional three years, for Mr. Tun Zan is 20 years and for Mr. Halicky is 11 years. The participant's benefit is calculated at 4% of compensation for the average of the highest three out of five final full years for the first
10 years of service, plus 7% of such compensation thereafter. The maximum annual benefit payable to Mr. Tun Zan is 50% of the average of the final full three years of compensation at age 65, not to exceed an annual benefit of $200,000. The maximum annual benefit payable to Mr. Halicky is 60% of the average of the final three full years of compensation at age 65, not to exceed an annual benefit of $237,000. Under his proposed employment agreement with City National, Mr. Tun Zan will receive his change in control payment under the SERP in a form to be mutually agreed upon. Assuming the merger closes in the first quarter of 2000, Mr. Tun Zan would be entitled to receive $1,337,000 under the SERP. In the event that Mr. Halicky is terminated within 18 months after the merger and assuming the merger closes in the first quarter of 2000, Mr. Halicky will receive a lump sum payment of approximately $370,000.


    EXECUTIVE EMPLOYMENT CONTRACTS. Mr. Tun Zan has an employment agreement with Pacific Bank with a five year term from November 5, 1996, through November 5, 2001. The contract is for his employment as President and Chief Executive Officer, and his current annual base salary is $315,000. Mr. Tun Zan's annual base salary is subject to review and adjustment at his annual performance review. The agreement provides that in the event of change in control of Pacific Bank, either Mr. Tun Zan or any successor to Pacific Bank has six months to terminate the agreement. If the agreement is so terminated, then Mr. Tun Zan will receive, among other things, three times annual base salary as adjusted plus 100% of target bonus. The target bonus for Mr. Tun Zan is 30% of his current annual base salary.

    Mr. Halicky has an employment agreement with Pacific Bank for a three year term from November 5, 1996, through November 5, 1999. On December 17, 1998, the Pacific Bank Board of Directors approved an amendment to the employment agreement with Mr. Halicky. The amendment extended the term of Mr. Halicky's employment agreement to December 17, 2001. Mr. Halicky's contract is for his employment as Executive Vice President and Chief Financial Officer, and his current annual base salary is $184,855. Mr. C. Edward Holden, Executive Vice President and Senior Lending Officer, entered into an employment agreement with Pacific Bank on April 16, 1999. Mr. Holden's agreement establishes his current annual base salary at $200,000. In addition, each agreement provides that in the event of change in control of Pacific Bank, Messrs. Halicky and Holden or any successor to Pacific Bank has six months within which to terminate the agreement. In the event of a change of control, severance benefits for Messrs. Halicky and Holden will be three times current salary plus 100% of target bonus. The target bonus for Messrs. Halicky and Holden is 30% of current annual base salary.



    Stephen M. Rieden and David Wong entered into employment agreements with Pacific Bank with a two year term from December 17, 1998. Their agreements are for employment as Senior Vice President and their current annual base salaries are $180,000 and $150,000, respectively. Messrs. Rieden's and Wong's annual base salaries are subject to performance bonuses to be determined by the Pacific Bank Board of Directors at the conclusion of Messrs. Rieden's and Wong's annual performance reviews. Severance during an 18 month period following a change of control will result in payment of an amount equal to one times current base salary, plus 100% of target bonus. The target bonuses for Messrs. Reiden and Wong are 30% of their respective current annual base salaries.



    MR. TUN ZAN'S EMPLOYMENT AGREEMENT WITH CITY NATIONAL. It is a condition to the merger that Mr. Tun Zan sign an employment agreement with City National. The proposed employment agreement provides that Mr. Tun Zan would serve as Senior Banking Executive, Northern California of City National Bank for two years following completion of the merger. Mr. Tun Zan will receive a salary of $175,000 and a sum of up to 42% of his salary depending on Mr. Tun Zan's and City National Bank's performances. He will also be granted options to purchase 5,000 shares of City National common stock at fair market value at the date of grant. Mr. Tun Zan will also be entitled to change of control payments under his Pacific Bank employment agreement and the SERP.



    ACCELERATION OF VESTING OF OPTIONS. When the merger occurs, all stock options held by Pacific Bank directors and executive officers and granted under Pacific Bank's 1993 and 1998 stock option plans will become fully vested and exercisable. Under the merger agreement, holders of outstanding options will receive a payment in cash equal to the difference between $29.00 and the exercise price of the option multiplied by the number of shares of Pacific Bank common stock which could be purchased on exercise of the option. Because the options will become fully vested, directors and executive officers of Pacific Bank with options will receive payment for all the shares underlying their options.


CONSIDERATION TO BE RECEIVED IN THE MERGER

    At the completion of the merger, each issued and outstanding share of Pacific Bank common stock, other than shares held by dissenters or City National, will convert, at the election of each holder but subject to proration, into either cash or shares of City National common stock.

    For each share of Pacific Bank you own before the merger, you will have the right to elect, on a share-by-share basis, to receive:

    - $29.00 in cash; or

    - shares of City National common stock based on a floating exchange ratio as follows: (1) if the final City National stock price is between $28.05 and $37.95, the exchange ratio will equal $29.00 divided by the final City National stock price; (2) if the final City National stock price is more than $37.95 but less than or equal to $41.25, the exchange ratio will be .7642; (3) if the final City

      National stock price is more than $41.25, the exchange ratio will be $31.52 divided by the final City National stock price; and (4) if the final City National stock price is less than $28.05, the exchange ratio will be 1.0339.

    Final City National stock price means the average of the daily closing prices of a share of City National common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the third trading day immediately before the completion of the merger.

    The table below illustrates how changes in the final City National stock price will change the exchange ratio for each share of Pacific Bank common stock if you were to elect to receive City National common stock:

ASSUMED FINAL
CITY NATIONAL       EXCHANGE
 STOCK PRICE         RATIO
-------------       --------
   $48.00            0.6567
   $41.25            0.7642
   $37.95            0.7642
   $33.00            0.8788
   $30.50            0.9508
   $28.05            1.0339
   $27.00            1.0339

    The following chart illustrates the approximate value of what a holder of 100 shares of Pacific Bank common stock will receive in the merger, assuming varying final City National stock prices and different percentages of cash and City National common stock. You should bear in mind that the value of City National common stock is subject to fluctuation and therefore the value of a share of City National common stock as of the date of the consummation of the merger and after the merger will differ from the value of such stock based on the final City National stock price. This chart uses hypothetical final City National stock prices.

            IF YOU HOLD 100 SHARES OF PACIFIC BANK COMMON STOCK AND
                    THE FINAL CITY NATIONAL STOCK PRICE IS:

                                                                $27        $33        $48
                                                              --------   --------   --------
and you receive:
    100% cash...............................................   $2,900     $2,900     $2,900
    75% cash/25% City National common stock.................    2,873      2,900      2,963
    50% cash/50% City National common stock.................    2,846      2,900      3.026
    25% cash/75% City National common stock.................    2,819      2,900      3,089
    100% City National common stock.........................    2,792      2,900      3,152

    No fractional shares will be issued in the merger. Instead, you will receive for any fractional shares cash in an amount equal to the fractional share of City National common stock multiplied by the final City National stock price.

    If City National changes the number of outstanding City National common stock before the merger through any stock dividend, stock split or combination, then the exchange ratio will be appropriately adjusted.


    You may obtain current market quotations for the City National common stock and the Pacific Bank common stock. The market price of the City National common stock will probably fluctuate between the date of this document and the date of the consummation of the merger and after the merger. Therefore, the value of the shares of City National common stock that you may receive in the merger may increase or decrease prior to and after the merger.


ELECTION AND PRORATION PROCEDURES

    MAKING THE ELECTION.  City National has selected Continental Stock
Transfer & Trust Company, which is the current transfer agent for City National, to serve as the exchange agent for purposes of effecting the election, allocation, and proration procedures. An election form is being sent to you contemporaneously in a separate mailing. If you do not exercise dissenters' rights, you must use the election form to make the election to receive stock, cash, or a combination of stock and cash with respect to your shares of Pacific Bank common stock. Shares of Pacific Bank will be undesignated shares if you either:

    - do not submit a properly completed election form in a timely fashion, or

    - revoke your election form prior to the deadline for submitting the election form.


    The deadline for you to submit your election forms to the exchange agent is February 23, 2000.


    All elections will be required to be made on an election form. To make an effective election with respect to shares of Pacific Bank common stock, you must deliver the following items to the exchange agent prior to the election deadline:


    - a properly completed letter of transmittal and election form,


    - either (a) your certificates for shares of Pacific Bank common stock or an appropriate guarantee of delivery, or (b) information regarding delivery by book entry transfer of the shares on a timely basis, and

    - any other required documents described in the election form.


    You may change your election by submitting to the exchange agent a properly completed and signed revised letter of transmittal and election form and all required additional documents. To be effective, however, the exchange agent must receive these revised documents prior to the election deadline. If some but not all the revised documents are received by the election deadline, the shares will be considered undesignated shares.


    You may revoke your prior valid election by written notice received by the exchange agent prior to the election deadline. You may also revoke a prior valid election by submitting a written withdrawal of your share certificates or of the notice of guaranteed delivery of your share certificates previously deposited with the exchange agent. Again, this written withdrawal must be received by the exchange agent before the election deadline.


    DO NOT RETURN YOUR CERTIFICATES REPRESENTING SHARES OF PACIFIC BANK COMMON STOCK WITH THE ENCLOSED PROXY. THE STOCK CERTIFICATES SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT WITH THE LETTER OF TRANSMITTAL AND ELECTION FORM.


    If you have a preference as to the form of consideration to be received for your shares of Pacific Bank common stock, you should make an election. Shares as to which an election is made will be given priority in allocating the merger consideration over shares to which an election is not received. None of City National, the Board of Directors of City National, Pacific Bank, or the Board of Directors of Pacific Bank makes any recommendation as to whether you should elect to receive cash, stock, or a combination of stock and cash. You must make your own decision with respect to that election.


    Following the completion of the merger and upon surrender of all of the certificates representing shares of Pacific Bank common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, Continental Stock Transfer & Trust Company will mail to you the cash and/or City National common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash.

    Declaration of dividends by City National after the completion of the merger will include dividends on all City National common stock issued in the merger, but no dividend or other distribution payable to the holders of record of City National common stock at or as of any time after the completion of the merger will be paid to holders of Pacific Bank common stock who receive City National common stock in the merger until they physically surrender all certificates as described above. After the completion of the merger, the stock transfer books of Pacific Bank will close and there will be no transfers on the transfer books of Pacific Bank.

    ALLOCATION AND PRORATION PROCEDURES. The merger agreement requires that City National common stock must represent at least 47% and no more than 52.5% of the total merger consideration paid by City National to Pacific Bank shareholders. THEREFORE, IT IS POSSIBLE THAT YOU WILL NOT RECEIVE THE EXACT FORM OF MERGER CONSIDERATION YOU ELECTED TO RECEIVE.

    If stock elections received represent at least the minimum stock amount of 47% and no more than maximum stock amount of 52.5% of the total merger consideration, then:

    - shares for which a stock election has been made will be converted into stock; and

    - shares for which a cash election has been made or undesignated shares will be converted into cash.

    If stock elections received represent more than the maximum stock amount of 52.5% of the total merger consideration, the merger consideration will be allocated as follows:

    - shares for which a cash election has been made or undesignated shares will be converted into cash;

    - shares for which a stock election has been made will be converted into City National common stock and cash as follows:

       - the number of shares of City National common stock that will be received will be the product of

           - the shares of City National common stock which would have been received based on the stock election, and


           - the stock proration factor, the numerator of which is the total number of shares of City National common stock required to be issued to equal the maximum stock amount, and the denominator of which is the aggregate number of shares of City National common stock which would be issued based on all stock elections made; and


       - the amount of cash that will be received will be the product of

           - the number of shares of Pacific Bank common stock covered by the stock elections, times $29.00, and

           - 1 minus the stock proration factor.

    If stock elections received represent less than the minimum stock amount of 47% of the total merger consideration, the merger consideration will be allocated as follows:

    - shares for which a stock election has been made will be converted into City National common stock;


    - undesignated shares will be allocated stock at random to satisfy the minimum stock amount until the minimum is reached, and all other undesignated shares will receive cash; and

    - if, after all undesignated shares have been allocated City National common stock, the minimum stock amount has still not been satisfied, shares for which a cash election has been made will be converted into City National common stock and cash as follows:

       - the number of shares of City National common stock that will be received will be the product of

           - the total number of shares of Pacific Bank common stock covered by the cash election, times the exchange ratio, and


           - the cash proration factor, the numerator of which is the difference between (a) the number of shares of City National common stock required to be issued to equal the minimum stock amount and,
             (b) the number of shares of City National common stock which would be issued to satisfy the stock elections received and the undesignated shares randomly selected, and the denominator of which is the total number of shares of Pacific Bank common stock covered by cash elections; and



       - the amount of cash that will be received will be equal to the product of


           - the number of shares of Pacific Bank covered by the cash elections, times $29.00, and

           - 1 minus the cash proration factor.

    The following are three examples of the proration of the merger consideration received by a Pacific Bank shareholder who owns 100 shares of Pacific Bank common stock and makes an election to have 50 shares converted into cash and 50 shares converted into City National common stock. The examples assume:

    1.  there are 5 million shares of Pacific Bank common stock outstanding;

    2. the final City National stock price and the price of City National common stock at the closing is $29.00 per share; and

    3.  there are no dissenting or undesignated shares.

PRORATION IF STOCK ELECTIONS RECEIVED FOR 50% OF THE TOTAL MERGER CONSIDERATION.

1.                      The stock proration factor..................................       NA
2.                      Number of shares of City National common stock received.....       50
3.                      Amount of cash received on cash election....................   $1,450
4.                      Fractional shares for which cash will be paid...............       NA

PRORATION IF STOCK ELECTIONS RECEIVED FOR 60% OF THE TOTAL MERGER CONSIDERATION

1.                      The stock proration factor..................................     .875
2.                      Number of shares of City National common stock received.....       43
3.                      Amount of cash received on stock election shares............  $181.25
4.                      Amount of cash received on cash election....................  $ 1,450
5.                      Fractional shares for which cash will be paid...............      .75

PRORATION IF STOCK ELECTIONS RECEIVED FOR 40% OF THE TOTAL MERGER CONSIDERATION

1.                      The cash proration factor...................................      .1167
                        Number of shares of City National common stock received on
2.                        stock election shares.....................................         50
                        Number of shares of City National common stock received on
3.                        cash election shares......................................          5
4.                      Amount of cash received on cash election shares.............  $1,280.78
5.                      Fractional shares for which cash will be paid...............       .835

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    GENERALLY. The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to you as Pacific Bank shareholders. The following discussion does not deal with all federal income tax considerations that may be relevant to certain Pacific Bank shareholders in light of their particular circumstances, such as shareholders: who are dealers in securities; who are insurance companies, or tax-exempt organizations; who are subject to alternative minimum tax; who hold their shares as part of a hedge, straddle, or other risk reduction transaction; who are foreign persons; who dissent from the merger; or who acquired their Pacific Bank common stock through stock options or otherwise as compensation. In addition, it does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Pacific Bank common stock in anticipation of the merger.

    You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the applicable federal, state, local, and foreign tax consequences to you of the merger.

    The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this proxy statement/ prospectus, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to City National, Pacific Bank and you.

    Neither City National nor Pacific Bank has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Manatt, Phelps & Phillips, LLP, special counsel to City National, will render its opinion to City National and Pacific Bank at the closing of the merger, that:

    - the merger constitutes a tax-deferred "reorganization" within the meaning of Section 368(a)(1)(A) by way of Section 368(a)(2)(D) of the Internal Revenue Code;

    - the merger will not result in the recognition of gain or loss for federal income tax purposes to City National, City National Bank or Pacific Bank; and

    - the issuance of City National common stock in the merger will not result in the recognition of gain or loss by the Pacific Bank shareholders who receive such stock in the merger.


    As a condition to the closing of the merger, counsel must render opinions to the effect of the points listed above. The opinions that are to be rendered on or before the closing of the merger will be based upon the assumption that the merger will take place in the manner described in the merger agreement. The opinions of counsel will also assume the truth and accuracy of certain factual representations that have been made by City National and Pacific Bank and which are customarily given in transactions of this kind.


    CONSEQUENCES TO PACIFIC BANK SHAREHOLDERS. The tax consequences of the merger to you will depend upon the form of consideration you receive. Based on the assumption that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger:

    - If you exchange your shares of Pacific Bank common stock solely for City National common stock (and cash in lieu of a fractional share), you should not recognize any gain or loss, except with respect to the fractional share.

    - If you exchange your shares of Pacific Bank common stock solely for cash, you will generally recognize gain (and, as is more fully described below, likely will be permitted to recognize loss) equal to the difference between the amount of cash received and your basis in your Pacific Bank common stock.

    - If you exchange your shares of Pacific Bank common stock for City National common stock and cash (other than cash in lieu of a fractional share), you will generally recognize gain in an amount equal to the lesser of:

       - the difference between (1) the fair market value of all City National common stock and cash received in the exchange and (2) your basis in the Pacific Bank common stock; and

       - the amount of cash received in the exchange.

      If you exchange your shares of Pacific Bank common stock for a combination of City National common stock and cash, you will not be permitted to recognize a loss in the exchange.

    - The total initial tax basis of the City National common stock received by you in the merger will be equal to the total tax basis of the Pacific Bank common stock exchanged for the City National common stock, decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange (if any).

    - If you receive cash in lieu of a fractional share of City National common stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) your basis allocated to the fractional share, determined in the manner described in the immediately preceding point.

    - The holding period of the City National common stock you receive in the merger will include the period for which you held your Pacific Bank common stock, provided that you held your Pacific Bank common stock as a capital asset at the time of the merger.

    SHAREHOLDER RECEIVING CITY NATIONAL COMMON STOCK AND CASH--CHARACTER OF GAIN. The gain recognized by you if you receive a combination of City National common stock and cash in the merger may be characterized as either capital gain or ordinary income, depending upon your particular situation. In determining the character of the gain recognized by you if you receive both City National common stock and cash, the Internal Revenue Service will (1) treat you as having exchanged your Pacific Bank common stock solely for City National common stock and then (2) treat you as having sold back a portion of that stock to City National in exchange for cash. The exchange of stock for cash in this fashion is known as a "redemption." Gain recognized by you in a redemption will be treated as a capital gain if, after giving effect to the constructive ownership rules of the Internal Revenue Code, either:

    - your receipt of cash is "substantially disproportionate" to your equity interest in Pacific Bank; or

    - the redemption is "not essentially equivalent to a dividend."

    In addition, to receive capital gain treatment, you must have held your Pacific Bank common stock as a capital asset immediately before the merger. This capital gain would be treated as long-term capital gain if your holding period for the Pacific Bank common stock was more than one year at the effective time of the merger.

    Both of the two alternative tests given above are designed to determine whether a shareholder experiences a significant decrease in corporate voting power as a result of a partial redemption of his or her share holdings. In making this determination, the constructive ownership rules of the Internal Revenue Code must be taken into account. Under these rules, a former Pacific Bank shareholder is treated as owning, in addition to the City National common stock he or she receives, or is treated as having received, in the merger, those shares of City National common stock that are held or controlled by certain related individuals or entities. Specifically:

    - An individual shareholder is treated as owning the shares owned, directly or indirectly, by his or her spouse, children, grandchildren, and parents.

    - A shareholder who is a partner in a partnership, a shareholder of an S corporation, or a beneficiary of an estate or trust, is treated as owning those shares owned, directly or indirectly, by the relevant entity, in proportion to his or her interest in the relevant entity.

    - A shareholder who is considered the "owner" of any portion of a so-called "grantor trust" is treated as owning those shares owned, directly or indirectly, by that portion of the trust.

    - A shareholder who owns, directly or indirectly, 50% or more of the value of the stock of a corporation is treated as owning those shares owned, directly or indirectly, by the corporation, in proportion to his or her ownership of the corporation.

    - A shareholder that is a partnership or an S corporation is treated as owning those shares owned, directly or indirectly, by its owners.

    - A shareholder that is an estate is treated as owning those shares owned, directly or indirectly, by its beneficiaries.

    - A shareholder that is a trust is generally treated as owning those shares owned, directly or indirectly, by its beneficiaries, other than any beneficiary whose interest in the trust is (1) contingent and (2) worth no more than 5% of the value of the trust property, computed actuarially.

    - A shareholder that is a corporation, other than an S corporation, is treated as owning those shares owned, directly or indirectly, by its shareholders who own, directly or indirectly, 50% or more of the value of the stock of the corporation.

    - A person who has an option to acquire City National common stock (or any option to acquire such an option) is treated as owning that stock.

    Once a shareholder computes the total number of shares that he or she is treated as owning, after giving effect to the constructive ownership rules, the shareholder must determine whether the deemed redemption satisfies the requirements of either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test.

    To qualify as "substantially disproportionate" with respect to a particular shareholder, a redemption must meet three requirements, in each case taking into account the constructive ownership rules described above. The three requirements are that, immediately after the redemption:

    - the shareholder must own less than 50% of the total voting power of the outstanding Pacific Bank common stock;

    - the shareholder must own less than 80% of the percentage of voting power of the Pacific Bank common stock he or she owned or was treated as owning before the redemption; and

    - the shareholder must own less than 80% of the percentage of Pacific Bank common stock measured by fair market value he or she owned or was treated as owning before the redemption.


    If a shareholder fails any part of this test, the redemption may still qualify as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of the shareholder's proportionate interest in Pacific Bank. This is a highly subjective standard. Accordingly, neither City National nor Pacific Bank can provide any substantial assurance that a particular redemption will qualify as a meaningful reduction. However, based on a published ruling of the Internal Revenue Service, a shareholder with a relatively minimal interest in Pacific Bank and no ability to exercise any substantial measure of control over Pacific Bank's corporate affairs should be treated as having experienced a meaningful reduction of his proportionate interest in Pacific Bank as a result of the deemed redemption.


    If the deemed redemption of City National common stock in exchange for cash fails to satisfy either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test with respect to a particular Pacific Bank shareholder, then the gain recognized by that shareholder will be characterized as a distribution with respect to the stock. Such a distribution will be treated as a dividend to the extent of the shareholder's allocable share of Pacific Bank's accumulated earnings and profits. A dividend payment received by a shareholder is generally treated as ordinary income for federal income tax purposes. If the amount of the distribution exceeds the shareholder's allocable share of Pacific Bank's accumulated earnings and profits, then the excess will be treated as a capital gain. A corporate shareholder that receives a dividend may be eligible to claim a dividends-received deduction, and may be subject to the "extraordinary dividend" provisions of the Internal Revenue Code.

    SHAREHOLDER RECEIVING SOLELY CASH-CHARACTER OF GAIN AND RECOGNITION OF
LOSS. The character of income, gain, or loss if any, recognized by you if you receive solely cash in exchange for your Pacific Bank common stock is determined under an analysis similar to that described above, except that the Internal Revenue Service may treat your common stock as having been redeemed by Pacific Bank immediately before the merger, rather than as having been exchanged for City National common stock and then redeemed by City National immediately after the merger. In either case, if the deemed redemption satisfies either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test with respect to you, or if the deemed redemption results in a complete termination of your interest in the relevant entity, after giving effect to the constructive ownership rules, then any gain recognized by you will be treated as a capital gain (provided that you held your Pacific Bank common stock as a capital asset immediately before the merger), and you will be permitted to recognize loss.

    If the deemed redemption fails all three of these tests with respect to you, then you would not be permitted to recognize loss, and the full amount of cash received by you could be characterized as a distribution with respect to stock, and thus be treated as a dividend to the extent of your allocable share of Pacific Bank's current and accumulated earnings and profits. Pacific Bank shareholders receiving solely cash in the merger are especially urged to consult their own tax advisors with regard to their individual tax consequences.

    WITHHOLDING. Payments in respect of Pacific Bank common stock or a fractional share of City National common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that is included as part of the transmittal letter, or you otherwise prove to City National and its exchange agent that you are exempt from backup withholding.

    REPORTING AND RECORDKEEPING. If you exchange shares of Pacific Bank common stock in the merger for City National common stock, or for a combination of City National common stock and cash, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include
(1) your tax basis in the Pacific Bank common stock surrendered and (2) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the City National common stock received in exchange therefor.

    FEDERAL INCOME TAX TREATMENT OF DISSENTERS. If you effectively dissent from the merger and receive cash for your shares, you will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds, or is less than your tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on the length of time you held the shares, whether you held the shares as a capital asset, and whether you actually own City National common stock or are deemed to own shares of Pacific Bank common stock or City National common stock pursuant to the constructive ownership rules discussed above. In certain circumstances, you can be deemed for tax purposes to own shares that are actually owned by a non-dissenter that is related to you, or to own shares of City National common stock, with the possible result that the cash received upon the exercise of your rights could be treated as a dividend received pursuant to a corporate distribution rather than as an amount received pursuant to a sale or exchange of Pacific Bank common stock.

    CAVEAT. Opinions of counsel are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each of you would be required to recognize gain or loss equal to the difference between (1) the fair market of all City National common stock and cash received in the exchange and (2) your tax basis in the Pacific Bank common stock surrendered therefor. In such an event, your total initial tax basis in the City National common stock received would be equal to its fair market value, and your holding period for the City National common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if your holding period for the Pacific Bank common stock was more than one year and the Pacific Bank common stock was a capital asset in your hands.

    THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR PACIFIC BANK SHAREHOLDER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

    The merger is expected to be accounted for under the purchase method of accounting for reporting purposes under generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values as of the consummation of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired less liabilities assumed will be recorded as goodwill.

                              THE MERGER AGREEMENT

CONDITIONS TO THE MERGER

    The obligation of City National and Pacific Bank to consummate the merger is subject to the fulfillment of many conditions, including the following:

    - the Pacific Bank shareholders approve the merger;

    - the Board of Directors of City National and Pacific Bank approve the merger;

    - City National and City National Bank receive all approvals or consents required by law from any applicable governmental agency and all applicable waiting periods under all laws expire;

    - there is no statute, rule, regulation, injunction or decree enacted which prohibits, materially restricts or makes illegal the merger;

    - the Securities and Exchange Commission declares effective the registration statement covering the issuance of the City National shares and the registration statement is not the subject of any stop order or proceeding seeking a stop order;

    - receipt of all necessary state securities permits and other state authorizations;

    - the New York Stock Exchange lists the City National common stock issuable to the Pacific Bank shareholders in connection with the merger; and


    - Manatt, Phelps & Phillips, LLP delivers a legal opinion to City National and Pacific Bank stating that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.


    The obligation of City National and City National Bank to consummate the merger is also subject to the fulfillment of other conditions, including the following:

    - no event has occurred between September 21, 1999 and the completion of the merger which could have a material adverse effect on Pacific Bank;

    - the representations and warranties of Pacific Bank contained in the merger agreement are true in all material respects;


    - receipt of a certificate signed by the chief executive officer and chief financial officer of Pacific Bank acknowledging that Pacific Bank has performed, in all material respects, all the covenants and agreements contained in the merger agreement;


    - receipt of an updated disclosure schedule no later than 72 hours before completion of the merger;

    - receipt of an opinion from Preston Gates & Ellis, LLP, counsel to Pacific Bank, indicating that Pacific Bank properly executed the merger agreement and the merger agreement will legally bind Pacific Bank in accordance with its terms;

    - receipt of an opinion from Foley & Lardner, special counsel to Pacific Bank in the American Star liquidation proceeding, containing the following representations:


      - Pacific Bank indirectly owns all of the capital stock of American Star through its subsidiary, TPB Holdings, Inc;


      - Pacific Bank owns a surplus note of American Star in the principal amount of $5,500,000 free and clear of any encumbrances;

      - Pacific Bank has filed and perfected all claims to the American Star capital stock and the surplus note in accordance with applicable law; and

      - upon liquidation of American Star, Pacific will receive any assets of American Star in excess of its liabilities;

    - receipt of a summary of all estimated fees and expenses for Pacific Bank's attorneys, accountants, investment bankers and other advisors two days before completion of the merger. Before completion of the merger, Pacific Bank also must:

      - obtain all final bills for fees and expenses from the same attorneys, accountants, investments bankers and other advisors;

      - deliver a final calculation of all their fees and expenses to City National;

      - deliver a copy of the bills to City National; and

      - accrue and pay all such bills after City National has reviewed the bills and final expense calculation;

    - at least four business days before completion of the merger, the receipt of:

      - Pacific Bank's consolidated balance sheet for the last day of the month ended prior to the merger; and

      - Pacific Bank's consolidated income statement for the period from July 1, 1999 through the last day of the month ended prior to the merger;

    - an employment agreement executed by Michael Tun Zan is in effect;

    - receipt by Pacific Bank of necessary third-party consents with respect to material agreements;

    - Pacific Bank has completed all steps required for it to redeem the rights issued under the rights agreement between Pacific Bank and ChaseMellon Shareholders' Services, LLC;

    - the status or resolution of any claim or proceeding pending against Pacific Bank is satisfactory to City National in the exercise of its reasonable judgment;


    - no litigation or proceeding by any governmental agency seeking to prevent the merger is pending against Pacific Bank; and


    - total deposits of Pacific Bank on the last day of the month prior to the completion of the merger are not less than 90% of the average total deposits for the six month period ending on the last day of the same month of the prior year.

    In addition, the obligation of Pacific Bank to consummate the merger also is subject to the fulfillment or waiver by Pacific Bank, prior to the completion of the merger, of the following conditions:

    - the representations and warranties and covenants of City National contained in the merger agreement are true in all material respects;


    - the receipt of certificates signed by the chief financial officer or other authorized senior officer of City National acknowledging that City National has performed, in all material respects, all the covenants and agreements contained in the merger agreement;


    - no litigation or proceeding by any governmental agency seeking to prevent the merger is pending against City National or City National Bank;

    - the receipt of an opinion from the general counsel to City National indicating:

      - City National and City National Bank properly executed the merger agreement and the merger agreement will legally bind City National and City National Bank in accordance with its terms; and

      - the shares of City National stock to be issued in connection with the merger have been properly authorized, validly issued, and are fully paid and non-assessable;

    - receipt of an updated fairness opinion from Keefe, Bruyette, dated no more five days before the mailing date of the proxy materials to the shareholders; and

    - no event has occurred between September 21, 1999 and the completion of the merger which could have a material adverse effect on City National.

    If these and other conditions are not satisfied or waived, City National or Pacific Bank may terminate the agreement.

NONSOLICITATION

    Under the terms of the merger agreement, Pacific Bank has agreed not to solicit, initiate or encourage any takeover proposals or other forms of business combination with a third party. In addition, Pacific Bank has agreed not to negotiate, furnish information or otherwise cooperate in any way in connection with any competing takeover proposals by third parties, unless:

    - Pacific Bank's Board of Directors determines, after receiving and considering the written advice of counsel, that it has a fiduciary duty to examine the competing proposal, and

    - Pacific Bank notifies City National of the terms of a competing proposal at least 48 hours in advance of responding to the third party.

FEES AND EXPENSES

    City National and Pacific Bank will each pay its own expenses in connection with the merger, except for the following:

    - City National will pay all fees due the Securities and Exchange Commission in connection with the merger, and

    - City National will pay all costs associated with the printing and mailing of this document unless the merger does not occur, in which case both parties will split these costs.

TREATMENT OF OPTIONS

    Before completion of the merger, Pacific Bank will pay each option holder an amount equal to the difference between the aggregate exercise price and $29 times the number of shares subject to such options. The vesting schedules for such options will be accelerated immediately prior to the merger as permitted by Pacific Bank's stock option plans. As a result, option holders are entitled to receive the payment discussed above for all the shares under his or her option. Any options to purchase Pacific Bank shares will terminate with completion of the merger.

TERMINATION

    The merger agreement may be terminated at any time before the completion of the merger:

    - by mutual consent of City National and Pacific Bank in writing;

    - by either Pacific Bank or City National if:

      - Pacific Bank shareholders do not approve the merger agreement;

      - a material breach by the other party is not cured within 30 days after written notice is given to the non-breaching party;

      - any governmental authority denies any required approval, consent or waiver;

      - any governmental authority or court issues a final, non-appealable order enjoining the merger;


      - the merger is not completed by July 1, 2000, unless the merger was not completed because the party seeking to terminate breached a covenant or obligation of the merger agreement; or


      - any condition to such party's obligations under the merger agreement has not been met or waived;

    - by City National if:

      - the Pacific Bank Board of Directors has withdrawn its approval of the merger agreement or changed its recommendation as to the merger agreement; or

      - Pacific Bank exercised its rights under Section 4.2(x) of the merger agreement in entertaining a competing takeover proposal and either:

       - continues discussions with a third party for more than 15 business days after receiving a competing proposal; or


       - has not rejected a publicly disclosed takeover proposal within 15 business days of when the proposal was made; and


    - by Pacific Bank, if the average closing sales price of City National common stock prior to the merger is below $24.75 and the decline in the closing sales price is not proportionate to the decline, if any, in the Nasdaq Bank Index.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO COMPLETION OF THE MERGER

    The merger agreement provides that, during the period from September 21, 1999 to the completion of the merger, Pacific Bank will conduct its business only in the normal and customary manner and in accordance with sound banking practices. During the same period, Pacific Bank will not, without the prior written consent of City National, which consent may not be unreasonably withheld, take any of the following actions, among others:

    - issue any securities except pursuant to the exercise of options outstanding as of the date of the merger agreement;

    - declare or pay any dividend or make any distribution on any of its stock, other than a quarterly regular dividend so long as Pacific Bank shareholders do not receive two dividends, or fail to receive one dividend, for any calendar quarter on Pacific Bank stock and the City National common stock any shareholder receives in the merger;

    - purchase or redeem any shares of its stock;

    - sell, transfer, mortgage, encumber or otherwise dispose of any assets with a book value of $500,000 or more, or release any claims, except in the ordinary course of business consistent with past practice;

    - make any investment by purchase of stock or securities, contributions to capital or purchase of property or fixed assets in excess of $50,000, except for purchasing U.S. Treasury or U.S. government agency securities maturing in three years or less;

    - purchase any securities other than U.S. Treasury or U.S. government agency securities maturing in three years or less;

    - enter into or renew any material contract expiring after December 31, 1999;

    - terminate or modify any material agreements, except for:

      - deposit agreements, or

      - agreements entered into in the ordinary course of business involving payments under $150,000 per annum and terminable in 90 days or less;

    - alter its method of establishing interest rates for deposits;

    - grant any increase in salary, incentive compensation, bonuses or fringe benefits;

    - voluntarily accelerate the vesting of any employee benefits, except for options granted pursuant to the stock option plans;

    - adopt or amend any employment agreement or other employment benefit plan or arrangement except amendments as are required by law;

    - settle any claim involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

    - hire additional vice presidents or above or any other employee (except that employees below vice president may be hired to fill vacancies in existing positions);

    - enter into any new employment arrangements with new or existing employees which are anything other than at-will employment;

    - sell any securities other than securities held as foreclosed collateral;

    - sell any small business administration loans in excess of $2,500,000 per quarter, prorated for partial quarters;

    - engage in speculative trading activities with respect to any securities;

    - amend its articles of association or bylaws;

    - materially change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or by law or regulation;

    - introduce any new services or products or change its services or products;

    - institute any new advertising campaign;

    - open, apply to open or close any branch or facility;

    - grant any extension of credit to any of Pacific Bank's executive officers and directors and related interests other than renewals of existing credits consistent with normal policies and applicable law;

    - make, acquire or reacquire a participation in a loan or sell any loan, without regard to the term, that is not in compliance with normal credit underwriting policies and procedures as in effect on June 30, 1999;

    - renew, extend the maturity of, or alter any material terms of any loan for a period greater than six months;

    - reduce any material accrual or reserve or change the methodology by which accrual and reserve accounts have been handled in the past, unless required to do so by generally accepted accounting principles or applicable law;

    - file a 1999 or 2000 income tax return on Form 1120;

    - take any action that is reasonably likely to adversely affect Pacific Bank's ability to perform its covenants or agreements under the merger agreement;

    - consummate a foreclosure proceeding with respect to non-residential land or properties, unless a Phase I environmental report has been obtained and City National consents in writing;

    - sell any charged-off loan or settle any loan with a balance of $150,000 or more for less than 50% of the amount of the total obligation;

    - take any action that would prevent the transaction contemplated by the merger agreement from qualifying as a tax free reorganization;

    - compromise, settle or adjust any assertion or claim of a deficiency in taxes, extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency;

    - amend any federal, foreign, state or local tax return, or make any tax election;

    - change any method or period of tax accounting unless and until required to do so by an appropriate tax authority;


    - release any claim or take any action that will affect the value or rights with respect to the capital stock or surplus note of American Star; and


    - incur or expend non-interest expenses in any month which materially exceed amounts incurred in any month of the six-month period ended June 30, 1999.

    The merger agreement also provides that, during the period from September 21, 1999 to the completion of the merger, Pacific Bank will:

    - use its reasonable efforts to maintain its business, employees and advantageous customer relationships and to continue to develop customer relationships and to retain the services of its officers and key employees;

    - maintain its assets and properties in good condition and repair, obsolete items and normal wear and tear excepted;

    - use its reasonable efforts to maintain in full force and effect insurance comparable in amount and scope as the time of the merger agreement;

    - perform its material contractual obligations;

    - charge off all uncollectible loans and assets;

    - maintain the allowance for loan and lease losses, as determined in accordance with generally accepted accounting principles;

    - duly observe and conform in all material respects to all lawful requirements applicable to its business;

    - comply in all material respects with government guidelines concerning year 2000 compliance;

    - cooperate in all reasonable respects with City National in accomplishing the merger;

    - cooperate and use all reasonable efforts in assisting City National in obtaining consents and cooperation from all third-party vendors and other parties with whom Pacific Bank has material agreements;

    - use all reasonable efforts in assisting City National in a successful conversion of their data and other files and records including the hiring of outside contractors to assist in the conversion;

    - provide access to information to City National and permit City National to make copies of such information;

    - provide, on a monthly basis and in a timely manner, financial statements, loan reports, investment reports, customer loan and deposit information, and any other updated reports prepared in the ordinary course of business;

    - take no action which is likely to affect or delay the ability of City National, City National Bank or Pacific Bank to obtain any necessary regulatory approvals;

    - perform its covenants or agreements under the merger agreement in a timely manner;

    - permit City National and City National Bank to conduct joint calls upon customers of Pacific Bank with representatives of Pacific Bank on a schedule to be agreed upon;

    - promptly notify City National if Pacific Bank receives, from any tax authority, any of the following:

      - a notification of the commencement of an audit;

      - a request to extend the statute of limitations;

      - a statutory notice of deficiency;

      - a revenue agent's report;

      - a notice of proposed assessment; or

      - any other notification of potential adjustment of Pacific Bank's tax liability;

    - promptly notify City National of any actual or threatened collection enforcement activity by any tax authority; and


    - file all required federal, state and local tax returns and reports in a timely and proper fashion.


    The merger agreement provides that, during the period from September 21, 1999 to the completion of the merger, City National will not:


    - take any action which is likely to affect or delay the ability of City National, City National Bank or Pacific Bank to obtain any necessary regulatory approvals or to perform its covenants or agreements under the merger agreement in a timely manner; or


    - amend its certificate of incorporation in any way that adversely affects the rights and privileges of City National common stock.

    The merger agreement provides that, during the period from September 21, 1999 to the completion of the merger, City National will:

    - upon reasonable request by Pacific Bank, make its chief financial officer and controller available to discuss City National's on going diligence and review of Pacific Bank's operations;

    - provide Pacific Bank with written information similar to the information Pacific Bank reviewed in connection with the merger agreement and other information related to City National's business and operations; and

    - cause its representatives and subsidiaries to keep confidential any information obtained in conducting the merger and all related investigations.

    The merger agreement also provides that each party will:

    - use its reasonable efforts to promptly do all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement;


    - consult with the other before it issues any press release or makes any public statement with respect to the merger unless one party determines, on advice of counsel, that disclosure is required by law; and

    - give the other party prompt notice of:

      - any material change in its business operations;

      - the initiation or threat of material litigation;

      - any complaints, investigations or hearings of any government agency;

      - any event or condition that is likely to cause or causes breach of the merger agreement; and

      - any event or condition that is likely to cause or causes any representations and warranties in the merger agreement to become untrue.

    The merger agreement also provides that Pacific Bank will:

    - cooperate to allow City National to review certain loans and leases booked at or originated by Pacific Bank's Hong Kong office at least seven days before completion of the merger. Among the loans and leases City National will review are:

      - all loans with outstanding unpaid principal balances of $2,000,000 or more;

      - all leases where Pacific Bank is the lessor with outstanding unpaid principal balances of $2,000,000 or more;

      - all undrawn commitments of $2,000,000 or more; and

      - all undrawn commitments subject to renewal for $2,000,000 or more.

    The review will be conducted using Pacific Bank's July 31, 1999 evaluations of such loans and leases as a reference point. If City National concludes that the condition of such loans and leases has deteriorated since July 31, 1999, Pacific Bank's allowance for loan and lease losses will be adjusted upward through a charge to Pacific Bank's income. Any disagreement regarding the adjustment will be resolved by a final determination from PricewaterhouseCoopers. If PricewaterhouseCoopers is not available or has a conflict of interest, then a third party chosen by both City National and Pacific Bank will make the final determination. PricewaterhouseCoopers or the other third party shall use the same loan grading system and methodology in its final determination as Pacific Bank used when it evaluated the loans and leases originating from the Hong Kong office on July 31, 1999. Any adjustment will then be reflected in Pacific Bank's consolidated financial statements as of the last day of the last month ended before the merger is completed.

AMENDMENT AND WAIVER


    Subject to applicable law, the merger agreement may be amended by either City National or Pacific Bank at any time before completion of the merger if both parties agree in writing and both Boards of Directors approve the amendment. However, any amendment which reduces or changes the consideration to be received by Pacific Bank shareholders which is made after the Pacific Bank shareholders have already approved the merger agreement must also be approved by the Pacific Bank shareholders to be valid.



    Before completion of the merger, any provision of the merger agreement may be waived by either the benefited party or if both parties agree, unless prohibited by law.

SHAREHOLDER AGREEMENTS WITH DIRECTORS OF PACIFIC BANK

    City National has entered into a shareholder agreement with each director of Pacific Bank. Pursuant to the agreement, each director of Pacific Bank has agreed to vote his shares in favor of the merger agreement at the special shareholders' meeting and to grant a proxy to City National for these shares.

RESALES OF CITY NATIONAL COMMON STOCK BY PACIFIC BANK SHAREHOLDERS

    The shares of City National common stock to be issued to you in the merger will be registered under the Securities Act. These shares may be traded freely and without restrictions by you if you are not an affiliate of Pacific Bank as defined by the Securities Act. An affiliate of Pacific Bank is any person or entity that directly or indirectly controls or is controlled by Pacific Bank. Affiliates generally include directors, certain executive officers and holders of 10% or more of Pacific Bank's common stock. Affiliates must comply with rule 145 of the Securities Act before trading or selling any City National common stock they receive.

    Prior to completion of the merger, each affiliate of Pacific Bank is required to deliver to City National an agreement that such person or entity will not dispose of any City National common stock in violation of the Securities Act.

STOCK OPTION AGREEMENT


    GENERAL. As an inducement and condition to City National entering into the merger agreement, Pacific Bank entered into a stock option agreement with City National, dated September 21, 1999. City National and Pacific Bank believe this summary describes all material terms of the stock option agreement. However, City National and Pacific Bank recommend that you read carefully the complete text of the stock option agreement for its precise legal terms and other information that may be important to you. The stock option agreement is included in this proxy statement/prospectus as Annex B.



    In the stock option agreement, Pacific Bank granted to City National an option to purchase up to 995,900 authorized but unissued shares of Pacific Bank common stock at a price of $19.00 per share. The option is exercisable only under limited and specifically defined circumstances, none of which, to the best of Pacific Bank's or City National's knowledge, has occurred as of the date of this proxy statement/prospectus. The number of shares subject to the option may not exceed 19.9% of Pacific Bank's outstanding stock at the time of exercise. The number and purchase price of the shares under the option is subject to adjustment if Pacific Bank changes its capital structure.



    The option is intended to increase the likelihood City National and Pacific Bank will complete the merger in accordance with the terms of the merger agreement. The option may also be expected to discourage offers by third parties to acquire Pacific Bank before completion of the merger.



    The option significantly increases the cost of a proposed transaction to a potential acquirer when compared to the cost if the stock option agreement did not exist. This increased cost might encourage a potential acquirer to pay a lower price per share to acquire Pacific Bank than it might otherwise have been willing to pay. In addition, the management of Pacific Bank believes that exercise of the option is likely to prohibit any reasonably foreseeable acquirer of Pacific Bank from accounting for any acquisition of Pacific Bank under the pooling of interests accounting method, thereby further diminishing Pacific Bank's attractiveness to such an acquirer. Finally, since by exercising the option, City National could become a significant shareholder of Pacific Bank, exercise of the option increases the ability of City National to have Pacific Bank's shareholders approve the merger with City National. Also with a significant amount of Pacific Bank's shares in the hands of City National, a third party will find it more difficult to obtain Pacific Bank shareholder approval for an alternative transaction.

    City National may exercise the option, in whole or in part, and in accordance with applicable law, upon occurrence of specific circumstances referred to as "purchase events" in the stock option agreement. These purchase events all involve some type of attempt by a third party to acquire an interest in or take over Pacific Bank. When one of these events occurs, City National may elect to exercise its option and purchase the Pacific Bank shares it is entitled to. To the extent the option is not exercised, it will terminate and be of no further force and effect upon the earliest of:

    - the completion of the merger;

    - the date the merger agreement is terminated pursuant to mutual agreement by the parties or a significant decline in the price of City National common stock;

    - the date the merger agreement is terminated by Pacific Bank or City National due to a material breach, or denial of an approval, consent or waiver by a governmental authority required to consummate the merger;

    - the date the merger agreement is terminated by Pacific Bank or City National because the merger is not consummated by July 1, 2000;

    - the date the merger agreement is terminated by Pacific Bank or City National because Pacific Bank's shareholders do not approve the merger;

    - the date the merger agreement is terminated by City National because the Board of Directors of Pacific Bank has withdrawn, modified or changed its approval or recommendation of the merger; or

    - twenty four months after the earliest to occur of:

      - the date of any termination of the merger agreement under reasons other than those described above; or

      - the date of the first occurrence of a "purchase event."

    As mentioned above, City National may exercise the option only upon the occurrence of certain purchase events. A purchase event will have occurred and City National may elect to exercise its option when:

    - Pacific Bank or any subsidiary of Pacific Bank enters into an agreement with a third party to:

      - merge or consolidate with, or enter into any similar transaction with Pacific Bank or any subsidiary of Pacific Bank;

      - acquire all or substantially all of the assets of Pacific Bank; or

      - acquire 15% or more of the voting shares of Pacific Bank;

    - a third party acquires the beneficial ownership or the right to acquire beneficial ownership of 15% or more of the voting shares of Pacific Bank;

    - a public announcement by Pacific Bank or any person or entity involved with Pacific Bank authorizing, recommending or endorsing an acquisition transaction, exchange offer or tender offer involving a third party;

    - a public announcement by Pacific Bank or any person or entity involved with Pacific Bank of an intention to authorize, recommend or endorse an acquisition transaction, exchange offer or tender offer involving a third party;

    - the shareholders of Pacific Bank do not approve the merger at the special shareholders' meeting or the Pacific Bank Board of Directors withdraws or modifies its recommendation that the shareholders approve the merger, after public announcement that a third party has:

      - disclosed an intention to make an acquisition proposal,

      - commenced a tender offer, or


      - filed an application (or given notice) with a bank regulatory authority seeking approval to engage in an acquisition transaction and such application has been accepted for processing; or


    - after a proposal to engage in an acquisition transaction is made by a third party to Pacific Bank or any of its subsidiaries, or such third party states its intention to make such a proposal if the merger agreement is terminated or the option expires, Pacific Bank willfully breaches any covenant or obligation contained in the merger agreement and following such breach City National would be entitled to terminate the merger agreement.

    Notwithstanding the foregoing, Pacific Bank is not obligated to issue the shares under the stock option agreement even after City National exercises the option if:

    - required governmental or regulatory waivers, consents or approvals necessary for Pacific Bank to issue such shares have not been obtained;

    - required governmental or regulatory waivers, consents or approvals necessary for City National or any transferee to exercise the option have not been obtained;

    - any waiting period required by law has not expired;

    - any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction which prohibits the sale or delivery of the option shares is in effect; or


    - at such time City National is in material breach of the agreements or covenants contained in the merger agreement.


    As used in the stock option agreement, a "preliminary purchase event" will have occurred when:

    - any third party commences or files a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of Pacific Bank common stock, such that the third party would own or control 10% or more of the shares of Pacific Bank common stock;

    - any third party files an application with a bank regulatory authority for approval to engage in an acquisition transaction, exchange offer or tender offer; or

    - Pacific Bank or any of its subsidiaries enters into an agreement with any third party for them to purchase or otherwise acquire securities representing 10% or more of the voting shares of Pacific Bank.

    As of the date of this proxy statement/prospectus, no preliminary purchase event or purchase event has occurred.

    PURCHASE OF OPTION SHARES AND OPTIONS BY PACIFIC BANK. After having exercised any option in whole or in part, City National will have the right to require Pacific Bank to purchase some or all of the option shares at a purchase price per share equal to the higher of:


    - $19.00;



    - the highest price paid or agreed to be paid for shares of Pacific Bank common stock by any third party proposing an acquisition of Pacific Bank during the year preceding the purchase;

    - the highest closing price for shares of Pacific Bank common stock as reported on the Nasdaq National Market during the 90 days preceding the purchase; and


    - in the event of a sale of all or substantially all of Pacific Bank's assets, the total value of the purchased and remaining assets of Pacific Bank divided by the number of shares of Pacific Bank common stock then outstanding.

    LISTING AND REGISTRATION RIGHTS. The stock option agreement provides that Pacific Bank, if required, will promptly file an application to authorize the Pacific Bank shares for listing or trading or quotation on the Nasdaq National Market or other securities exchange.

    SUBSTITUTE OPTION. The stock option agreement provides that if Pacific Bank agrees to be acquired through merger or other business combination then the agreement governing that transaction shall provide that City National's option will, upon consummation of any stock transaction, be converted into an option to acquire securities of the acquiror.

    PROFIT LIMITATION. The stock option agreement provides that City National's total profit with respect to the option may not exceed $7.5 million.

NEW YORK STOCK EXCHANGE LISTING


    City National is making an application to list the shares of City National common stock to be issued in the merger on the New York Stock Exchange. The stock must be authorized for listing on the New York Stock Exchange for the merger to proceed.


REGULATORY APPROVALS FOR THE MERGER

    Under the merger agreement, City National and Pacific Bank have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. Such approvals include notices to, and/or the approvals of the Comptroller of the Currency and the Federal Reserve Board.

    The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any conditions or requirements that would in the good faith judgment of City National be materially burdensome to it or City National Bank. Such a condition or requirement could relate to the raising of capital or the disposition of assets.

    COMPTROLLER OF THE CURRENCY. The merger is subject to approval by the Comptroller of the Currency because City National Bank and Pacific Bank are both national banks, and the Comptroller of the Currency has primary jurisdiction over this bank merger.


    City National Bank filed the application for approval of the Comptroller of the Currency on November 2, 1999, which was approved on December 29, 1999, subject to the receipt of approval of the merger agreement by the Pacific Bank shareholders.


    FEDERAL RESERVE BOARD. The merger of Pacific Bank and City National is subject to prior notice to the Federal Reserve Board under Section 3 of the Bank Holding Company Act. City National has given such prior notice.

                        DISSENTING SHAREHOLDERS' RIGHTS

GENERAL

    If you do not wish to accept the $29 cash and/or City National common stock offered for each of your shares of Pacific Bank as part of the merger, you have the right to dissent from the merger under Section 215a of Title 12 of the United States Code. If you dissent you have the right to seek an appraisal of your shares if you comply with the relevant provisions of Section 215a.


    The following is intended as a brief summary of the procedures you must follow in order to dissent from the merger and obtain appraisal rights. This summary is not a complete statement of all requirements and City National and Pacific Bank strongly recommend that you read carefully the complete text of
Section 215a which is set forth in Annex D. If you fail to follow the steps required by Section 215a for obtaining appraisal rights you may lose these rights. If you do wish to dissent from the merger and seek appraisal of your shares you should consult a legal advisor.


WHO MAY EXERCISE APPRAISAL RIGHTS


    Generally only the registered holder of the Pacific Bank common stock has appraisal rights. The registered holder is the person whose name appears on the stock certificate. If you are not the registered holder, you may still request appraisal on behalf of a registered holder in limited circumstances, such as in a fiduciary capacity or as an authorized agent. The request must clearly identify and state the registered holder's name as it appears on his or her stock certificate(s) and, if you are making the request on behalf of the registered holder, you must also disclose that you are the registered holder's agent and are acting on his or her behalf.



    If you are the beneficial owner and not the registered holder, you must have the registered holder submit the required demand in respect of such shares. If you have your shares in a brokerage account or in other nominee form and wish to exercise appraisal rights, you should consult with your broker or other nominees to determine the appropriate procedures.



    If you own shares in a fiduciary capacity, such as a trustee, guardian or custodian, you may make demand for appraisal in such a capacity on behalf of the registered holder. Similarly, if you are the authorized agent of the registered holder, you may request appraisal on the registered holder's behalf. If the registered holder is more than one person, such as in a joint tenancy or tenancy in common, demand must be made by or for all joint owners.



    A registered holder, such as a broker, who holds shares as nominee for others, may exercise his or her right of appraisal with respect to some of the shares held while not exercising this right for other shares held on behalf of other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is being sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such registered holder.


ELECTING APPRAISAL RIGHTS


    If you are the registered holder of Pacific Bank common stock or are acting on behalf of a registered holder and are authorized to do so (as discussed above), to exercise appraisal rights you must:


    - vote against the merger at the special shareholders' meeting, or

    - give notice in writing that you want to dissent and deliver the notice to Carol Petricka, Corporate Secretary of Pacific Bank, 351 California St., San Francisco, California 94104, at the meeting or before the meeting.

    After satisfying either of the two conditions above, and otherwise complying with the procedures of Section 215a for the exercise of dissenters' rights, you will be entitled to receive the value of your shares of Pacific Bank common stock as determined in the manner described below. To receive your money you must make a written request to City National within 30 days after completion of the merger. The request should state that you want City National to purchase your shares and must be accompanied by the stock certificates for which you seek appraisal rights. The request and stock certificates should be mailed to:


    City National Corporation
    Attn: Barbara S. Polsky, Esq.
    City National Center
    400 North Roxbury Drive
    Beverly Hills, California 90210-5021

    If you fail to comply with any of the above conditions and the merger has been completed, you will lose your dissenters' right. If this happens, you will still be entitled to receive either cash and/or City National common stock for your shares of Pacific Bank common stock as provided for in the merger agreement. However, City National will now determine whether you will receive cash or City National common stock.

DETERMINING VALUE OF DISSENTING SHAREHOLDERS' SHARES

    Section 215a(c) outlines the procedure for determining the value of your shares. The value of your shares will be determined as of the day the merger is completed by a committee of three people. The committee will consist of:

    (1) one person who is selected by the majority of the shares owned by all dissenting shareholders;

    (2) one person selected by the Board of Directors of City National; and

    (3) one person chosen by the two appraisers selected as provided in (1) and
       (2) above.

    The value of your shares will then be the value which two of the three people on the committee agree upon. If any dissenting shareholder is not satisfied with this value, that shareholder may appeal to the Comptroller of the Currency within five days after being notified of the appraised value. The Comptroller of the Currency must then reappraise the shares. This reappraisal will then be the final and binding value of all dissenting shares.

    If 90 days have passed since completion of the merger and either one or more of the appraisers has not been selected or the appraisers have not determined an appraisal value, then any shareholder can make a written request to the Comptroller of the Currency to make an appraisal. The Comptroller of the Currency's appraisal will then be final and binding on all parties.

    The expenses of the Comptroller of the Currency in making the appraisal or reappraisal, as the case may be, must be paid by City National. Unless City National or the dissenting shareholders seek judicial review of the appraisal, City National must promptly pay the appraised value of the shares to the dissenting shareholders out of the funds deposited in an escrow account established for that purpose.


    The Comptroller of the Currency uses various methods to determine the fair value of the shares being appraised. If you are considering seeking appraisal, you should be aware that the fair value of the shares as determined under
Section 215a could be same as, less than or more than, the value of the cash and/or stock you would otherwise receive from City National under the merger agreement. Also you should be aware that investment banking opinions as to fairness from a financial point of view, including the Keefe, Bruyette opinion described in and attached to this proxy statement/prospectus, are not opinions as to fair value under Section 215a and may indicate a higher or lesser fair value than the appraisal value under Section 215a.


    Section 215a also requires that City National must sell all City National stock that it would have otherwise delivered to dissenting shareholders at a public auction. If these shares are then sold for more than the amount paid to the dissenting shareholders, the excess of such sale price must be paid to the dissenting shareholders. City National is entitled to purchase any of these shares at such public auction if it is the highest bidder and then sell these shares within 30 days at no less than par value to any person determined by the City National Board of Directors.

                        DESCRIPTION OF CAPITAL STOCK OF
                         CITY NATIONAL AND PACIFIC BANK

    In the merger, you may elect to exchange your shares of Pacific Bank common stock for cash, shares of City National common stock or a combination of cash and shares of City National common stock. City National is a Delaware corporation subject to the provisions of Delaware law. Pacific Bank is a national banking association subject to the provisions of the National Bank Act. If you elect and receive City National common stock, you will become a stockholder of City National.

    Set forth below is a summary of the material features of the City National common stock and the Pacific Bank common stock. This summary is not a complete discussion of the charter documents and other instruments of City National and Pacific Bank that create the rights of the security holders.

CITY NATIONAL


    GENERAL. City National has authority to issue 75,000,000 shares of City National common stock and 5,000,000 shares of preferred stock. As of January 19, 2000, there were 45,466,822 shares of City National common stock outstanding. There are no shares of preferred stock outstanding. On any matter submitted to a vote of the stockholders, holders of City National common stock are entitled to one vote, in person or by proxy, for each share of City National common stock held of record in the stockholder's name on the City National books as of the record date. Holders of City National common stock do not have the right to cumulate votes at any election of directors. Holders of City National common stock are entitled to dividends when declared by the City National Board of Directors, after satisfaction of the prior rights of holders of outstanding preferred stock, if any. Each share of City National common stock has the same rights, privileges and preferences as every other share and will share equally in City National's net assets upon liquidation or dissolution. City National's common stock has no preemptive, conversion or redemption rights, or sinking fund provisions.



    The City National Board of Directors, without stockholder approval, may authorize one or more classes of preferred stock with preferences or voting rights that may adversely affect the rights of holders of City National common stock. Although it is not possible to state the actual effect any issuance of preferred stock might have upon the rights of holders of City National common stock, the issuance of preferred stock might


    - restrict dividends on City National common stock if preferred stock dividends have not been paid;

    - dilute the voting power and equity interest of holders of City National common stock to the extent that any preferred stock series has voting rights or is convertible into City National common stock; or

    - prevent current holders of City National common stock from participating in City National's assets upon liquidation until any liquidation preferences granted to the holders of the preferred stock are satisfied.

    In addition, City National's issuance of preferred stock, may, under certain circumstances, have the effect of discouraging an attempt to change control of City National.


    City National's certificate of incorporation provides that the liability of City National directors for monetary damages is eliminated to the fullest extent permissible under Delaware law.


    RIGHTS AGREEMENT. On February 26, 1997, the Board of Directors of City National adopted a Rights Agreement under which preferred stock purchase rights were distributed as a Rights dividend on March 13, 1997 at the rate of one Right for each share of City National common stock held as of the close of business on that date. Until the Distribution Date, (1) the Rights are not exercisable,
(2) the Rights are attached to and trade only together with the City National common stock, and (3) the stock certificates representing City National common stock also represent the Rights attached to the City National common stock. Each share of City National common stock issued after March 13, 1997 and prior to the Distribution Date incorporates the terms of the Rights Agreement and includes one Right.

    The Distribution Date is the earliest of:

    - the tenth business day following the date of the first public announcement that any person, with certain exceptions, has become the beneficial owner of 10% or more of the then outstanding shares of City National common stock. Such person is a 10% Stockholder and the date of such public announcement is the 10% Ownership Date.

    - the tenth business day, or such later day designated by the City National Board of Directors, following the date of commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become a 10% Stockholder, or

    - the first date, on or after the 10% Ownership Date, upon which City National is acquired by merger or other business combination in which City National is not the surviving entity or in which the outstanding shares of common stock are changed into or exchanged for stock or assets of another person, or upon which 50% or more of City National's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business).


    Upon the close of business on the Distribution Date, the Rights will separate from the City National common stock, Rights certificates will be issued, and the Rights will become exercisable as described below.


    Unless the Rights have expired or been redeemed or exchanged, after the Distribution Date, each Right may be exercised, at the option of the holders, to purchase one of the following:


    - one-hundredth of one share of Series A Junior Participating Cumulative Preferred Stock of City National, at an exercise price of $90.00, which will have rights similar to one share of City National common stock except that each whole share has only one vote per share;


    - from and after the close of business on the tenth business day following the 10% Ownership Date, shares of City National common stock with a market value equal to twice the exercise price; or

    - if, on or after the 10% Ownership Date,

      - City National is sold to or merged with another person or entity and is not the surviving corporation or all or part of the City National common stock is exchanged for the stock or assets of another person or entity or 50% or more of City National's assets or earning power are sold, shares of common stock of the surviving corporation or purchaser with an aggregate market value equal to twice the exercise price.

      - From and after the first event of the type described in the last point above, each Right that is beneficially owned by a 10% Stockholder will be void.

    The exercise price, the number of outstanding Rights and the number of shares of Series A Junior Participating Cumulative Preferred Stock or shares of City National common stock issuable upon exercise of the Rights are subject to adjustment from time to time as set forth in the Rights Agreement in order to prevent dilution.

    The Rights expire on March 13, 2007, unless earlier redeemed or exchanged, unless the Distribution Date has previously occurred and the Rights have separated from the City National common stock, in which case the Rights will remain outstanding for ten years.

    SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. Section 203 of the Delaware General Corporation Law prevents a Delaware corporation from engaging in a "Business Combination" as described below, with an "Interested Stockholder," generally defined as a person with 15% or more of a corporation's outstanding voting stock, for three years following the date such person became an Interested Stockholder unless: (1) before such person becomes an Interested Stockholder, the Board of Directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (2) upon consummation of the transaction in which the Interested Stockholder became an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by the directors who are also officers and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) following the date on which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Under Section 203, the restrictions described above apply to City National unless, among other things, (1) by the affirmative vote of a majority of shares entitled to vote, it adopts an amendment to the City National certificate of incorporation or the City National bylaws expressly electing not to be governed by Section 203. Such an amendment would not be effective until 12 months after its adoption and would not apply to any Business Combination between City National and any person who became an Interested Stockholder on the date of such adoption; or (2) no class of City National's voting stock is (A) listed on a national securities exchange, (B) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (C) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person becomes an Interested Stockholder.

    A Business Combination is defined in Section 203 as (1) a merger or consolidation; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of the aggregate market value of either all assets of the corporation determined on a consolidated basis or all the outstanding stock of a corporation; (3) any transaction which results in the issuance or transfer by the corporation, or by certain subsidiaries thereof, of any of its stock to the Interested Stockholder, except pursuant to (A) the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any subsidiary which were outstanding prior to the time the stockholder became an Interested Stockholder or (B) a transaction which effects a pro rata distribution to all stockholders of the corporation; (4) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustment); or (5) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

PACIFIC BANK


    Pacific Bank has authority to issue 21,000,000 shares of common stock. At the record date, there were 5,008,948 shares of Pacific Bank common stock issued and outstanding. On any matter submitted to a vote of the shareholders, holders of Pacific Bank common stock are entitled to one vote in person or by proxy, for each share of Pacific Bank common stock held of record in the shareholder's name on the Pacific Bank books as of the record date. In connection with the election of directors, the shares may be voted cumulatively. Each share of Pacific Bank common stock has the same rights, privileges and preferences as every other share and will share equally in Pacific Bank net assets upon liquidation or dissolution. The stock has no preemptive, conversion or redemption rights, or sinking fund provisions.


    Shareholders are entitled to dividends when declared by the Pacific Bank Board of Directors and may be subject to certain restrictions under the National Bank Act.

          COMPARISON OF RIGHTS OF HOLDERS OF PACIFIC BANK COMMON STOCK
                         AND CITY NATIONAL COMMON STOCK

    If, pursuant to the terms of the merger agreement, some or all of your Pacific Bank common stock is converted into City National common stock, you will become a stockholder of City National.

    Pacific Bank is a national banking association regulated by the Comptroller of the Currency. Your rights as a holder of Pacific Bank common stock derive from Pacific Bank's articles of association and bylaws and from the National Bank Act.

    City National is a Delaware corporation and the rights of City National stockholders derive from the City National certificate of incorporation and bylaws and from the Delaware General Corporation Law.


    Certain differences between your rights as a holder of Pacific Bank common stock and the rights as a City National stockholder are summarized below. The following summary does not purport to be a complete statement of the rights of Pacific Bank shareholders and City National stockholders. For a more complete understanding of all rights of Pacific Bank shareholders and City National stockholders, City National and Pacific Bank recommend that you read the complete text of the governing corporate instruments of both Pacific Bank and City National as well as the applicable law.


CUMULATIVE VOTING

    CITY NATIONAL. The City National certificate of incorporation does not provide for cumulative voting.

    PACIFIC BANK. Pacific Bank shareholders are entitled to cumulate votes in connection with the election of directors.

CLASSIFIED BOARD OF DIRECTORS

    CITY NATIONAL. City National's Board of Directors is divided into three classes of directors, with each class of directors serving for staggered three-year terms. City National's certificate of incorporation provides for the election of directors by class for a term of three years and until his or her successor is elected and qualified.

    PACIFIC BANK. Neither the National Bank Act nor Pacific Bank's articles of association or bylaws provides for a classified Board of Directors.

NUMBER OF DIRECTORS

    CITY NATIONAL. City National's Board of Directors consists of 12 directors. The City National certificate of incorporation provides that the Board of Directors will consist of not less than five and no more than 14 directors and that the Board of Directors will determine by resolution the actual number of directors.

    PACIFIC BANK. Pacific Bank currently has seven directors. Pacific Bank's articles of association provide that the number of directors will consist of not less than five and no more than 25.

QUALIFICATION OF DIRECTORS

    CITY NATIONAL. Delaware law, the City National certificate of incorporation and the City National bylaws do not contain qualifications for directors.

    PACIFIC BANK. The National Bank Act requires that a director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association the aggregate par value of which is not less than $1,000.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    CITY NATIONAL. The City National certificate of incorporation and bylaws provide that vacancies and newly created directorships may be filled by a majority vote of the directors in office.

    PACIFIC BANK. The National Bank Act provides that vacancies, including those resulting from an increase in the number of directors, may be filled by the shareholders, a majority of the board of directors remaining in office, or, if the directors remaining in office constitute less than a quorum, by an affirmative vote of a majority of all the directors remaining in office.

PAYMENT OF DIVIDENDS

    CITY NATIONAL. Delaware law provides that dividends may be paid either out of a corporation's surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year. Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation. Dividend payments out of net profits are subject to certain limitations for the benefit of certain preference shares.

    PACIFIC BANK. Under the National Bank Act, Pacific Bank may pay dividends out of undivided profits. However, no dividends may be declared if the surplus does not equal common capital unless the dividend is an annual dividend and at least one-tenth of net income for the preceding two consecutive half-year periods has been carried to surplus. Pacific Bank must also obtain the prior approval of the Comptroller of the Currency if total dividends declared in any calendar year exceeds net income for that year combined with retained earnings for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

SPECIAL MEETING OF STOCKHOLDERS

    CITY NATIONAL. City National's bylaws provide that a special meeting may be called by the president and must be called by the president or secretary at the written request of a majority of the Board of Directors.

    PACIFIC BANK. Pacific Bank's bylaws provide that special meetings of shareholders may be called for any purpose at any time by the Board of Directors or by any one or more shareholders owning, in the aggregate, at least 10% of Pacific Bank's common stock.


RIGHTS OF STOCKHOLDERS TO DISSENT

    CITY NATIONAL. Under the Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation in a merger or consolidation. No appraisal rights are available for any stock, which on the date the stockholder meeting to approve the transaction is held, is listed on a national securities exchange or held by more than 2,000 stockholders. Also no appraisal rights are available to stockholders of the surviving corporation in a merger if their approval is not required. Notwithstanding the foregoing, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares; or (4) any combination of the foregoing.

    PACIFIC BANK. Pacific Bank's appraisal rights are described in detail herein under "DISSENTING SHAREHOLDERS' RIGHTS."

INDEMNIFICATION


    CITY NATIONAL. The City National certificate of incorporation provides that City National will eliminate the personal liability of its directors to the fullest extent permitted by Delaware law, and City National has entered into indemnification agreements with its directors providing for additional indemnification.


    Section 145 of Delaware law authorizes City National to indemnify directors and officers against liabilities and expenses incurred while acting in their capacity as a director. However, such indemnification is only available if the director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. To receive indemnification in a criminal proceeding, the director or officer must also have had no reasonable cause to believe his or her conduct was unlawful.


    PACIFIC BANK. Pacific Bank's articles of association provide that the liability of Pacific Bank directors for monetary damages will be eliminated to the fullest extent permissible under California law. Additionally, Pacific Bank has authority to provide for the indemnification of Pacific Bank agents, as defined in Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders. Pacific Bank is allowed to provide this indemnification to the extent not prohibited by applicable sections of California law. However, the articles of association provide that no indemnification is permitted with respect to expenses or payments incurred by an agent in an administrative proceeding instituted by a bank regulatory agency if the proceeding results in a final order assessing civil monetary penalties or requiring other payments to Pacific Bank.


CERTAIN VOTING RIGHTS WITH RESPECT TO MERGERS

    CITY NATIONAL. Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation that otherwise requires the approval of the stockholders requires approval by a majority of the outstanding shares of such corporation, unless a corporation's certificate of incorporation requires a higher percentage. Whether approval of stockholders is required by Delaware law, the City National certificate of incorporation requires a higher percentage with respect to "business combinations" with Restricted Persons as discussed below.

    A Restricted Person is any entity or group which during any consecutive
12 month period acquired voting securities of City National representing more than 5% of the outstanding securities of that class. An entity or group ceases to be a Restricted Person at the end of the 24th month following the month in which the Restricted Person acquired voting securities of City National within that month and the preceding 11 months aggregating more than 5% of the outstanding securities of that class.

    A business combination between City National and a Restricted Person requires the approval of 70% of the outstanding shares. A "business combination" includes:

    - the sale or other disposition of all, substantially all, or any substantial part of the assets or business of City National or its subsidiaries;

    - the purchase or other acquisition of all, substantially all, or any substantial part of the assets or business of another person;

    - a merger or consolidation;

    - any reclassification of securities or recapitalization designed to decrease the holders of any class of City National's voting securities if, immediately thereafter, a Restricted Person will be the owner of more than 35% of any such class; and

    - the issuance of voting securities or rights, warrants or options to acquire any securities of City National or a subsidiary to a Restricted Person.

    PACIFIC BANK. The National Bank Act requires the affirmative vote of at least two-thirds of the outstanding capital stock of a national banking association to approve a merger, consolidation or sale of substantially all of the assets of a national banking association. Pacific Bank's articles of association do not require a higher percentage.

PREEMPTIVE RIGHTS

    CITY NATIONAL. The City National certificate of incorporation does not provide for preemptive rights.

    PACIFIC BANK. The Pacific Bank articles of association do not provide for preemptive rights.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    CITY NATIONAL. The City National certificate of incorporation provides that any action which is required to be taken or may be taken at a meeting of stockholders, may be taken by the written consent of the holders of not less than a majority of the stock entitled to vote upon such action if a meeting were held.

    PACIFIC BANK. Neither the National Bank Act nor Pacific Bank's articles of association provide for shareholder action by written consent.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND ARTICLES OF ASSOCIATION

    CITY NATIONAL. Under Delaware law, the City National certificate of incorporation may be amended only if the amendment is first proposed by the City National Board of Directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment.

    PACIFIC BANK. Under the National Bank Act and Pacific Bank's articles of association, Pacific Bank's articles of association may be amended if the amendment is approved by the holders of a majority of the voting shares of Pacific Bank.

AMENDMENT OF BYLAWS

    CITY NATIONAL. The City National bylaws may be made, altered, amended or repealed by the Board of Directors or the stockholders.

    PACIFIC BANK. The Pacific Bank bylaws may be amended or repealed by the Board of Directors or shareholders.

                                    EXPERTS

    The consolidated financial statements of City National as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Pacific Bank as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this proxy statement/ prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which can be found in Annex E of this proxy statement/prospectus (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the 1998 financial statements) and have been so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Representatives of Deloitte & Touche LLP are expected to be present at the Pacific Bank special shareholders' meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

    The validity of the shares of City National common stock to be issued pursuant to the terms of the merger agreement will be passed upon for City National by Barbara S. Polsky, General Counsel of City National. The material federal income tax consequences of the merger will be passed upon for City National by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


    The following unaudited pro forma condensed combined balance sheet as of September 30, 1999 combines the historical consolidated balance sheets of City National and Pacific Bank as if the merger had been effective on September 30, 1999, after giving effect to the purchase accounting and other merger-related adjustments described in the notes to pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 1999 and for the year ended December 31, 1998 present the combined results of operations of City National and Pacific Bank as if the merger had been effective at the beginning of each period, after giving effect to the purchase accounting and other merger-related adjustments described in the accompanying notes. Dollars are in thousands except for per share data.


    The unaudited pro forma condensed combined financial information and accompanying notes reflect the application of the purchase method of accounting for the merger. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the closing. As described in the accompanying notes, estimates of the fair values of Pacific Bank's assets and liabilities have been combined with recorded values of the assets and liabilities of City National. However, changes to the adjustments included in the unaudited pro forma condensed combined financial statements are expected as evaluations of assets and liabilities are completed and as additional information becomes available. See "THE MERGER--Accounting Treatment of the Merger." In addition, the results of operations of Pacific Bank subsequent to September 30, 1999 will affect the allocation of the purchase price. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma condensed combined financial statements.


    The combined company expects to incur merger-related costs and achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any merger costs or potential savings which are expected to result from the consolidation of the operations of City National Bank and Pacific Bank, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. See "A Warning About Forward-Looking Information" and "Risk Factors."



    For purposes of preparing these financial statements, City National and Pacific Bank used the audited consolidated financial statements which City National previously filed with the Securities and Exchange Commission for the year ended December 31, 1998 on Form 10-K. In addition, the unaudited consolidated financial statements of City National previously filed with the Securities and Exchange Commission for the quarter ended September 30, 1999 on Form 10-Q were used to prepare the financial statements as of and for the nine-month period ended September 30, 1999.



    For purposes of preparing these financial statements, City National and Pacific Bank used the audited consolidated financial statements which Pacific Bank filed with the Comptroller of the Currency for the year ended December 31, 1998 on Form 10-K/A which is included in this document as Annex E. In addition, the unaudited consolidated financial statements of Pacific Bank filed with the Comptroller of the Currency for the quarter ended September 30, 1999 on Form 10-Q/A, which is included in this document as Annex F, were used to prepare the financial statements as of and for the ninth-month period ended
September 30, 1999.


    City National and Pacific Bank consolidated financial statements are prepared in conformity with generally accepted accounting principles. In the opinion of City National and Pacific Bank, the unaudited pro forma condensed combined financial statements include all normal recurring adjustments necessary to present fairly the results of the periods presented.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  PACIFIC                    PRO FORMA
                                                 CITY NATIONAL      BANK       PRO FORMA      COMBINED
                                                  HISTORICAL     HISTORICAL   ADJUSTMENTS   WITH PACIFIC
                                                 -------------   ----------   -----------   ------------
ASSETS
    Cash and due from banks....................   $  307,549      $ 31,492      $(10,954)    $  328,087
    Federal funds sold.........................       60,000        27,200       (72,563)        14,637
    Securities.................................    1,060,431       141,581            --      1,202,012
    Trading account securities.................       55,082            --            --         55,082
    Loans......................................    5,171,924       502,359            --      5,674,283
    Less allowance for credit losses...........      139,015         9,345            --        148,360
                                                  ----------      --------      --------     ----------
      Net loans................................    5,032,909       493,014            --      5,525,923
    Premises and equipment, net................       62,674         3,757        (1,200)        65,231
    Customers' acceptance liability............        2,779         8,620            --         11,399
    Deferred tax asset.........................       59,968         7,906       (12,440)        55,434
    Goodwill and core deposit intangibles......      130,152         7,534        78,874        216,560
    Bank owned life insurance..................       44,182           210            --         44,392
    Affordable housing investments.............       45,769         1,294            --         47,063
    Other assets...............................       74,121         8,995        17,200        100,316
                                                  ----------      --------      --------     ----------
      Total assets.............................   $6,935,616      $731,603      $ (1,083)    $7,666,136
                                                  ==========      ========      ========     ==========
LIABILITIES
    Demand deposits............................   $2,296,288      $138,908      $     --     $2,435,196
    Interest bearing deposits..................    3,014,449       500,631            --      3,515,080
                                                  ----------      --------      --------     ----------
      Total deposits...........................    5,310,737       639,539            --      5,950,276
    Federal funds purchased and securities sold
      under repurchase agreements..............      347,498            --            --        347,498
    Other short-term borrowings................      341,725            --            --        341,725
    Subordinated debt..........................      123,405            --            --        123,405
    Long-term debt.............................      180,000            --            --        180,000
    Other liabilities..........................       69,084        10,295            --         79,379
    Acceptances outstanding....................        2,779         8,620            --         11,399
                                                  ----------      --------      --------     ----------
      Total liabilities........................    6,375,228       658,454            --      7,033,682

SHAREHOLDERS' EQUITY
      Total shareholders' equity...............      560,388        73,149        (1,083)       632,454
                                                  ----------      --------      --------     ----------
      Total liabilities and shareholders'
        equity.................................   $6,935,616      $731,603      $ (1,083)    $7,666,136
                                                  ==========      ========      ========     ==========

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                      PRO FORMA
                              CITY NATIONAL    COMPLETED      PRO FORMA    PRO FORMA   PACIFIC BANK    PRO FORMA    COMBINED WITH
                               HISTORICAL     ACQUISITIONS   ADJUSTMENTS   COMBINED     HISTORICAL    ADJUSTMENTS   PACIFIC BANK
                              -------------   ------------   -----------   ---------   ------------   -----------   -------------
INTEREST INCOME
  Loans.....................    $289,502        $14,283        $    --     $303,785      $34,109        $    --        $337,894
  Securities................      47,967          2,787             --       50,754        5,468             --          56,222
  Trading account
    securities..............       2,126             --             --        2,126           --             --           2,126
  Federal funds sold and
    securities purchased
    under resale
    agreements..............       1,416          2,225             --        3,641          862         (2,985)          1,518
                                --------        -------        -------     --------      -------        -------        --------
      Total interest
        income..............     341,011         19,295             --      360,306       40,439         (2,985)        397,760
                                --------        -------        -------     --------      -------        -------        --------

INTEREST EXPENSE............
  Deposits..................      64,412          7,200             --       71,612       13,452             --          85,064
  Federal funds purchased
    and securities sold
    under repurchase
    agreements..............      20,952              2          3,254       24,208           13             --          24,221
  Other short-term
    borrowings..............       5,488            138             --        5,626           16             --           5,642
  Subordinated debt.........       5,712             --             --        5,712           --             --           5,712
  Other long-term debt......       9,353             --             --        9,353           --             --           9,353
                                --------        -------        -------     --------      -------        -------        --------
      Total interest
        expense.............     105,917          7,340          3,254      116,511       13,481             --         129,992
                                --------        -------        -------     --------      -------        -------        --------
  Net interest income.......     235,094         11,955         (3,254)     243,795       26,958         (2,985)        267,768
  Provision for credit
    losses..................                        438             --          438        2,308             --           2,746
                                --------        -------        -------     --------      -------        -------        --------
  Net interest income after
    provision for credit
    losses..................     235,094         11,517         (3,254)     243,357       24,650         (2,985)        265,022
                                --------        -------        -------     --------      -------        -------        --------
NONINTEREST INCOME..........      63,997          3,585             --       67,582        6,188             --          73,770
NONINTEREST EXPENSE.........     175,104         13,544          3,107      191,755       24,266          4,722         220,743
                                --------        -------        -------     --------      -------        -------        --------
Income before income
  taxes.....................     123,987          1,558         (6,361)     119,184        6,572         (7,707)        118,049
Income taxes................      43,797          1,289         (1,627)      43,459        2,272         (1,866)         43,865
                                --------        -------        -------     --------      -------        -------        --------
Net income..................    $ 80,190        $   269        $(4,734)    $ 75,725      $ 4,300        $(5,841)       $ 74,184
                                ========        =======        =======     ========      =======        =======        ========
Net income per share,
  basic.....................    $   1.75                                   $   1.65                                    $   1.54
                                ========                                   ========                                    ========
Net income per share,
  diluted...................    $   1.70                                   $   1.61                                    $   1.50
                                ========                                   ========                                    ========
Shares used to compute net
  income per share;
Basic.......................      45,767                                     45,767                                      48,269
                                ========                                   ========                                    ========
Diluted.....................      47,049                                     47,049                                      49,551
                                ========                                   ========                                    ========

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                      PRO FORMA
                              CITY NATIONAL   ACQUISITIONS    PRO FORMA    PRO FORMA   PACIFIC BANK    PRO FORMA    COMBINED WITH
                               HISTORICAL      COMPLETED     ADJUSTMENTS   COMBINED     HISTORICAL    ADJUSTMENTS   PACIFIC BANK
                              -------------   ------------   -----------   ---------   ------------   -----------   -------------
INTEREST INCOME
  Loans.....................    $365,352        $18,877        $     --    $384,229      $44,368        $     --       $428,597
  Securities................      52,274          5,776              --      58,050        5,688              --         63,738
  Trading account
    securities..............       2,865             --              --       2,865           --              --          2,865
  Federal funds sold,
    securities purchased
    under resale agreements
    and other interest
    earning assets..........       3,458          1,913              --       5,371        2,392          (3,991)         3,772
                                --------        -------        --------    --------      -------        --------       --------
    Total interest income...     423,949         26,566              --     450,515       52,448          (3,991)       498,972
                                --------        -------        --------    --------      -------        --------       --------
INTEREST EXPENSE
  Deposits..................      87,237         10,035              --      97,272       18,397              --        115,669
  Federal funds purchased
    and securities sold
    under repurchase
    agreements..............      21,824              3           5,602      27,429            5              --         27,434
  Other short-term
    borrowings..............       4,591            333              --       4,924           51              --          4,975
  Subordinated debt.........       7,912             --              --       7,912           --              --          7,912
  Other long-term debt......       8,714             --              --       8,714           --              --          8,714
                                --------        -------        --------    --------      -------        --------       --------
    Total interest
      expense...............     130,278         10,371           5,602     146,251       18,453              --        164,704
                                --------        -------        --------    --------      -------        --------       --------
Net interest income.........     293,671         16,195          (5,602)    304,264       33,995          (3,991)       334,268
Provision for credit
  losses....................          --            205              --         205        6,000              --          6,205
                                --------        -------        --------    --------      -------        --------       --------
Net interest income after
  provision for credit
  losses....................     293,671         15,990          (5,602)    304,059       27,995          (3,991)       328,063
                                --------        -------        --------    --------      -------        --------       --------
NONINTEREST INCOME..........      67,684         14,828              --      82,512        8,667              --         91,179
NONINTEREST EXPENSE.........     211,331         27,391           5,410     244,132       31,700           6,296        282,128
                                --------        -------        --------    --------      -------        --------       --------
Income before income
  taxes.....................     150,024          3,427         (11,012)    142,439        4,962         (10,287)       137,114
Income taxes................      53,796          1,550          (3,058)     52,288        2,118          (2,494)        51,912
                                --------        -------        --------    --------      -------        --------       --------
NET INCOME..................    $ 96,228        $ 1,877        $ (7,954)   $ 90,151      $ 2,844        $ (7,793)      $ 85,202
                                ========        =======        ========    ========      =======        ========       ========
Net income per share,
  basic.....................    $   2.08                                   $   1.94                                    $   1.74
                                ========                                   ========                                    ========
Net income per share,
  diluted...................    $   2.00                                   $   1.87                                    $   1.68
                                ========                                   ========                                    ========
Shares used to compute net
  income per share;
  Basic.....................      46,357                                     46,357                                      48,859
                                ========                                   ========                                    ========
  Diluted...................      48,141                                     48,141                                      50,643
                                ========                                   ========                                    ========

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

BALANCE SHEET

    Assuming a final City National stock price of between $28.05 and $37.95, and assuming 50% of the merger consideration is paid in City National common stock and 50% is paid in cash, the total consideration value paid to the existing Pacific Bank shareholders is $145,126,000 (equal to $29.00 per share) with total cash consideration of $72,563,000 and the balance in City National common stock.

    The cash payment of $72,563,000 will be paid from the proceeds from the sale of Federal funds. The number of shares to be tendered will be contingent upon the final City National stock price which is the average of the City National common stock closing price for the 20 consecutive trading days ending on the third trading day immediately before the completion of the merger. For the purpose of the unaudited pro forma condensed combined financial statements, the stock portion of the total consideration value is comprised of the issuance of 1,467,816 shares of City National common stock held as treasury stock as of September 30, 1999 plus newly issued shares totaling 1,034,348 with an assumed market value of $29.00. The issuance of the treasury stock is recorded as a debit to shareholders' equity of $4,255,000 and a credit to treasury stock of $46,822,000.

    The purchase price of $162,926,000 which includes expenses of $10,000,000 directly attributable to the acquisition and a $7,800,000 payment to cash out existing unexercised stock options is allocated to the assets acquired and the liabilities assumed based on their estimated fair values at September 30, 1999 in accordance with APB No. 16. The table below reflects the adjustment of certain assets and liabilities to estimated fair value and the resultant goodwill. Total goodwill of approximately $65,254,000 is expected to be amortized over fifteen years. Total core deposit intangibles of approximately $13,620,000 is expected to be amortized over seven years.

                                                                   ADJUSTMENTS
                                                                    RELATED TO
                                                                   ACQUISITION
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
ASSETS/LIABILITIES
  Cash......................................................         $(10,954)
  Core deposit intangibles..................................           13,620
  Fixed Assets..............................................           (1,200)
  Deferred taxes created by core deposit intangibles........           (5,720)
  Deferred taxes created by other asset adjustment..........           (6,720)
  Other assets..............................................           17,200
  Remaining unallocated purchase price (Goodwill)...........           65,254

    Included in the purchase price is $4,700,000 in consolidation costs, $3,300,000 for change of control payments and payment of the liability under a Supplemental Executive Retirement Plan, $500,000 for buyout of data processing contracts and $1,500,000 in legal and investment banking fees, less tax benefits of $3,570,000. Included in the total adjustment to Other assets is $17,200,000 to record the fair value of a previously charged off surplus note of American Star Insurance Company in liquidation and to record the estimated net equity of Pacific Bank's 100% ownership of American Star in liquidation.

STATEMENT OF INCOME

        (a) Decrease in interest on Federal funds sold is due to the utilization of Federal funds sold to fund the cash portion of the purchase price. The loss in interest income is estimated to be

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

    $2,985,000 and $3,991,000 for the nine-month period and 12-month period beginning January 1, 1999 and January 1, 1998, respectively.

        (b) Noninterest expense includes the amortization of core deposit intangibles and goodwill for the nine-month period beginning January 1, 1999 of $1,459,000 and $3,263,000, respectively and for the 12-month period beginning January 1, 1998 of $1,946,000 and $4,350,000, respectively.

        (c) Additional income taxes are computed using a 42% tax rate. The tax attributes of Pacific Bank will carry over to City National including all assets and liabilities and are recorded at amounts previously reflected, adjusted for purchase price allocations.

        (d) The pro forma combined net income per common share data are based on
    (i) combined historical income of Pacific Bank and City National assuming the merger is accounted for as a purchase and (ii) pro forma combined equivalent of the Pacific Bank common stock converted (as adjusted for an exchange ratio of one share of City National common stock for each share of Pacific Bank common stock) and City National common stock as of September 30, 1999 and December 31, 1998.

COMPLETED ACQUISITIONS

    On December 31, 1998, City National completed its acquisition of North American Trust Company, an independent trust company, for $11,500,000 in an all cash transaction. This acquisition was accounted for under the purchase method of accounting and resulted in the recording of goodwill of approximately $11,000,000.

    On August 27, 1999, City National completed its acquisition of American Pacific State Bank. The total price was approximately $90,000,000 in an all cash transaction. This acquisition was accounted for under the purchase method of accounting and resulted in the recording of goodwill and core deposit intangibles of approximately $63,000,000.

    In the fourth quarter of 1998 and in the third quarter of 1999, City National Bank recorded $800,000 and $1,100,000, respectively, for integration related costs for these acquisitions.

    The pro forma adjustments for these two completed acquisitions are as follows:

        (a) Increase in interest on Federal funds purchased is due to the utilization of Federal funds purchased to fund the purchase prices. The additional interest expense is estimated to be $3,254,000 and $5,602,000 for the nine month period and the 12-month period beginning January 1, 1999 and January 1, 1998, respectively.

        (b) Noninterest expense includes the amortization of core deposit intangibles (based on seven year lives) and goodwill (based on fifteen year lives) for the nine-month period beginning January 1, 1999 of $619,000 and $2,488,000, respectively and for the 12-month period beginning January 1, 1998 of $928,000 and $4,482,000, respectively.

        (c) Additional income taxes are computed using a 42% rate.

                      WHERE YOU CAN FIND MORE INFORMATION

    City National files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Pacific Bank files similar reports with the Comptroller of the Currency.

    You may read and copy any reports, statements or other information that City National files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. City National public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    You may read and copy any reports, statements or other information that Pacific Bank files at the Comptroller of the Currency's public reference room in Washington D.C. Please call the Comptroller of the Currency at (202) 874-5043 for further information on the public reference room. Pacific Bank's public filings are also available by calling Carol Petricka, Corporate Secretary, at
(415) 578-2778.

    City National has filed a registration statement to register with the Securities and Exchange Commission the shares of City National common stock to be issued to Pacific Bank shareholders in the merger. This document is a part of the registration statement and constitutes a prospectus of City National and a proxy statement of Pacific Bank for its special shareholders' meeting.


    As allowed by Securities and Exchange Commission rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement. The Securities and Exchange Commission allows City National and Pacific Bank to "incorporate by reference" certain information into this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that City National and Pacific Bank have previously filed with the Securities and Exchange Commission or the Comptroller of the Currency, respectively. Each of the documents previously filed by Pacific Bank with the Comptroller of the Currency that is incorporated by reference is included as an Annex to this proxy statement/prospectus or as an exhibit to the registration statement. These documents contain important business information about City National and Pacific Bank and their respective financial condition that is not included or delivered with this document. This proxy statement/prospectus is accompanied, however, by copies of Pacific Bank's Annual Report on Form 10-K/A for the year ended December 31, 1998 which is attached hereto as Annex E and Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1999 which is attached hereto as Annex F.



                                                                  PERIOD
                                                                  ------
CITY NATIONAL
COMMISSION FILINGS (FILE NO. 1-10394)

Annual Report on Form 10-K...................  Year ended December 31, 1998.

Quarterly Reports on Form 10-Q...............  Periods ended March 31, 1999, June 30, 1999 and September 30, 1999.

Proxy Statement for 1999 Annual Meeting of
  Stockholders...............................  1999

Current Report on Form 8-K...................  September 22, 1999

Current Report on Form 8-K...................  January 26, 2000

                                                                  PERIOD
                                                                  ------
PACIFIC BANK COMPTROLLER FILINGS

Annual Report on Form 10-K/A.................  Year ended December 31, 1998.

Quarterly Reports on Form 10-Q/A.............  Periods ended March 31, 1999, June 30, 1999 and September 30, 1999.

Proxy Statement for 1999 Annual Meeting of
  Shareholders...............................  1999

Current Report on Form 8-K...................  October 26, 1999


    All documents which City National or Pacific Bank file with the Securities and Exchange Commission or Comptroller of the Currency, respectively, between the date of this proxy statement/ prospectus and the date of the special shareholders' meeting are incorporated into this proxy statement/ prospectus by reference and made a part of this document from the date of the filing of such documents. These additional documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In order to accomplish the incorporation by reference into this proxy statement/prospectus of the additional documents that Pacific Bank files with the Comptroller of the Currency, City National will also file such documents with the Securities and Exchange Commission on a Form 8-K or other appropriate filing.

    City National has supplied all information contained or incorporated by reference in this document relating to City National and City National Bank. Pacific Bank has supplied all such information relating to Pacific Bank.


    Shareholders of Pacific Bank may obtain documents incorporated by reference through City National or Pacific Bank or with respect to Pacific Bank the Comptroller of the Currency or with respect to City National, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from City National or Pacific Bank without charge, excluding all exhibits, unless specifically incorporated by reference in this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following:


               City National
               City National Center
               400 North Roxbury Drive
               Beverly Hills, California 90210
               Telephone: (310) 888-6266
               Attention: Barbara S. Polsky, Esq.

               Pacific Bank
               351 California Street
               San Francisco, California 94104
               Telephone: (415) 576-2778
               Attention: Carol A. Petricka

    If you would like to request documents from City National or Pacific Bank, please do so at least five business days before the date of the special shareholders' meeting in order to receive timely delivery of such documents prior to the special shareholders' meeting.


    You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. City National and Pacific Bank have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 26, 2000. You should not assume that the information contained in this documents is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of City National common stock in the merger creates any implication to the contrary.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                           CITY NATIONAL CORPORATION

                                      AND

                             THE PACIFIC BANK, N.A.

                               SEPTEMBER 21, 1999

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                  --------
ARTICLE I           THE MERGERS AND RELATED TRANSACTIONS........................      2

  Section 1.1       Structure and Effect of the Merger..........................      2

  Section 1.2       Closing.....................................................      2

  Section 1.3       Effective Time of the Merger................................      2

ARTICLE II          EFFECT OF THE INTERIM MERGER ON THE CAPITAL STOCK OF THE
                    CONSTITUENT CORPORATIONS....................................      2

  Section 2.1       Effect on Capital Stock.....................................      2

           (a)      Common Stock of CNB.........................................      2

           (b)      Common Stock of Pacific.....................................      2

           (c)      Dissenting Common Stock.....................................      2

           (d)      Cancellation of Certain Shares..............................      2

  Section 2.2       Conversion of Pacific Common Stock..........................      3

  Section 2.3       Election and Proration Procedures...........................      3

           (a)      Election Forms and Types of Elections.......................      3

           (b)      Proper and Timely Election..................................      4

           (c)      Payment and Proration.......................................      4

           (d)      Calculations................................................      6

           (e)      No Fractional Shares........................................      6

  Section 2.4       Stock Options...............................................      6

  Section 2.5       Adjustments for Dilution and Other Matters..................      7

  Section 2.6       Conversion of Dissenting Common Stock.......................      7

ARTICLE III         EXCHANGE OF SHARES..........................................      7

  Section 3.1       Exchange Procedures.........................................      7

           (a)      Exchange Agent..............................................      7

           (b)      Exchange of Certificates and Cash...........................      7

           (c)      Affiliates..................................................      8

  Section 3.2       Voting and Dividends........................................      8

  Section 3.3       No Liability................................................      8

  Section 3.4       Withholding Rights..........................................      8

ARTICLE IV          CONDUCT PENDING THE MERGER..................................      9

  Section 4.1       Conduct of Pacific's Business Prior to the Effective Time of
                    the Merger..................................................      9

  Section 4.2       Forbearance by Pacific and its Subsidiaries.................      9

  Section 4.3       Timeliness of CNC's Consent.................................     13

  Section 4.4       Conduct by CNC Prior to the Effective Time of the Merger....     13

ARTICLE V           REPRESENTATIONS AND WARRANTIES..............................     13

  Section 5.1       Representations and Warranties of Pacific...................     13

                               TABLE OF CONTENTS

                                  (CONTINUED)

                                                                                    PAGE
                                                                                  --------
           (a)      Recitals True...............................................     13

           (b)      Capital Stock...............................................     13

           (c)      Authority...................................................     13

           (d)      Subsidiaries................................................     14

           (e)      Approvals...................................................     14

           (f)      No Violations...............................................     14

           (g)      Compliance with Laws........................................     14

           (h)      Regulatory Actions..........................................     14

           (i)      Community Reinvestment Act..................................     15

           (j)      Bank Secrecy Act............................................     15

           (k)      Fair Lending Acts...........................................     15

           (l)      Reports.....................................................     15

           (m)      Financial Statements........................................     15

           (n)      Absence of Certain Changes or Events........................     16

           (o)      Taxes.......................................................     16

           (p)      Absence of Claims; Litigation...............................     18

           (q)      Certain Agreements..........................................     18

           (r)      Labor Matters...............................................     18

           (s)      Employee Benefit Plans......................................     18

                    (i)  Existence of Plans.....................................     18

                    (ii)  Present Value of Benefits.............................     19

                    (iii) Penalties; Reportable Events..........................     20

                    (iv) Deficiencies; Qualification............................     20

                    (v)  Litigation.............................................     20

           (t)      Insider Loans; Other Transactions...........................     21

           (u)      Title to Assets.............................................     21

           (v)      Knowledge as to Conditions..................................     22

           (w)      Fees........................................................     22

           (x)      Environmental...............................................     22

           (y)      Allowance for Possible Loan Losses..........................     23

           (z)      Performance of Obligations..................................     23

           (aa)     Insurance...................................................     24

           (bb)     Listing of Loans............................................     24

           (cc)     Derivative Transactions.....................................     24

           (dd)     Trust Administration........................................     24

           (ee)     Contingent Asset............................................     24

                               TABLE OF CONTENTS

                                  (CONTINUED)

                                                                                    PAGE
                                                                                  --------
           (ff)     Contingent Liabilities......................................     25

           (gg)     Statements True and Correct.................................     25

           (hh)     Accurate Disclosure.........................................     25

           (ii)     Year 2000 Compliant.........................................     25

  Section 5.2       Representations and Warranties of CNC.......................     26

           (a)      Recitals True...............................................     26

           (b)      Capital Stock...............................................     26

           (c)      Authority...................................................     26

           (d)      Approvals...................................................     26

           (e)      No Violations...............................................     26

           (f)      Financial Statements........................................     27

           (g)      Absence of Certain Changes or Events........................     27

           (h)      Absence of Claims...........................................     27

           (i)      Knowledge as to Conditions..................................     27

           (j)      Compliance with Laws........................................     27

           (k)      Regulatory Actions..........................................     27

           (l)      Community Reinvestment Act..................................     28

           (m)      Bank Secrecy Act............................................     28

           (n)      Fair Lending Laws...........................................     28

           (o)      Statements True and Correct.................................     28

           (p)      Accurate Disclosure.........................................     28

           (q)      Year 2000 Compliant.........................................     28

ARTICLE VI          COVENANTS...................................................     29

  Section 6.1       Cooperation.................................................     29

  Section 6.2       Regulatory Matters..........................................     29

  Section 6.3       Shareholders' Approval......................................     30

  Section 6.4       Legal Conditions to Merger..................................     30

  Section 6.5       Information.................................................     30

           (a)      CNC's Right to Access and Information.......................     30

           (b)      Pacific's Right to Access and Information...................     31

           (c)      Customer Data...............................................     31

           (d)      Customer Calls..............................................     31

           (e)      Confidentiality.............................................     31

  Section 6.6       Employee Benefits...........................................     31

  Section 6.7       Publicity...................................................     32

  Section 6.8       Notification of Certain Matters.............................     32

                               TABLE OF CONTENTS

                                  (CONTINUED)

                                                                                    PAGE
                                                                                  --------
  Section 6.9       Pre-Closing Adjustments.....................................     32

  Section 6.10      Director Resignations.......................................     33

  Section 6.11      Human Resources Issues......................................     33

  Section 6.12      Assistance with Third-Party Agreements......................     33

  Section 6.13      Notices and Communications..................................     34

  Section 6.14      Insurance Policies Assignment...............................     34

  Section 6.15      Additional Agreements.......................................     34

  Section 6.16      Indemnification of Directors and Officers...................     34

  Section 6.17      Shareholders' Agreement.....................................     35

  Section 6.18      Coordination of Dividends...................................     35

  Section 6.19      Affiliates..................................................     35

  Section 6.20      Hong Kong Portfolio.........................................     35

ARTICLE VII         CONDITIONS TO CONSUMMATION..................................     36

  Section 7.1       Conditions to All Parties Obligations.......................     36

  Section 7.2       Conditions to Obligations of CNC and CNB....................     36

  Section 7.3       Conditions To Obligations of Pacific........................     38

ARTICLE VIII        TERMINATION.................................................     38

  Section 8.1       Termination.................................................     38

  Section 8.2       Effect of Termination.......................................     39

ARTICLE IX          OTHER MATTERS...............................................     40

  Section 9.1       Certain Definitions; Interpretations........................     40

  Section 9.2       Non-Survival of Representations, Warranties and Covenants...     41

  Section 9.3       Waiver and Modification.....................................     41

  Section 9.4       Counterparts................................................     42

  Section 9.5       Governing Law, Jurisdiction and Venue.......................     42

  Section 9.6       Notices.....................................................     42

  Section 9.7       Entire Agreement............................................     43

  Section 9.8       Binding Effect; Assignment..................................     43

  Section 9.9       Severability................................................     43

  Section 9.10      No Third Party Beneficiaries................................     43

  Section 9.11      Specific Performance........................................     43

  Section 9.12      Expenses....................................................     43



EXHIBITS
  Exhibit A         Form of Agreement of Merger
  Exhibit B         Form of Shareholders' Agreement
  Exhibit C         Form of Affiliates Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER, dated as of the 21st day of September, 1999 (the "AGREEMENT"), by and between City National Corporation ("CNC"), a Delaware corporation, and The Pacific Bank, N.A., a national banking association ("PACIFIC"), is entered into with reference to the following:

        A. CNC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA") and subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "BOARD OF GOVERNORS");

        B. Pacific is a national banking association subject to regulation and supervision by the Office of the Comptroller of the Currency (the "OCC") and the deposits of which (except for Pacific's Grand Cayman and Hong Kong offices) are insured by the Federal Deposit Insurance Corporation (the "FDIC") in accordance with the Federal Deposit Insurance Act up to applicable limits.

        C. The Boards of Directors of CNC and Pacific have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for in this Agreement;

        D. The parties hereto desire to effect a business combination through a merger (the "MERGER"), which will be structured so that Pacific will be merged into City National Bank, a national banking association and the wholly-owned subsidiary of CNC ("CNB"), and CNB will be the surviving institution in the Merger;

        E. As a condition and inducement to CNC's willingness to enter into this Agreement, Pacific and CNC are entering into, immediately after the execution and delivery hereof, a Stock Option Agreement (the "STOCK OPTION AGREEMENT") dated as of the date hereof, pursuant to which Pacific shall grant to CNC an option to purchase shares of the common stock, $1.50 par value, of Pacific (the "PACIFIC COMMON STOCK");

        F. The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

        G. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE");

        H. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        I. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that CNC by reason of this Agreement shall not (until consummation of the Merger) control, nor shall be deemed to control, Pacific or any of its subsidiaries, directly or indirectly, nor shall CNC exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Pacific or any of its subsidiaries.

    NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGERS AND RELATED TRANSACTIONS

    Section 1.1  STRUCTURE AND EFFECT OF THE MERGER.

    (a) At the Effective Time of the Merger, (as defined in Section 1.3), Pacific will merge with and into CNB, with CNB being the surviving institution, pursuant to the Agreement of Merger to be entered into by and between CNB and Pacific substantially in the form of Exhibit A hereto.

    (b) At the Effective Time of the Merger, (i) the separate corporate existence of Pacific shall cease, and (ii) the Articles of Association and Bylaws of CNB as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Association and Bylaws of the surviving institution.

    (c) At and after the Effective Time of the Merger, the Merger will have the effects set forth in 12 U.S.C. Section 215a of the National Bank Act ("12 USC 215A").

    Section 1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place at 6:00 P.M. Pacific time, on the first Friday (unless such date is a holiday, in which case it will be the preceding Business Day (as defined in Section 9.1)) that is both (a) after satisfaction of each of the conditions set forth in Article VII; and (b) no less than four Business Days after the occurrence of the Election Deadline (as defined in Section 2.3), or at such other time as shall be determined in good faith by CNC in order to ensure an orderly transition process, including any delay reasonably required due to the effects, if any, experienced by CNC or CNB with respect to Year 2000 Compliance, notwithstanding that CNC, CNB and Pacific are Year 2000 Compliant (as defined in
Section 5.1(ii)).

    Section 1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective as set forth in the National Bank Act. The term "EFFECTIVE TIME OF THE MERGER" shall, upon filing of the Agreement of Merger with the OCC, be the date and time specified in the letter of certification issued by the OCC.

                                   ARTICLE II
                  EFFECT OF THE INTERIM MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

    Section 2.1 EFFECT ON CAPITAL STOCK. Subject to the other provisions of this Article II, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holders of shares of stock of Pacific and CNC:

    (a) COMMON STOCK OF CNB. Each share of common stock, $1.00 par value per share of CNB (the "CNB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of the surviving institution, and shall not be affected by the Merger,

    (b) COMMON STOCK OF PACIFIC. Each share of Pacific Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive common stock, $.01 par value per share, of CNC ("CNC COMMON STOCK") or cash as provided in Section 2.2(a);

    (c) DISSENTING COMMON STOCK. Each share of Pacific Common Stock that is a "dissenting share" within the meaning of 12 USC 215a ("DISSENTING COMMON STOCK") shall not be converted into or represent a right to receive CNC Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares, at which time such shares shall either be converted into cash or CNC Common Stock pursuant to Section 2.6.

    (d) CANCELLATION OF CERTAIN SHARES. Any shares of Pacific Common Stock held by CNC (or any of its Subsidiaries) or by Pacific other than those held in a fiduciary capacity ("TREASURY STOCK") shall be canceled and retired at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

    Section 2.2  CONVERSION OF PACIFIC COMMON STOCK.

    (a) Subject to the other provisions of this Article II, each share of Pacific Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenting Common Stock and Treasury Stock) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.3, either:

        (i) a fraction of a share of CNC Common Stock equal to the quotient (such quotient, the "EXCHANGE RATIO") of (i) $29.00, divided by (ii) the average of the daily closing prices of a share of CNC Common Stock on the New York Stock Exchange for the twenty consecutive trading days ending on the third trading day immediately prior to the Effective Time of the Merger (such average, the "FINAL CNC STOCK PRICE"); provided, in the event that the Final CNC Stock Price shall be more than $37.95 but less than or equal to $41.25 (the "INTERIM CEILING PRICE"), the Exchange Ratio shall be .7642, and in the event that the Final CNC Stock Price shall be less than $28.05 (the "FLOOR PRICE"), the Exchange Ratio shall be 1.0339; and provided further, that in the event that the Final CNC Stock Price shall be more than $41.25, the Exchange Ratio shall be $31.52 divided by the Final CNC Stock Price; or

        (ii) cash in the amount of $29.00 (such amount, the "PER SHARE CASH CONSIDERATION"); or

       (iii) a combination of CNC Common Stock and cash in the amounts as set forth in Subsections 2.2(a)(i) and (a)(ii) above.

    (b) At the Effective Time of the Merger, the stock transfer books of Pacific shall be closed as to holders of Pacific Common Stock immediately prior to the Effective Time of the Merger and no transfer of Pacific Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time of the Merger, certificates are properly presented in accordance with Article III of this Agreement to the Exchange Agent (as defined in Section 2.3), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of CNC Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Pacific Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of CNC Common Stock.

    Section 2.3  ELECTION AND PRORATION PROCEDURES.

    (a) ELECTION FORMS AND TYPES OF ELECTIONS. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Common Stock shall pass, only upon proper delivery of such certificates to an exchange agent selected by CNC and reasonably acceptable to Pacific (the "EXCHANGE AGENT")) in such form as CNC and Pacific shall mutually agree ("ELECTION FORM") shall be mailed no less than thirty-five days prior to the Effective Time of the Merger or on such other date as Pacific and CNC shall mutually agree ("MAILING DATE") to each holder of record of Pacific Common Stock as of a date which is at least five Business Days prior to the Mailing Date ("ELECTION FORM RECORD DATE"). CNC shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Pacific Common Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and Pacific shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to elect (an "ELECTION") to receive either (i) CNC Common Stock (a "STOCK ELECTION") with respect to all of such holder's Pacific Common Stock, or (ii) cash (a "CASH ELECTION") with respect to all of such holder's Pacific Common Stock, or
(iii) a specified number of shares of Pacific Common Stock to receive CNC Common Stock (a "COMBINATION STOCK ELECTION") and a specified number of shares of Pacific Common Stock to receive cash (a "COMBINATION CASH

ELECTION"). Any Pacific Common Stock (other than Dissenting Common Stock or Treasury Stock) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

    (b) PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. on the later of the 30th day following the Mailing Date (or such other time and date as CNC and Pacific may mutually agree) (the "ELECTION DEADLINE"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Pacific Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Pacific Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Pacific Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and CNC shall cause the certificates representing such shares of Pacific Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of CNC and Pacific required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither CNC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

    (c) PAYMENT AND PRORATION. As promptly as practicable but not later than five Business Days after the Effective Time of the Merger, CNC shall cause the Exchange Agent to effect the allocation among the holders of Pacific Common Stock of rights to receive CNC Common Stock or cash in the Merger in accordance with the Election Forms as follows:

        (i) if the aggregate number of shares of Pacific Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of CNC Common Stock pursuant to the Merger that would be at least 47.0 percent (47.0%) of the aggregate value of the total consideration paid (valued at the closing price of CNC Common Stock on the date on which the Effective Time of the Merger occurs (the "CLOSING PRICE")) in exchange for shares of Pacific Common Stock (the "MINIMUM STOCK AMOUNT"), but does not result in the issuance of CNC Common Stock exceeding
    52.5 percent (52.5%) of the consideration paid in exchange for shares of Pacific Common Stock (the "MAXIMUM STOCK AMOUNT") (assuming all other shares of Pacific Common Stock other than Treasury Stock receive the Per Share Cash Consideration), then:

           (A) Each holder of Pacific Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of CNC Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Pacific Common Stock covered by such Stock Election or Combination Stock Election; and

           (B) Each holder of Pacific Common Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Per Share Cash Consideration.

        (ii) if the aggregate number of shares of Pacific Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made exceeds, and is not approximately equal to, the Maximum Stock Amount (assuming all other shares of Pacific Common Stock other than Treasury Stock receive the Per Share Cash Consideration), then:

           (A) Each holder of Pacific Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Per Share Cash Consideration;

           (B) All Undesignated Shares shall be deemed to have made Cash Elections; and

           (C) A stock proration factor (the "STOCK PRORATION FACTOR") shall be determined by dividing (1) the number of shares of CNC Common Stock which are required to be issued based on the Closing Price to equal the Maximum Stock Amount by (2) the number of shares of CNC Common Stock which would be issued based on the product of the Exchange Ratio and the number of shares of Pacific Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Pacific Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

               (I) the number of shares of CNC Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Pacific Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

              (II) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Pacific Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

       (iii) if the aggregate number of shares of Pacific Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made shall be less than the Minimum Stock Amount (assuming all other shares of Pacific Common Stock other than Treasury Stock receive the Per Share Cash Consideration), then:

           (A) Each holder of Pacific Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of CNC Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Pacific Common Stock covered by such Stock Election or Combination Stock Election;

           (B) The Exchange Agent shall select by lot such number of holders of Undesignated Shares (other than holders of Undesignated Shares who voted against the Merger or gave notice in writing that the holder dissents as required by 12 USC 215a prior to the meeting of shareholders to be held pursuant to Section 6.3) to receive CNC Common Stock as shall be necessary so that the shares of CNC Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made shall be equal to the Minimum Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are less than, and not approximately equal to, the Minimum Stock Amount, then:

           (C) A cash proration factor (the "CASH PRORATION FACTOR") shall be determined by dividing (1) the amount which is the difference between (x) the number of shares of CNC Common Stock which are required to be issued based on the Closing Price to equal the Minimum Stock Amount and (y) the number of shares of CNC Common Stock which would be issued based on the product of the Exchange Ratio and the sum of the number of shares of Pacific Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (iii)(B) above by (2) the number of shares of Pacific Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Pacific Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

               (I) cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Pacific Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

              (II) the number of shares of CNC Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Pacific Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

        (iv) Notwithstanding any other provision of this Agreement, if after applying the allocation rules set forth in the preceding subsections of this
    Section 2.3(c), the aggregate value of the CNC Common Stock that would be issued pursuant to the Merger (valued at the Closing Price) is less than 47.0% of the aggregate value of the total consideration to be paid in exchange for Pacific Common Stock, CNC shall be authorized to reallocate, in good faith and in such a manner as it reasonably determine to be fair and equitable, shares of CNC Common Stock and cash among the holders of Pacific Common Stock, or to vary the number of shares of CNC Common Stock to be issued in the Merger, in a manner such that the number of shares of CNC Common Stock to be issued in the Merger shall not be less than the Minimum Stock Amount.

    (d) CALCULATIONS. The calculations required by Section 2.2(a)(i) shall be prepared by CNC prior to the Effective Time of the Merger and shall be set forth in a certificate executed by the Chief Financial Officer of CNC and furnished to Pacific at least two Business Days prior to the Effective Time of the Merger showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of CNC Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 2.3, the shares of Pacific Common Stock for which CNC Common Stock is to be issued as consideration in the Merger shall be deemed to be "approximately equal" to the Maximum Stock Amount or the Minimum Stock Amount if such number is within 10,000 shares of Pacific Common Stock of such amount.

    (e) NO FRACTIONAL SHARES. Notwithstanding any other provisions of this Agreement, each holder of shares of Pacific Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CNC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of CNC Common Stock multiplied by the Final CNC Stock Price (as defined in Section 2.2). No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of CNC Common Stock.

    Section 2.4 STOCK OPTIONS. Prior to the Effective Time of the Merger, Pacific shall take appropriate action such that each option granted pursuant to the 1993 Stock Option Plan As Amended and the 1998 Stock Option Plan As Amended (together, the "STOCK OPTION PLANS") by Pacific to purchase shares of the Pacific Common Stock that is outstanding and unexercised immediately prior to the Effective Time of the Merger shall be canceled by Pacific in consideration of the payment by Pacific to each holder of such option of an aggregate amount in cash equal to the positive difference, if any, between (a) $29.00 times the number of shares of Pacific Common Stock as to which such holder has options, and (b) the aggregate exercise price of such options. At the Effective Time of the Merger, each option to purchase a share of Pacific Common Stock pursuant to the Stock Option Plans shall terminate and be of no further force or effect, and any rights thereunder to purchase shares of Pacific Common Stock shall also terminate and be of no further force or effect.

    Section 2.5 ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If prior to the Effective Time of the Merger, (a) Pacific shall declare a stock dividend or distribution on the Pacific Common Stock, or subdivide, split up, reclassify or combine the Pacific Common Stock, or declare a dividend, or make a distribution, on the Pacific Common Stock, in any security convertible into Common Stock (provided that no such action may be taken by Pacific without CNC's prior written consent as provided in Section 4.2 (b)), or (b) the outstanding shares of CNC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in CNC's capitalization, then an appropriate adjustment or adjustments will be made to the Exchange Ratio (including the Final CNC Stock Price and the Final CNC Stock Prices below and above which the Exchange Ratio is a specified amount pursuant to Section 2.2).

    Section 2.6  CONVERSION OF DISSENTING COMMON STOCK.

    (a) Pacific shall give CNC prompt notice upon receipt by Pacific of any written demands for appraisal rights, withdrawal of such demands, and any other documents received or instruments served pursuant to 12 USC 215a and shall give CNC the opportunity to direct all negotiations and proceedings with respect to such demands. Pacific shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not except with the prior written consent of CNC, settle or offer to settle such demands. Each holder of Pacific Common Stock who becomes entitled pursuant to provisions of said 12 USC 215a to payment for his or her shares of Dissenting Common Stock shall receive payment therefor from CNC and such shares of Common Stock shall be canceled.

    If any holder of Common Stock shall effectively withdraw or lose his or her right to appraisal of and payment for his or her Dissenting Common Stock after the Effective Time of the Merger as provided in 12 USC 215a, each share of Dissenting Common Stock of such holder shall be deemed to be an Undesignated Share and shall be converted at CNC's discretion into the right to receive the Per Share Cash Consideration or such number of shares of CNC Common Stock calculated pursuant to Subsection 2.3(c)(iv) by CNC to be necessary or appropriate to preserve the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III
                               EXCHANGE OF SHARES

    Section 3.1  EXCHANGE PROCEDURES.

    (a) EXCHANGE AGENT. No later than the Effective Time of the Merger, CNC shall deposit with the Exchange Agent the number of shares of CNC Common Stock issuable in the Merger and the amount of cash payable in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to CNC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

    (b) EXCHANGE OF CERTIFICATES AND CASH. After completion of the allocation procedure set forth in Section 2.3, each holder of a certificate formerly representing Pacific Common Stock (other than Dissenting Common Stock or Treasury Stock) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof be entitled to a certificate representing CNC Common Stock and/ or cash into which the shares of Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of CNC Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Pacific certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.1, each certificate representing Pacific Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive cash and/or CNC Common Stock, as the case may be, upon such surrender. CNC shall not be obligated to deliver the consideration to which any former holder of Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Pacific Common Stock for exchange as provided in this Article III. If any certificate for shares of CNC Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

    (c) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of Pacific for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged for certificates representing whole shares of CNC Common Stock until CNC has received a written agreement from such person as provided in
Section 6.19.

    Section 3.2 VOTING AND DIVIDENDS. Former shareholders of record of Pacific shall be entitled to vote after the Effective Time of the Merger at any meeting of CNC shareholders the number of whole shares of CNC Common Stock into which their respective shares of Pacific Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Common Stock for certificates representing CNC Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of Common Stock (other than shares to be canceled pursuant to Section 2.1(d)of this Agreement) shall from and after the Effective Time of the Merger represent for all purposes only the right to receive shares of CNC Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to CNC Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate of Common Stock with respect to the shares of CNC Common Stock represented thereby, until the holder of such certificate of Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Common Stock for which shares of CNC Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of CNC Common Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of CNC Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CNC Common Stock.

    Section 3.3 NO LIABILITY. Neither CNC, Pacific nor the Exchange Agent shall be liable to any holder of shares of Common Stock for any shares of CNC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 3.4 WITHHOLDING RIGHTS. CNC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Pacific Common Stock such amounts as CNC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CNC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Pacific Common Stock in respect of which such deduction and withholding was made by CNC or the Exchange Agent.

                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

    Section 4.1 CONDUCT OF PACIFIC'S BUSINESS PRIOR TO THE EFFECTIVE TIME OF THE MERGER. Except as expressly provided in this Agreement, or with the prior written consent of CNC, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time of the Merger, Pacific shall, and shall cause each of its Subsidiaries (as defined in Section 9.1) to, (a) conduct its business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees; (c) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) use its commercially reasonable efforts to maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;
(e) perform in all material respects all of its obligations under material contracts, leases and documents relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute; (f) charge off all loans and other assets, or portions thereof, deemed uncollectible in accordance with GAAP (as defined in Section 9.1(i)), RAP (as defined in Section 9.1) or applicable law or regulation, classified as "loss" or as directed by its regulators; (g) maintain the ALLL (as defined in Section 9.1) in accordance with past practices, GAAP and RAP; (h) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, and rules, regulations and orders imposed by federal, state and local Governmental Authorities (as defined in Section 9.1);
(i) comply in all material respects with all published interpretations, statements, guidelines and similar documents promulgated by any Governmental Authority with jurisdiction over Pacific concerning Year 2000 Compliance (as defined in Section 5.1(ii)); and (j) take no action which would reasonably be expected adversely to affect or delay the ability of CNC, CNB or Pacific to obtain any necessary approvals, consents or waivers of any Governmental Authority or other parties required for the Merger or to perform its covenants or agreements under this Agreement on a timely basis.

    Section 4.2 FORBEARANCE BY PACIFIC AND ITS SUBSIDIARIES. Except as expressly provided in this Agreement or as set forth on the Disclosure Schedule (as defined in Section 5.1), during the period from the date of this Agreement to the Effective Time of the Merger, Pacific shall not, and shall cause any of its subsidiaries not to, without the prior written consent of CNC, which consent shall not be unreasonably withheld:

    (a) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) for short-term borrowings
(A) not in excess of sixty days, (B) in amounts not greater than $25,000,000 in the aggregate for Pacific and its Subsidiaries and (C) made at prevailing market rates and terms applicable for Pacific;

    (b) issue any capital stock; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on any capital stock (except, subject to Section 6.18, Pacific's regular quarterly dividend); directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; grant any stock appreciation rights; grant any person any right to acquire any shares of its capital stock (whether pursuant to an option, warrant, right or otherwise); or issue any additional shares of capital stock; provided, however, that Pacific may make a cash payment equal to the difference between the Per Share Cash Consideration and the exercise price of any option granted pursuant to the Stock Option Plans, or may make the cash payment required in connection with the redemption of the rights issued under the Rights Agreement, or may issue Pacific Common Stock pursuant to exercise of an exercisable option granted pursuant to the Stock Option Plans;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a book value of $500,000 or more, or cancel, release or assign any indebtedness of any person or any claim held by any person, except pursuant to contracts or agreements in full force and effect at the date of this Agreement or the sale of other real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted ("OREO") or similarly held properties other than at a cash price of at least 80% of book value of such property at June 30, 1999;

    (d) except as permitted under Subsection (l) of this Section 4.2, make any material investment either by purchase of stock or securities, contributions to capital, or purchase of any properties or fixed assets in excess of $50,000;

    (e) enter into or renew any material contract or agreement to a date past December 31, 1999; terminate any material contract or agreement, or make any material change in any of its material leases or contracts, other than
(i) entering into deposit agreements or (ii) in the ordinary course of business consistent with past practice with respect to contracts, agreements or leases terminable on not more than 90 days notice and involving payment or payments of not more than $150,000 per annum;

    (f) alter its method of establishing interest rates for deposits;

    (g) except as required by applicable law, increase in any manner the compensation (including, without limitation, bonuses) or fringe benefits of any of its directors, employees, former employees or retirees, or pay any pension or retirement allowance, not required by any existing plan or agreement to any such directors, employees, former employees or retirees, other than annual salary and bonus increases made in the ordinary course of business not exceeding 2% in the aggregate (based upon April 1, 1999 aggregate salary figures) or 6% for any employee; become a party to, amend or commit to any pension, retirement, retention, "golden parachute" or other severance (other than in accordance with Section 6.6(c)), deferred compensation, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, former employee or retiree; or voluntarily accelerate the vesting of any employee benefits, except for the acceleration of the vesting of options granted pursuant to the Stock Option Plans;

    (h) settle any claim, action or proceeding involving any liability for material monetary damages (except to the extent fully reserved against on its books and records) or enter into any settlement agreement containing material obligations;

    (i) hire additional vice presidents or above or any other employees (except that employees below vice president may be hired to fill vacancies in existing positions), or enter into new employment arrangements or relationships with new or existing employees which have the legal effect of any relationship other than at-will employment;

    (j) sell any securities other than securities held as foreclosed collateral;

    (k) sell Small Business Administration loans in the aggregate amount in excess of $2,500,000 per quarter, prorated for partial quarters.

    (l) purchase any securities other than United States Treasury or United States government agency securities with maturities of three years or less;

   (m) engage in speculative trading activities with respect to any securities;

    (n) amend its Article of Association or Bylaws, or change in any material way its material policies and procedures or make any material changes to its tax or financial accounting policies (except as to changes to its tax or financial accounting policies as may be required by GAAP or RAP);

    (o) introduce any new service or products, institute any new advertising campaign, open, or apply to open or close any branch or facility, or, in general, change in any material respects its products and services from those in effect at the date of this Agreement;

    (p) (i) renew, extend the maturity of, or materially alter any of the material terms of, any loan or forbearance agreement for a period greater than twelve months, or (ii) except as to certain loans disclosed in writing and discussed with CNC prior to the date hereof, make, acquire a participation in, or reacquire an interest in a participation sold of, any loan or forbearance agreement, without regard to the term thereof, which, in the case of (i) or
(ii), when aggregated with all other loans or extensions of credit to, or forbearance agreements with, such borrower and its related interests, result in total obligations that may be outstanding following such renewal, extension or reacquisition or for which a material term may be altered in excess of: (A) if any such loans are rated "substandard" or below, $250,000 or (B) if all such loans are rated "pass," $1,000,000 for unsecured obligations or $1,500,000 for obligations fully secured under Pacific's loan underwriting policies, except for an increase of 10% over the previously existing commitment for such borrower and related interests;

    (q) make any extension of credit to any of Pacific's executive officers and directors and their related interests (as defined under Federal Reserve Board Regulation "O") other than renewals of existing credits to any of Pacific's executive officers and directors and their related interests consistent with Pacific's loan underwriting policies and applicable law. ("REG O LOANS");

    (r) make, acquire a participation in, reacquire an interest in a participation sold or sell any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on June 30, 1999, as modified, if necessary, to become or remain in accordance with GAAP or RAP or in conformity with the recommendations of Pacific's regulators; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

    (s) reduce any material accrual or reserve, including, without limitation, any contingency reserve, litigation reserve, tax reserve, or the ALLL (as defined in Section 9.1), by reversal or booking a negative provision, or change the methodology by which such accounts generally have been handled in past periods, unless required to do so by GAAP or RAP;

    (t) file a 1999 or 2000 (short year) income tax return on Form 1120 with the Internal Revenue Service ("IRS") or any state taxing agency or authority related income or franchise Taxes;

    (u) take any action that would reasonably be expected to adversely affect Pacific's ability to perform its covenants or agreements made herein on a timely basis;

    (v) consummate a foreclosure proceeding with respect to non-residential land or properties, unless (i) a Phase I environmental report has been obtained and
(ii) CNC consents in writing, which consent shall not be unreasonably withheld;

    (w) sell any charged-off loan or settle any loan with a contractual balance of $150,000 or more for less than 50% of the amount of the total obligation;

    (x) authorize or permit any of its officers, directors, employees or agents directly or indirectly to solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a Takeover Proposal (as defined below), or to recommend or endorse any Takeover Proposal, or to participate in any discussions or negotiations, or to provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that Pacific may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Takeover Proposal, if (i) its Board of Directors, after having consulted with and considered the written advice of counsel, has reasonably determined in good faith that the failure to do so would cause the members of its Board of Directors to breach their fiduciary duties under applicable laws; and (ii) at least forty-eight (48) hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, the Board of Directors notifies CNC of any such inquiries, such Takeover Proposal received or any such information requested from any third party or of any such discussions or negotiations sought to be initiated or continued by any third party. Pacific will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than CNC with respect to any of the foregoing and take all necessary steps to inform promptly all such parties of the obligations undertaken in this Section. Pacific also agrees that it shall promptly request any third party, other than CNC, that has heretofore executed a confidentiality agreement in connection with its consideration of a Takeover Proposal to return all confidential information heretofore furnished to such person by or on behalf of Pacific and shall otherwise enforce any such confidentiality agreements. Pacific shall immediately advise CNC following the receipt by it of any request for information by, any discussions or negotiations sought to be initiated or continued by or upon the receipt by Pacific of any Takeover Proposal from any third party, other than CNC, and the details thereof, and shall advise CNC of any developments thereafter with respect to such Takeover Proposal immediately upon the occurrence thereof. As used in this Agreement, "TAKEOVER PROPOSAL" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Pacific or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Pacific other than the transactions contemplated or permitted by this Agreement;

    (y) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

    (z) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any administrative appeal from an asserted deficiency, or file or amend any federal, foreign, state or local income or franchise tax return or make any tax election without the prior written consent of CNC (which consent shall not be withheld unreasonably);

   (aa) fail to continue to file in the ordinary course of business timely and proper federal, state and local Tax Returns and reports which Pacific is required to file, either on its own behalf or on behalf of its employees or other Persons, all such returns and reports to be true correct and complete in all material respects;

   (bb) change any method or period of tax accounting unless and until required to do so by an appropriate tax authority;

   (cc) fail to promptly notify CNC regarding receipt by Pacific from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustment to the liabilities of Pacific for Taxes, or any actual or threatened collection enforcement activity by any tax authority with respect to alleged liabilities of Pacific for Taxes, and make available to CNC and its representatives the calculation work papers for federal income tax estimated payments;

   (dd) enter into any settlement or settlement negotiations; accept any payments or settlement amounts; initiate or enter into any discussions, negotiations or participate in any proceeding without notice to CNC; assume any obligation; release any claim or party or take or consent to any other action by others that would affect the value or rights to sale, liquidation or other recovery with respect to the capital stock of American Star Insurance Company, the Surplus Note and the American Star Liquidation Proceeding (all as defined in Section 5.1(ee));

   (ee) incur or expend non-interest expenses, excluding personnel and those required under existing contracts, at a monthly level or monthly amounts materially in excess of such monthly levels or monthly amounts incurred during the six month period ended June 30, 1999; or

    (ff) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

    Section 4.3 TIMELINESS OF CNC'S CONSENT. For purposes of Section 4.2, any consent required from CNB, unless earlier given or denied, shall be deemed to have been given three Business Days after the time Pacific shall have requested such consent in writing, unless during such three-day period CNC shall have promptly requested further information in writing reasonably necessary to allow the decision to be made, in which case such consent, unless earlier given or denied, shall be deemed to have been given three Business Days after the time such reasonably requested information has been furnished.

    Section 4.4  CONDUCT BY CNC PRIOR TO THE EFFECTIVE TIME OF THE
MERGER. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time of the Merger, CNC shall
(a) not take any action which would reasonably be expected to affect adversely or delay the ability of CNC, Pacific or CNB to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated by this Agreement or to perform its covenants or agreements on a timely basis under this Agreement, (b) amend its Certificate of Incorporation in any respect that materially and adversely affects the rights and privileges attendant to the CNC Common Stock, or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.4.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    Section 5.1 REPRESENTATIONS AND WARRANTIES OF PACIFIC. Pacific represents and warrants (for itself and, where applicable, separately for any of its Subsidiaries) that, except as specifically set forth in the Disclosure Schedule delivered to CNC as of the date of this Agreement ("DISCLOSURE SCHEDULE"):

    (a) RECITALS TRUE. The information set forth in the recitals of this Agreement with respect to Pacific is true and correct.

    (b) CAPITAL STOCK. Pacific is authorized to issue 21,000,000 shares of Common Stock, $1.50 par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of Pacific can vote. As of the date hereof, 5,004,928 shares of Pacific Common Stock are issued and outstanding, and 622,500 shares are reserved for issuance under the Stock Option Plans. All issued and outstanding shares of Pacific Common Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable, and are subject to no preemptive rights. No shares are reserved for issuance pursuant to any other stock option, warrant, restricted stock, stock appreciation right, dividend reinvestment or similar plan or plans. The Board of Directors of Pacific has taken all action required under that certain Rights Agreement, dated as of November 5, 1996, between Pacific and ChaseMellon Shareholders' Services, LLC, as rights agent (the "RIGHTS AGREEMENT") to order the redemption of the rights issued under the Rights Agreement and to terminate the right of any holder of the rights issued under the Rights Agreement to exercise such rights.

    (c) AUTHORITY. Pacific has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 9.1) on Pacific) to carry on its business as it is now being conducted and to own all of its material properties and assets. Pacific has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on Pacific.

    (d) SUBSIDIARIES. Pacific has no Subsidiaries other than BSC Mortgage, TPB Holdings, Inc. and PB Capital Management and Insurance Services, and does not own, directly or indirectly, any equity portion or voting interest in any other corporation, partnership or other entity, except as received in satisfaction of a debt previously contracted in good faith.

    (e) APPROVALS. The execution by Pacific of this Agreement and the Agreement of Merger has been authorized by all necessary corporate action, including, but not limited to, a vote by its board of directors (which approval includes a resolution recommending that this Agreement, the Agreement of Merger and the Merger be approved by the shareholders of Pacific), subject to approval of this Agreement and the Agreement of Merger by the affirmative vote of the holders of two-thirds of the outstanding shares of Pacific as required under
Section 215a. Subject to such shareholder approvals and to receipt of required approvals, consents or waivers of Governmental Authorities referred to in
Section 7.1(b), this Agreement is, and the Agreement of Merger will be upon due execution and delivery by CNB and Pacific, valid and binding agreements of Pacific, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, general equitable principles, and the rights of the Federal Deposit Insurance Corporation ("FDIC").

    (f) NO VIOLATIONS. The execution, delivery and performance of this Agreement by Pacific does not, and the execution, delivery and performance of the Agreement of Merger will not, and the consummation of the Merger will not, constitute (i) a breach or violation of, or a default under any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of Pacific, or to which it (or any of its properties) is subject, including its Hong Kong and Cayman Islands offices, which breach, violation or default would have a Material Adverse Effect on Pacific or would materially hinder or delay the Merger, or
(ii) a breach or violation of, or a default under, its Articles of Association or Bylaws; and the consummation of the Merger will not require any approval, consent or waiver under any such law, any rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, including any approval, consent or license from any Governmental Authorities in Hong Kong or the Cayman Islands, other than (A) the shareholder approvals referred to in
Section 7.1(a), (B) the required approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b), (C) the approvals, consents or waivers as are required under the federal and state securities or Blue Sky laws,
(D) any other material approvals or consents or waivers of third parties as set forth in the Disclosure Schedule, and (E) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on Pacific or would not materially hinder or delay the Merger.

    (g) COMPLIANCE WITH LAWS. Pacific is not in violation in respect of any foreign, federal, state or local laws, rules, regulations or orders applicable to it or by which its properties may be bound, except such violations as would not have a Material Adverse Effect on Pacific.

    (h) REGULATORY ACTIONS. Pacific is not a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Governmental Authority nor a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of any of its regulators, nor has it been advised that any such issuance or request is contemplated. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Pacific, or as set forth in the Disclosure Schedule, (x) no Governmental Authority has initiated any proceeding or, to the knowledge of Pacific, investigation, into the business or operations of Pacific since January 1, 1999. To the knowledge of Pacific, there is no material unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Pacific.

    (i) COMMUNITY REINVESTMENT ACT. Pacific received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. Pacific has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

    (j) BANK SECRECY ACT. Pacific has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. Section 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C.
Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957) and (ii) any "Know Your Customer" regulations, guidelines or supervisory policies and examination requirements.

    (k) FAIR LENDING ACTS. To Pacific's knowledge, Pacific is not the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts (as defined in Section 9.1).

    (l) REPORTS. Pacific has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1994 with (i) the OCC,
(ii) the FDIC or (iii) any other Governmental Authority (including in Hong Kong and the Cayman Islands) and has paid all fees and assessments due and payable in connection therewith.

    (m)  FINANCIAL STATEMENTS.

        (i) Pacific has delivered to CNC (i) audited consolidated Balance Sheets as of December 31, 1996, 1997, and 1998, and the related consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the years ended December 31, 1996, 1997, and 1998, the related notes and related opinions thereon of Deloitte & Touche, LLP, and (ii) an unaudited consolidated Balance Sheet as of June 30, 1999, and the related consolidated Statements of Income and Cash Flows as of and for the six months ended
    June 30, 1999 (the "PACIFIC FINANCIAL STATEMENTS"). The Pacific Financial Statements (i) present fairly the consolidated financial condition of Pacific as of the respective dates indicated and its consolidated results of operations and the changes in the shareholders' equity and cash flows for the respective periods indicated and (ii) have been prepared in accordance with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein).

        (ii) As of their respective dates, none of Pacific's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 10-K") or Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (the "10-Q"), nor any other document filed subsequent to December 31, 1998 under
    Section 13(a), 13(d), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), each in the form (including exhibits) filed with the OCC (collectively, the "PACIFIC REPORTS"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the Pacific Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the Pacific Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with the published rules and regulations of the OCC, the SEC and GAAP, except as may be noted therein.

       (iii) The books and records of Pacific have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

    (n) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, there have not been (i) any changes in the business, assets, financial condition or results of operations of Pacific that, individually or in the aggregate, have had or could be reasonably expected to have a Material Adverse Effect on Pacific; (ii) any amendments to the Articles of Association or Bylaws of Pacific; (iii) any declarations, setting aside or payment of any dividend or any other distribution in respect of the capital stock of Pacific, except for regular quarterly dividends; or (iv) any changes by Pacific in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting Standards Board or by any Governmental Authorities having jurisdiction over Pacific.

    (o)  TAXES.

        (i) Pacific has timely and properly filed or caused to be filed all federal, state, local and foreign Tax Returns which it is or has been required to file, either on its own behalf or on behalf of its employees or other Persons, including but not limited to income, profits, franchise, sales, use, occupation, property, excise, and ad valorem and payroll (including employee taxes withheld), all such returns and reports and forms being true and correct and complete in all material respects, and has paid all Taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by Pacific. The United States Internal Revenue Service ("IRS") has not audited the federal income Tax Returns of Pacific for any tax year ending subsequent to December 31, 1994. No waiver has been granted extending the time for examination of any Pacific returns. Pacific has properly accrued all liabilities for Taxes and assessments. Pacific is not (and has not been at any time during the last 5 years) a U.S. real property holding corporation for purposes of Section 897 of the Code (or any corresponding provision of state, local or foreign Tax law), and Pacific does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States and such foreign country.

        (ii) Pacific has satisfied or discharged its obligations under all state and local sales and use tax laws.

       (iii) Pacific is not and had never been the "common parent" or a member otherwise of an "affiliated group" of corporations (as those terms are used in Section 1504(a) of the Code and the Treasury Regulations promulgated under Section 1502 of the Code). Pacific is not and has never been required to join or has joined in the filing of a consolidated federal income Tax Return.

        (iv) Pacific is not required to file or join in the filing of a consolidated, combined, unitary or group income or franchise Tax Return.

        (v) Pacific has timely withheld from its employees, customers and other payees (and timely paid) all amounts required to be withheld and paid by the tax withholding provisions of applicable federal, state, local and foreign laws, statutes, rules and regulations (including, without limitation, income, social security, and employment tax withholding for all types of compensation, and withholding on payments to non-United States Persons) for all payments made through the date hereof.

        (vi) The Disclosure Schedule sets forth, for each taxable period ending during the three-year period beginning January 1, 1995, and ended
    December 31, 1998, all jurisdictions in which Pacific (A) has filed an income or franchise Tax Return or (B) has been included in a consolidated, combined, group, or unitary income or franchise Tax Return.

       (vii) There is no power of attorney currently in force granted by or for Pacific with respect to Taxes.

      (viii) There is no contract or agreement under which Pacific has, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of Taxes (or any amount calculated with reference to any portion of Taxes) of any other Person.

        (ix) Pacific is not a party to any contract, plan or agreement, which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by Pacific or a successor by reason of Section 280G or Section 162(m) of the Code, but determined without regard to the effects of any payment made pursuant to any obligation entered into after the Effective Time of the Merger.

        (x) Pacific has made all payments of estimated Taxes required to be made under the Code and any state, local or foreign law. No penalties or other charges are or will become due with respect to the late filing of any Tax Return of Pacific required to be filed on or before the Effective Time of the Merger.

        (xi) Pacific has not received or requested any private tax ruling addressed specifically to Pacific or entered into any tax closing agreement with any taxing authority (foreign or domestic).

       (xii) No action, suit, proceeding, investigation, arbitration, audit, claim or assessment is (to the knowledge of Pacific) presently or proposed to be asserted or commenced by any taxing authority with regard to any Taxes imposed on Pacific, or to the knowledge of Pacific, for which Pacific may be liable. No issue has been asserted and not abandoned by any tax authority in any examination of Pacific by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other period not so examined, would result in a deficiency for such other period, if upheld.

      (xiii) None of the assets of Pacific is an asset or property that is required to be treated as being (A) owned by any Person other than Pacific pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (B) tax-exempt use property within the meaning of
    Section 168(h)(1) of the Code.

       (xiv) Pacific is not required to make any adjustment pursuant to
    Section 481 of the Code (or any similar provision of other laws or regulations) by reason of a change in accounting method or otherwise that will materially affect any taxable year beginning after the Effective Time of the Interim Merger; neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method in writing to Pacific, which proposal is currently pending; and Pacific has no application pending with any taxing authority requesting permission for any change in accounting method that relates to its business or operations.

       (xv) The Disclosure Schedule contains a list of all countries, states, provinces, cities, territories, and other jurisdictions (whether foreign or domestic) in which Pacific is required to file a Tax Return or currently is subject to Taxes. There is no unresolved claim by a taxing authority in any jurisdiction where Pacific does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

       (xvi) There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of Pacific.

      (xvii) Pacific has not participated in or cooperated with an "international boycott" within the meaning of Section 999 of the Code. Pacific has not filed a consent under Section 341(f)(1) of the Code or any comparable provision of state revenue statutes, or agreed under
    Section 341(f)(3) of the Code to have the provisions of Section 341(f)(2) of the Code applied to the sale of its capital stock.

      (xviii) Pacific is not a partner or a member of any partnership or joint venture, or any other entity required to be classified as a partnership for federal income tax purposes.

    (p) ABSENCE OF CLAIMS; LITIGATION. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or to its knowledge, threatened against Pacific which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pacific or materially to hinder or delay consummation of the Merger. Pacific is not in default with respect to any material judgment, order, writ, injunction, decree, regulatory restriction or award of any court, arbitrator or governmental agency, authority or instrumentality. The Disclosure Schedule contains a complete listing of litigation pending or, to Pacific's knowledge, threatened against Pacific as of the date hereof to which Pacific is a party and which names Pacific as a defendant or cross-defendant and the amount reserved for litigation matters in the aggregate.

    (q) CERTAIN AGREEMENTS. Except as set forth in the Disclosure Statement, Pacific is not a party to an oral or written (i) consultant agreement, not terminable on 60 days' or less notice and involving the payment of more than $150,000 per annum or involving the payment of an amount contingent on the happening of future events, (ii) agreement with any executive officer or other key employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with or with respect to any executive officer providing any term of employment or compensation guarantee extending for a period longer than six months, or (iv) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger. CNC has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by Pacific showing for each such person the current pay rate as of June 30, 1999, the names of all of the directors and officers of Pacific, and the names of all persons, if any, holding tax or other powers of attorney for the Pacific.

    (r) LABOR MATTERS. Pacific is not a party to, and is not bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or labor dispute involving Pacific. Pacific considers its employee relations to be satisfactory.

    (s)  EMPLOYEE BENEFIT PLANS.

        (i) EXISTENCE OF PLANS. For purposes of this Agreement, the term "Employee Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) of which Pacific or any member of the same controlled group of corporations, trades or businesses as Pacific within the meaning of Section 4001(a)(14) of ERISA (for purposes of this Section, an "ERISA Affiliate") is a sponsor or participating employer or as to which Pacific or any of its ERISA Affiliates makes contributions or is required to make contributions and (ii) any employment, severance or other agreement, plan, arrangement or policy of Pacific or of any of its ERISA Affiliates (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation, stock awards, stock based compensation or other forms of incentive compensation or post-termination insurance, compensation or benefits. Except as set forth in the list delivered prior to the date of this Agreement by Pacific to CNC (the Pacific Employee Plan List"), (i) neither Pacific nor any of its ERISA Affiliates maintains or sponsors, or makes or is required to make contributions to any Employee Plans, (ii) none of the Employee Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) none of the Employee Plans is a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) each of the Employee Plans has been administered and maintained, and is, in material compliance with all terms, conditions and provisions of such Employee Plans and all provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and all other applicable laws, and (v) all government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. Notwithstanding any statement or indication in this Agreement to the contrary, and except specifically as disclosed in the Pacific Employee Plan List there are no Employee Plans as to which Pacific or its ERISA Affiliates will be required to make any contributions whether on behalf of any of the current employees of Pacific, its ERISA Affiliate or on behalf of any other person, after the Effective Time of the Bank Merger. With respect to each of such Employee Plans, at the Effective Time of the Bank Merger there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of any such Employee Plan, or the termination of the participation in any such Employee Plan by the Pacific or any of its ERISA Affiliates. Neither Pacific nor any ERISA Affiliate has any formal plan or commitment whether legally binding or not, to create any additional Employee Plan, or modify or change any existing Employee Plan that would affect any employee or terminated employee of Pacific or any ERISA Affiliate, except as set forth in the Pacific Employee Plan List. Except as set forth in the Pacific Employee Plan List, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of Pacific or any Subsidiary to severance pay, (ii) accelerate the funding, time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Employee Plans or (iii) result in any breach or violation of, or default under, any of the Employee Plans. The Disclosure Schedule contains the Pacific Employee Plan List, and Pacific has delivered to CNC true and complete copies of: (i) each of the Employee Plans and any related funding and service agreements thereto (including insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description, summary of material modifications and all material employee communications pertaining to each of the Employee Plans, (iii) the three most recent annual reports for each of the Employee Plans (including all relevant schedules), (iv) the most recently filed PBGC Form 1 (if applicable); and (v) the most recent Internal Revenue Service determination letter for each Employee Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents and any requests for rulings, determinations, or opinions pending with the Internal Revenue Service or any other governmental agency.

        (ii) PRESENT VALUE OF BENEFITS. The present value of all "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, under any Employee Plan subject to Title IV of ERISA (as determined both on the basis of the actuarial assumptions contained in the Employee Plan's most recent actuarial valuation and on a termination basis) shall not, as of the Effective Time of the Merger, exceed the value (as determined both on a fair market value and actuarial value basis) of the assets of such Employee Plan allocated to such benefit liabilities. With respect to each Employee Plan that is subject to Title IV of ERISA (i) no amount is due or owing from Pacific or its ERISA Affiliates to the Pension Benefit Guaranty Corporation or to any "multiemployer plan" as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Employee Plan has been terminated other than in accordance with ERISA or at a time when the Employee Plan was not sufficiently funded. The transactions contemplated hereunder, including without limitation the termination of the Employee Plans at or prior to the Effective Time of the Merger, shall not result in any such withdrawal or other liability under any applicable laws.

        (iii) PENALTIES; REPORTABLE EVENTS. To Pacific's knowledge, none of the Employee Plans, nor any trust created thereunder nor any trustee, fiduciary or administrator thereof, has engaged in any transaction which might subject Pacific or any Pacific Subsidiary to any material tax or material penalty on prohibited transactions imposed by Section 4975 of the Code or Section 406 of ERISA or to any material civil penalty imposed by
    Section 502 of ERISA. None of the Employee Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any "reportable event," as such term is defined in Section 4043(b) of ERISA, with respect to any of such Employee Plans within the 12 month period ending on the date hereof for which the 30-day reporting requirement has not been waived, nor has any notice of intent to terminate been filed or given with respect to any such Employee Plan. There has been no (i) withdrawal by Pacific or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Employee Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by Pacific or any of its ERISA Affiliates of operations at a facility causing more than 20% of Employee Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA.

        (iv) DEFICIENCIES; QUALIFICATION. None of the Employee Plans nor any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, neither Pacific nor any of its ERISA Affiliates has provided or is required to provide any security to any Employee Plan pursuant to
    Section 401(a)(29) of the Code. Each of the Employee Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS and Pacific does not know of any fact which could adversely affect the qualified status of any such Employee Plan. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plan, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. Except as set forth in the Pacific Employee Plan List, there is no Employee Plan or other contract, agreement or benefit arrangement covering any employee of Pacific or any Subsidiary which, individually or collectively, could rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code).

        (v) LITIGATION. There have occurred and there exists (i) no pending litigation or controversies against the Employee Plans or against Pacific or any of its ERISA Affiliates as the "employer" or "sponsor" under the Employee Plans or against the trustee, fiduciaries or administrators of any of the Employee Plans and (ii) no pending or, to Pacific's knowledge, threatened investigations, proceedings, lawsuits, disputes, actions or controversies involving the Employee Plans, the administrator or trustee of any of the Employee Plans with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Employee Plans or any other person whatsoever. Without limiting the generality of the foregoing, there are no lawsuits or other claims, pending or to Pacific's knowledge, threatened (other than routine claims for benefits under an Employee Plan) against (i) any Employee Plan, or (ii) any "fiduciary" of such Employee Plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder.

        (vi) To Pacific's knowledge, neither Pacific nor any of its ERISA Affiliates has used the services of (i) workers for more than one year who have been provided by a third party contract labor supplier (e.g., an outside temporary placement agency) or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (ii) temporary employees who have been directly hired by Pacific or any Subsidiary or any of its ERISA Affiliates for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (iii) individuals who have provided services to Pacific or any of its ERISA Affiliates as independent contractors for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition or penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or
    (iv) leased employees, as that term is defined in Section 414(n) of the Code.

       (vii) Except as set forth in the Pacific Employee Plan List, with respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no liability of Pacific, any Subsidiary or any of their ERISA Affiliates, as of the Effective Time of the Bank Merger, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time of the Merger.

    (t) INSIDER LOANS; OTHER TRANSACTIONS. The Disclosure Schedule contains a listing, current as of the date of this Agreement, of all Reg O Loans made by Pacific, all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Pacific does not owe any amount to, and does not have any contract or lease with or commitment to, any of the present executive officers or directors of Pacific (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

    (u) TITLE TO ASSETS. Pacific has good and marketable title to all of its material properties and assets (other than (i) property as to which it is lessee and (ii) OREO), including, without limitation, all personal and intangible properties reflected in the 1998 10-K, the 10-Q or the Pacific Financial Statements, or acquired subsequently thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (1) as noted in the 1998 10-K, the 10-Q or in the Pacific Financial Statements, or as set forth in the Disclosure Schedule, (2) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for Taxes not yet due, (3) pledges of assets in the ordinary course of business to secure public deposits, (4) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 1998, (5) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (6) any other liens, mortgages, security interests, encumbrances or charges of any kind, which individually do not exceed $100,000 in amount. Without limiting the above, Pacific owns or possesses valid and binding licenses and other rights to itself use without payment all material patents, copyrights, trade secrets, trade names, service marks, logos and trademarks used in its business, and none of them has received any notice of conflicts with respect thereto that asserts the rights of others.

    (v) KNOWLEDGE AS TO CONDITIONS. Pacific has no knowledge of any reason why the necessary approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to therein.

    (w) FEES. Other than financial advisory services performed for Pacific by Keefe, Bruyette & Woods, Inc., neither Pacific nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

    (x)  ENVIRONMENTAL.

        (i) To Pacific's knowledge, all of the properties and operations of Pacific are in compliance in all material respects with all Environmental Laws (as defined below) applicable to such properties and operations.

        (ii) To Pacific's knowledge, Pacific has obtained all material permits, licenses, and authorizations which are required for Pacific's operations under Environmental Laws.

       (iii) To Pacific's knowledge, no Hazardous Substances (as defined below) exist on or within, or have been used, generated, stored, treated, manufactured, produced, processed, transported, disposed of on, or released from, any of the properties of Pacific in regulated quantities or concentrations except in accordance in all material respects with Environmental Laws. Pacific has no knowledge that any prior owners, occupants or operators of any such property or any other property in which it has a security interest, ever deposited, disposed of, or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Substances in regulated quantities or concentrations except in accordance in all material respects with Environmental Laws, or to Pacific's knowledge that any prior or present owners, occupants or operators of any properties in which it holds a security interest, mortgage or other lien or interest, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Substances except in accordance in all material respects with Environmental Laws. To the knowledge of Pacific, the use which Pacific has made, makes and intends to make of its properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance in regulated quantities or concentrations on, in, or from any of such properties except in accordance in all material respects with applicable Environmental Laws.

        (iv) To the knowledge of Pacific, there is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending, or, to the knowledge of Pacific, threatened against Pacific relating in any way to any material violation of any applicable Environmental Law, nor does Pacific have any reason to believe that any of the above will be forthcoming. To the knowledge of Pacific, Pacific has no material liability for remedial action with respect to a violation of an Environmental Law, nor has it received any written requests for information relating to any material violations of any Environmental Law from any Governmental Authority with respect to the condition, use, or operation of any of its properties nor has any of them received any notice from any Governmental Authority or any written notice from any other person with respect to any material violation of or material liability for any remedial action under any Environmental Law, nor does Pacific have any reason to believe that any of the above will be forthcoming.

        (v) As used in this Section, the term "Environmental Law" means, but is not limited to, any and all Federal, state and local laws, statutes, charters or ordinances, and any rules, regulations, binding interpretation, promulgated policy, court order or consent decree issued pursuant to any of the foregoing which pertains to health, safety and the environment, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, ET SEQ.

    ("RCRA"), the Occupational Safety and Health Act, 29 U.S.C. Section 651, ET SEQ. (as it relates to the use of, or exposure to, Hazardous Substances), the Clean Air Act, 42 U.S.C. Section 7401, ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ., the Toxic Substance Control Act, 15 U.S.C.
    Section 2601, ET SEQ., the Carpenter-Presley-Tanner Hazardous Substance Account Act, as amended, Chapter 6.8 of the California Health and Safety Code, Section 25300, ET SEQ., and the Hazardous Waste Control Law,
    Chapter 6.5 of the California Health and Safety Code, Section 25100, ET SEQ. (the latter two statutes being referred to herein as the "STATE ACTS"), and any and all regulations promulgated thereunder, and all similar laws, regulations, and requirements of any Governmental Authority having jurisdiction over the environmental activities of Pacific or of its properties as such laws, regulations, and requirements may be in effect on the date hereof.

        (vi) As used in this Section, the term "properties" shall include: all real estate property now owned or leased by Pacific or any Subsidiary and property as to which Pacific or any Subsidiary holds any security interest, deed of trust, mortgage or other lien.

       (vii) As used in this Section, the term "Hazardous Substance" shall mean
    (A) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (B) any "hazardous substance" as such term is defined by CERCLA; (C) any "regulated substance" as defined by the State Acts; (D) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Governmental Authorities; (E) polychlorinated biphenyls;
    (F) petroleum products; (G) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986, as amended; (H) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970; (I) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Section Section 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C. Section 2601); (J) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (K) any (1) "hazardous waste," (2) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (3) "solid waste" that is capable of causing a "hazardous substance incident," (4) "solid waste" with respect to which special requirements are imposed by applicable Governmental Authorities upon the generation, transportation thereof as such terms are defined and used within the meaning of the State Acts or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. Section Section 1251-1376, as amended, by Public Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Section Section 122.1 and 122.26.

    (y) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The ALLL for Pacific is adequate in accordance with GAAP and RAP.

    (z) PERFORMANCE OF OBLIGATIONS. (i) Pacific has performed in all material respects all of the obligations required to be performed by it to date, and is not in material default under, or in material breach of, any term or provision of any contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default or breach; and (ii) the Disclosure Schedule contains a list of all contracts to which Pacific is a party, except for deposit agreements, loan agreements or contracts terminable without penalty on not more than 60 days' notice or involving the payment of not more than $150,000 per annum.

    (aa) INSURANCE. Pacific has in effect policies of insurance with respect to its assets and business against such casualties and contingencies and in such types and forms as in the judgment of its management are appropriate for its business, operations, properties and assets. Pacific has made available to CNC copies of all policies of insurance and bonds carried and owned by Pacific as of the date hereof, which copies are complete and accurate in all material respects, and which are listed in the Disclosure Schedule. Pacific is not in default under any such policy of insurance or bond such that it is reasonably likely to be cancelled. No notice of cancellation or material amendments has been received with respect to existing material policies and no coverage thereunder with respect to any material claims is being disputed.

    (bb) LISTING OF LOANS. The Disclosure Schedule contains copies of the detailed listing of all loans and notes receivable of Pacific as of the end of the month ending immediately prior to the date of this Agreement, including participations, with the outstanding principal balance of each such loan and note receivable, and the past due status of any loan or note receivable, and such copies reflect correctly the detail of trial balance totals in all material respects as of the date of such reports.

    (cc) DERIVATIVE TRANSACTIONS. Pacific is not party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

    (dd) TRUST ADMINISTRATION. All trusts now or heretofore held by Pacific have been properly administered in all material respects in conformity with the terms of the applicable governing documents and with the governing law, including, without limitation, with respect to substitution of fiduciaries, accountings, distributions, allocations, credits and charges between and to income and principal accounts, internal account acceptance policies and procedures, investments, investment review procedures, internal and client investment guidelines, reporting, obtaining necessary approvals, compliance with instructions, maintenance and security of assets, fees charged and Taxes. All material information affecting fiduciary positions and records demonstrating the correctness of the foregoing representation are maintained by Pacific in its normal files. In connection with the performance of services related to fiduciary positions, Pacific has not made any guarantee or assurance to any person concerning a rate of return or preservation of principal, marketability or quality of the assets held in the trusts. The trust documents under which Pacific is serving in fiduciary positions are in full force and effect and provide Pacific with the requisite authority to act as fiduciary. The term "trusts now or heretofore held" includes (a) any and all common law or other trusts between individual, corporate or other entities and Pacific as a trustee or co-trustee, including, without limitation, pension or other qualified or non-qualified employee benefit plans, compensation, testamentary, INTER VIVOS, and charitable trusts and indentures, (b) any and all decedents' estates where Pacific is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator DE BONIS NON, administrator DE BONIS NON with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where Pacific is serving or has served as a co-guardian or sole guardian or conservator or co-conservator of the estate, or any similar fiduciary capacity, (d) any and all agency and/or custodial accounts and/or similar arrangements, including plan administration for employee benefit accounts, under which Pacific is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority and (e) any and all escrow arrangements under which Pacific holds or held assets for any party or parties on stated terms and conditions. All positions now or heretofore held by Pacific are herein called "fiduciary positions."

    (ee)  CONTINGENT ASSET.  Pacific, through its subsidiary, TPB
Holdings, Inc., indirectly owns 100% of the outstanding capital stock of American Star Insurance Company ("AMERICAN STAR") which is currently in the process of liquidation in a proceeding entitled IN THE MATTER OF THE LIQUIDATION OF AMERICAN STAR INSURANCE COMPANY (Case No. 92-CV-4579) pending in the District Court of Dane County, State of Wisconsin (the "AMERICAN STAR LIQUIDATION PROCEEDING"). Pacific owns such outstanding shares of capital stock of American Star and a surplus note dated May 1, 1986 of American Star in the principal sum of $5,500,000 (the "SURPLUS NOTE") free and clear of all liens, claims, encumbrances, charges, restrictions, proxies, pledges or adverse equities of any kind. Pacific's claims to the Surplus Note and capital stock of American Star in the American Star Liquidation Proceeding are of record and consistent with Chapter 645 of the Wisconsin statutes and neither the Court appointed liquidator nor any other person has challenged Pacific's claims.

    (ff) CONTINGENT LIABILITIES. Pacific has no knowledge of any contingent liabilities of Pacific which could be material to Pacific, other than those reflected in the 1998 10-K, the 10-Q or in the Pacific Financial Statements or the contracts, litigation and other matters listed in the Disclosure Schedule, whether or not disclosure or accrual is required pursuant to GAAP.

    (gg) STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Pacific for inclusion in the S-4 (as defined in Section 6.2(a)) or the Proxy Statement/Prospectus (as defined in Section 6.2(a)), or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/Prospectus, when it is first mailed to the shareholders of Pacific, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting shareholders of Pacific, be false or misleading with respect to any material fact or omit to state any material necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the Pacific shareholders' meeting.

    (hh) ACCURATE DISCLOSURE. Pacific agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of Pacific will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.1(ff), Pacific makes no representation or warranty with respect to any information supplied by CNC or CNB or in any such report filed by CNC or CNB or any of CNC's Reports (as defined in Subsection 5.2(f)).

    (ii) YEAR 2000 COMPLIANT. (i) Pacific has complied in all material respects with all published interpretations, regulations, statements, guidelines and similar documents promulgated by the OCC, FDIC, or Board of Governors with respect to Year 2000 Compliance; (ii) Pacific has not received a grade lower than "satisfactory" on any Year 2000 Compliance examination conducted by any Governmental Authority; (iii) Pacific has not received, and does not reasonably expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed by the bank regulatory authorities); (iv) the cost of all past and projected Year 2000 Compliance actions and adaptations of Pacific's application, network and operating software and related hardware (including all automated teller machines), whether owned by Pacific or licensed from a third party (the "COMPUTER SYSTEM") and systems which are not included within the term Computer System such as (by way of example only) elevators, ventilation and heating systems for bank-owned premises, and telephone and other communication systems (collectively referred to herein as "NON-COMPUTER SYSTEMS") has been expensed, accrued or reserved and projected future costs of all Year 2000 Compliance action required prior to January 1, 2000 are not expected to be material; and
(v) Pacific's ALLL procedures have included consideration of reserves for the possibility that Pacific may suffer losses if any customers are not Year 2000 Compliant but no allocation was considered necessary. As used herein, "Year 2000 Compliant" or

"Year 2000 Compliance" shall mean the ability of the Computer System and Non-Computer Systems to provide the following functions, without human intervention, individually and in combination with other products or systems:
(i) consistently handle record, store, process and present dates and date-related information before, during and after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portions of dates, and providing date output; (ii) function in accordance with the published specifications and without undue interruption, before, during, and after January 1, 2000 (including leap year computations) without any adverse change in operation associated with the advent of the year 2000; (iii) respond to two-digit or four-digit dates and date related input in a disclosed, defined and predetermined manner, and store and provide output of dates and date-related information in ways that are unambiguous as to the year 2000; and (iv) suitably interact with other software and related hardware in a way which does not compromise its year 2000 Compliance capability. Pacific shall immediately notify CNB if it becomes aware that Pacific, its Computer System or Non-Computer Systems may not be Year 2000 Compliant or that Pacific may be materially adversely affected by any third party's failure to be Year 2000 Compliant.

    Section 5.2 REPRESENTATIONS AND WARRANTIES OF CNC. CNC represents and warrants to Pacific that:

    (a) RECITALS TRUE. The information set forth in the recitals of this Agreement with respect to CNC and CNB are true.

    (b) CAPITAL STOCK. CNC is authorized to issue 75,000,000 shares of Common Stock, $1.00 par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of CNC can vote. As of August 31, 1999, 46,885,182 shares of CNC Common Stock were issued and outstanding, and 1,416,368 shares are held as treasury stock. All outstanding shares of CNC Common Stock are and all shares to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable, and are not, or will not be, subject to preemptive rights. CNC has provided Pacific with true and correct copies of its Certificate of Incorporation and Bylaws.

    (c) AUTHORITY. CNC has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on CNC), to carry on its business as it is now being conducted and to own all of its material properties and assets. CNC has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on CNC.

    (d) APPROVALS. The execution by CNC of this Agreement has been authorized by all necessary corporate actions, including, but not limited to, a vote by its boards of directors. No vote, consent or approval of the shareholders of CNC is required to authorize this Agreement or the transactions contemplated herein. Subject to receipt of the required approvals, consents or waivers of Governmental Authorities referred to in Section 7.1(b), this Agreement is a valid and binding agreement enforceable against CNC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights, and general equity principles.

    (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by CNC does not, and the execution, delivery and performance of the Agreement of Merger and consummation of the Merger will not, constitute (i) a breach or violation of, or a default under, any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of CNC or CNB to which either is subject, which breach, violation or default would have a Material Adverse Effect on CNC or would materially hinder or delay the Merger or (ii) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of CNC or the Articles of Association or Bylaws of CNB; and the consummation of the Merger will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (A) the required approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b); and (B) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on CNC or would not materially hinder or delay the Merger.

    (f) FINANCIAL STATEMENTS. As of their respective dates, none of CNC's Annual Report on Form 10-K for the fiscal ended December 31, 1998 or Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, nor any other document filed subsequent to December 31, 1994 under Section 13(a), 13(d), 14 or 15(d) of the Exchange Act, each in the form (including exhibits) filed with the SEC (collectively, the "CNC REPORTS"), contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the CNC Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the CNC Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and GAAP consistently applied and applicable to bank holding companies during the periods involved, except as may be noted therein. The books and records of CNC have been, and are being maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in CNC's Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and
June 30, 1999, since December 31, 1998, there have not been any changes in the business, assets, financial condition or results of operations of CNC and its Subsidiaries that, individually or in the aggregate, have had a Material Adverse Effect on CNC.

    (h) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency or authority is pending against CNC or its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CNC or to materially hinder or delay consummation of the Merger, and, to its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

    (i) KNOWLEDGE AS TO CONDITIONS. CNC knows of no reason why the approvals, consents and waivers of Governmental Authorities referred to in
Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

    (j) COMPLIANCE WITH LAWS. CNC and its Subsidiaries are not in material violation in any respect of any material Federal, state or local laws, rules, regulations or orders applicable to them or by which their properties may be bound, except such violations as would not have a Material Adverse Effect on CNC.

    (k) REGULATORY ACTIONS. Neither CNC nor CNB is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Governmental Authority, nor a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of any of its regulators, nor been advised that any such issuance or request is contemplated. Each material violation, criticism, or exception by any Governmental Authority with respect to any examinations of CNC or CNB has been resolved or is in the process of resolution.

    (l) COMMUNITY REINVESTMENT ACT. CNB received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. CNB has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

    (m) BANK SECRECY ACT. Neither CNC nor CNB has been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. Section 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957) and (ii) any "Know Your Customer" regulations, guidelines or supervisory policies and examination requirements.

    (n) FAIR LENDING LAWS. To CNC's knowledge, neither CNC nor CNB is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts.

    (o) STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by CNC for inclusion in the S-4 (as defined in Section 6.2(a)) or the Proxy Statement/Prospectus, or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/Prospectus (or incorporated by reference therein), when it is first mailed to the shareholders of Pacific, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of Pacific, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the Pacific shareholders' meeting.

    (p) ACCURATE DISCLOSURE. CNC agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of CNC and its Subsidiaries will fairly present the financial position of CNC and its Subsidiaries, will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.2(p), CNC makes no representation or warranty with respect to any information supplied by Pacific or Pacific's Subsidiaries (or any of the Pacific Reports).

    (q) YEAR 2000 COMPLIANT. (i) CNC and CNB have complied in all material respects with all published interpretations, regulations, statements, guidelines and similar documents promulgated by the OCC, FDIC, or Board of Governors with respect to Year 2000 Compliance; (ii) neither CNC nor CNB has received a grade lower than "satisfactory" on any Year 2000 Compliance examination conducted by any Governmental Authority; (iii) neither CNC nor CNB has received, and does not reasonably expect to receive, a Year 2000 Deficiency Notification Letter;
(iv) the cost of all past and projected Year 2000 Compliance actions and adaptations of CNC and CNB's Computer System and Non-Computer Systems has been expensed, accrued or reserved and projected future costs of all Year 2000 Compliance action required prior to January 1, 2000 are not expected to be material; and (v) CNC and CNB's ALLL procedures have included consideration of reserves for the possibility that CNC and CNB may suffer losses if any customers are not Year 2000 Compliant but no allocation was considered necessary. CNC shall immediately notify Pacific if it becomes aware that CNC or CNB or their Computer System or Non-Computer Systems may not be Year 2000 Compliant or that CNC or CNB may be materially adversely affected by any third party's failure to be Year 2000 Compliant.

                                   ARTICLE VI
                                   COVENANTS

    Section 6.1 COOPERATION. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Pacific shall also cooperate with CNB in all commercially reasonable respects in accomplishing the Merger.

    Section 6.2  REGULATORY MATTERS.

    (a) CNC and Pacific shall promptly prepare and file with the SEC and the OCC a registration statement on Form S-4, including the definitive proxy statement and prospectus (the "PROXY STATEMENT/ PROSPECTUS") to be mailed to the Pacific Shareholders in connection with the Pacific shareholders' meeting to vote upon the Merger (the "S-4"). CNC shall use all reasonable efforts to have the S-4 declared effective under the Securities Act, and Pacific shall use all reasonable efforts to have the OCC approve the Proxy Statement/Prospectus, as promptly as practicable after such filings, and Pacific shall thereafter mail the Proxy Statement/Prospectus to its shareholders. CNC shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and obtain the approval for listing on the New York Stock Exchange of the shares of CNC Common Stock to be issued to holders of Common Stock in the Merger. Pacific shall furnish all information concerning Pacific and the holders of Pacific Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers of all Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Pacific, CNC or to CNB, as the case may be, which appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other and, upon request, furnish each other with information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) CNC and Pacific shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of CNC, Pacific or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

    (d) CNC and Pacific shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that the approval of any Governmental Authority required pursuant to
Section 7.1(b) will not be obtained or that the receipt of any such approval will be materially delayed beyond July 1, 2000.

    Section 6.3 SHAREHOLDERS' APPROVAL. Pacific shall duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger. Subject to the provisions of the next sentence, Pacific shall, through its Board of Directors, recommend to its shareholders approval of such matters. Pacific's Board of Directors may fail to make such recommendation, or withdraw, modify or change any such recommendation in a manner adverse to CNC if such Board of Directors, after having consulted with and considered the advice of counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

    Section 6.4  LEGAL CONDITIONS TO MERGER.

    (a) Each of Pacific and CNC shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by Pacific, CNC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

    (b) Each of CNC and Pacific agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby; with respect to Pacific, using reasonable efforts to defend and resolve any litigation seeking material or punitive damages; and with respect to Pacific using its reasonable efforts to obtain all consents of other parties to Pacific's leases, mortgages, agreements, licenses and permits necessary to permit the transactions contemplated hereby without a material default, acceleration, breach or loss of rights thereunder.

    Section 6.5  INFORMATION.

    (a) CNC'S RIGHT TO ACCESS AND INFORMATION. Upon reasonable notice, Pacific shall, and shall cause each of its subsidiaries to, afford to CNC and its representatives (including, without limitation, directors, officers, and employees, and their affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time of the Merger to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, policies, files, personnel and to such other information as such persons may reasonably request, permit such persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, furnish to CNC such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as CNC may reasonably request and that Pacific may provide without violation of applicable law or regulation or jeopardy to any attorney-client or similar privilege to which Pacific may be entitled as against third parties other than CNC. Without limiting the foregoing, Pacific shall (i) promptly provide (but in no event more than eight Business Days after the end of each month) CNC monthly unaudited balance sheets and operating statements, loan delinquency reports, quarterly reserve for loan loss adequacy reports, investment reports and such other reports and materials as are normally prepared and provided to the Board of Directors or senior management of Pacific and (ii) promptly provide CNC each month (but in no event more than eight Business Days after the end of each month) and on the date that is five days prior to the Effective Time of the Merger, a list of loans for which a Notice of Default has been filed or for which discussions have commenced that have a reasonable possibility of leading to a deed in lieu of foreclosure by the obligor thereunder. Pacific shall provide CNC with as much information concerning any exit interview or similar meetings held in connection with any regulatory examinations of Pacific and, with respect to the examination findings and results, as Pacific can provide without violation of law. Without limiting the generality of the foregoing, CNC shall have the right to conduct (x) a due diligence review of the operations and assets of Pacific and (y) a specific credit review of Pacific during the thirty days prior to the Effective Time of the Merger to update the prior due diligence conducted by CNC.

    (b) PACIFIC'S RIGHT TO ACCESS AND INFORMATION. Upon reasonable request by Pacific, CNC shall (i) make its Chief Financial Officer and Controller available to discuss with Pacific and its representatives CNC's ongoing diligence and review of Pacific's operations and (ii) shall provide Pacific with written information which is (a) similar to the written information that Pacific reviewed in connection with this Agreement, and (b) related to CNC's and its Subsidiaries' business condition, operations and prospects.

    (c) CUSTOMER DATA. Pacific shall promptly provide to CNC (but in no event more than ten Business Days after the date of this Agreement and monthly thereafter prior to the Closing) such customer loan and deposit information and data as CNC shall request to enable CNC to analyze Pacific's loan and deposit customer relationships.

    (d) CUSTOMER CALLS. Prior to the Effective Time of the Merger, representatives of CNC or CNB will be permitted to conduct joint calls upon customers of Pacific, if accompanied by representatives of Pacific, on a schedule to be agreed upon between the parties; provided, however, that in the event that either party terminates this Agreement in accordance with the terms hereof, neither CNC nor CNB shall, for a period of one (1) year from the date of the termination of this Agreement, contact any customer of Pacific contacted pursuant to this Section 6.4(c) who is not otherwise a customer of CNC or CNB.

    (e) CONFIDENTIALITY. CNC shall, and CNC shall cause its representatives and Subsidiaries to keep confidential any information obtained pursuant to this
Section 6.5 in the same manner and to the same extent as required by the letter agreement dated August 23, 1999 between Pacific and CNC (the "CONFIDENTIALITY AGREEMENT").

    Section 6.6  EMPLOYEE BENEFITS.

    (a) All employees of Pacific continuing in the employ of CNC or CNB, as the case may be, shall be entitled to participate in stock plans, bonus plans and all other benefit plans of CNB or CNC on the same basis as other similarly situated employees of CNB. Each of these employees will be credited for eligibility and vesting purposes (provided that no more than 1,040 hours of sick leave may be carried over into CNC or CNB's sick leave program), with such employee's respective years of past service or prior service credited with Pacific as though they had been employees of CNC or CNB.

    (b) Pacific has furnished to CNB its severance policies, if any, applicable to its employees indicating the amount that would be due as a severance payment to each such employee if he or she is not offered continued employment in an equivalent or substantially similar position by CNC or CNB following the Effective Time of the Merger.

    (c) Provided such agreement is listed on the Disclosure Schedule and a complete copy of such agreement has been provided to CNC prior to the date hereof, CNC hereby agrees to honor, to the extent commercially reasonable, any existing individual employment, severance, deferred compensation and similar agreements between Pacific and any current or former officer, director, employee or consultant of Pacific in all material respects on the same terms as in existence immediately before the Effective Time of the Merger. Notwithstanding any other provision of this Agreement, no employee shall receive duplicative benefits by reason of this Section. Nothing contained in this Agreement shall prevent or restrict CNC from exercising any right under any such agreement, including, without limitation, any right to terminate any such agreement, whether or not such right arises by reason of the Merger.

    (d) Between the date hereof and the Effective Time of the Merger
(i) Pacific and CNC shall cooperate to determine the appropriate treatment of the Employee Plans, such as termination, merger into a CNC plan, etc.; and
(ii) Pacific shall take such actions as shall be reasonably requested by CNC with respect to the disposition of the Employee Plans which shall be deemed effective immediately prior to the Effective Time of the Merger.

    Section 6.7 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter CNC and Pacific shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law or by any applicable self-regulatory organization, it may make such disclosure without the consent of the other parties, but only after affording the other parties a reasonable opportunity to review and comment upon the disclosure.

    Section 6.8 NOTIFICATION OF CERTAIN MATTERS. Pacific shall give CNC, and CNC shall give Pacific, upon having knowledge thereof, prompt notice of:
(a) any material change in its business, operations, or prospects, (b) the initiation or the threat of material litigation; (c) any complaints, investigations or hearings (or communications indicating that same may be contemplated) of any Governmental Authority, or (d) any event or condition that constitutes a breach of this Agreement, or that might be reasonably expected to cause the representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Time of the Merger.

    Section 6.9 PRE-CLOSING ADJUSTMENTS. At or before the Effective Time of the Merger, Pacific shall make such accounting entries or adjustments, including charge-offs of loans, as CNC shall direct in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger; PROVIDED, HOWEVER, that (a) Pacific shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time CNC agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.2 have been satisfied or waived, and (b) based upon consultation with counsel and accountants for Pacific, no such adjustment shall
(i) require any filing with any governmental agency or authority, (ii) violate any law, rule or regulation applicable to Pacific, or (iii) otherwise materially disadvantage Pacific if the Merger was not consummated; PROVIDED that in any event, no accrual or reserve made by Pacific pursuant to this Section 6.9, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information.

    Section 6.10 DIRECTOR RESIGNATIONS. Pacific shall use reasonable efforts to cause to be delivered to CNC at the Closing the resignations of the members of the Board of Directors of Pacific to be effective on or after the Effective Time of the Merger.

    Section 6.11 HUMAN RESOURCES ISSUES. Pacific agrees to cooperate with CNC with respect to any formal meetings or interviews with one or more employees called or arranged by Pacific and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with CNC given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow CNC a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

    Section 6.12  ASSISTANCE WITH THIRD-PARTY AGREEMENTS.

    (a) Pacific shall cooperate with and use all reasonable efforts to assist CNC in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, and
(ii) obtaining the cooperation of such third parties in a smooth transition in accordance with CNC's timetable at or after the Effective Time of the Merger. Pacific shall cooperate with CNC in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibitions of Section 4.2(e) hereof.

    (b) Without limiting Section 6.12(a), Pacific shall use all reasonable efforts to provide data processing and other processing support, including support from outside contractors, to assist CNC in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to CNC's production environment, when requested by CNC and sufficient to ensure that a successful conversion can occur at such time as CNC requests at or after the Effective Time of the Merger. Among other things, Pacific shall and, as applicable, shall cause its subsidiaries to:

        (i) cooperate with CNC to establish a mutually agreeable project plan to effectuate the conversion;

        (ii) use their commercially reasonable efforts to have Pacific's outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

       (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by CNC for use in planning the conversion, as soon as reasonably practicable;

        (iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

        (v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by CNC.

    Notwithstanding the foregoing, Pacific shall not be required to give any notice of termination required by this Section 6.12, (x) more than thirty days prior to the Effective Time of the Merger and (y) unless CNC states in writing that, to its knowledge, all conditions to Closing set forth in Article VII have been or will be satisfied or waived; provided, however, that Pacific shall take action as directed by CNC at any time (1) to terminate any contract other than that described in clause (2) hereof, if CNB indemnifies Pacific for the incremental costs of obtaining a replacement contract in the event that the Merger is not consummated other than due solely to breaches of this Agreement by Pacific; and (2) to terminate any of Pacific's outside data processing contracts (the "DP CONTRACTS") if (A) CNC provides an undertaking to Pacific in form and substance reasonably satisfactory to Pacific to the effect that CNC shall, in the event that the Merger is not consummated, indemnify Pacific against all losses, claims, damages or liabilities resulting from such action, and (B) CNC agrees to compensate Pacific for arrangements through a third-party provider reasonably acceptable to Pacific providing service levels reasonably comparable to those provided under the DP Contracts under terms no more burdensome and at a price no higher to Pacific than is provided in the DP Contracts for their respective needs in the event such contracts are terminated and the Merger is not consummated, other than as a result of a failure to consummate the Merger due solely to breaches of this Agreement by Pacific and further provided, that CNC's obligations under the foregoing proviso are limited to payments for one year in an aggregate amount not greater than 150% of that paid by Pacific pursuant to the DP Contracts for the last twelve months for which such DP Contracts were in effect. Further, CNC agrees to reimburse Pacific for any penalty fees paid pursuant to such DP Contracts which are not subsequently rebated.

    (c) CNB agrees that all actions taken pursuant to this Section 6.12 shall be taken in a manner intended to minimize disruption to the customary business activities of Pacific.

    Section 6.13 NOTICES AND COMMUNICATIONS. CNC shall consult with Pacific, and Pacific upon request shall assist CNC or CNB, with respect to (a) sending necessary or appropriate customer notifications and communications as prepared by CNC or CNB with Pacific's approval, which approval shall not be unreasonably withheld, to advise such customers of the impending transaction and of CNC or CNB's plans following the Effective Time of the Merger, and (b) taking or causing to be taken at the direction of and as agent for CNB, following the receipt of all approvals of Governmental Authorities pursuant to
Section 7.1(b) all actions necessary to comply with the provisions of the Worker Adjustment and Retraining Notification Act, as amended (12 U.S.C. Section 2101, ET SEQ.), with respect to all employees of Pacific covered by such act who are to be terminated by CNC or CNB within sixty days following the Effective Time of the Merger, including the issuance of notices to such employees.

    Section 6.14  INSURANCE POLICIES ASSIGNMENT.

    (a) Pacific agrees to make commercially reasonable efforts to obtain consent to partial or complete assignments of any of their insurance policies if requested to do so by CNB, to the extent necessary to maintain the benefits to CNB of such policies as they apply to Pacific. Pacific shall also inform CNC no later than the Effective Time of the Merger of any material unfiled insurance claims of which they have knowledge and for which it believes coverage exists.

    (b) Pacific and CNC shall cooperate to determine the most appropriate methodology to obtain "tail" insurance coverage at such limits, mutually agreeable to the parties, for Errors and Omissions, Bankers Blanket Bond and Director and Officer Liability Insurance for a period of five years following the Closing with respect to all insurable claims made against Pacific and directors and officers of Pacific for events occurring prior to the Closing, whether through existing insurance coverage of Pacific or CNC, but in any event Pacific shall reimburse CNC for one-half of the amount of the premiums for obtaining such coverage.

    Section 6.15 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest CNC or CNB with full title to all properties, assets, rights, approvals, immunities and franchises of either CNB or Pacific, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

    Section 6.16 INDEMNIFICATION OF DIRECTORS AND OFFICERS. CNC agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Pacific as provided in its articles of association, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time of the Merger, shall survive the Merger and shall continue in full force and effect. CNC further agrees that, following consummation of the Merger, to the greatest extent permitted by Delaware law and the organizational documents or bylaws of CNC as in effect of the date hereof, it shall indemnify, defend and hold harmless individuals who were officers and directors of Pacific as of the date hereof or immediately prior to the Effective Time of the Merger for any claim or loss arising out of their actions while a director or officer, including any acts relating to this Agreement, and shall pay the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to Pacific to return such advances in the event it has finally concluded such indemnification is not allowed under applicable law.

    Section 6.17 SHAREHOLDERS' AGREEMENT. Pacific will use all reasonable efforts to cause the directors of Pacific, as shareholders of Pacific Common Stock, to execute and deliver to CNC within five (5) days after the date of this Agreement one or more shareholders' agreements ("SHAREHOLDERS' AGREEMENTS") substantially in the form of Exhibit B hereto, committing such persons, among other things, to vote their shares of Pacific Common Stock in favor of the Agreement and the Merger at the shareholders' meeting held for that purpose, granting a proxy for such shares to CNC, and to certain representations and covenants.

    Section 6.18 COORDINATION OF DIVIDENDS. Pacific shall take such corporate action as may be required and otherwise coordinate with CNC as to the declaration of any dividends with respect to Pacific Common Stock that may be permitted pursuant to Section 4.2(b) and the record date and payment dates relating thereto such that the holders of Pacific Common Stock shall not receive two dividends, or fail to receive one dividend, for any calendar quarter with respect to shares of Pacific Common Stock and any shares of CNC Common Stock any holder will receive in exchange thereof in the Merger.

    Section 6.19 AFFILIATES. At least 40 days prior to the Effective Time of the Merger, Pacific shall deliver to CNC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Pacific, "affiliates" of Pacific for purposes of Rule 145 under the Securities Act. Pacific shall use commercially reasonable efforts to cause each such affiliate to deliver to CNC prior to the Effective Time of the Merger a written "Affiliates" agreement, in the form of Exhibit C hereto, providing that such person shall dispose of the CNC Common Stock to be received by such person in the Merger only in accordance with applicable law.

    Section 6.20 HONG KONG PORTFOLIO. Not less than seven (7) Business Days prior to the Effective Time of the Merger, CNC shall complete a review of all loans (or any leases in which Pacific is lessor) with outstanding unpaid principal balances of, or undrawn commitments of, or subject to renewal for $2,000,000 or more which are booked at or were originated by Pacific's Hong Kong office (the "HONG KONG PORTFOLIO") in cooperation with the management of Pacific using Pacific's evaluations as of July 31, 1999 as the reference point. Based upon such review, if CNC concludes that the condition of the Hong Kong Portfolio has deteriorated since July 31, 1999, Pacific's ALLL shall be adjusted upward as a result of such deterioration through a charge to income and shall be reflected in the Closing Financial Statements required pursuant to
Section 7.2(e) hereof. Any disagreement between the parties regarding any required adjustment to Pacific's ALLL due to the deterioration of the Hong Kong Portfolio will be resolved by the final determination of PricewaterhouseCoopers. In the event PricewaterhouseCoopers is not available or has a conflict of interest, then a third party mutually agreed upon by CNC and Pacific shall make such a determination. Such determination by PricewaterhouseCoopers shall use the loan grading system and the methodology for the determination of the ALLL employed by Pacific for the evaluations of the Hong Kong Portfolio as of July 31, 1999.

                                  ARTICLE VII
                           CONDITIONS TO CONSUMMATION

    Section 7.1 CONDITIONS TO ALL PARTIES OBLIGATIONS. The respective obligations of CNC and Pacific to close the Merger shall be subject to the satisfaction or waiver by both parties prior to the Effective Time of the Merger of the following conditions:

    (a) The Agreement, the Merger and the Agreement of Merger shall have been approved by Pacific, CNC and CNB in accordance with applicable law, including the approval and adoption by the requisite affirmative votes of the holders of Pacific Common Stock entitled to vote thereon.

    (b) CNC and CNB shall have procured, as necessary, the required approvals, consents or waivers with respect to the Agreement, the Agreement of Merger, the Merger and the continued operation by CNB of the Pacific Grand Cayman and Hong Kong offices after the Merger from all required Government Authorities and all applicable statutory waiting periods shall have expired; provided that no such approval, consent or waiver referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that would, in the good faith determination of CNC, be a Burdensome Condition (as defined in Section 9.1) on CNB or CNC.

    (c) None of CNC, Pacific, or CNB shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

    (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

    (e) The Form S-4 covering all of the shares of CNC Common Stock to be issued in the Merger shall have become effective under the Securities Act, no stop order suspending the effectiveness of such Form S-4 shall have been issued, no proceedings for that purpose shall have been initiated, and all necessary "Blue Sky" permits shall have been obtained.

    (f) The shares of CNC Common Stock to be issued in the Merger shall be approved for listing on the New York Stock Exchange, subject to notice of issuance.

    (g) CNC and Pacific shall have received the opinion of Manatt, Phelps & Phillips, LLP, in form and substance reasonably satisfactory to CNC and Pacific, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Merger, the Merger will qualify as a reorganization under Section 368 of the Code.

    Section 7.2 CONDITIONS TO OBLIGATIONS OF CNC AND CNB. The obligations of CNC and CNB to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the Merger of the following additional conditions:

    (a) Each of the representations and warranties of Pacific contained in this Agreement shall, in all material respects, be true at the Effective Time of the Merger as if made on such date (or on the date when made in the case of any representation or warranty which relates to an earlier date). The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to CNC no later than 72 hours prior to the Effective Time of the Merger; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.1. Pacific shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and CNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Pacific, at the Effective Time of the Merger, to the foregoing effect.

    (b) No litigation or proceeding shall be pending against Pacific brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

    (c) CNC shall have received (i) the opinion of Preston Gates & Ellis LLP, counsel to Pacific, in form and substance reasonably satisfactory to CNC, to the effect that this Agreement and the Agreement of Merger have been duly authorized, executed and delivered by Pacific, and each constitutes the valid and legally binding obligation of Pacific enforceable in accordance with its terms, subject to customary exceptions and (ii) the opinion of Foley & Lardner, special counsel to Pacific in the American Star Liquidation Proceeding, in form and substance reasonably satisfactory to CNC, to the effect that Pacific indirectly owns all of the capital stock of American Star through its subsidiary, TPB Holdings, Inc., and the Surplus Note free and clear of all liens, claims, encumbrances, charges, restrictions, proxies, pledges or adverse equities of any kind; Pacific has timely filed and perfected all claims with respect to the capital stock of American Star and the Surplus Note in the American Star Liquidation Proceeding in accordance with applicable law and, upon liquidation of American Star, any assets of American Star held in excess of its liabilities will be paid to Pacific.

    (d) Pacific shall exercise its commercially reasonable efforts to ensure that at least two days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents for Pacific shall have submitted to Pacific (with a copy to CNC) estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, Pacific shall have prepared and submitted to CNC a summary of such fees and expenses for the transaction. At the Effective Time of the Merger (i) such advisors shall have submitted their final bills for all material fees and expenses to Pacific for services rendered, with a copy to be delivered to CNB, and based on such summary, Pacific shall have prepared and submitted to CNC a final calculation of such fees and expenses and (ii) Pacific shall have accrued and paid, and have caused its Subsidiaries to have accrued and paid, the amount of such fees and expenses as calculated above, after CNC has been given an opportunity to review all such bills and calculation of such fees and expenses. CNC shall not be liable for any such fees and expenses.

    (e) At least four Business Days prior to the Effective Time of the Merger, Pacific shall provide CNC with Pacific's consolidated financial statements presenting the consolidated financial condition of Pacific as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and Pacific's consolidated results of operations for the period commencing July 1, 1999 and ending as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "CLOSING FINANCIAL STATEMENTS.") Such financial statements shall have been prepared in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments.

    (f) At the close of business on the last day of the month preceding the Effective Time of the Merger, total deposits of Pacific, calculated pursuant to RAP and GAAP, shall be not less than ninety percent (90%) of the average of total deposits for Pacific for the six-month period ending on the last day of the same month in the preceding year.

    (g) Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event or development that has had or could reasonably be expected to have a Material Adverse Effect on Pacific.

    (h) CNC shall have received Shareholders' Agreements executed and delivered by each of the directors of Pacific as contemplated by Section 6.17.

    (i) An employment agreement shall have been executed by Michael Tun Zan and shall remain in effect.

    (j) Pacific shall have obtained all consents of other parties to its leases, mortgages, agreements, licenses and permits necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder, including without limitation signage rights under any lease.

    (k) Pacific shall have taken all action required to redeem the rights issued under the Rights Agreement.

    (l) The status and resolution of any claim, proceeding or action pending against Pacific on the date of this Agreement or subsequently brought against Pacific, without regard to whether such matter is listed on the Disclosure Schedule, shall be satisfactory to CNC in the exercise of its reasonable judgment.

    Section 7.3 CONDITIONS TO OBLIGATIONS OF PACIFIC. The obligations of Pacific hereunder shall be subject to the satisfaction or waiver prior to the Effective Time of the Merger of the following additional conditions:

    (a) Each of the representations, warranties and covenants of CNC contained in this Agreement shall, in all material respects, be true at the Effective Time of the Merger as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); CNC shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and Pacific shall have received certificates signed by the Chief Financial Officer or other authorized senior officers of CNC at the Effective Time of the Merger, to the foregoing effect.

    (b) No litigation or proceeding shall be pending against CNC or CNB brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated thereby.

    (c) Pacific shall have received the opinion of the General Counsel to CNC, in form and substance reasonably satisfactory to Pacific, to the effect that this Agreement has been duly authorized, executed and delivered by CNC; the Agreement of Merger has been duly authorized, executed and delivered by CNB; each such agreement constitutes the valid and legally binding obligations of CNC or CNB, as the case may be, enforceable in accordance with its terms, subject to customary exceptions; and the shares of CNC Common Stock issued as consideration in the Merger have been duly authorized, validly issued, and are fully paid and non-assessable.

    (d) Pacific shall have received an updated fairness, opinion of Keefe, Bruyette & Woods, Inc., dated within five (5) days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of Pacific confirming that the consideration to be paid to the Pacific shareholders in the Merger is fair from a financial point of view to such shareholders.

    (e) Between the date of this Agreement and the Effective Time of the Merger there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of CNC and its Subsidiaries that has had a Material Adverse Effect on CNC.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time of the Merger:

    (a) by the mutual agreement of Pacific and CNC, if the board of directors, or duly authorized committee thereof, or duly authorized officers, of each so determines;

    (b) by CNC or Pacific in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein, which material breach has had or could reasonably be expected to have a Material Adverse Effect on either party, materially and adversely impairs the ability of any of the parties to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder or which has resulted or could reasonably be expected to result in a material impairment of a benefit reasonably expected to be derived by CNC or Pacific from the performance of such covenant or agreement by the other party; and is not cured within 30 days after written notice of such breach is given to the party committing such breach by the other party;

    (c)  by CNC or Pacific by written notice to the other party if either
(i) any approval, consent or waiver of a Governmental Authority required to permit consummation of the Merger shall have been denied or (ii) any Governmental Authority or court shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the Merger;

    (d) by CNC or Pacific in the event that the Merger is not consummated by July 1, 2000, unless the failure to so consummate by such time is due to the breach of any covenant or obligation contained in this Agreement by the party seeking to terminate;

    (e) by CNC or Pacific if any approval of the shareholders of Pacific contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or any adjournments or postponement thereof;

    (f) by CNC if the Board of Directors of Pacific shall have withdrawn, modified or changed in a manner adverse to CNC its approval or recommendation of this Agreement and the Merger;

    (g) by CNC, if (i) Pacific shall have exercised a right specified in the proviso set forth in Section 4.2(x) with respect to any Takeover Proposal and shall, directly or through agents or representatives, continue discussions with any third party concerning such Takeover Proposal for more than 15 Business Days after the date of receipt of such Takeover Proposal; or (ii) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Pacific which contains a proposal as to price (without regard to the specificity of such price proposal) and Pacific shall not have rejected such proposal within 15 Business Days of its receipt or the date its existence first becomes publicly disclosed, if earlier; or

    (h) by Pacific, if there has been a significant decline in the Final CNC Stock Price and such decline is not proportionate relative to the NASDAQ Bank Index (the "INDEX") as published from time to time. For purposes hereof, the following terms have the following meanings:

           (i) "Initial Index" shall mean the Index on the trading day immediately preceding the public announcement of this Agreement.

           (ii) "Final Index" shall mean the average of the Index for the twenty consecutive trading days ending on the third business day prior to the Effective Time of the Merger.

           (iii) A "significant decline" shall be deemed to have occurred if the Final CNC Stock Price is less than $24.75.

           (iv) A decline is not "proportionate relative to the Index" if the quotient obtained by dividing the Final CNC Stock Price by $33.00 is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting .15 from the quotient.

    Section 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either CNC or Pacific, as provided in Section 8.1, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall (i) be without prejudice to the rights of any party hereto arising out of the willful breach by any party of any covenant or willful misrepresentation contained in this Agreement (PROVIDED, that CNC shall have no right of action based upon the exercise by the Board of Directors of Pacific of its fiduciary duties under applicable laws as provided in this Agreement), (ii) not affect Sections 6.5(d), 6.5(e), 6.12 and 9.12 hereof which shall survive such termination and (iii) not affect any provision of this Agreement which expressly survives the termination of this Agreement. The Stock Option Agreement shall be governed by its own terms as to termination.

                                   ARTICLE IX
                                 OTHER MATTERS

    Section 9.1 CERTAIN DEFINITIONS; INTERPRETATIONS. As used in this Agreement, the following terms shall have the meanings indicated:

    "ALLL" shall mean the allowance for loan and lease losses, as determined in accordance with GAAP and RAP.

    "BURDENSOME CONDITION" shall mean any condition or requirement included in any required regulatory approval, consent or waivers of Government Authorities which imposes any condition or restriction on CNB or CNC, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of CNB or CNC would be materially burdensome in the context of the transactions contemplated by this Agreement.

    "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, national holiday or any other day on which national banks operating in California are permitted or required to close.

    "CONTROL" shall have the meaning ascribed thereto in Section 2(a) of the Bank Holding Company Act of 1956, as amended.

    "DEFAULT" shall mean, as the case may be, an omission or failure on the part of (i) Pacific to perform a duty or obligation to a third party and Pacific has knowledge of such omission or failure or (ii) a third party to perform a duty or obligation to Pacific and Pacific has knowledge of such omission or failure.

    "FAIR LENDING LAWS" shall mean, collectively, the Equal Credit Act (15 U.S.C. Section 1691, et seq., the Fair Housing Act (420 U.S.C. Section 3601, et seq. or the Home Mortgage Disclosure Act (12 U.S.C. Section 2801, et seq.)

    "GAAP" shall mean generally accepted accounting principles, consistently applied from period to period, applicable to banks or bank holding companies for the period in question.

    "GOVERNMENTAL AUTHORITY" shall mean any state, federal or foreign governmental entity or agency with jurisdiction or approval, consent, waiver or other regulatory authority over any of the transactions contemplated by this Agreement (including the continued operation by CNB of the Pacific Grand Cayman and Hong Kong offices after the Merger) and any of the parties to this Agreement or their compliance with any of the laws and regulations which are the subject of any representation or covenant in this Agreement.

    "KNOWLEDGE" shall mean facts and other information which (i) as of the date of this Agreement, any member of the Management Committee of Pacific, or the Senior Vice Presidents of Real Estate or Wealth Management (or any officer superior to any of the foregoing) or any of such comparable executives of CNC or
(ii) after the date of this Agreement, the president, any executive vice president, the chief financial officer, the chief operating officer or the chief credit officer, and any senior vice president (and any officer superior to any of the foregoing) of a party knows as a result of the performance of his or her duties, or that a senior executive officer of a bank or bank holding company similar to such party with similar duties reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

    "MATERIAL" means material to CNC or Pacific (as the case may be) and any respective Subsidiaries, taken as a whole.

    "MATERIAL ADVERSE EFFECT", with respect to a person, means a material adverse effect upon (A) the business, financial condition, operations, or prospects of such person and its Subsidiaries, taken as a whole, or (B) the ability of such person to timely perform its obligations under, and to timely consummate the transactions contemplated by this Agreement, provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in the banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(ii) any change in GAAP or RAP applicable to banks or their holding companies generally, (iii) any action or omission of CNC or Pacific or any Subsidiary of either of them taken with prior written consent of CNC or Pacific, as applicable or permitted by this Agreement, and (iv) any changes in general economic conditions affecting banks or their holding companies generally.

    "PERSON" includes an individual, corporation, partnership, association, trust, limited liability company or partnership or unincorporated organization.

    "RAP" shall mean regulatory accounting principles, if any, applicable to a particular person.

    "SUBSIDIARY", with respect to a person, means any other person the stock or equity of which is more than 50% owned by such person.

    "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    The table of contents and headings contained in this Agreement offer ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular.

    Section 9.2  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS. Except for Articles II and III and Sections 6.5(e), 6.6, 6.15, and 6.16, none of the respective representations, warranties, obligations, covenants, and agreements of the parties shall survive the Effective Time of the Merger.

    Section 9.3 WAIVER AND MODIFICATION. Prior to the Effective Time of the Merger, any provision of this Agreement may be (a) waived by the party benefited by the provision or by both parties or (b) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto, approved by their respective boards of directors, PROVIDED HOWEVER, that any amendment which reduces the amount or changes the form of the consideration to be delivered to the Pacific shareholders in the Merger shall not be valid after the Agreement is approved by the shareholders of Pacific without any subsequent approval by the shareholders of Pacific.

    Section 9.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

    Section 9.5 GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (however, not to the exclusion of any applicable Federal law), without regard to Delaware statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The prevailing party shall be entitled to recover all reasonable costs and expenses, including attorneys' fees, or charges and disbursements incurred in connection with any such action, suit or proceeding and in the event CNC shall be the prevailing party, CNC agrees to reimburse Pacific for such additional and reasonable travel, accommodation and related expenses that reasonably would not have been incurred had any proceeding held in Delaware pursuant hereto been held instead in California.

    Section 9.6 NOTICES. All notices, requests, acknowledgements and other communications hereunder (collectively, "NOTICES") to a party shall be in writing and delivered by hand, Federal Express (or other reputable overnight delivery service), telecopy or certified mail to such party at its address set forth below or to such other address as such party may specify by notice to the other party hereto. All Notices given by telecopy shall be deemed to have been given upon receipt of confirmation by the sender of such Notice; all other Notices shall be deemed to have been given when received.

    If to Pacific to:

       The Pacific Bank, N.A.

       351 California Street
       San Francisco, CA 94104
       Telecopy: (415) 362-5275
       Attention: Michael Tun Zan

       with a copy to:

       Preston Gates & Ellis LLP
       One Maritime Plaza
       Suite 2400
       San Francisco, California 94111
       Telecopy: (415) 788-8819
       Attention: James E. Topinka, Esq.

       If to CNC, to:

       City National Corporation
       400 North Roxbury Drive
       Beverly Hills, California 90210-5021
       Telecopy: (310) 888-6704
       Attention: Frank P. Pekny

       with copies to:

       City National Corporation
       400 North Roxbury Drive
       Beverly Hills, California 90210-5021
       Telecopy: (310) 888-6232
       Attention: Karen Siteman, Esq.

       and

       Manatt, Phelps & Phillips, LLP
       11355 W. Olympic Blvd.
       Los Angeles, CA 90064
       Telecopy: (310) 312-4224
       Attention: William T. Quicksilver, Esq.

    Section 9.7 ENTIRE AGREEMENT. Except for the agreements entered into as of this date or contemplated by this Agreement, the Stock Option Agreement, the Shareholders' Agreements and the Confidentiality Agreement, this Agreement (including the Disclosure Schedule attached hereto and incorporated herein) represents the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

    Section 9.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

    Section 9.9 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    Section 9.10  NO THIRD PARTY BENEFICIARIES.  Except with respect to Section
6.16 , this Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

    Section 9.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.12 EXPENSES. Each party hereto shall pay its own costs and expenses incurred in connection with the Merger, including, without limitation, attorneys' fees, charges and disbursements and filing or other fees payable in connection with all applications, notifications and report forms and notices to be filed with any Governmental Authority pursuant to the terms of this Agreement; provided, however, that the costs and expenses of printing and mailing the S-4 and the Proxy Statement/Prospectus shall be borne by CNC unless the Merger does not occur, in which event such costs and expenses shall be borne equally by the parties hereto. All filing and other fees paid to the SEC in connection with the Merger shall be borne by CNC.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

THE PACIFIC BANK, N.A.                         CITY NATIONAL CORPORATION

By:                   /s/
   ----------------------------------------    By:                   /s/
                                               -------------------------------------------
               Michael Tun Zan                               Russell Goldsmith
             PRESIDENT AND CHIEF                             VICE CHAIRMAN AND
              EXECUTIVE OFFICER                           CHIEF EXECUTIVE OFFICER

                                                                       EXHIBIT A

                              AGREEMENT OF MERGER
                                    BETWEEN
                               CITY NATIONAL BANK
                                      AND
                             THE PACIFIC BANK, N.A.
                              UNDER THE CHARTER OF
                               CITY NATIONAL BANK
                               UNDER THE TITLE OF
                               CITY NATIONAL BANK

    This Agreement of Merger, dated as of             , 2000, ("AGREEMENT OF
MERGER") is entered into between City National Bank ("CNB"), a national banking association organized under the laws of the United States, being located at 400 North Roxbury Drive, Beverly Hills, County of Los Angeles, in the State of California, and The Pacific Bank, N.A. ("PACIFIC"), a national banking association organized under the laws of the United States, being located at 351 California Street, San Francisco, California, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215a). The terms of this Agreement of Merger are pursuant to that certain Agreement and Plan of Merger ("AGREEMENT") dated as of September 21, 1999 between CNC and Pacific.

    NOW THEREFORE, the parties hereto agree as follows:

    1. BANK MERGER. Pacific shall be merged into CNB under the charter of the latter (the "MERGER").

    2. NAME OF THE BANK. The name of the receiving association shall be City National Bank.

    3. BUSINESS OF THE BANK. The business of CNB shall be that of a national banking association. This business shall be conducted by the association at its main office, which shall be located at 400 North Roxbury Drive, Beverly Hills, California 90210, and at its legally established branches.

    4. EFFECT OF THE MERGER. The Merger shall become effective at the time specified in the certification letter to be issued by the Comptroller of the Currency of the United States (the "EFFECTIVE TIME OF THE MERGER"). At the Effective Time of the Merger, Pacific shall be merged with and into CNB, on the terms and conditions set forth in the Agreement and this Agreement of Merger. All assets of Pacific as they exist at the Effective Time of the Merger shall pass to and vest in CNB without any conveyance or other transfer. CNB shall be responsible for all the liabilities of every kind and description of Pacific. At the Effective Time of the Merger, the outstanding common stock of Pacific shall be converted into the stock and cash consideration as provided in the Agreement.

    5. BOARD OF DIRECTORS AND OFFICERS. The present board of directors of CNB shall continue to serve on the board of directors of the association after the Effective Time of the Merger and until the next annual meeting or until such time as their successors have been elected and have qualified.

    6. ARTICLES AND BYLAWS. At the Effective Time of the Merger, the Merger shall become effective as specified in the certification letter to be issued by the Comptroller of the Currency. The articles of association of CNB in effect immediately prior to the Effective Time of the Merger shall be and remain the articles of association of the surviving bank until amended as provided by the bylaws of

CNB. The bylaws of CNB in effect immediately prior to the Effective Time of the Merger shall be and remain the bylaws of the surviving bank until amended as provided therein and the terms thereof.

    7. OPERATIONS. Except as otherwise provided in the Agreement, between the date of the Agreement and the Effective Time of the Merger, Pacific shall not declare or pay any dividend to its shareholders nor dispose of any of its assets.

    8. SHAREHOLDER RATIFICATION. This Agreement of Merger shall be ratified and confirmed by the affirmative vote of the sole shareholder of CNB and by the required two-thirds affirmative vote of the outstanding shares of Pacific Common Stock as required by the National Bank Act.

    WITNESS, the signatures and seals of said merging banks this    day of
            , 2000, each set by its president or a vice president and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority.

                                          Attest:
                                          CITY NATIONAL BANK

                                          By
                                          --------------------------------------
                                            Frank P. Pekny
                                            Vice Chairman
-------------------------------------------
------------------------, Secretary

[Seal]

                                          Attest:
                                          THE PACIFIC BANK, N.A.

                                          By
                                          --------------------------------------
                                            Michael Tun Zan
                                            President and Chief Executive
                                          Officer
-------------------------------------------
------------------------, Secretary

[Seal]

STATE OF CALIFORNIA         )
                               ) ss.
COUNTY OF                   )

    On this    day of             , 2000, before me, a notary public for this
state and county, personally came Frank P. Pekny, as Vice Chairman, and
            , as Secretary of City National Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and seal affixed to it to be its seal.

    WITNESS my official seal and signature this day and year.

(Seal of Notary)
-------------------------------------------
                                            Notary Public,
------------------------------------------------------------------County.
                                            My commission expires
---------------------------------------------------------------

STATE OF CALIFORNIA         )
                               ) ss.
COUNTY OF                   )

    On this    day of             , 2000, before me, a notary public for this
state and county, personally came Michael Tun Zan, as President and Chief
Executive Officer, and             , as Secretary of The Pacific Bank, N.A., and
each in his/her capacity acknowledged this instrument to be the act and deed of the corporation and seal affixed to it to be its seal.

    WITNESS my official seal and signature this day and year.

(Seal of Notary)
-------------------------------------------
                                            Notary Public,
------------------------------------------------------------------County.
                                            My commission expires
---------------------------------------------------------------

                                                                       EXHIBIT B

                            SHAREHOLDERS' AGREEMENT

    THIS SHAREHOLDERS' AGREEMENT ("Shareholders' Agreement") is made and entered into as of September 21, 1999 by and between City National Corporation, a Delaware corporation ("CNC"), and each of the other persons signatory hereto (each a "Director" and/or a "Shareholder" and collectively the "Shareholders").

    WHEREAS, CNC and The Pacific Bank, N.A., a national banking association, ("Pacific"), have entered into that certain Agreement and Plan of Reorganization (the "Agreement"), dated as of September 21, 1999, pursuant to which Pacific will be merged (the "Merger"), with and City National Bank, a national banking association and the wholly owned subsidiary of CNC ("CNB"), whereupon each share of Pacific common stock ("Pacific Common Stock") will be converted into the right to receive the cash and stock consideration as set forth in the Agreement; and

    WHEREAS, as a condition to its willingness to enter into the Agreement, CNC has required that each director of Pacific, as an owner of Pacific Common Stock, enter into, and each of the Shareholders has agreed to enter into, this Shareholders' Agreement.

    NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

    1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders hereby, severally only and not for another or jointly, represents and warrants to CNC as follows:

        (a) AUTHORITY; NO VIOLATION. Such Shareholder has all necessary power and authority to enter into and perform all of such Shareholder's obligations hereunder. The execution, delivery and performance of this Shareholders' Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party, including any voting agreement, shareholders' agreement, trust agreement or voting trust. This Shareholders' Agreement has been duly and validly executed and delivered by such Shareholder (and such Shareholder's spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of such Shareholder and such spouse, enforceable against such Shareholder and such spouse in accordance with its terms.

        (b) OWNERSHIP OF SHARES. Such Shareholder is the beneficial owner or record holder of the number of shares of Pacific Common Stock indicated under such Shareholder's name on the signature page hereto (the "Existing Shares", and together with any shares of Pacific Common Stock acquired by such Shareholder after the date hereof, the "Shares") and, as of the date hereof, the Existing Shares constitute all the shares of Pacific Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, subject to applicable community property laws, such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

        (c) NO CONFLICTS. Neither the execution and delivery of this Shareholders' Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound.

    2.  VOTING AGREEMENT, PROXY AND AGREEMENT NOT TO TRANSFER.

        (a) Each Shareholder hereby severally agrees to vote all of the Shares held by such Shareholder (i) in favor of the Merger, the Agreement and the transactions contemplated by the Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Pacific under the Agreement or the Stock Option Agreement dated as of the same date between CNC and Pacific (the "Option Agreement"); and (iii) except with the prior written consent of CNB, against the following actions (other than the Merger and the transactions contemplated by the Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Pacific; (B) any sale, lease or transfer of a material amount of the assets of Pacific; (C) any change in the majority of the board of Pacific; (D) any material change in the present capitalization of Pacific; (E) any amendment of Pacific's Articles of Association; (F) any other material change in Pacific's corporate structure or business; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to CNC of the transactions contemplated by the Agreement or the Option Agreement. Such Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

        (b) Each Shareholder hereby severally grants to CNC, and appoints Russell Goldsmith, Vice Chairman of CNC, and Frank P. Pekny, Executive Vice President of CNC, in their respective capacities as officers of CNC, and any individual who shall succeed to any such office of CNC, and any other designee of CNC, and each of them, as such Shareholder's irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Shares with respect to the Merger. Such Shareholder intends this proxy to be irrevocable and coupled with an interest, and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Shareholder with respect to the Shares.

        (c) Each Shareholder hereby severally agrees not to (i) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of CNC, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy Pacific's withholding obligations with respect to any taxes resulting from such exercise or (ii) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

    3. AGREEMENT TO MAINTAIN BANKING RELATIONSHIPS. Each Shareholder hereby severally expresses his or her intent to maintain his or her, and his or her affiliated business' banking relationships with Pacific before and with CNB after the consummation of the Merger for a period of at least two years in a manner consistent with past practices, to the extent, in each case, that such Shareholder remains in an area then served by CNB, and further provided that the types, quality and pricing of services provided by CNB continue to be comparable to those currently provided.

    4. COMMUNITY BOARD OF ADVISORS. Following the Mergers, CNC shall cause CNB to establish an Pacific Board of Advisors, or similar advisory and community liaison group of prominent citizens, in order that CNB will be able to continue visibility in and provide service to the communities formerly served by Pacific. CNC's current intention is that the Board of Advisors initially be comprised of approximately 6 to 8 members (including a director of CNB and one or more former directors of Pacific) who will meet regularly during the year, to focus on issues relevant to the former Pacific service area, and its business community and residents. If invited to join the Pacific Board of Advisors,

Shareholder agrees that he/she will meet with a representative of CNB and give due consideration to committing to participate as a member of the Pacific Board of Advisors for at least a one-year term.

    5. COOPERATION. Shareholder severally agrees that he/she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Pacific or any of its subsidiaries, or the acquisition of voting securities of Pacific or any subsidiary of Pacific or any business combination between Pacific or any subsidiary of Pacific and any person other than CNC or CNB.

    6. SHAREHOLDER CAPACITY. Each Shareholder is entering this Shareholders' Agreement in his capacity as the record or beneficial owner of such Shareholder's Shares, and not in his or her capacity as a director of Pacific. Nothing in this Shareholders' Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director of Pacific, that may be required of such Shareholder in the exercise of such Shareholder's duties and responsibilities as a director of Pacific.

    7. TERMINATION. The obligations of the Shareholders, other than those set forth in Sections 3 and 4 hereof, shall terminate upon the consummation of the Merger. If the Merger are not consummated, the obligations of the Shareholders hereunder shall terminate upon the termination of the Agreement, other than those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of 2(a) hereof, and such further obligations shall survive until the Option Agreement shall have terminated or been fully performed. The "Termination Date" for any particular provision hereunder shall be the date of termination of the Shareholders' obligations for such provision.

    8. SPECIFIC PERFORMANCE. The Shareholders each acknowledge that damages would be an inadequate remedy to CNC for an actual or prospective breach of this Agreement and that the obligations of each of the Shareholders hereto shall be specifically enforceable.

    9.  MISCELLANEOUS.

        (a)  Definitional Matters.

           (i) Unless the context otherwise requires, "person" shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

           (ii) All capitalized terms used but not defined in this Shareholders' Agreement shall have the respective meanings that the Agreement ascribes to such terms.

          (iii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Shareholders' Agreement.

        (b) ENTIRE AGREEMENT. This Shareholders' Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (c) PARTIES IN INTEREST. This Shareholders' Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Shareholders' Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Shareholders' Agreement.

        (d) ASSIGNMENT. This Shareholders' Agreement shall not be assigned without the prior written consent of the other party hereto, except that CNC may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary or affiliate of CNC.

        (e) MODIFICATIONS. This Shareholders' Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

        (f) GOVERNING LAW. This Shareholders' Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware.

        (g) VALIDITY. The invalidity or unenforceability of any provision of this Shareholders' Agreement shall not affect the validity or enforceability of any other provision of this Shareholders' Agreement, each of which shall remain in full force and effect.

        (h) COUNTERPARTS. This Shareholders' Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        (i) NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to CNC, to:

City National Corporation
400 North Roxbury Drive
Beverly Hills, California 90210-5021
Telephone No.: (310) 888-6704

Attention: Mr. Frank P. Pekny, Executive Vice President

If to any of the Shareholders, to the respective addresses noted on the signature page hereto.

    10. FURTHER ASSURANCES. Each Shareholder shall execute and deliver all such further documents and instruments and take all such further actions as may be necessary in order to consummate the transactions contemplated hereby.

    IN WITNESS WHEREOF, the parties hereto have executed this Shareholders' Agreement as of the date first above written.

                                                       CITY NATIONAL CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                            Frank P. Pekny
                                                            Executive Vice President

                                          SHAREHOLDER:

                                          ______________________________________
                                          Name: ________________________________
                                          Number of Shares: ____________________

                                          Address for Notices:

                                                             ___________________

                                                             ___________________

                                                             ___________________

                                          SHAREHOLDER:

                                          ______________________________________
                                          Name: ________________________________

                                                             ___________________

                                                             ___________________
                                          Number of Shares: ____________________

                                          Address for Notices:

                                                             ___________________

                                                             ___________________

                                                             ___________________

                                          SHAREHOLDER:

                                          ______________________________________
                                          Name: ________________________________
                                          Number of Shares: ____________________

                                          Address for Notices:

                                                             ___________________

                                                             ___________________

                                                             ___________________

                                          Spouse: ______________________________
                                          Spouse's Name: _______________________

                                          SHAREHOLDER:

                                          ______________________________________
                                          Name: ________________________________
                                                             ___________________
                                          Number of Shares: ____________________

                                          Address for Notices:

                                                             ___________________

                                                             ___________________

                                                             ___________________

                                          Spouse: ______________________________
                                          Spouse's Name: _______________________

                                                                       EXHIBIT C

City National Corporation
400 North Roxbury
Beverly Hills, California 90210

Ladies and Gentlemen:

    I have been advised that as of the date hereof I may be deemed to be an "affiliate" of The Pacific Bank, N.A., a national banking association ("Pacific"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of September 21, 1999 (the "Merger Agreement"), by and between you ("CNC") and Pacific, Pacific will be merged into City National Bank, and that as a result of the Merger, I may receive shares of CNC Common Stock (as defined in the Merger Agreement) in exchange for shares of Pacific Common Stock (as defined in the Merger Agreement), owned by me.

    I hereby represent, warrant and covenant to CNC that in the event I receive any CNC Common Stock pursuant to the Merger:

        A. I shall not make any sale, transfer or other disposition of the CNC Common Stock in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of CNC Common Stock to the extent I believed necessary, with my counsel or with counsel for Pacific.

        C. I have been advised that the issuance of CNC Common Stock to me pursuant to the Merger Agreement will be registered with the Commission on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of Pacific for approval, I may be an "affiliate" of Pacific, any sale or disposition by me of any of the CNC Common Stock may, under current law, only be made in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of CNC Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to CNC, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. I understand that CNC is under no obligation to register the sale, transfer or other disposition of the CNC Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

        E. I understand that stop transfer instructions will be given to CNC's transfer agents with respect to CNC Common Stock and that there will be placed on the certificates for the CNC Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

       "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

        F. I also understand that unless the transfer by me of my CNC Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, CNC reserves the right to put the following legend on the certificates issued to my transferee:

       "The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act."

    It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in E or F, as the case may be, above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of CNC Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of CNC Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of CNC and have been the beneficial owner of the CNC Common Stock for at least one year (or such other period as may be prescribed by the Act, and the rules and regulations promulgated thereunder), and CNC has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of CNC and have been the beneficial owner of the CNC Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) CNC shall have received a letter from the Staff of the Commission, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to CNC, to the effect that the stock transfer restrictions and the legend are not required.

                                          Sincerely,

                                          ______________________________________
                                          Dated: _______________________________

Accepted this __ day of ____________, 2000

CITY NATIONAL CORPORATION

By: __________________________________
    Name: ____________________________
    Title: ___________________________

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    This AGREEMENT is dated as of September 21, 1999, between City National Corporation ("Grantee"), a Delaware corporation, and The Pacific Bank, N.A., a national banking association ("Issuer").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Grantee and Issuer have approved an Agreement and Plan of Reorganization (the "Merger Agreement") dated as of the date hereof which contemplates the acquisition of Issuer by Grantee through a merger of Issuer into City National Bank, a wholly owned subsidiary of Grantee;

    WHEREAS, as a condition to Grantee's having entered into the Merger Agreement and in consideration therefor, Issuer has agreed to grant to Grantee the option set forth herein to purchase shares of Issuer's authorized but unissued common stock, par value $1.50 per share ("Common Stock").

    NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

    1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an option (the "Option") to purchase up to 995,900 shares of fully paid and nonassessable Common Stock (the "Option Shares"), at a price of $19.00 per share (the "Exercise Price"); PROVIDED, HOWEVER, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the total number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to this Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment and increase as herein set forth.

    2.  EXERCISE OF OPTION.

    (a) Grantee may exercise the Option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a Purchase Event (as that term is defined in paragraph (b) of this section); PROVIDED, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "Expiration Date") of (i) the Effective Time of the Merger, (ii) the date the Agreement is terminated pursuant to Sections 8.1(a) or 8.1(h); (iii) the date the Agreement is terminated by Grantee or Issuer pursuant to Sections 8.1(b), (c), (d), (e), or (f) if such date is prior to the occurrence of a Purchase Event or Preliminary Purchase Event; or (iv) 24 months following the earliest to occur of
(A) the date of any termination of the Agreement other than as described in clauses (ii) and (iii) of this sentence or (B) the date of the first occurrence of a Purchase Event. Notwithstanding the foregoing, Issuer shall not be obligated to issue the Option Shares upon exercise of the Option (i) in the absence of any required governmental or regulatory waiver, consent or approval necessary for Issuer to issue such Option Shares or for Grantee or any transferee to exercise the Option or prior to the expiration or termination of any waiting period required by law, (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares or (iii) if at such time Grantee shall be in material breach of the agreements or covenants contained in the Merger Agreement.

    (b) As used herein, a "Purchase Event" shall have occurred when:

        (i) Issuer or any subsidiary of Issuer (without prior written consent of Grantee) enters into an agreement with any Person (other than Grantee or any of its affiliates or subsidiaries) pursuant to which such Person would:
    (x) merge or consolidate with, or enter into any similar transaction with Issuer or any subsidiary of Issuer (other than a merger, consolidation or similar transaction involving solely Issuer and one or more of its wholly owned subsidiaries), (y) purchase, lease or otherwise acquire all or substantially all of the assets of Issuer or (z) purchase or otherwise acquire (by merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting shares of Issuer (the transactions referred to in subparagraph (x), (y) and (z) are referred to as an "Acquisition Transaction");

        (ii) any Person or group of Persons (other than Grantee or any of its affiliates or subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 15% or more of the voting shares of Issuer (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder);

       (iii) a public announcement by Issuer or any Person involved with Issuer of the authorization, recommendation or endorsement by Issuer of an Acquisition Transaction, Exchange Offer (as defined below) or Tender Offer (as defined below) or a public announcement by Issuer or any Person involved with Issuer of an intention to authorize, recommend or endorse an Acquisition Transaction, Exchange Offer or Tender Offer;

        (iv) the shareholders of Issuer fail to approve the Merger contemplated by the Merger Agreement at any meeting of such shareholders which has been held for that purpose or any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Merger Agreement or the withdrawal or modification (in a manner adverse to Grantee in any respect) of the recommendation of Issuer's Board of Directors that the shareholders of Issuer approve the Merger and the Merger Agreement in each case, after there shall have been a public announcement that any Person (other than Grantee or any of its affiliates or subsidiaries), shall have (a) made or publicly disclosed an intention to make a proposal to engage in an Acquisition Transaction, (b) commenced a Tender Offer, or filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an Exchange Offer or (c) filed an application (or given a notice to) with the Federal Reserve Board, Comptroller of the Currency or other federal or state bank regulatory authority which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

        (v) after a proposal is made by a third party to Issuer or any of its subsidiaries or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to make such a proposal if the Merger Agreement terminates and/or the Option expires, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both).

    (c) As used herein, "Preliminary Purchase Event" shall have occurred when:

        (i) any Person or group of Persons (other than Grantee or any of its affiliates or subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to a tender offer or exchange offer to purchase any shares of Common Stock such that such Person would own or control 10% or more of the shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively);

        (ii) any Person (other than Grantee or any of its affiliates or subsidiaries) shall have filed an application with or given a notice to the Federal Reserve Board, Comptroller of the Currency or other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction, Exchange Offer or Tender Offer; or

       (iii) The occurrence of an event described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) thereof shall be at least 10%.

    (d) If a Purchase Event has occurred, the Option shall continue to be exercisable until its termination in accordance with Section 2(a) hereof. Issuer shall notify Grantee promptly in writing upon learning of the occurrence of a Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to transfer or exercise the Option.

    (e) In the event a Purchase Event occurs, Grantee may elect to exercise the Option. If Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which shall be referred to herein as the "Notice Date") which specifies (i) the total number of Option Shares to be purchased, and (ii) a place and date not earlier than two Business Days nor later then ten
(10) Business Days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); PROVIDED, HOWEVER, that if prior notification to or approval of the Federal Reserve Board, the Comptroller of the Currency or any other regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

    3.  PAYMENT AND DELIVERY OF CERTIFICATES; GRANTEE REPRESENTATION.

    (a) If Grantee elects to exercise the Option, then at the Closing, Grantee shall pay to Issuer the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank designated by Issuer.

    (b) At such Closing, simultaneously with the delivery of the purchase price for the Option Shares as provided in paragraph (a) hereof, Issuer shall deliver to Grantee a certificate or certificates, registered in the name of Grantee or its designee, representing the number of Option Shares purchased by Grantee. Such certificates may be endorsed with a legend which shall read as follows:

       THE SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE ACCORDINGLY SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE ACT. THE TRANSFER OF SUCH SHARES IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A REQUEST THEREFOR.

Any such legend shall be removed by delivery of a substitute certificate without such legend if Grantee shall have delivered to Issuer an opinion of counsel, in form and substance satisfactory to Issuer, that such legend is not required for purposes of assuring compliance with applicable securities or other law or with this Agreement.

    (c) Except as otherwise provided herein, Grantee hereby represents and warrants to Issuer that the Option is being, and any Option Shares issued upon exercise of the Option will be, acquired by Grantee for its own account and not with a view to any distribution thereof, and Grantee will not sell any Option Shares purchased pursuant to exercise of the Option except in compliance with applicable securities and other laws.

    4. REPRESENTATIONS; COVENANTS. Issuer hereby represents and warrants to and agrees with Grantee as follows:

    (a) Issuer has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

    (b) The execution and delivery by Issuer of this Agreement and the consummation of the transactions herein contemplated do not and will not violate or conflict with Issuer's Articles of Association or Bylaws, any statute, regulation, judgment, order, writ, decree or injunction applicable to Issuer (other than as may be effected by Grantee's ownership of Issuer Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/ or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Issuer under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which Issuer is a party, or by which Issuer or any of its properties or assets may be bound or affected.

    (c) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option a number of shares of Common Stock sufficient to satisfy the exercise of the Option in full, all of which Common Stock, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, security interests and preemptive rights.

    (d) Issuer agrees that it will not, by amendment of its Articles of Association or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

    (e) Issuer shall promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any federal or state banking law, prior approval of or notice to the Federal Reserve Board, the Comptroller of the Currency or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board, the Comptroller of the Currency or such state regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

    5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND ISSUANCE OF ADDITIONAL SHARES.

    (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to Common Stock, the type and number of shares or securities subject to the Option and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date thereof, as applicable. If any additional shares of Common Stock are issued or otherwise outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in the first sentence of this Section 5(a)), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, such number, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option. Nothing contained in this
Section 5(a) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

    (b) In the event that Issuer, shall, prior to the Expiration Date, enter in an agreement: (i) to consolidate with or merge into any Person, other than Grantee or one of its affiliates or subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its affiliates or subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets or any of its affiliates or subsidiaries to any Person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Succeeding Corporation (as defined below), (y) any Person that controls the Succeeding Corporation, or (z) in the case of a merger described in clause (ii), Issuer (in each case, such Person being referred to as the "Substitute Option Issuer.")

    (c) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of the Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

    (d) The Substitute Option shall otherwise have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option

Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the form as this Agreement, which shall be applicable to the Substitute Option.

    (e) The following terms have the meanings indicated:

        (i) "Succeeding Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (y) Issuer in a merger in which Issuer is the continuing or surviving Person, and (z) the transferee of all or any substantial part of Issuer assets (or the assets of its subsidiaries).

        (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the highest of (x) the price per share of Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any Person (other than Grantee or any of its affiliates or its subsidiaries) (y) the price per share of Common Stock to be paid by any Person (other than Grantee or any of its affiliates or subsidiaries) pursuant to an agreement with Issuer, and (z) the highest closing sales price per share of Common Stock as quoted on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) within the six-month period immediately preceding the agreement referred to in (y); provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, divided by the number of shares of Common Stock outstanding at the time of such sale. In the event that an Exchange Offer is made for Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally-recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, the Succeeding Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee, in either case whose determination shall be conclusive and binding on all parties.

        (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, PROVIDED, HOWEVER, that if such closing price is not ascertainable due to an absence of a public market for the Substitute Common Stock, "Average Price" shall mean the higher of
    (i) the price per share of Substitute Common Stock paid or to be paid by any third party pursuant to an agreement with the issuer of the Substitute Common Stock and (ii) the book value per share, calculated in accordance with generally accepted accounting principles, of the Substitute Common Stock immediately prior to exercise of the Substitute Option; PROVIDED, FURTHER, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the Person merging into Issuer or by any company which controls or is controlled by such merging Person, as Grantee may elect.

    (f) In no event pursuant to any of foregoing paragraphs shall the, Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Substitute Option Issuer, whose determination shall be conclusive and binding on the parties.

    (g) Issuer shall not enter into any transaction described in subsection
(b) of this Section 5 unless the Succeeding Corporation and any Person that controls the Succeeding Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 5 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by the Substitute Option Issuer).

    6.  PURCHASE OF OPTION SHARES AND OPTIONS BY ISSUER.

    (a) From and after the first date a transaction specified in Section 5(b) herein is consummated or any Person or group of Persons (other than Grantee or any of its subsidiaries) shall have acquired beneficial ownership, or the right to acquire beneficial ownership, of 50% or more of the then outstanding shares of Common Stock (the "Repurchase Event"), and subject to Section 9 and applicable regulatory and legal restrictions, Grantee, after having exercised any Option in whole or in part, shall have the right to require Issuer to purchase some or all of the Option Shares at a purchase price per share (the "Purchase Price") equal to the highest of (i) 100% of the Exercise Price,
(ii) the highest price paid or agreed to be paid for shares of Common Stock by an Acquiring Person (as defined in paragraph (b) of this Section) in any tender offer, exchange offer or other transaction or series of related transactions involving the acquisition of 10% or more of the outstanding shares of Common Stock during the one-year period immediately preceding the Purchase Date (as defined in paragraph (e) of this Section), (iii) the highest closing price for shares of Common Stock as reported on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer); within the 90-day period ending on the Purchase Date and (iv) in the event of a sale of all or substantially all of Issuer's assets, (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, whose determination shall be conclusive and binding on the parties hereto, divided by (y) the number of shares of Common Stock then outstanding. In the event that any of the consideration paid or agreed to be paid by an Acquiring Person for any shares of Common Stock or for any of Issuer's assets consists in whole or in part of securities, the value of such securities for purposes of determining the Purchase Price shall be determined (i) if there is an existing public trading market therefor, by the average of the last sales prices for such securities on the twenty (20) trading days ending three trading days prior to the payment of such consideration (if such consideration has been paid) or prior to the date of determination (if such consideration has not yet been paid) and (ii) if there is no existing public trading market for such securities, by a recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, whose determination shall be conclusive and binding on the parties hereto.

    (b) For purposes of this Agreement, "Acquiring Person" shall mean a Person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than Grantee or an affiliate or subsidiary of Grantee who on or after the date of this Agreement engages in a transaction which gives rise to a Purchase Event.

    (c) Subject to applicable regulatory and legal restrictions, from and after a Repurchase Event or after Grantee receives official notice that an approval of the Federal Reserve Board, the Comptroller of the Currency, or any other regulatory authority, required for the exercise of the Option and purchase of the Option Shares will not be issued or granted or if as of the date of the first occurrence of a Purchase Event Issuer shall have not received any shareholder or governmental or regulatory approvals necessary to permit Issuer to repurchase from Grantee all of the shares of Common Stock issuable upon exercise of this Option, Grantee shall, subject to Section 9, have the right to require Issuer to purchase some or all of the Options held by Grantee at a price equal to the Purchase Price minus the Exercise Price on the Purchase Date (as defined in paragraph (e) of this Section) multiplied by the number of shares of Common Stock that may be purchased on the Purchase Date upon the exercise of the Options elected to be purchased.

    (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this
Section 6. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the applicable purchase price that it is no longer prohibited from delivering, within five (5) Business Days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to this Section 6 is prohibited under applicable law or regulation from delivering to Grantee the applicable purchase price in full Grantee may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly
(i) deliver to Grantee that portion of the applicable purchase price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either a new Agreement evidencing the right to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or a certificate for the number of Option Shares covered by the revocation. Grantee's right to require Issuer to purchase some or all of the Option Shares shall expire on the date which is one year following the Repurchase Event, except that if Issuer is prohibited under applicable law or regulation from repurchasing the Option Shares, then the Grantee's right to require Issuer to purchase Option Shares shall expire on the date that is one year following the date on which Issuer is no longer prohibited from purchasing such Option Shares. Grantee's right to require Issuer to purchase some or all of the Options shall expire on the Expiration Date, except that if Issuer is prohibited under applicable law or regulation from repurchasing some or all of the Options, then the Grantee's right to require Issuer to purchase Options shall expire on the date that is one year following the date on which Issuer is no longer prohibited from purchasing such Options.

    (e) Grantee may exercise its right to require Issuer to purchase the Option Shares or Options (collectively, "Securities") pursuant to this Section by surrendering for such purpose to Issuer, at its principal office or at such other office or agency maintained by Issuer for that purpose, within the period specified above, the certificates or other instruments representing the Securities to be purchased accompanied by a. written note stating that it elects to require Issuer to purchase all or a specified number of such Securities. Within five Business Days after the surrender of such certificates or instruments and the receipt of such notice relating thereto, to the extent it is legally permitted to do so, Issuer shall deliver or cause to be delivered to Grantee (i) a bank cashier's or certified check payable to Grantee in an amount equal to the applicable purchase price therefor, and (ii) if less than the full number of Securities evidenced by the surrendered instruments are being purchased, a new certificate or instrument for the number of Securities evidenced by such surrendered certificates or other instruments less the number of Securities purchased. Such purchases shall be deemed to have been made at the close of business on the date (the "Purchase Date") of the receipt of such notice and of such surrender of the certificates or other instruments representing the Securities to be purchased and the rights of Grantee, except for the right to receive the applicable purchase price therefor in accordance herewith, shall cease on the Purchase Date.

    7. REGISTRATION RIGHTS. As promptly as practicable upon Grantee's request after a Purchase Event, Issuer agrees to prepare and file a registration statement ("Registration Event") under federal and any applicable state securities laws to the extent permitted by applicable laws and regulations, with respect to any proposed dispositions by Grantee of all or any part of the Option or any or all of the Option Shares, and to use its commercially reasonable efforts to cause any such registration statement to become effective as expeditiously as possible and to keep such registration effective for a period of not less than 180 days unless, in the written opinion of counsel to Issuer, addressed to Grantee and satisfactory in form and substance to Grantee and its counsel, registration is not required for such proposed transactions. Issuer shall be required to file only two such registration statements during the three-year period following the date of the first Purchase Event and shall have no obligation to file such a registration statement at any time which is three years or later after the first Purchase Event. All reasonable fees, expenses and charges of any kind or nature whatsoever incurred in connection with any registration of, or the preparation of any prospectus relating to, the Option Shares pursuant to this Section 7 shall be borne and paid by Issuer (except for underwriting discounts or commissions and brokers' fees of Grantee related thereto). In addition, if the Issuer proposes to register Common Stock or any other securities on a form that would permit the registration of the Option Shares for public sale under the Securities Act (whether proposed to be offered for sale by the Issuer or any other Person) it will give prompt written notice to Grantee of its intention to do so, specifying the relevant terms of such proposal, including the proposed maximum offering price thereof. Upon the written notice of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered to the Issuer within 15 Business Days after the giving of any such notice, which request shall specify the number of Option Shares desired to be disposed by Grantee, the Issuer will use its commercially reasonable efforts to effect, in connection with its proposed registration, the registration under the Securities Act of the Option Shares set forth in such request. Issuer shall be required to effect no more than three such registrations (each, a "piggyback registration"). In the event Grantee exercises its registration rights under this Section 7, Issuer shall provide Grantee, its affiliates, each of their respective officers and directors and any underwriters used by Grantee, with indemnifications, representations and warranties and shall cause its attorneys and accountants to deliver to Grantee and any such underwriters attorneys' opinions and "comfort letters," all of a type customarily provided or delivered in connection with public underwritten offerings of securities. The foregoing notwithstanding, if, at the time of any request by Grantee for piggyback registration of Option Shares as provided above, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Issuer Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of Shares to be sold by Grantee and the Issuer in aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 7 shall be permitted or occur. Notwithstanding the foregoing, Issuer shall have the right to delay (a "Delay Right") a Registration Event for a period of up to sixty days, in the event it receives a request from Grantee to effect a Registration Event, if Issuer determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with BONA FIDE material financing plans of Issuer or would require disclosure of information, the premature disclosure of which could materially adversely affect Issuer or any transaction under active consideration by Issuer. Issuer shall have the right to exercise two Delay Rights in any eighteen-month period. Notwithstanding anything to the contrary stated herein, Issuer shall not be required to register Options or Option Shares under the Securities Act pursuant to this Section 7 (a) on more than one occasion during any calendar year or
(b) within 180 days after the effective date of any registration referred to in this Section 7 pursuant to which Grantee was afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested.

    8.  LISTING.

    If Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or automated quotation system, Issuer, or any successor thereto, upon the request of the holder of the Option, will promptly file an application, if required, to authorize for listing or trading or quotation the shares of Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or automated quotation system and will use its best efforts to obtain approval, if required, of such listing or quotation as soon as possible.

    9.  LIMITATIONS ON TOTAL PROFIT AND NOTIONAL TOTAL PROFIT.

    (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined below in Section 9(c) hereof) exceed $7,500,000 and, if such Total Profit otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) pay cash to Issuer, or
(iii) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $7,500,000 after taking into account the foregoing actions.

    (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below in Section 9(d) hereof) of more than $7,500,000; provided, that nothing in this sentence restrict any exercise of the Option permitted hereby on any subsequent date on which the Notional Total Profit would be less then $7,500,000.

    (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to
Section 6 hereof, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 6 hereof, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares may be converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price of such Option Shares, and (iv) any equivalent amount with respect to the Substitute Option.

    (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    10.  MISCELLANEOUS.

    (a) EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    (c) ASSIGNMENT. At any time after a Purchase Event occurs, Grantee may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, by issuing Options or otherwise, to any Person or group of Persons, subject to applicable law, rule or regulation. In order to effectuate the foregoing, Grantee shall be entitled to surrender this Agreement to Issuer in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder. The term "Grantee" as used in this Agreement shall also be deemed to refer to any and all of Grantee's permitted assigns, with such modifications to the context as are required to vest in such permitted assignees the full benefits and obligations purported by this Agreement.

    (d) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by confirmed facsimile transmission or sent by registered or certified mail or overnight courier, postage prepaid, with return receipt requested, at the respective addresses of the parties set forth in the Merger Agreement or as otherwise notified to the other parties in writing.

To Grantee:                      City National Corporation
                                 400 North Roxbury Drive
                                 Beverly Hills, California
                                 Attention: Frank P. Pekny
                                 Facsimile Number: (310) 888-6704

With a copy to:                  Manatt, Phelps & Phillips, LLP
                                 11355 West Olympic Blvd.
                                 Los Angeles, California 90064
                                 Attention: William T. Quicksilver
                                 Facsimile Number: (310) 312-4224

To Issuer:                       The Pacific Bank, N.A.
                                 351 California Street
                                 San Francisco, California 94104
                                 Attention: Michael Tun Zan
                                 Facsimile Number: (415) 291-9953

With a copy to:                  Preston Gates & Ellis, LLP
                                 One Maritime Plaza
                                 Suite 2400
                                 Facsimile Number: (415) 788-8819
                                 Attention: James E. Topinka, Esq.

A party may change its address for notice purposes by written notice to the other party hereto.

    (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    (f) SPECIFIC PERFORMANCE. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the parties in the event that this Agreement is not performed in accordance with its terms or conditions or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

    (g) GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (however, not to the exclusion of any applicable federal law) without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(d) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

    (h) COMMERCIALLY REASONABLE EFFORTS. Each of Grantee and Issuer will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

    (i) DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    (j) SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

    (k) FURTHER ASSURANCES. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (l) DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, as of the day and year first written above.

                                                       CITY NATIONAL CORPORATION

                                                       By:  /s/
                                                            -----------------------------------------
                                                            Russell Goldsmith
                                                            Vice Chairman and Chief Executive Officer

                                                       THE PACIFIC BANK, N.A.

                                                       By:  /s/
                                                            -----------------------------------------
                                                            Michael Tun Zan
                                                            President and Chief Executive Officer

                                                                         ANNEX C


                                     [LOGO]


               FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS, INC.



                                          January 26, 2000


The Board of Directors
Pacific Bank, N.A.
351 California Street
San Francisco, CA 94104

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Pacific Bank, N.A. ("Pacific Bank") of the consideration to be paid (the "Consideration") in connection with the proposed acquisition (the "Acquisition") of Pacific Bank by City National Corporation ("City National") pursuant to the Agreement dated as of September 21, 1999 between Pacific Bank and City National. It is our understanding that the Acquisition will be structured as a purchase transaction under generally accepted accounting principles.


    As is more specifically set forth in the Agreement, upon consummation of the Acquisition, each outstanding share of the common stock of Pacific Bank ("Pacific Bank Common Stock"), except for any dissenting shares and certain other shares held by Pacific Bank and City National, will be exchanged for either $29.00 in cash or shares of City National common stock based on a fluctuating exchange ratio. For the purposes of its analysis, Keefe, Bruyette & Woods, Inc. ("KBW") calculated the exchange ratio to be .8975 of a share of common stock of City National ("City National Common Stock") for each outstanding share of Pacific Bank Common Stock.


    KBW, as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of Pacific Bank or City National, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to Pacific Bank. KBW has served as financial advisor to Pacific Bank in the negotiation of the Agreement and in rendering this fairness opinion and will receive a fee from Pacific Bank for those services.

    In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Pacific Bank and City National and the merger, including among other things, the following:

    i.  Reviewed the Agreement;


    ii. Reviewed certain historical financial and other information concerning Pacific Bank for the three months ended June 30, 1999 and the three years ended December 31, 1998, including Pacific Bank's Annual Report to Stockholders and Annual Reports on Forms 10-K and 10-K\A, and interim quarterly reports on Form 10-Q and 10-Q\A;


    iii. Reviewed certain historical financial and other information concerning City National for the three months ended June 30, 1999 and the three years ended December 31, 1998, including City National's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

    iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both Pacific Bank and City National;

    v. Held discussions with senior management of Pacific Bank and City National with respect to their past and current financial performance, financial condition and future prospects;

    vi. Reviewed certain internal financial data, projections and other information of Pacific Bank and City National, including financial projections prepared by management;

    vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Pacific Bank and City National from a financial point of view with certain of these institutions;

    viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

    ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

    In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Pacific Bank and City National as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Pacific Bank and City National are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Pacific Bank, City National, or any of their respective subsidiaries nor did we verify any of Pacific Bank's or City National's books or records or review any individual loan or credit files.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and financial position and results of operations of Pacific Bank and City National; (ii) the assets and liabilities of Pacific Bank and City National; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We also have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of the Pacific Bank Common Stock.


                                          Very truly yours,
                                          /s/ Keefe, Bruyette & Woods, Inc.


                                          Keefe, Bruyette & Woods, Inc.

                                                                         ANNEX D

               SECTION 215a OF TITLE 12 OF THE UNITED STATES CODE

MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(a) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION


    One or more national banking associations or one more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall--


        (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

        (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

        (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

        (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b)  DISSENTING SHAREHOLDERS


    If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)  VALUATION OF SHARES

    The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash;
(2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS; APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

    If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY

    The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f)  REMOVAL AS FIDUCIARY; DISCRIMINATION

    Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g)  ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS

    Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                                                                       Annex E

                                  OFFICE OF THE
                           COMPTROLLER OF THE CURRENCY
                             Washington, D.C. 20219
                                   FORM 10-K/A

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OF 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the fiscal year ended December 31, 1998

                                           OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the Transition Period from         to          .
                                   -------     --------


                     THE PACIFIC BANK, NATIONAL ASSOCIATION
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                UNITED STATES                              94-2865596
      -------------------------------------        ----------------------------
            (State or other jurisdiction of              (I.R.S. Employer
            incorporation or organization)              Identification No.)

         351 California Street , San Francisco, California           94104
      -------------------------------------------------------    --------------
              (Address of principal executive offices)             (Zip Code)

       Registrant's telephone number, including area code: (415) 576-2700
                                                           --------------
        Securities registered pursuant to Section 12(b) of the Act: NONE
                                                                    ----
           Securities registered pursuant to Section 12(g) of the Act:
                          Common Stock: $1.50 Par Value
                                (Title of Class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period) that the registrant was required to file such report(s), and (2) has been subject to such filing requirements for the past 90 days.

                           YES  X         NO
                               ---          ---

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     Aggregate market value of the common stock held by nonaffiliates at March 19, 1999: $97,748,000
                        ------------

              Shares outstanding at March 19, 1999: 5,070,328

                       DOCUMENTS INCORPORATED BY REFERENCE

     Restated 1998 Annual Report to Shareholders, as defined herein - Incorporated into Parts I, II and IV.
     Portions of the Proxy Statement for the 1999 Annual Meeting of Shareholders
     - Incorporated into Part III.
                         Page 1 of 59 sequential pages.
              The Index to Exhibits is located at sequential page 15.

THE PACIFIC BANK, NATIONAL ASSOCIATION
TABLE OF CONTENTS - FORM 10-K/A CROSS-REFERENCES INDEX

                                                                               PAGE
                                                        ---------------------------------------------------
                                                        Form               Annual              Proxy
PART I                                                  10-K              Report(1)         Statement(2)
                                                        ---------------------------------------------------
Item 1.   General Description of Business                  3               42
         Important Factors Relating to
             Forward Looking Statements                    3-4
         Competition                                       4-5
         Supervision and Regulation                        5
          Dividends                                        6               51
          Regulatory Examinations                          6
          Capital Requirements                             6               28-29, 51-52
          Employees                                        7               23
         Financial Information About Industry Segments     7
         Financial Reports Section
           Financial Statements                            7
           Supplemental Financial Data                     7
              Quarterly Financial Data                                     56
              Volume/Rate Analysis                         7
              Lending Activities and Loan Portfolio        7-8             25-26, 46-47
              Undisbursed Loan Commitments
                And Letters of Credit                      8               55
              Allocations of the Allowance for
                Credit Losses                              8
              Investment Activities                        8-9             25, 45-46
              Deposits                                     9               27, 48
Item 2.   Properties                                       10              24, 53
Item 3.   Legal Proceedings                                10              54

PART II

Item 5.   Market for Registrant's Common Equity and
          Related Stockholder Matters                      11              56
Item 6.   Selected Financial Data                          11              18
Item 7.   Management's Discussion and Analysis of
          Financial Condition and Results of Operations    11              17-32
Item 7A.  Quantitative and Qualitative Disclosures about
          Market Risk                                      11              32-37
Item 8.   Financial Statements and Supplementary Data      11              38-57

PART III

Item 10. Directors and Executive Officers of the
         Registrant                                        11                                   3-4, 7
Item 11. Executive Compensation                            11                                   8-13
Item 12. Security Ownership of Certain Beneficial
         Owners and Management                             11                                   5-6
Item 13. Certain Relationships and Related Transactions    11              46-47                17-18

PART IV

Item 14. Exhibits, Financial Statement Schedules and
          Reports on Form 8-K                              12

SIGNATURES                                                 13-14
------------------------------------------------------------------------------------------

(1) The Restated 1998 Annual Report to Shareholders, as defined on page 3 of this report, which is incorporated by reference into this Form 10-K/A, from and is attached as Exhibit 99.1 filed herewith.
(2) The Proxy Statement for the 1999 Annual Meeting of Shareholders, portions of which are incorporated by reference into this Form 10-K/A.

RESTATEMENT

Subsequent to the issuance of Pacific Bank's 1998 financial statements and the filing of its 1998 Annual Report on Form 10-K with the Office of the Comptroller of the Currency, management discovered accounting irregularities and certain operational losses in the bank's trust division. Pacific Bank conducted a special investigation which determined that trust fee income and trust fee receivables had been overstated in 1998 and that certain operational losses had occurred. As a result, the 1998 financial statements have been restated from amounts previously reported to properly state trust fee income and trust fee receivables and to recognize the operational losses. Restated net income was $2,844, or $0.50 per diluted share in 1998, compared to the previously reported net income of $3,274, or $0.57 per diluted share. See Note 20, "Restatement" on Page 57 of the Restated 1998 Annual Report, General Description of Business, Properties, Legal Proceedings, Market for Registrant's Common Equity and Related Stockholder Matters, Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures about Market Risk, Financial Statements and Supplementary Data, and Certain Relationships and Related Transactions (the "Restated 1998 Annual Report") attached as Exhibit 99.1 to this report for further discussion.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND FORECASTS

This Annual Report on Form 10-K/A contains statements primarily regarding Pacific Bank's historical performance, and such statements should not be interpreted to indicate how Pacific Bank will perform in future periods. This Annual Report on Form 10-K/A also contains forward-looking statements regarding performance and cost savings that are subject to risks and uncertainties. Such risks and uncertainties with respect to performance may include, but are not necessarily limited to, defaults by borrowers, fluctuations in interest rates, inflation, government policies and regulations, year 2000 compliance and general economic conditions as well as competition within the business areas in which Pacific Bank is conducting its operations, including the real estate market in California and other factors beyond Pacific Bank's control such as fraudulent conduct by borrowers and continued economic problems in Asia as well as other parts of the world. Such risks and uncertainties regarding cost savings may include, but are not necessarily limited to, Pacific Bank's ability to renegotiate or terminate existing leases successfully and to reduce its work force in accordance with its planned schedule and without unforeseen expenses. Such risks and uncertainties could cause results for 1999 and for subsequent periods to differ materially from those indicated in this Annual Report on Form 10-K/A. Readers should not place undue reliance on such forward-looking statements, which reflect management's view only as of the date hereof. Pacific Bank undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. For a discussion of additional factors which could affect the bank's performance, please see Pacific Bank's publicly available filings with the Office of the Comptroller of the Currency and Pacific Bank's press releases.

                                     PART I

ITEM 1 - BUSINESS
(dollars in thousands, except per share data)

GENERAL DESCRIPTION OF BUSINESS

At December 31, 1998, Pacific Bank had total assets of $712,520, total deposits of $611,875 and total shareholders' equity of $79,860. Pacific Bank's principal offices are located at 351 California Street, San Francisco, California 94104, and its telephone number is (415) 576-2700. For further information, see the footnote entitled "description of business" and the footnote entitled "Acquisitions" on pages 42 and 45 of Pacific Bank's Restated 1998 Annual Report.

IMPORTANT FACTORS RELATING TO FORWARD-LOOKING STATEMENTS

CREDIT RISK

Two of Pacific Bank's three primary businesses are commercial banking and international/trade finance. The risk that borrowers may fail to perform in accordance with the terms of their loans is inherent in the lending business. The ability of borrowers to repay their obligations can be adversely affected by factors beyond the control of the bank, including local and general economic and market conditions. A substantial portion of Pacific Bank's loans is secured by liens on real estate. These same factors may adversely affect the value of real estate as collateral. International/ trade finance business is based on transactions where Pacific Bank receives a security interest in goods to collateralize its extension of credit and does not always have a reliable secondary source of repayment. In its trade financing, Pacific Bank runs the risk that collateral or guarantees will be inadequate, largely due to rapidly changing market conditions, deteriorating financial condition of guarantors, or fraud in the underlying trade transaction, which may leave either Pacific Bank or its customer holding documents of title to non-existent or defective goods. Financial difficulty or failure of customers of Pacific Bank or of correspondent banks may also adversely affect Pacific Bank's ability to recover funds due to it.

Pacific Bank has adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize credit risk. These policies include assessment of the likelihood of nonperformance, tracking of loan performance and diversification of the credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the bank's results of operations. See the "Credit Quality" section of Pacific Bank's Restated 1998 Annual Report to Shareholders for further discussion of credit risk.

INTEREST RATE SENSITIVITY

Banking has traditionally been a business which depends on rate differentials. In general, the differences between the interest rate paid by Pacific Bank on its deposits and its other borrowings, and the interest rate received by Pacific Bank on loans extended to its customers and securities held in its investment portfolio, will comprise a major portion of Pacific Bank's earnings. Such rate differentials are highly sensitive to many factors which are beyond the control of Pacific Bank, including general economic conditions and the policies of various governmental and regulatory authorities, in particular, the Board of Governors of the Federal Reserve System. Although management believes that the bank's sensitivity to rate changes is reasonable, significant fluctuations in interest rates may have an adverse affect on the bank's business, financial condition and results of operations. Due to deregulation of the industry and increased competition, the banking business is becoming increasingly dependent on the generation of fees and service charges.

ECONOMIC CONDITIONS

The business and profitability of a financial services organization such as Pacific Bank is influenced by prevailing economic conditions and governmental policies, both foreign and domestic. A significant part of the international/ trade finance division's customers engage in trade in the Asia Pacific region. Deterioration of economic or political conditions or the imposition of currency exchange or similar controls in Asia could have a material adverse effect on Pacific Bank's results of operations, financial condition and prospects. Pacific Bank's domestic commercial banking division is especially subject to fluctuations in the economic conditions prevailing in California where substantially all of its borrowers are located and where most of its full service branch banking offices are located. For further discussion of the impact of economic conditions in Asia, see the "Credit Quality" section of Pacific Bank's Restated 1998 Annual Report to Shareholders.

GOVERNMENT REGULATION AND MONETARY POLICY

The actions and policies of the Federal Reserve Board determine to a significant degree the cost and the availability of funds obtained from money market sources for lending and investing, as well as having indirect impact on the value of financial instruments held by Pacific Bank. The nature and impact on Pacific Bank of future changes in economic and market conditions and monetary and fiscal policies, both foreign and domestic, are not predictable and are beyond Pacific Bank's control. In addition, these conditions and policies can impact Pacific Bank's customers and counterparties that may increase the risk of default on their obligations. They can also affect the competitive conditions in the market and products within which Pacific Bank operates, which can have an adverse impact on Pacific Bank's ability to maintain its revenue streams.

The nature and timing of any future changes in monetary policies and their impact on Pacific Bank are not predictable. From time to time, legislation is proposed or enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks, other financial institutions, and other businesses that are not financial institutions but which provide financial services.

MARKET AND OTHER RISKS

As part of its ongoing business, Pacific Bank assumes market risks in its role as a financial intermediary. In addition, Pacific Bank is exposed to other risks in the routine course of business, such as liquidity risk and operating risk, including risks arising from year 2000 issues. Pacific Bank is also subject to the risk of litigation and to an unexpected adverse outcome in such litigation. Competitive pressures in the marketplace and unfavorable or adverse publicity and news coverage can have the effect of lessening customer demand for Pacific Bank's services. See the "Risk Analysis" section on pages 33 to 37 of Pacific Bank's Restated 1998 Annual Report to Shareholders for further discussion of these risks.

COMPETITION

The banking business in California, and specifically in the market area served by Pacific Bank, is highly competitive. Pacific Bank competes for loans, deposits, and trust business with other commercial banks (including some of the country's and the world's largest banks or their affiliates), savings and loan associations, finance companies, money market funds, brokerage houses, credit unions, and non-financial institutions. By virtue of their larger capital bases, the great majority of the commercial banks with which Pacific Bank competes have significantly greater lending limits than Pacific Bank and perform other functions for their customers which Pacific Bank can offer only through outside sources, if at all. Deregulation of the banking industry, increased competition from non-bank entities for the cash balances of individuals and businesses, and continuing developments in the computer and communications industries have had, and most likely will continue to have, a significant impact on Pacific Bank's competitive position.

Interstate banking legislation passed in 1994 and phased in through 1996 allows banks outside California to acquire branches or banks in the state. In addition, California banks are allowed to open branches in other states, subject to nationwide and state-imposed concentration limits. Such branches would be subject to certain laws of the states in which they operate. Competition may increase further as banks branch across state lines and enter new markets. During 1998, consolidation continued among the largest banking institutions in Pacific Bank's San Francisco market area. Two of the nation's largest retail branch banking firms merged with out-of-state banks, forming banking entities with essentially nationwide operations. In the past, such mega-mergers created opportunities for Pacific Bank from customers disenfranchised during the combination.

Legislation has been considered in Congress that would repeal the current statutory restrictions on affiliations between commercial banking, investment banking and insurance activities. The likelihood of such major legislative changes and the impact such changes might have on Pacific Bank cannot be predicted.

Pacific Bank's strategy for meeting increased competition has been to concentrate on particular segments of the market. Pacific Bank is a commercial bank that focuses marketing efforts on financing the needs of its traditional customer base of entities engaged in trade finance, professionals, high net worth individuals and small and mid-sized businesses. Pacific Bank competes by offering such customers specialized and personalized banking services which may not be available from Pacific Bank's larger competitors. Pacific Bank reaches its customers through traditional banking channels as well as offering the latest technological tools to facilitate communications. Current product offerings allow customers to generate wire transfers, originate letters of credit, and check balances or order stop payments on checks for business or personal checking accounts through their personal computer.

SUPERVISION AND REGULATION

To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the statutory and regulatory provisions described. No assurance can be given that such statutes and regulations will not be amended in the future.

Pacific Bank, as a national association, is subject to supervision, examination and regulation by the Office of the Comptroller of the Currency ("OCC"). It is also a member of the Federal Reserve System and, as such, is subject to applicable provisions of the Federal Reserve Act and regulations issued thereunder. The deposits of Pacific Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") in an amount up to $100 per depositor. Pacific Bank is consequently subject to the applicable provisions of the Federal Deposit Insurance Act and the regulations issued thereunder, including the obligation to pay a semi-annual assessment for such insurance. Pacific Bank is also subject to applicable provisions of California law, insofar as they do not conflict with or are not otherwise preempted by federal banking law.

Various requirements and restrictions under the laws of the United States and the State of California affect the operation of Pacific Bank. Federal regulations include requirements to maintain reserves against deposits, limitations on the nature and amount of loans that may be made, capital requirements, and restrictions on payment of dividends. The OCC regulates the number and location of the branch offices of a national bank, and may permit a national bank to maintain branches only to the extent allowable under state law for state banks. California law presently permits a bank to locate a branch office in any locality in the state and exempts banks from California usury laws.

Pacific Bank is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which include but are not limited to the filing of annual, quarterly and other current reports with the OCC.

DIVIDENDS

The payment of cash dividends by Pacific Bank is subject to certain restrictions set forth in the National Bank Act. Pursuant to the National
Bank Act, no national bank may pay dividends out of its capital. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. Also pursuant to the National Bank Act, the approval of the OCC will be required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits of that year combined with its net profits of the two preceding years, less any required transfers to surplus. These provisions of the National Bank Act do not currently prohibit Pacific Bank from paying dividends on its common stock.

REGULATORY EXAMINATIONS

Pacific Bank is subject to regulatory examinations conducted by the OCC in connection with bank safety and soundness, Trust Department operations, compliance, fair lending, Community Reinvestment Act compliance, and management information systems, including year 2000 compliance.

Under bank safety and soundness guidelines, each federal banking agency specifies standards in numerous areas of bank operations, addressing such issues as internal control and audit systems, loan documentation, credit underwriting, interest rate risk, asset growth, executive officer and director compensation, asset quality, and other operational and managerial standards. The federal banking agency has various powers to enjoin an unsafe or unsound business activity as a result of a regulatory examination. Remedies include the power to require affirmative action to correct the condition, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate a bank's deposit insurance, which would result in a revocation of the bank's charter. Pacific Bank is not currently subject to such actions by the regulatory agency. Compliance with these regulatory requirements has increased and may continue to increase the cost of, and the regulatory burden associated with, the banking business.

In May of 1997, the Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding year 2000 awareness. The statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding year 2000 issues. The federal banking agencies have since conducted year 2000 compliance examinations on a quarterly basis, and the failure to implement a satisfactory year 2000 program may be seen by the federal banking agencies as an unsafe and unsound banking practice. In addition, federal banking agencies have been taking into account year 2000 compliance programs when analyzing applications and may deny an application based on year 2000 related issues.

The most recent Community Reinvestment Act examination of Pacific Bank was performed in 1997. Pacific Bank has been rated as having a Satisfactory Record of Meeting Community Credit Needs.

CAPITAL REQUIREMENTS

The federal banking agencies have issued risk-based capital guidelines that establish the minimum capital level based on the risk associated with the bank's assets and off-balance sheet transactions, such as letters of credit. The guidelines also require a minimum of Tier 1 capital to total assets, referred to as the leverage ratio. The federal banking agencies have the discretion to set individual minimum capital ratios for specific institutions at rates significantly above the minimum guidelines and ratios.

Federal banking agencies have broad powers to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have defined five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. At December 31, 1998, Pacific Bank exceeded the required ratios for classification as "well capitalized".

EMPLOYEES

At December 31, 1998, Pacific Bank had 298 full-time equivalent employees. Management considers relations with its employees to be satisfactory.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

See the footnote entitled "Segments" on page 54 of Pacific Bank's Restated 1998 Annual Report to Shareholders for segment of business information.

FINANCIAL REPORTS SECTION

FINANCIAL STATEMENTS

See "Part IV, Item 14. Financial Statements" of this report for information regarding presentation of Pacific Bank's consolidated financial statements.

SUPPLEMENTAL FINANCIAL DATA

The following discussion of Pacific Bank's volume/rate analysis of changes in net interest revenue, lending activities and loan portfolio, investment activities and deposits should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 17 of the Restated 1998 Annual Report.

VOLUME/RATE ANALYSIS OF CHANGES IN NET INTEREST INCOME

The following table attributes changes in net interest income to changes in either average daily balances or average rates for both interest-earning assets and interest-bearing sources of funds. Because of the numerous simultaneous balance and rate changes during any period, it is not possible to precisely allocate such changes between balances and rates. For purposes of this table, changes that are not due solely to balance or rate changes are allocated to balance.


Analysis of Changes in Interest Income and Expense
-------------------------------------------------------------------------------------------------------------
                                             1998 Compared to 1997             1997 Compared to 1996
                                        ---------------------------------------------------------------------
(dollars in thousands)                  Rate       Balance       Total      Rate        Balance      Total
-------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
  Investment securities                 $  (253)    $   83     $  (170)     $   343     $(2,192)     $(1,849)
  Other interest-earning assets             (59)       (74)       (133)          27       1,952        1,979
  Loans                                  (1,010)     8,958       7,948       (1,103)      7,533        6,430
  Interest rate swaps and floors, net      (233)                  (233)        (319)                    (319)
-------------------------------------------------------------------------------------------------------------
      Total increase (decrease)          (1,555)     8,967       7,412       (1,052)      7,293        6,241
-------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Expense
  Deposits                                 (151)     2,775       2,624          747       2,500        3,247
  Other borrowings                           (7)         9           2           52         (95)         (43)
-------------------------------------------------------------------------------------------------------------
      Total increase (decrease)            (158)     2,784       2,626          799       2,405        3,204
-------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Net Interest
 Income                                 $(1,397)    $6,183      $4,786      $(1,851)    $ 4,888       $3,037
=============================================================================================================

LENDING ACTIVITIES AND LOAN PORTFOLIO

At December 31, 1998, Pacific Bank had loans outstanding of $484,474, which represented approximately 79% of Pacific Bank's total deposits and approximately 68% of its total assets. Pacific Bank's loan portfolio is not concentrated in any particular industry, although approximately 39.6% of Pacific Bank's loans are secured by real estate. A loan may be secured (in whole or in part) by real estate even though the purpose of the loan is not to facilitate the purchase or development of real estate. See the "Balance Sheet Analysis" and "Description of Business" sections on pages 25 to 29 and 42 of Pacific Bank's Restated 1998 Annual Report for further discussion of the loan products and customers.

Contractual maturities for fixed rate loans and repricing frequency for floating rate loans at December 31, 1998 are set forth in the following table. Contractual maturities for fixed rate loans do not consider renewals or prepayments of loans. Nonaccrual and past due loans are considered due immediately. At December 31, 1998, $249,373 of the Bank's fixed and floating rate loans have contractual maturities of one year or less. Substantially all of the loans due or repricing in more than one year earn interest at a fixed rate.


Loans due or repricing in:                      As of December 31, 1998
--------------------------                      -----------------------
Three months or less                                        $360,179
Over three months through twelve months                       46,917
Over one year through three years                             17,760
Over three years through five years                           28,521
Over five years through fifteen years                         30,431
Over fifteen years                                               666
                                                -----------------------
     Total loans                                            $484,474
                                                -----------------------

Lending policies and procedures are established by senior management and are ratified by the Directors' Loan Committee and by the Board of Directors of Pacific Bank. New loans may be disbursed or renewals processed by lending officers up to their lending limit, allowing for immediate responsiveness to the credit needs of customers. Credit administration reviews all new and renewed credits, and Directors' Loan Committee reviews all credit approvals of $250 or more on a monthly basis.

UNDISBURSED LOAN COMMITMENTS AND LETTERS OF CREDIT

Undisbursed loan commitments and letters of credit at December 31 were as follows:


                                              1998       1997       1996       1995       1994
                                          --------------------------------------------------------
Unused commitments to extend credit         $247,244   $223,894   $164,883   $123,404   $119,820
Standby letters of credit                     14,375     16,658      7,874      7,399      4,107
Commercial letters of credit                  27,894     36,623     22,504     26,713     21,384
                                          --------------------------------------------------------

Due to the nature of the business of Pacific Bank's clients, there are no seasonal patterns or predictability to the utilization of unused lines of credit; therefore Pacific Bank is unable to forecast the extent to which commitments will be exercised within the current year, but Pacific Bank does not believe that any such utilization will constitute a material liquidity demand.

ALLOCATIONS OF THE ALLOWANCE FOR CREDIT LOSSES

Discussion of the methodology utilized to determine the level of the allowance for credit losses in the "Credit Quality" section of Pacific Bank's Restated 1998 Annual Report to Shareholders should be read in conjunction with this table. Allocation of the allowance for credit losses at December 31 were as shown in the following table.






                                                1998                      1997
                                        ----------------------------------------------------
                                                       As a                         As a
                                                    percentage                   percentage
                                        Amount       of loans         Amount      of loans
---------------------------------------------------------------------------------------------
ALLOCATION BY LOAN TYPE
International/trade finance           $ 6,221         4.43%          $ 4,475          3.11%
Commercial                              3,405         2.62             1,583          1.82
Real estate                               599         0.31               342          0.24
Personal and other                        211         0.95               511          2.38
Unallocated                             1,899         0.00             3,912          0.00
---------------------------------------------------------------------------------------------
  Total allowance for credit losses   $12,335         2.55%          $10,823          2.73%
=============================================================================================
ALLOCATION BY TYPE
Formula                               $ 8,846                        $ 5,069
Specific                                1,590                          1,842
Unallocated                             1,899                          3,912
---------------------------------------------------------------------------------------------
  Total allowance for credit losses   $12,335                        $10,823
=============================================================================================

INVESTMENT ACTIVITIES

Pacific Bank's investment objectives are to provide for adequate liquidity and generate a favorable return on investments without undue risk. Pacific Bank's investment strategy is determined by cash position, projected liquidity needs, the level of borrowed funds, the quality, maturity, stability and earnings generated by the loan portfolio, the nature and stability of deposits, and Pacific Bank's capital position.

To meet its liquidity and operating needs, Pacific Bank maintains a portion of its investments in cash, federal funds sold, and securities purchased under agreements to resell. Pacific Bank may also invest in U.S. Treasury obligations, U.S. Federal agency securities, mortgage-backed securities, asset-backed securities rated AA by Standard and Poor's investment services (or other such nationally recognized services), state and municipal tax-exempt leases or bonds, commercial paper and corporate bonds with a rating of A1 or better, banker's acceptances of major quality domestic and foreign banks, and negotiable certificates of deposit of major, quality banks. It is Pacific Bank's policy to restrict the purchase of investment securities to a maximum maturity or average maturity not to exceed five years (except investments in municipal bonds), or ten years for floating rate instruments which reprice at least annually.

At December 31, 1998, Pacific Bank had $75,428 of securities classified as available-for-sale, $46,325 of securities classified as held-to-maturity and $4,108 of equity securities. No securities have been classified as held for trading. Investment securities classified as available-for-sale are reported in the Consolidated Balance Sheets at fair value. Due to market rate decreases near year-end, the fair value of Pacific Bank's primarily fixed rate available-for-sale investment portfolio exceeded unamortized cost by $704 at December 31, 1998.

The following table summarizes the contractual maturities of Pacific Bank's investment securities at December 31, 1998. Most of the securities earn interest based on a fixed rate, with the exception of $26,757 of U.S. Agency mortgage-backed securities in the available-for-sale portfolio due in more than 10 years that reprice annually.

=========================================================================================================================
AVAILABLE-FOR-SALE SECURITIES (AT FAIR VALUE)                                  U.S. AGENCY        CMO'S AND
(DOLLARS IN THOUSANDS)                          U.S. TREASURY  U.S. AGENCY   MORTGAGE-BACKED  OTHER SECURITIES   TOTAL
=========================================================================================================================
Due in one year or less                         $  5,071       $    411       $    304         $     -           $  5,786
Due after one year through five years             21,305         10,238         10,207               -             41,750
Due after five years through ten years                 -              -              -             769                769
Due after ten years                                    -              -         26,757             366             27,123
=========================================================================================================================
Total                                           $ 26,376       $ 10,649       $ 37,268         $ 1,135           $ 75,428
=========================================================================================================================

=========================================================================================================================
HELD-TO-MATURITY SECURITIES (AT BOOK VALUE)                   U.S. AGENCY                         MUNICIPAL
(DOLLARS IN THOUSANDS)                          U.S. AGENCY  MORTGAGE-BACKED     CMO'S            SECURITIES       TOTAL
=========================================================================================================================
Due in one year or less                         $      -       $  1,573       $      -         $     -           $  1,573
Due after one year through five years             15,000         13,612              -           1,964             30,576
Due after five years through ten years                 -              -              -           5,432              5,432
Due after ten years                                    -              -          7,008           1,736              8,744
=========================================================================================================================
Total                                           $ 15,000       $ 15,185       $  7,008         $ 9,132           $ 46,325
=========================================================================================================================

DEPOSITS

Pacific Bank experienced 21% growth in deposits during 1998. Total deposits were $611,875 at December 31, 1998, compared to $506,681 at December 31, 1997. The growth in deposits was largely attributable to the acquisition of Sterling West Bancorp's $99,352 in deposits. Deposits in foreign offices increased 6%, up from $43,443 in 1997 to $46,055 in 1998. A majority of these deposits have balances in excess of $100. At December 31, 1998, Pacific Bank had $143,567 in noninterest bearing demand deposit accounts, $66,729 in money market checking accounts, $189,221 in money market savings accounts, $17,385 in other savings accounts and $148,918 of time deposits in domestic offices. Domestic certificates of deposit in excess of $100 represent approximately 16% of total deposits at December 31, 1998. These large certificates of deposit, which are the most volatile of Pacific Bank's deposit base, are held primarily by customers in the San Francisco Bay Area. Most of Pacific Bank's deposits are obtained from affluent individuals, from professionals and from medium-sized businesses.

Pacific Bank had $44,503 of deposits in its "CD Advantage" product at December 31, 1998. This certificate carries a fixed term of up to thirteen-months and allows the holder to increase the rate to the then current rate offered on this product one time prior to maturity. The holder is also entitled to withdraw funds twice prior to maturity and to make additional deposits to an existing certificate.

ITEM 2 - PROPERTIES

See the footnote entitled "Restructuring Liability" on page 41 of Pacific Bank's Restated 1998 Annual Report to Shareholders for a discussion of planned branch consolidations and closings. Pacific Bank generally leases properties, primarily in the financial district of San Francisco and other locations in California. Pacific Bank leases about 55,000 square feet in The Pacific Bank Building, a 16-story office building in San Francisco, California. Pacific Bank's main branch occupies the ground floor and administrative and lending offices occupy the mezzanine and the next four floors. The sixth floor space has been subleased.

In the San Francisco Financial District, Pacific Bank operates a branch located on the ground floor of 101 California Street, with Real Estate Lending located in the mezzanine level. A branch at 100 Montgomery Street, San Francisco also houses the Wealth Management Group. Pacific Bank has another branch at 5501 Geary Boulevard, San Francisco. A branch at 350 Primrose, Burlingame, was added as part of the acquisition of Burlingame Bancorp on April 2, 1996. Another Burlingame branch is located at 1841 El Camino Real. A loan production office was opened at 555 Capitol Avenue in Sacramento, California during 1996. As part of the restructuring plan, the Los Angeles branch located at 601 South Figueroa Street was consolidated during 1998 with the branch at the previous headquarters of Sterling West Bancorp at 3287 Wilshire Boulevard. Also acquired on July 3, 1998 with Sterling West Bancorp were branches operating in leased facilities in the Los Angeles suburbs of Beverly Hills, Encino and Burbank, and a branch in an owned facility in Glendale. Pacific Bank's foreign branches are located at 2301 Alexandra House, 16-20 Chater Road in Central Hong Kong and in Georgetown, Grand Cayman, British West Indies. The Grand Cayman office is maintained on an agency fee basis and does not involve a leased or owned facility.

From time to time, Pacific Bank, usually acting through its wholly owned subsidiary, TPB Holdings, Inc., also acquires legal title to real estate acquired in (full or partial) satisfaction or default of loans. At December 31, 1998, Pacific Bank reflected in its consolidated financial statements one property acquired through foreclosure acquired with Sterling West Bancorp.

ITEM 3 - LEGAL PROCEEDINGS

Pacific Bank has no material pending legal proceedings, other than ordinary, routine litigation incidental to Pacific Bank's business, to which Pacific Bank is a party or of which any of its property is subject, with the exception of two matters previously discussed. See Part I, Item 3 - Legal Proceedings of Pacific Bank's 1997 Annual Report on Form 10-K for discussion of Norman C. Eckersley's claims against Pacific Bank; such claims are in the discovery stage.

Pacific Bank continues to pursue its claim in the liquidation proceedings of a Wisconsin-based insurance company. See Part I, Item 3 - Legal Proceedings of Pacific Bank's quarterly report on Form 10-Q for the period ended June 30, 1998. The liquidator reported total assets at December 31, 1998 of $43,291. Since Pacific Bank foreclosed on the company's stock which was pledged to secure its loan, Pacific Bank is the sole equity shareholder of the company, and Pacific Bank would receive any net assets remaining after all other claims have been settled, upon ultimate closure of the liquidation proceedings. The liquidator reported capital surplus of $6,848 at December 31, 1998. Claims against the assets totaled $36,443 at December 31, 1998. Pacific Bank's claim as creditor totaling $8.0 million at December 31, 1998 ranks behind all other claims in the liquidation. However, because higher priority claims may still be filed, neither the timing nor results of the liquidation proceedings can be predicted.

                                     PART II

ITEM 5 - MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

See information under the caption "Quarterly Results and Shareholder Information" on page 56 of the Restated 1998 Annual Report, which information is attached to this report. For information regarding dividends, see information under the caption "Dividends" under Part I, Item 1 of this Form 10-K/A on page 7.

ITEM 6 - SELECTED FINANCIAL DATA

See information under the caption "Selected Financial Data" on page 18 of the Restated 1998 Annual Report, which information is attached to this report.

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

See information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 17 to 32 of the Restated 1998 Annual Report, which information is attached to this report.

ITEM 7A - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See information under the caption "Risk Analysis" on pages 33 to 37 of the Restated 1998 Annual Report, which information is attached to this report.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required by this Item are included or incorporated by reference herein as described at Part IV, Item 14 of this Form 10-K/A on page 12.

                                    PART III

ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by this Item is incorporated herein by reference from Pacific Bank's Proxy Statement for the 1999 annual meeting of shareholders (the "1999 Proxy Statement") under the captions "Proposal No. 1 -Election of Directors", "Executive Officers" and "Section 16(a) Beneficial Ownership Reporting Compliance".

ITEM 11 - EXECUTIVE COMPENSATION

The information required by this Item is incorporated herein by reference from the 1999 Proxy Statement under the captions "Executive Compensation", "Comparative Stock Performance" and "Director Compensation".

ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this Item is incorporated herein by reference from the 1999 Proxy Statement under the captions "Stock Ownership of Management", "Principal Shareholders" and "Change in Control of the Bank".

ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this Item is incorporated herein by reference from the 1999 Proxy Statement under the caption "Certain Relationships and Related Transactions".

                                     PART IV

ITEM 14 - EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS ON FORM 8-K

(a)(1)   FINANCIAL STATEMENTS

Pacific Bank files reports, proxy and information statements and other information with the OCC in accordance with the requirements of the Securities and Exchange Act of 1934, as amended. Copies of these reports may be obtained at the Securities, Investments and Fiduciary Practices Division of the OCC, 250 E Street, Washington, DC 20219. Written or oral requests for such copies may also be directed to Carol Petricka, Corporate Secretary, The Pacific Bank, N.A., 351 California Street, San Francisco, California 94104 (telephone: (415) 576-2778). Certain financial information filed by Pacific Bank with the OCC is available electronically at the FDIC World Wide Web site at http://www.fdic.gov.

The consolidated financial statements of The Pacific Bank, NA and subsidiaries and Independent Auditors' Report listed below and appearing at the indicated location in the Restated 1998 Annual Report are incorporated by reference into this report.


                                                                                      PAGE
                                                                                     ------
Independent Auditors' Report....................................................       58
Consolidated Balance Sheets as of December 31, 1998 (As Restated) and 1997......       38
Consolidated Statements of Income for the years ended
    December 31, 1998 (As Restated), 1997 and 1996..............................       39
Consolidated Statements of Shareholders' Equity for the years ended
    December 31, 1998 (As Restated), 1997 and 1996..............................       40
Consolidated Statements of Cash Flows for the years ended
    December 31, 1998 (As Restated), 1997 and 1996..............................       41
Notes to Consolidated Financial Statements......................................       42-57


(a)(2) FINANCIAL STATEMENT SCHEDULES

All schedules are omitted because they are not applicable or not required or because the information is included in the financial statements or notes thereto or is not material.

(a)(3) EXHIBITS

The Index to Exhibits to this Form 10-K/A is included at page 15.

(b)  REPORTS ON FORM 8-K

None.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 5th day of January, 2000.

                     THE PACIFIC BANK, NATIONAL ASSOCIATION

                                       By          /s/ Michael Tun Zan
                                          -------------------------------------
                                                     Michael Tun Zan
                                          President and Chief Executive Officer

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated below on the 5th day of January, 2000.


                SIGNATURES                         TITLE
            /s/ John P. Halicky            Executive Vice President,
          ------------------------         Chief Financial Officer and
              John P. Halicky              Principal Financial Officer

           /s/ Barbara L. Thomas           Vice President, Controller and
          ------------------------         Principal Accounting Officer
             Barbara L. Thomas



Date:          January 5, 2000                                            /s/ Norman E. Dean
               ----------------------                      -----------------------------------------------
                                                                           Norman E. Dean
                                                                              Director

Date:          January 5, 2000                                            /s/ Michael Tun Zan
               ----------------------                      -----------------------------------------------
                                                                          Michael Tun Zan
                                                                              Director

Date:          January 5, 2000                                            /s/ Frank M. Brown
               ----------------------                      -----------------------------------------------
                                                                           Frank M. Brown
                                                                              Director

Date:          January 5, 2000                                            /s/ Scott R. Loring
               ----------------------                      -----------------------------------------------
                                                                          Scott R. Loring
                                                                              Director

Date:          January 5, 2000                                            /s/ Anton Qiu
               ----------------------                      -----------------------------------------------
                                                                              Anton Qiu
                                                                              Director

Date:          January 5, 2000                                            /s/ Fran A. Streets
               ----------------------                      -----------------------------------------------
                                                                           Fran A. Streets
                                                                              Director

Date:          January 5, 2000                                            /s/ James E. Ullakko
               ----------------------                      -----------------------------------------------
                                                                           James E. Ullakko
                                                                              Director

==========================================================================================================

                                INDEX TO EXHIBITS
                           1998 REPORT ON FORM 10-K/A
                             THE PACIFIC BANK, N.A.

                                                                                                       PAGE
                                                                                                       ----
3(i)         Articles of Association, as amended. Filed as Exhibit 3(i) to Pacific Bank's
             Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

3(ii)        Bylaws, as amended. Filed as Exhibit 3 (ii) to Pacific Bank's Annual Report on Form
             10-K for the year ended December 31, 1996 and incorporated herein by reference.

4.1          Specimen share certificate. Filed as Exhibit 4.1 to Pacific Bank's Annual Report on
             Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

4.2          Shareholder Rights Plan filed on Form 8-K on November 6, 1996 and incorporated herein by reference.

10.1         Second amendment to standard office building lease, dated April 29, 1994, for premises at 100 Montgomery Street, San Francisco. Filed as Exhibit 10.2 to the
             Bank's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.

10.2         Lease dated April 7, 1983 for premises at 101 California Street, San Francisco. Filed as Exhibit 5.2 (1) to the Bank's Registration Statement on Form F-1 and incorporated herein by reference.

10.3         Lease dated October 1, 1985 for premises at 351 California Street, San Francisco.
             Filed as Exhibit 5.2 (2) to the Bank's Registration Statement on Form F-1 and
             incorporated herein by reference.

10.4         Assignment of lease dated April 30, 1987 for premises at 100 Montgomery Street, San
             Francisco. Filed as Exhibit 5.2 (3) to the Bank's Registration Statement on Form F-1
             and incorporated herein by reference.

10.5         Assignment of lease dated December 6, 1991 for premises at 5501 Geary Boulevard,
             San Francisco. Filed as Exhibit 5.2 (8) to the Bank's Annual Report on Form F-2 for
             the fiscal year ended December 31, 1991 and incorporated herein by reference.

10.6         Assignment of lease dated July 10, 1992 for premises at 1841 El Camino Real,
             Burlingame, California. Filed as Exhibit 10.12 to the Bank's Annual Report on Form
             10-K for the fiscal year ended December 31, 1992 and incorporated herein by reference.

10.7         Eighth amendment to standard office building lease dated October 15, 1993, for premises at 351 California Street, San Francisco. Filed as Exhibit 10.14 to the Bank's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference.

10.9         Lease dated December 1, 1994, for premises at 601 South Figueroa Street, Los
             Angeles filed as Exhibit 10.23 to the Bank's Annual Report on Form 10-K for the
             fiscal year ended December 31, 1995 and incorporated herein by reference.

10.10        Lease dated August 28, 1996 for premises at 555 Capitol Mall, Sacramento. Filed as
             Exhibit 10.17 to Pacific Bank's Annual Report on Form 10-K for the year ended
             December 31, 1996 and incorporated herein by reference.

10.11        Lease dated November 20, 1996 for premises at 2301 Alexandra House, 16-20 Chater
             Road, Central Hong Kong. Filed as Exhibit 10.20 to Pacific Bank's Annual Report on
             Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.14        Directors and Officers Indemnification Agreement. Filed as Exhibit 10.14 to Pacific
             Bank's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.15        Tax Deferred Savings Plan. Filed as Exhibit 5.7 to the Bank's Annual Report on Form
             F-2 for the fiscal year ended December 31, 1991 and incorporated herein by reference.

10.16        Supplemental Executive Retirement Plan dated July 1, 1996. Filed as Exhibit 10.16 to
             Pacific Bank's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.17        Executive Employment Contract for the President and Chief Executive Officer dated

             November 5, 1996. Filed as Exhibit 10.18 to Pacific Bank's Annual Report on Form
             10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.18        Executive Employment Contract for the Chief Financial Officer and Chief Credit
             Officer dated November 5, 1996. Filed as Exhibit 10.19 to Pacific Bank's Annual
             Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.19        1993 Stock Option Plan and Agreement, as amended. Filed as Exhibit 10.1 to Pacific
             Bank's Registration Statement on Form S-8 on April 21, 1997 and incorporated herein by reference.

10.20        1998 Stock Option Plan.  Filed as Exhibit 4.3 to Pacific Bank's Registration Statement
             on Form S-8 on October 21, 1998 and incorporated herein by reference.

10.21        1998 Director Bonus Plan effective as of June 2, 1998, filed as Exhibit 10.21 to
             Pacific Bank's Quarterly Report on Form 10-Q for the quarterly period ended June 30,
             1998 and incorporated herein by reference.

10.22        Agreement for Item Processing Services between The Pacific Bank, N.A. and EDS
             Corporation dated April 24, 1998, filed as Exhibit 10.22 to Pacific Bank's Quarterly
             Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference.

10.23        Share Repurchase Plan dated September 17, 1998, filed with Pacific Bank's Special
             Meeting of Shareholders Proxy Statement on November 10, 1998 and incorporated herein by reference.

10.24        Second Amendment to the Executive Employment Contract for the Chief Financial
             Officer dated December 17, 1998. Filed as Exhibit 10.24 to Pacific Bank's
             Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.25        Second Amendment to the Executive Employment Contract for the Chief Credit
             Officer dated December 17, 1998. Filed as Exhibit 10.25 to Pacific Bank's
             Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.26        Executive Employment Contract for Senior Vice Presidents dated December 17, 1998.
             Filed as Exhibit 10.26 to Pacific Bank's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

23.1         Consent of Independent Auditors.                                                              59

99.1         Restated 1998 Annual Report to Shareholders, General Description of Business,              17-58
             Properties, Legal Proceedings, Market for Registrant's Common Equity and Related
             Stockholder Matters, Selected Financial Data, Management's Discussion and Analysis
             of Financial Condition and Results of Operations, Quantitative and Qualitative
             Disclosures about Market Risk, Financial Statements and Supplementary Data, and
             Certain Relationships and Related Transactions.


                                      16

RESTATED 1998 ANNUAL REPORT
                                                                 EXHIBIT 99.1


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------------------
(Dollars in thousands, except as noted)

RESTATEMENT

Subsequent to the issuance of Pacific Bank's 1998 financial statements and the filing of its 1998 Annual Report on Form 10-K with the Office of the Comptroller of the Currency, management discovered accounting irregularities and certain operational losses in the bank's trust division. Pacific Bank conducted a special investigation which determined that trust fee income and trust fee receivables had been overstated in 1998 and that certain operational losses had occurred. As a result, the 1998 financial statements have been restated from amounts previously reported to properly state trust fee income and trust fee receivables and to recognize the operational losses. Restated net income was $2,844, or $0.50 per diluted share in 1998, compared to the previously reported net income of $3,274, or $0.57 per diluted share. See Note 20, "Restatement" to the consolidated financial statements for further discussion.

OVERVIEW

Assets of The Pacific Bank, N.A. were $712.5 million at year-end, an 18% increase over $603.4 million in total assets the prior year-end. During 1998, Pacific Bank completed the acquisition of Sterling West Bancorp and the acquisition was accretive to 1998 earnings. Net income in 1998 was $2,844, or $0.50 per diluted share, compared to $7,250, or $1.28 per diluted share in 1997. The current year results included a $2,610 restructuring charge for consolidation and closing of several branch locations and staff reductions. The 1998 results also include a $6,000 provision for loan losses. In the prior year, a $1,500 reversal of provision for loan losses was recorded. Excluding the restructuring charge and the provision for loan losses, Pacific Bank's core earnings would have been $7,719 in 1998, an increase of 21% compared to $6,376 in core earnings in 1997.

Average assets of Pacific Bank increased 78% over the past five years through a combined strategy of acquisitions in targeted market areas and expansion of established product niches through new product offerings and improved delivery services. Over the same period, the return on equity based on core earnings improved from a loss of 7.18% in 1994 to profitability of 9.25% in 1998. Core earnings improved over the past five years due to: maintenance of the net interest margin over generally negative interest rate environments; growth in fee income in new and established product lines; and asset growth leveraged over existing staff levels.

--------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA               1998(1)       1997          1996          1995          1994
--------------------------------------------------------------------------------------------------------
ASSETS                      (As restated)

At December 31                   $712,520       $603,364      $476,673      $398,718      $351,091

AVERAGE BALANCES:
Average assets                   $645,828       $538,654      $456,974      $359,429      $362,412
Average loans                     449,397        359,116       285,258       205,323       214,837
Average equity                     83,451         76,584        71,282        56,184        38,051

INCOME STATEMENT SUMMARY DATA:
Net interest income              $ 33,995       $ 29,209      $ 26,172      $ 19,308      $ 16,405
Noninterest income                  8,667          7,855         5,410         4,436         4,623
Net income                          2,844          7,250         7,129        13,325        15,755
Net income per diluted share(2)      0.50           1.28          1.25          2.35          2.86
Net interest margin                  5.76%          5.86%         6.20%         5.55%         4.58%
Efficiency ratio                    74.31          69.89         75.22         86.42        119.94
Return on assets                     0.44           1.35          1.56          3.71          4.35
Return on equity                     3.41           9.47         10.00         23.72         41.40

CORE EARNINGS:
Pre-tax income--as reported      $  4,962       $ 12,659      $ 12,326      $  8,725      $ 15,808
Less: Provision (reversal of
  provision) for credit losses      6,000         (1,500)       (4,500)       (5,500)      (20,000)
Less: Restructuring costs           2,610             --            --            --            --
Core earnings--pretax              13,572         11,159         7,826         3,225        (4,192)
Tax at statutory rates              5,853          4,783         3,440         1,417        (1,459)
Core earnings                       7,719          6,376         4,386         1,808        (2,733)
Return on equity--core earnings      9.25%          8.33%         6.15%         3.22%        (7.18)%
--------------------------------------------------------------------------------------------------------

(1) Restated-See Note 20 to the consolidated financial statements.
(2) Share and per share data have been restated to reflect the two-for-one stock split in December 1998.


[LOGO] The Pacific Bank

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------
FINANCIAL RESULTS - 1998 COMPARED TO 1997

                                      [GRAPH]


NET INTEREST INCOME

The principal source of income for Pacific Bank is net interest income. Net interest income is affected by both changes in interest rates and changes in the amount of interest-earning assets and interest-bearing liabilities. Loans increased 25%, averaging $449.4 million in 1998, following 26% growth in loans in 1997. Deposits grew 21%, averaging $544.7 million in 1998, following 21% growth in average deposits in 1997. Net interest income increased 16% in 1998 to $33,995, compared to $29,209 in 1997. Net interest income increased 12% in 1997 compared to $26,172 in 1996.

A majority of Pacific Bank's loans are priced based on its guidance rate, which approximates other banks' prime lending rate. The guidance rate decreased 0.25% on three occasions during the fourth quarter, on October 1, 1998, October 19, 1998, and November 18, 1998, ending the year at 7.75%. The guidance rate is currently at its lowest level since the recent peak in rates in March 1997. Loans yielded 9.87% in 1998 compared to 10.21% in 1997, a decrease of 0.34%. While yields on loans decrease with the guidance rate, deposit rates do not necessarily decrease with market rates. This inelasticity in deposit rates is due to expectations of depositors and competitive factors. In recent years, banks have been forced to compete with brokerage accounts and other nonbank financial institutions for core deposits. Pacific Bank's rates paid on money market and savings accounts have increased over the past five years, from 2.22% in 1994 to 3.42% in 1998. In a declining rate environment such as we have experienced since March 1997, interest earned on loans declined with market rates while rates paid on deposits remained level or increased. This resulted in a squeeze on the net interest margin.

Pacific Bank's net interest margin was 5.76% in 1998, compared to 5.86% in 1997 and 5.91% in 1996 (after excluding a $1,207 interest recovery on settlement of a distressed loan). The decrease in the net interest margin was mitigated in 1998 due to the mix of deposits. The acquisition of Sterling West Bancorp with five branches in the Los Angeles area contributed a significant base of low-cost checking account balances. Noninterest bearing balances increased 22% to $111.1 million on average in 1998. Rates paid on business checking and money market accounts increased from 3.26% in 1997 to 3.42% in 1998, while balances increased 40% to $231.1 million on average in 1998. Balances in the highest cost deposits, time deposits, increased 5% to $202.5 million on average in 1998. Time deposits yielded 5.18% in 1998 compared to 5.38% in 1997. The overall cost of deposits in 1998 was 3.38%, compared to 3.51% in 1997, a decrease of 0.13%. Pacific Bank anticipates further deterioration in the net interest margin in 1999 under current interest rate scenarios.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS


                                                                                Years Ended December 31
                                                          ----------------------------------------------------------------------
                                                                        1998                                1997
                                                          --------------------------------   -----------------------------------
                                                           Average      Interest               Average      Interest
                                                            Daily       Income/     Yield/      Daily       Income/      Yield/
                                                           Balance      Expense      Rate      Balance      Expense       Rate
                                                          ---------    ---------   -------   ----------   ----------    --------
ASSETS

INVESTMENT SECURITIES(1)
     U.S. Treasury                                         $ 25,232     $ 1,459      5.78%     $ 23,438     $ 1,509      6.44%
     Federal agency                                          21,073       1,281      6.08        16,812       1,113      6.62
     Collateralized mortgage obligations
          and asset-backed securities                        41,261       2,526      6.12        49,644       3,025      6.09
     Municipal securities(2)                                  4,417         264      5.98           834          56      6.71
     Federal Reserve Bank stock and other                     4,002         219      5.47         2,761         168      6.08
                                                          ---------    ---------   -------   ----------   ----------    --------
               Total investment securities                   95,985       5,749      5.99        93,489       5,871      6.28
                                                          ---------    ---------   -------   ----------   ----------    --------
Federal funds sold and securities purchased
     under agreements to resell                              43,081       2,314      5.37        45,915       2,524       5.5
Interest-bearing deposits in banks                            2,578          78      3.03            56           1      1.79

LOANS(2)
     Commercial                                             104,156      10,422     10.01        80,532       8,775      10.9
     International/trade finance                            147,574      14,387      9.75       123,130      12,292      9.98
     Real estate                                            173,079      16,999      9.82       136,657      13,724     10.04
     Personal and other                                      24,588       2,713     11.03        18,797       1,782      9.48
     Interest rate swaps and floors, net                                   (153)                                 80
                                                          ---------    ---------   -------   ----------   ----------    --------
               Total loans                                  449,397      44,368      9.87       359,116      36,653     10.21
                                                          ---------    ---------   -------   ----------   ----------    --------
               Total earning assets                         591,041      52,509      8.88       498,576      45,049      9.04
                                                          ---------    ---------   -------   ----------   ----------    --------
Allowance for credit losses                                 (11,192)                            (11,036)
Net unrealized gain (loss)
     on available-for-sale securities                           621                                 375
Cash and due from banks                                      31,772                              27,327
Other assets                                                 33,586                              23,412
                                                          ---------    ---------   -------   ----------   ----------    --------
Total assets                                               $645,828     $52,509      8.13%     $538,654     $45,049      8.36%
                                                          ---------    ---------   -------   ----------   ----------    --------

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
     Noninterest-bearing                                   $111,064                            $ 90,974
     Interest-bearing:
          Money market and savings accounts                 231,128     $ 7,907      3.42       164,980     $ 5,386      3.26
          Time deposits of less than $100                    86,820       4,402      5.07        93,619       4,949      5.29
          Time deposits of $100 or more                     115,716       6,088      5.26        99,367       5,438      5.47
                                                          ---------    ---------   -------   ----------   ----------    --------
               Total interest-bearing                       433,664      18,397      4.24       357,966      15,773      4.41
                                                          ---------    ---------   -------   ----------   ----------    --------
               Total deposits                               544,728      18,397      3.38       448,940      15,773      3.51
                                                          ---------    ---------   -------   ----------   ----------    --------
Borrowed funds                                                  808          56      6.93           676          54      7.99
                                                          ---------    ---------   -------   ----------   ----------    --------
               Total deposits and borrowed funds            545,536      18,453      3.38       449,616      15,827      3.52
                                                          ---------    ---------   -------   ----------   ----------    --------
Other liabilities                                            16,841                              12,454
Shareholders' equity                                         83,451                              76,584
                                                          ---------    ---------   -------   ----------   ----------    --------
               Total liabilities and shareholders' equity  $645,828                            $538,654
                                                          ---------    ---------   -------   ----------   ----------    --------

NET INTEREST INCOME-TAX EQUIVALENT
     BASIS/NET INTEREST MARGIN                                           34,056       5.76%                  29,222      5.86%
Less: tax-equivalent adjustment                                              61                                  13
                                                          ---------    ---------   -------   ----------   ----------    --------
Net interest income                                                     $33,995                             $29,209
                                                          ---------    ---------   -------   ----------   ----------    --------



                                                                Years Ended December 31
                                                          --------------------------------
                                                                        1996
                                                          --------------------------------
                                                           Average      Interest
                                                            Daily       Income/     Yield/
                                                           Balance      Expense      Rate
                                                          ---------    ---------   -------
ASSETS

INVESTMENT SECURITIES(1)
     U.S. Treasury                                         $ 36,802     $ 2,227       6.05%
     Federal agency                                          40,144       2,683       6.68
     Collateralized mortgage obligations
          and asset-backed securities                        47,321       2,666       5.63
     Municipal securities(2)                                    136           9       6.62
     Federal Reserve Bank stock and other                     2,177         124        5.7
                                                          ---------    ---------   -------
               Total investment securities                  126,580       7,709       6.09
                                                          ---------    ---------   -------
Federal funds sold and securities purchased
     under agreements to resell                              10,429         545       5.23
Interest-bearing deposits in banks                               25           1          4

LOANS(2)
     Commercial                                              62,406       6,699      10.73
     International/trade finance                             90,141       9,245      10.26
     Real estate                                            118,061      12,715      10.77
     Personal and other                                      14,650       1,484      10.13
     Interest rate swaps and floors, net                                    399
                                                          ---------    ---------   -------
               Total loans                                  285,258      30,542      10.71
                                                          ---------    ---------   -------
               Total earning assets                         422,292      38,797       9.19
                                                          ---------    ---------   -------
Allowance for credit losses                                 (11,812)
Net unrealized gain (loss)
     on available-for-sale securities                           176
Cash and due from banks                                      22,656
Other assets                                                 23,662
                                                          ---------    ---------   -------
Total assets                                               $456,974     $38,797       8.49
                                                          ---------    ---------   -------

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
     Noninterest-bearing                                   $ 76,565
     Interest-bearing:
          Money market and savings accounts                 124,401      $3,494       2.81%
          Time deposits of less than $100                    92,156       4,785       5.19
          Time deposits of $100 or more                      79,385       4,247       5.35
                                                          ---------    ---------   -------
               Total interest-bearing                       295,942      12,526       4.23
                                                          ---------    ---------   -------
               Total deposits                               372,507      12,526       3.36
                                                          ---------    ---------   -------
Borrowed funds                                                1,860          97       5.22
                                                          ---------    ---------   -------
               Total deposits and borrowed funds            374,367      12,623       3.37
                                                          ---------    ---------   -------
Other liabilities                                            11,325
Shareholders' equity                                         71,282
                                                          ---------    ---------   -------
               Total liabilities and shareholders' equity  $456,974
                                                          ---------    ---------   -------

Net interest income-tax equivalent
     basis/net interest margin                                           26,174       6.20%
Less: tax-equivalent adjustment                                               2
                                                          ---------    ---------   -------
Net interest income                                                     $26,172
                                                          ---------    ---------   -------


(1) Yields were calculated based on the historical cost, excluding the net unrealized gain (loss) on available-for-sale securities
(2) Interest income and yields were calculated on a tax-equivalent basis using a federal tax rate of 35%.
(3) Includes fees on loans of $2.2 million in 1998, $1.7 million in 1997 and $1.0 million in 1996


                                                               Change       Change
NONINTEREST INCOME                  1998(1)  1997     1996     1998/97      1997/96
-----------------------------------------------------------------------------------
                              (As restated)
International/trade finance fees   $ 3,063  $ 2,871  $ 2,743         7%          5%
Trust fees                           2,092    1,805    1,004        16          80
Deposit service fees                 1,548    1,106      886        40          25
Investment sales fees                  780      969      330       (20)        194
Gain on sales of loans                 597      573       --         4          --
Other                                  587      531      447        11          19
----------------------------------------------------------------------------------
Total noninterest income           $ 8,667  $ 7,855  $ 5,410        10%         45%
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Restated - see Note 20 to the consolidated financial statements.

INTERNATIONAL/TRADE FINANCE FEES

International/trade finance fees increased 7% to $3,063 in 1998. International/trade finance products and services include commercial documentary letters of credit, bankers' acceptances, discounted trade acceptances, pre-export financing, warehouse receipt financing, documentary collections, foreign exchange transactions, standby letters of credit and international cash management. Difficult economic times in Asia during 1998 caused shifts in the source of Pacific Bank's international/trade finance services and fee collections. Strong consumer demand in the U.S. coupled with manufacturers and producers in Asia anxious to raise foreign currency resulted in a 20% increase in import fees, to $1,040 in 1998. Exporters to Asia, primarily of luxury brand-name goods, have experienced lower demand for their goods as a result of the currency devaluations in many Asian countries, contributing to a 17% decrease in export fees in 1998 to $321. Volatility in the currency markets contributed to a 52% increase in foreign exchange income, totaling $288 in 1998. Pacific Bank's customers purchased more foreign exchange contracts to protect against movements in the value of payments due at delivery of the shipped goods.

Other international/trade finance fees decreased 1% to $1,415 in 1998. Pacific Bank is able to compete with other trade finance banks, including foreign banks, many of which are larger than Pacific Bank, through knowledge of customers and their businesses. Pacific Bank offers the experience with trade customers that allows for timely handling of documents and appropriate provision of services for financing all aspects of the trade cycle. In particular, Pacific Bank provides guaranteed 24-hour turnaround of documents financing a trade for its established business customers. The economic turmoil in Asia created opportunities for Pacific Bank due to customers' tightened credit availability from other banks or due to required security in the form of letters of credit earlier in the trade cycle. However, relationships with some customers were reduced or terminated during 1998 due to the customers' deteriorating creditworthiness, contributing to the decline in other fee income. Pacific Bank re-evaluated all customer relationships of the Hong Kong office during the year. Internal guidelines for outstandings in Hong Kong were reduced from 10% to 5% of the total loan portfolio. International/trade finance fees collected by the Hong Kong office totaled $555 in 1998 and 1997.

TRUST FEES

Trust fees were $2,092 in 1998, an increase of $286, or 16%, compared to the $1,806 reported in 1997. Fees generated by trust services increased 80% in 1997 compared to 1996. Trust assets under management increased 18% in 1998, following a 39% increase in 1997. Trust services are provided for employee benefit trust and agency accounts, personal trust and estate accounts and custodial arrangements on behalf of customers. Customers are primarily the executives of existing business customers and high net worth individuals. Asset management services were added in mid-1996 to offer investment portfolio management advice to high net worth customers without requiring a trust account.

DEPOSIT SERVICE FEES

Deposit service fees increased $443, or 40%, totaling $1,548 in 1998 compared to $1,105 in 1997. Enhanced product offerings and an expanded customer base utilizing cash management services contributed to the increase during the year. Deposit customers added with Sterling West Bancorp in mid-year contributed fee growth of $219 in 1998.


                                    [CHART]


INVESTMENT SALES FEES

The investment sales division was formed to offer investment products such as mutual funds and annuity contracts to customers. Fees generated by investment sales increased 194% in 1997, but decreased 20% to $780 in 1998. The division's contribution to net income was minimal in each year. During 1998, Pacific Bank decided to outsource the marketing of investment products to Stone & Youngberg, a broker-dealer operating out of San Francisco since 1931. Investment sales fees in 1999 are expected to be significantly lower than in prior years, but the net contribution is expected to approximate the 1998 results due to the elimination of costs associated with the development and maintenance of marketing and administrative staff.

GAINS ON SALES OF LOANS

Another line of business added in mid-1996 specializes in government guaranteed lending to small businesses. The SBA loan division generated gains on sales of loans of $573 in 1997 and $597 in 1998. The SBA lending division also earns fees for the retained servicing of the sold loans. Pacific Bank expanded its SBA lending operations in 1998 with the acquisition of Sterling West Bancorp's SBA group in the Los Angeles area. The group quickly received Preferred Lender Program status, allowing for expedited customer service through preapproved loan submission to the SBA.

NONINTEREST EXPENSE

-----------------------------------------------------------------------------------------
                                                                     Change        Change
                                   1998(1)   1997       1996       1998/97       1997/96
-----------------------------------------------------------------------------------------
                                  (As restated)
Salaries and employee benefits     $16,696   $15,876    $13,547           5%          17%
Premises and equipment               4,726     4,240      4,135          11            3
Legal and professional fees          1,382     1,191      1,234          16           (3)
Outsourced data processing           1,436     1,140        969          26           18
Advertising and promotion            1,018       944        756           8           25
Postage and supplies                   767       576        511          33           13
Foreclosed property, net                 4      (261)       (18)        102       (1,350)
Amortization of intangible assets      348       217        298          60          (27)
Restructuring costs                  2,610        --         --          --           --
Other                                2,713     1,982      2,324          37          (15)
------------------------------------------------------------------------------------------
Total noninterest expense          $31,700   $25,905    $23,756          22%           9%
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) Restated - see Note 20 to the consolidated financial statements.


RESTRUCTURING LIABILITY

A restructuring liability of $2,610 was recorded in 1998 to cover anticipated costs of branch closings and staff reductions. Pacific Bank plans to consolidate or close four branches that serve delicate markets. A significant portion of the liability relates to the cost of terminating the lease or subleasing the space at the bank's previous headquarters at below cost. Rent expense will be charged against earnings until the branch closures are completed in the second quarter of 1999. Planned staff reductions, including employees affected by the branch closings, total 14% of the 320 employees prior to the reductions. Severance payments to terminated employees of up to $447 will be charged against the liability. Severance payments of $69 were charged during 1998. The restructuring plan anticipates reduced salary costs on a quarterly basis of $468 beginning in full in the third quarter of 1999.

Excluding the restructuring costs, noninterest expense increased $3,185, or 12%, in 1998. Noninterest expense as a percentage of average assets decreased over the past five years, from 6.96% in 1994 to 4.91% in 1998. Excluding the restructuring costs, noninterest expense as a percentage of average assets was 4.50% in 1998. The efficiency ratio (expense as a percentage of revenues) was 74.31% in 1998, compared to 69.89% in 1997. The restructuring plan is part of management's three-year strategic plan to achieve an efficiency ratio of below 60%.

SALARIES AND EMPLOYEE BENEFITS EXPENSES

Salaries and employee benefits totaled $16,696 in 1998 compared to $15,876 in 1997, an increase of 5%. Salaries increased $1,810, or 15%, totaling $13,917 in 1998. The number of full-time equivalent employees increased 10% on average in 1998, primarily due to the acquisition of Sterling West Bancorp in mid-year. There were 299 full-time equivalent employees at December 31, 1998. Bonuses primary tied to the operating results of the bank decreased $1,246, or 95%, to $64 in 1998. Other employee benefits increased 10% in 1998. Five years ago, Pacific Bank had 315 full-time equivalent employees. Leverage measured by assets per employee increased to $2,385 at the end of 1998 compared to $1,301 at the end of 1993, an increase of 83% over the five-year period.

PREMISES AND EQUIPMENT EXPENSES

Premises and equipment expenses increased $486, or 11%, totaling $4,726 in 1998 compared to $4,240 in 1997. The addition of five branches in the Los Angeles area contributed $415 to the increase in 1998. Cost savings under the restructuring plan due to branch closings is expected to total $341 on a quarterly basis beginning in the third quarter of 1999, or $1,364 annually thereafter. Offsetting the cost savings from closed branches will be higher rents at existing facilities of $1,124 annually. Subsequent to year-end, the lease of Pacific Bank's headquarters at 351 California Street in San Francisco was repriced to market rates in accordance with the lease. Current market rates through August of 2001 require additional annual rental payments of $766, or 57% higher than the $1,352 paid in 1998 and prior years. The lease at 100 Montgomery Street is currently being negotiated for renewal through April of 2004 at maximum additional annual rental payments of $358, or 161% higher than the $223 paid in 1998 and prior years.

                                    [CHART]


OTHER EXPENSES

Legal and professional fees increased $191, or 16%, to $1,382 in 1998. Outsourced data processing increased $296, or 26%, to $1,436 in 1998. Pacific Bank outsources substantially all processing of daily financial activity and related report functions. The cost of outsourced data processing services generally increases with the volume of loans, deposit services and trust assets and with the level of payroll activity. During 1998, the contract with the item processor (handling deposited checks and other teller transactions) was terminated at a cost of $61, and Pacific Bank entered into a five-year contract with a different item processor. In early 1999, the contract with the provider of loan, deposit services and general ledger functions is being extended for a three-year period at rates that approximate rates paid under the current contract.

Foreclosed property expenses increased $265, or 102%, to $4 in 1998 compared to a gain of $261 in 1997. Amortization expense related to acquisitions accounted for under the purchase method of accounting increased $131, or 60%, to $348 in 1998 due to the acquisition of Sterling West Bancorp in mid-year. Other noninterest expense of $2,713 increased $731, or 37% in 1998 compared to $1,982 in 1997. In the restated statement of income for 1998, losses of $166 were charged to other expense for operational losses in the Bank's trust division. Also contributing to the increase in other expenses were merger related costs (primarily printing of new checks for customers and travel for training purposes) of $377 in 1998.

FINANCIAL RESULTS -- 1997 COMPARED TO 1996

Net income was $7,250 in 1997, compared to $7,129 in 1996. Reversals of provisions for loan losses totaled $1,500 in 1997 and $4,500 in 1996. Net interest income increased 12% in 1997 on a 26% increase in average loans. Net interest income in 1996 included a $1,207 interest recovery on settlement of a distressed loan. The net interest margin excluding this recovery was 5.91% in 1996, compared to 5.86% in 1997. Noninterest income increased 45% to $7,855 in 1997 compared to $5,410 in 1996. Noninterest expense increased 9% to $25,905 in 1997 compared to $23,756 in 1996. The efficiency ratio (expenses as a percentage of revenues) was 70% in 1997 and 75% in 1996.

BALANCE SHEET ANALYSIS

ASSETS

Assets of Pacific Bank were $712.5 million at December 31, 1998, an increase of $109.1 million, or 18%, from $603.4 million at December 31, 1997. The acquisition of Sterling West Bancorp contributed $106.5 million to asset growth during 1998. Loans increased $87.4 million, or 22%, to $484.5 million at December 31, 1998, as discussed below. Investment securities increased $37.8 million in 1998 and cash and federal funds sold decreased a combined $26.2 million. Investment securities of $64.5 million were purchased during the year to replace primarily mortgage-backed securities that have experienced higher rates of prepayments due to the decreasing rate environment.

LOANS IN THE DOMESTIC COMMERCIAL BANKING DIVISION

                                                    1998       1997       1996        1995       1994
                                                  --------   --------   --------    --------   --------
Commercial loans                                  $119,343   $ 75,287   $ 66,156    $ 37,038   $ 34,365
Real estate loans                                  175,072    130,024    132,443      86,057     88,223
Personal and other loans                            18,220     18,168     14,532       7,880      7,928
                                                  --------   --------   --------    --------   --------
     Total Domestic Commercial Banking Division   $312,635   $223,479   $213,131    $130,975   $130,516
                                                  ========   ========   ========    ========   ========


                  [GRAPH]                               [GRAPH]

Loans in the Domestic commercial Banking division increased $89.2 million in 1998. The acquisition of Sterling West Bancorp contributed $58.8 million to loan growth in 1998, including $19.5 million in commercial loans and $37.3 million in real estate loans. Excluding the acquired loans, commercial loans increased $24.6 million and real estate loans increased $7.7 million in 1998. The real estate loan portfolio at December 31, 1998 included $46.4 million of construction finance loans, compared to $19.4 million of construction finance loans at the prior year-end, an increase of $27.0 million during the year. Real estate loans secured by single family residences, generally representing collateral for loans to business owners, totaled $10.6 million at December 31, 1998. Other real estate loans, generally permanent financing of commercial properties with terms of five to fifteen years, increased $14.8 million to $118.1 million at year-end. Personal and other loans totaling $18.2 million at December 31, 1998, are primarily extensions of credit to owners of businesses with which Pacific Bank maintains relationships.

LOANS IN THE INTERNATIONAL/TRADE FINANCE DIVISION

                                                    1998       1997       1996        1995       1994
                                                  --------   --------   --------    --------   --------
International/trade finance loans                 $140,309   $143,773   $103,795     $84,506    $78,738
Commercial loans                                    10,810     11,648      7,868       4,314      2,949
Real estate loans                                   16,724     14,840      5,304         584        327
Personal and other loans                             3,996      3,318      1,525         220         81
                                                  --------   --------   --------     -------    -------
   Total International/Trade Finance Division     $171,839   $173,579   $118,492     $89,624    $82,095
                                                  ========   ========   ========     =======    =======

Loans in the international/trade finance division decreased $1.7 million, or 1%, during the year to $171.8 million at December 31, 1998. The increase was primarily attributable to efforts to reduce credit exposure to customers experiencing difficulties due to the economic slowdown in some Asian countries. Loans through the Hong Kong office decreased $11.5 million during the year, and Pacific Bank is evaluating the portfolio for further reductions. Hong Kong's loans were $27.0 million, or 6% of Pacific Bank's total loans at December 31, 1998, including $8.1 million from real estate secured loans. Loans in the International/Trade Finance Division by office were as follows:

                                                    1998       1997       1996        1995       1994
                                                  --------   --------   --------    --------   --------
San Francisco*                                    $ 59,758   $ 58,224   $ 49,506    $48,692   $42,839
Los Angeles                                         85,068     76,871     55,639     30,835    26,032
Hong Kong                                           27,013     38,484     13,347     10,097    13,224
                                                  --------   --------   --------    -------   -------
   Total International/Trade Finance Division     $171,839   $173,579   $118,492    $89,624   $82,095
                                                  ========   ========   ========    =======   =======
-----------
* Includes extensions of credit by the loan production office in Sacramento, California.


The Pacific Bank maintains lines of credit for other banks to facilitate international/trade finance transactions. Lines for banks in foreign countries totaled $30.7 million at December 31, 1998, including $2.0 million of lines for banks in southeast Asia (none of which was utilized at year-end). Usage of the lines for letters of credit totaled $11.0 million at December
31, 1998. Drafts drawn under letters of credit issued by banks in foreign countries with which Pacific Bank has no preapproved credit lines totaled
$1.0 million at December 31, 1998, including $0.7 million from banks in southeast Asia. Pacific Bank generally retains recourse to the customer for these short-term, discounted bills in the event the issuing bank fails to pay.

ASSETS OF THE WEALTH MANAGEMENT SERVICES DIVISION

Assets of the Wealth Management Services division held in trust accounts on behalf of customers are not recorded on Pacific Bank's balance sheet. Trust assets under management at December 31 were as follows:

                                                    1998       1997       1996        1995       1994
                                                  --------   --------   --------    --------   ---------
Trust assets under management                     $896,817   $762,036   $547,860    $323,006    $262,431
Annual percentage increase                              18%        39%        70%         23%
                                                  --------   --------   --------    --------   ---------

DEPOSITS

Deposits increased $105.2 million, or 21%, to $611.9 million at December 31, 1998. The acquisition of Sterling West Bancorp contributed $99.3 million to the deposit growth in 1998. The acquired deposit mix included a large proportion of core deposits in the form of business checking accounts that have for the most part been retained. The acquisition added five branches in the Los Angeles area where Pacific Bank previously had no street-level banking presence. As part of the restructuring plan, Pacific Bank's existing branch in Los Angeles was consolidated at year-end into the previous headquarters of Sterling West Bancorp. At December 31, 1998, Pacific bank had six branches in the San Francisco Bay Area, three of which are scheduled to be closed by mid-1999. Time deposits of less than $100 decreased $14.6 million, or 14%, during the year to $86.4 million at December 31, 1998. The decrease is primarily attributable to reduced reliance on deposits placed by institutional depositors with the Treasury division. Time deposits of $100 or more increased $9.6 million, or 10%, to $108.6 million at December 31, 1998. Uninsured deposits from customers of the International/Trade Finance division increased $2.6 million, or 6%, during the year to $46.1 million at December
31, 1998.


                  [GRAPH]                               [GRAPH]

CAPITAL AND CAPITAL RATIOS

-----------------------------------------------------------------------------------------------------
                                                1998(1)     1997        1996        1995        1994
-----------------------------------------------------------------------------------------------------
                                            (As restated)
Capital ratios:

Tier 1 capital to risk adjusted assets          12.65%      16.74%       19.36%     25.37%     23.85%
Total capital of risk adjusted assets           13.91       18.00        20.63      26.66      25.17
Tier 1 capital to average assets                10.16       13.21        14.35      16.36      15.21
 (leverage ratio)
Book value per share(2)                         14.67       14.86        13.85      12.56       9.16
Tangible book value per share(2)                13.20       14.47        13.39      12.50       9.07
Cash dividends declared per share(2)            $0.30       $0.14           --         --         --
Dividend payout ratio                           57.69%      10.40%          --         --         --
-----------------------------------------------------------------------------------------------------

(1) Restated - see Note 20 to the consolidated financial statements.
(2) Share and per share data have been restated to reflect the two-for-one stock split in December 1998.

Shareholders' equity decreased $0.1 million, or less than 1%, during the year totaling $79.9 million at December 31, 1998. Additions from earnings of $2.8 million, proceeds from option exercises of $3.8 million, and a change in unrealized gains on available-for-sale securities of $0.1 million were offset by share repurchases totaling $5.3 million and dividends of $1.6 million during 1998.

The Tier 1 capital to risk adjusted assets ratio was 12.65% at December 31, 1998, compared to 16.74% at the end of the prior year. The regulatory minimum ratio under prompt corrective action standards for well-capitalized banks is 6%.

Over the past five years, average shareholders' equity increased 119%, from $38.1 million in 1994 to $83.5 million in 1998. Pacific Bank was recapitalized in 1993 following net losses in 1992 and 1993. The losses resulted from writedowns of loans to then current collateral values during the downturn in California real estate markets. Subsequent recovery of a significant portion of the loans and the return to profitable operations resulted in management's assessment that capital was in excess of required reserves. As a result, excess capital was invested in acquisitions of banks in 1996 and 1998. The acquisitions were executed for cash totaling $20.6 million rather than financed through equity offerings. The two acquisitions were priced at an average 1.5 times book value. The acquisitions were accounted for as purchase transactions with goodwill recorded for the excess purchase price over the fair value of assets acquired. The initial goodwill of $8.4 million is being amortized against earnings over 15 years. At December 31, 1998, the unamortized balance of goodwill totaled $7.8 million. Goodwill is excluded for purposes of calculating tangible book value per share and regulatory capital ratios.

Pacific Bank repurchased $8.8 million of its common stock through purchases on the open market in 1996 and in 1998, with another $5.2 million repurchased in early 1999. In the third quarter of 1997, Pacific Bank adopted a quarterly dividend policy initially equal to $0.07 per share. The quarterly dividend was increased to $0.08 per share in the third quarter of 1998. Both of these policies were intended to utilize excess capital and generate benefits to shareholders. Management of Pacific Bank anticipates utilizing strategies similar to those used during the past three years (balance sheet growth through acquisitions and expanded business with existing customers, share repurchases and dividends) to further reduce the Tier 1 capital to risk adjusted assets ratio to a range of between 8 -
10% over the next three years.

During 1998, the entire holdings of two foreign investors with a combined interest of 45% of the bank's outstanding shares were sold pursuant to a firmly underwritten public offering. Costs were borne by the selling shareholders and no proceeds form the sale benefited Pacific Bank.


[LOGO] THE PACIFIC BANK

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
------------------------------------------------------------------------------

CREDIT QUALITY

--------------------------------------------------------------------------------------------------------------------
                                                            1998         1997         1996         1995         1994
--------------------------------------------------------------------------------------------------------------------
Activity in the allowance for credit losses:
  Allowance at beginning of year                           $10,823     $10,814       $10,400      $15,687      $34,554
  Provision (reversal of provision) for credit losses        6,000      (1,500)       (4,500)      (5,500)     (20,000)
  Loan charge-offs                                           7,063       1,937         1,536        5,961        6,440
  Recoveries of previously charged-off loans                (1,872)     (3,446)       (5,694)      (6,174)      (7,573)
  Net charge-offs (recoveries)                               5,191      (1,509)       (4,158)        (213)      (1,133)
  Acquired reserves                                            703                       756
----------------------------------------------------------------------------------------------------------------------
  Allowance at end of year                                 $12,335     $10,823       $10,814      $10,400      $15,687
----------------------------------------------------------------------------------------------------------------------
Loans                                                     $484,474    $397,058      $331,623     $220,599     $212,611
Ratios:
  Allowance to loans                                          2.55%       2.73%         3.26%        4.71%        7.38%
  Allowance to nonperforming loans                          481.27      787.13        670.01       126.47       137.28
  Net charge-offs (recoveries) to average loans               1.16       (0.42)        (1.46)       (0.10)       (0.53)
----------------------------------------------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES - Credit quality had steadily improved since 1994 when Pacific Bank was in the process of liquidating assets from the downturn in the California real estate market. Recoveries of previously charged-off loans totaled $24,759 in the past five years. Prior to the fourth quarter of 1998, no charges to earnings for provisions for loan losses were required and $31,500 was reversed out of the allowance for the losses over the past five years to avoid excessive reserves, based on management's assessment of the credit quality of the portfolio at the time.

Loan charge-offs totaled $7,063 in 1998, with $5,483 loan charge-offs in the fourth quarter of 1998. The fourth quarter loan charge-offs resulted from three credits in the International/Trade Finance division. Two of the credit losses resulted from potentially fraudulent handling of the inventory that served as the primary collateral for the loans. In November, a customer of the Hong Kong office converted its inventory to cash and fled the country with the proceeds. In another situation, Pacific Bank learned during the fourth quarter that an established Los Angeles office customer was unable to produce audited financial statements for its fiscal year. On further investigation, an inventory shortage was discovered, resulting in the loan charge-off. The third loan charge-off resulted from a customer of the Hong Kong office being forced into receivership when a consortium of banks, led by a major Japanese bank, called its loans during the fourth quarter of 1998.

As a result of the loan charge-offs in the fourth quarter of 1998 and based on management's assessment of the adequacy of the allowance for credit losses at December 31, 1998 as discussed below, a provision for credit losses of $6,000 was recorded in the fourth quarter of 1998. The provision for credit losses to be recorded in 1999 will be affected by a variety of factors discussed below to adjust the allowance for credit losses to a level deemed appropriate by management to absorb losses inherent in the portfolio at the time of the assessment. Based on management's assessment of the allowance for credit losses at December 31, 1998, Pacific Bank expects to record normalized quarterly provisions for credit losses in 1999.

ALLOWANCE FOR CREDIT LOSSES - Credit risk is the risk of loss due to the inability of borrowers to repay amounts advanced. The Pacific Bank manages this risk through credit approval guidelines and procedures as well as ongoing monitoring of the financial condition of borrowers collateral. Reserves are established for known and inherent risks in loans and, to a lesser extent, unused commitments to extend credit.

Pacific Bank's methodology for assessing the adequacy of the allowance consists of several key elements, which include:

-     the formula allowance;
-     specific allowances for identified problem loans; and
-     the unallocated allowance.

In addition, the allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", and SFANS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures concerning impaired loans. At December 31, 1998, impaired loans were $2,563, with an impairment allowance of $433, comp impaired loans of $1,375 and an impairment allowance of $773 at December 31, 1997.

The formula allowance is calculated by applying loss factors to current balances of loans and off-balance sheet commitments. The loss factors are calculated based on a migration model that uses three years of loss experience. Management uses three years of loss experience based on industry models that indicate that evaluation period to be statistically valid for our loan portfolio. The loss factors may be adjusted by management for particular factors that affect the collectibility of the portfolio at that time. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance.

Pass graded loans, criticized credits and off-balance sheet commitments receive an allocation of the allowance based on the formula. Industry established loss factors are applied to the lowest-graded classified credits for the formula allowance. The second element of the allowance methodology requires loan-by-loan analysis of all significant criticized credits for determination of the adequacy of the formula allowance. Specific allocations of the allowance may be made where management has identified significant circumstances affecting specific credits which management believes indicate the probability that a loss has been incurred in excess of the amount determined by the formula allowance. Specific allocations of the allowance are also assigned to pools of loans with similar credit risk characteristics.

The unallocated allowance is composed of two parts. The first part is based on management's evaluation of various conditions that are not directly measured in the determination of the formula allowance or specific allocations. The evaluation of the inherent loss due to these conditions is more difficult to measure since the losses are not tied to specific credits or portfolios. Conditions at the balance sheet date considered in connection with the unallocated allowance include the following:

- economic conditions and business conditions affecting our key lending portfolios;
- credit quality trends, including trends in nonaccrual loans expected to result from existing conditions;
-     quality and value of supporting collateral;
-     the volume of loans and loan terms;
-     lending policies and the affect of policy changes;
-     industry concentrations;
-     bank regulatory examination results; and
-     findings of our external credit examiners.

Executive management reviews these conditions on a quarterly basis in discussion with senior credit officers. The affect of current conditions is evaluated for each key lending portfolio. The second part of the unallocated allowance is based on management's estimate of the risk associated with model and estimation errors associated with the formula and specific allowances.

At the December 31, 1998 assessment date, management focused on the continued effects of the Asian economic crisis and other factors affecting the International/Trade Finance portfolio. The unallocated allowance provides for losses inherent in loans due to the factors listed above, such as current economic conditions in Asia. The effect of the downgrading of credits experiencing difficulties was reflected in the formula allowance at year-end, and management considered specific allocations for known losses in excess of the formula allowance for each credit. Management considered the impact of the Asia crisis on the collectibility of loans that has not yet been reflected in the level of nonperforming loans or in internal risk gradings in evaluating the adequacy of the unallocated allowance.

Management continually reviews the conditions that are considered in determining the adequacy of the unallocated allowance. Changes in the conditions considered may affect the analysis. Beginning in 1998, assessment of the impact of the year 2000 issue on customer's credit risk has been considered as an integral part of the credit review process for all of Pacific Bank's large credits. Identifiable losses from customers with year 2000 compliance issues have not arisen to date. As a result, no specific allocation of the allowance for loan losses was made to cover year 2000 risks at December 31, 1998. In addition to the charge-off of the two potentially fraudulent credits in the fourth quarter of 1998 discussed above, a potentially fraudulent credit extended by the Domestic Commercial Banking division totaling $730 was charged off in 1997. As a result of these loan charge-offs, management added fraud losses to the risk factors considered in determining the adequacy of the unallocated allowance for credit losses beginning in the fourth quarter of 1998.

Determination of the level of the allowance and provision for loan losses is based on estimates of probable losses inherent in loans and off-balance sheet commitments. The amount actually observed for these losses can vary significantly from the estimated amounts. The methodology includes several features intended to reduce the differences between estimated and actual losses. The loss migration model used to determine the formula allowance is designed to be self-correcting by taking into account recent loan loss experience. The methodology allows for adjustments to the formula allowance in the event that significant factors affecting the collectibility of specified credits indicate losses not reflected in the loss factors. By assessing probable estimated losses on a quarterly basis, management is able to evaluate loss estimates based on more recent information that has become available.

The allowance for credit losses totaled $12,335, or 2.55% of loans, and 481% of nonperforming loans at December 31, 1998. At the prior year-end, the allowance for credit losses totaled $10,823, or 2.73% of loans, and 787% of nonperforming loans. Nonperforming assets were $2,945, 0.61% of loans and other real estate at December 31, 1998, compared to $1,375, or 0.35% of loans and other real estate at December 31, 1997.

----------------------------------------------------------------------------------------------------------------
                                                             1998        1997       1996        1995        1994
----------------------------------------------------------------------------------------------------------------

Nonaccrual loans                                           $2,563      $1,375     $1,564      $6,867     $11,387
Loans past due 90 days still accruing interest                  -           -         50       1,356          40
Nonperforming loans                                         2,563       1,375      1,614       8,223      11,427
Other real estate owned                                       382           -        175         387       1,505
Nonperforming assets                                        2,945       1,375      1,789       8,610      12,932
Nonperforming assets to loans and other real estate          0.61%       0.35%      0.54%       3.90%       6.04%
----------------------------------------------------------------------------------------------------------------

RISK ANALYSIS

MARKET RISK

Market risk is the risk of loss from the potential change in the value of on- or off-balance sheet financial instruments as a result of fluctuation in interest and currency exchange rates and in equity and commodity prices. Pacific Bank's exposure to market risk is directly related to its result as a financial intermediary in customer-related transactions. Pacific Bank is not exposed to significant equity and commodity price risk since it is not engaged in trading activities. Management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on its financial condition and results of operations, other than credit risk (discussed in the "Credit Quality" section of Management's Discussion and Analysis).

INTEREST RATE RISK

Pacific Bank's net interest income is dependent on the rate differential between the income received from loans and securities, and the interest paid to obtain deposits and other borrowings. Such rate differentials are highly sensitive to many factors which are beyond the control of Pacific Bank, including general economic conditions and the policies of various governmental and regulatory authorities, in particular, the Board of Governors of the Federal Reserve System.

Pacific Bank's Asset and Liability Committee meets every two weeks to monitor and manage interest rate sensitivity. Depending on interest trends and forecasts, the committee may modify asset pricing or liability rates offered in a particular time frame, or acquire hedging instruments, thus managing interest rate risk.

SENSITIVITY ANALYSIS - In accordance with Pacific Bank's Asset and Liability Management Policy, interest rate risk analysis is performed on a quarterly basis by computer simulations of projected net interest income and the net present value of equity given various immediate and sustained shifts in interest rates. Current policy limits allow for no more than a 10% change in net interest income and a change in the net present value of equity of up to 1.5% of assets for an immediate and sustained 2% increase or decrease in interest rates during a subsequent twelve-month period. Pacific Bank's estimated change in net interest income of +6% and -7%, respectively, is within the policy limit at December 31, 1998. The effect on the net present value of equity for an immediate and sustained change in interest rates of 2% was estimated less than 1% of assets at December 31, 1998, also within the policy limit. In the prior year, sensitivity to interest rate changes was higher. Increase in interest rates of 2% was estimated to increase net interest income by 10% while an immediate and sustained decrease of 2% was estimated to decrease net interest income by 9%, based on assets and liabilities at December 31, 1997. The projected sensitivity to changes as of December 31, 1998 is shown in the following table.

------------------------------------------------------------------------------------------------
                                      Net Interest Income           Net Present Value of Equity
                                      --------------------          ----------------------------
                                               Percentage                            Percentage
                                    Amount         Change           Amount               Change
------------------------------------------------------------------------------------------------
Rate change
+2%                                $ 38,129           6%           $106,498              (0.4)%
+1%                                  36,866           2             108,100              (0.2)
Static                               35,969           -             109,577                 -
-1%                                  34,631          (4)            109,959               0.1
-2%                                  33,283          (7)            110,209               0.1
------------------------------------------------------------------------------------------------

Approximately 87% of loans are expected to mature or reprice within the next year. Historically, savings and interest-bearing checking and money market accounts have not repriced in concert with or in proportion to changes in overall market interest rates. The projected increase or decrease in net interest income when rates change immediately and for a sustained period results from modeling assumptions that the variable rate loans reprice faster than deposits.

The model includes the effect of off-balance sheet interest rate floor contracts which Pacific Bank utilizes to reduce the risk resulting from fixed-rate funding and floating rate assets. The notional amount of interest rate floor contracts outstanding totaled $100 million at December 31, 1998. Strike prices based on 3-month LIBOR ranged between 5.56% and 5.75%. Current 3-month LIBOR rates were below the strike prices all contracts at December 31, 1998, entitling Pacific Bank to receive interest payments from the sellers of the contracts for the difference between the current rate and the strike price. The current contracts mature in the third quarter of 1999 through the third quarter of 2000.

Due to various assumptions used for this simulation analysis, no assurance can be given that actual results will correspond with projected results. For example, simulation analysis requires assuming that the composition of interest sensitive assets and liabilities remains constant over the period being measured. The model also assumes that a particular change in interest rates is reflected uniformly across the yield curve. Accordingly, although the net present value of equity and net interest income simulation analyses provided an indication of Pacific Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Pacific Bank's net interest income and will differ from actual results.

Gap Analysis - Interest rate sensitivity is measured over time and is based on Pacific Bank's ability to reprice assets and liabilities. The difference between the amount of assets and the amount of liabilities which may be repriced in the same time period is referred to as the interest sensitivity gap. This interest sensitivity gap represents the risk, or opportunity, in repricing. If more assets than liabilities are repriced in a given time, net interest income tends to improve in a rising rate environment and to deteriorate in a declining rate environment. If more liabilities than assets are repriced under the same conditions, the opposite results tend to prevail. This table is not necessarily indicative of the impact of general interest rate movements on Pacific Bank's net interest income because the actual repricing of various assets and liabilities is subject to customer discretion and competitive and other factors. The following table shows Pacific Bank's interest sensitivity gap over the stated time periods from December 31, 1998.

                                            Three    Over three      Over one     Over one                      Non
                                           months     to twelve       year to      year to   Over five      interest
                                          or less        months   three years   five years       years    bearing(1)  Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (As restated) (As restated)
ASSETS
Federal funds sold, securities purchased
  under agreements to resell and
  deposits in other banks                 $ 45,047                                                                    $ 45,047
Investment securities                       16,473      $32,733      $ 41,976     $ 15,919    $ 18,760                 125,861
Loans                                      388,359       31,541        16,940       22,311      25,323                 484,474
Allowance for credit losses                                                                              $ (12,335)    (12,335)
Noninterest-earning assets                                                                                  69,473      69,473
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                          $449,879      $64,274      $ 58,916     $ 38,230    $ 44,083   $  57,138    $712,520
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                                             $ 143,567    $143,567
Money market and savings accounts         $273,335                                                                     273,335
Time deposits                              119,178      $70,874      $  4,604     $    306    $     11                 194,973
Other borrowings                             1,047                                                                       1,047
Noninterest-bearing liabilities                                                                             19,738      19,738
Shareholders' equity                                                                                        79,860      79,860
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY                $393,560      $70,874      $  4,604     $    306    $     11   $ 243,165    $712,520
----------------------------------------------------------------------------------------------------------------------------------
Gap                                       $ 56,319      $(6,600)     $ 54,312     $ 37,924    $ 44,072   $(186,027)
Cumulative Gap                            $ 56,319      $49,719      $104,031     $141,955    $186,027
Cumulative Gap as a percentage of
   total assets                                  8%           7%           15%          20%         26%
----------------------------------------------------------------------------------------------------------------------------------

(1) Restated-See Note 20 to the consolidated financial statements.

FOREIGN CURRENCY RISK
Foreign currency risk is the risk of loss due to pricing changes of assets denominated in one currency in relation to another currency. Pacific Bank's Hong Kong office extended primarily short-term loans denominated in Hong Kong dollars totaling $4,654 (in U.S. dollars) at December 31, 1998. To date, the effect of translating these assets and interest earned has not been material to equity or operations.

OPERATING RISK
Operating risk is the potential for loss arising from limitations in the Pacific Bank's financial systems and controls, deficiencies in legal documentation and the execution of legal and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. These risks are less direct than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with increasing transaction volumes. In order to mitigate these risks, the Pacific Bank establishes and maintains policies and procedures and internal controls designed to ensure that operational policies and procedures are being followed.

THE YEAR 2000 ISSUE
STATE OF READINESS -- A significant known operating risk is the year 2000 issue. The year 2000 issue in the result of computer programs that may recognize a date using "00" as the year 1900 rather than the year 2000. Pacific Bank completed in 1997 and continuously updates comprehensive review of its computer systems to identify systems that could be affected by the year 2000 issue. Pacific Bank has no critical internally developed software programs that require remediation to become year 2000 compliant. Pacific Bank has no significant embedded technology such as microcontrollers. Pacific Bank's third party providers of computer systems that have been identified as critical to bank operations are in the remediation or testing stage. They have indicated that they plan to complete customer testing in early to mid-1999. We are examined by our primary regulator, the Office of the Controller of the Currency ("OCC"), on a quarterly basis concerning our progress with year 2000 readiness. To date, these examinations indicated no particular criticisms of our efforts. There can be no assurance that Pacific Bank's systems or the systems of other companies will be timely converted or that any such failure to convert by another company would not have a material adverse effect on the Pacific Bank's business, including its ability to process and account for the transfer of funds electronically.

COST -- Personal computers and other bank equipment that are not year 2000 compliant are scheduled to be updated or replaced. The cost of accelerated equipment purchases is estimated at less than $100 over the next year. The direct cost of year 2000 efforts are limited to the additional information technology staff member specifically hired to coordinate the year 2000 effort, estimated at less than $100 each year. Pacific Bank has participated in testing efforts by third party providers of computer systems, incurring incremental travel costs for participating employees. An indirect cost may be incurred through renewal of contracts with third party providers of computer systems at rates that pass on their costs of year 2000 efforts. While management believes these cost estimates are achievable, additional substantial costs could be incurred to resolve unanticipated problems.

RISKS -- As a financial intermediary, Pacific Bank is reliant on the swift transfer of funds electronically to and from a wide network of customers, including but not limited to other financial institutions worldwide. Failure of the payment system in whole or in part would delay the transfer of funds, largely affecting the ability of Pacific Bank to operate effectively. During the third quarter of 1998, Pacific Bank's loan officers completed their initial reviews of all large credit customers' year 2000 compliance. The loan officers' assessment was considered as an integral part of the credit review process. Pacific Bank could experience credit loses resulting from material adverse effects of the year 2000 issue on its customers.

Pacific Bank purchases products and services from over 2,500 vendors. While there is a risk of failure by a vendor to deliver or bill for services provided due to noncompliance with year 2000 issues, Pacific Bank has no one vendor, other than the third party providers of computer systems discussed above, on which undue reliance is placed. Pacific Bank primarily leases its space and is reliant on the management of each leased location to ensure year 2000 compliance at its facilities.

Pacific Bank's core lines of business may face different year 2000 risks. The International/Trade Finance division's customers are largely importers located in the U.S., but their suppliers may be located anywhere in the world. Awareness and remediation of the year 2000 issue in other countries varies considerably. Lack of preparedness could adversely affect such suppliers which could adversely affect the division's customers and Pacific Bank. The Wealth Management Services division relies on efficient operation of securities markets and timely dissemination of market information. The Domestic Commercial Banking division faces risks from smaller credit customers that may not have the resources to deal effectively with the year 2000 issue. The legal ramifications of year 2000 issues are difficult to enumerate or value, but potentially Pacific Bank could be named as a party to lawsuits from customers, or Pacific Bank could file lawsuits against vendors as a result of year 2000 difficulties.

CONTINGENCY PLANS -- Pacific Bank's line managers and year 2000 staff are in the process of developing contingency plans in the event of breaks in service from year 2000 difficulties. The OCC requires that contingency plans for critical functions be well under way by June 30, 1999. Pacific Bank considers the reasonably most likely worst case scenario to be short-term inability to access up-to-the-minute balances of customers' accounts. Pacific Bank has developed contingency plans to limit the impact on customer withdrawals in the event of systems failures. Balance information will be tracked manually in the event of a short-term systems failure. Additional cash is expected to be maintained on and in the event of increased liquidity needs that may result from concerns about the availability of deposited funds. Branch managers and line officers have limited credit authority to cover withdrawals when balance information is not obtainable. While there can be no assurance that Pacific Bank's systems or systems of third-party providers will not be adversely affected by year 2000 difficulties, our contingency plans are intended to reduce the impact of such failures on our customers.

LIQUIDITY RISK Liquidity risk is the inability to meet present or future financial obligations, either through the sale or maturity of existing assets or by the acquisition of funds through liability management. Pacific Bank maintains a portion of its assets in short-term investments and cash and cash equivalents to ensure that maturing deposit liabilities can be met with available funds. These liquid assets averaged $158.7 million, or 22% of assets in 1998. Management also monitors the Bank's loan-to-deposit ratio to further access the Bank's liquidity position. A ratio in excess of 100% indicates that loans have been given to customers out of funds other than customer deposits. Pacific Bank's loan-to-deposit ratios were 79.2% and 78.4% at December 31, 1998 and 1997, respectively. Pacific Bank maintains lines with broker-dealers under repurchase agreements. Lines of credit of $45.0 million in the form of overnight federal funds lines were maintained at other banks. Pacific Bank has the ability to borrow from the Federal Home Loan Bank and Federal Reserve Bank systems. No such borrowings were outstanding at December 31, 1998 or 1997.

RECENT ACCOUNTING DEVELOPMENTS
As part of its accounting for business combinations project, the Financial Accounting Standards Board announced in December 1998 that it believes that one method of accounting for business combinations is preferable, and that the purchase method of accounting is the appropriate method to use. Pacific Bank's mergers were accounted for under the purchase method of accounting. However, pooling-of-interests accounting is considered one of the bank's strategic acquisition alternatives. If the Financial Accounting Standards Board changes methods of accounting or business combinations, Pacific Bank's strategic alternatives may be adversely impacted.

CONSOLIDATED BALANCE SHEETS

                                                                                                    DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)                                                  1998                                 1997
---------------------------------------------------------------------------------------------------------------------------------
                                                                                  (As restated -
                                                                                   see Note 20)
ASSETS
Cash and due from banks                                                             $ 34,453                            $ 46,104
Federal funds sold and securities purchased under agreements to resell                42,500                              57,000
---------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents                                                     76,953                             103,104
---------------------------------------------------------------------------------------------------------------------------------
Investment securities
  Available-for-sale, at fair value                                                   75,428                              52,974
  Held-to-maturity, at amortized cost (fair value; 1998, $46,752; 1997, $31,632)      46,325                              31,532
  Federal Reserve Bank stock and other securities                                      4,108                               3,603
---------------------------------------------------------------------------------------------------------------------------------
        Investment securities                                                        125,861                              88,109
---------------------------------------------------------------------------------------------------------------------------------
Loans                                                                                484,474                             397,058
Less: Allowance for credit losses                                                    (12,335)                            (10,823)
---------------------------------------------------------------------------------------------------------------------------------
        Net loans                                                                    472,139                             386,235
---------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                 4,687                               4,011
Customers' acceptance liability                                                        8,438                               9,254
Other real estate owned                                                                  382                                  --
Accrued interest receivable and other assets                                          24,060                              12,651
---------------------------------------------------------------------------------------------------------------------------------
        TOTAL ASSETS                                                                $712,520                            $603,364
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits
    Noninterest-bearing                                                             $143,567                            $101,753
    Interest-bearing:
      Money market and savings accounts                                              273,335                             204,932
      Time deposits of less than $100                                                 86,382                             100,971
      Time deposits of $100 or more                                                  108,591                              99,025
---------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                                               611,875                             506,681
---------------------------------------------------------------------------------------------------------------------------------
  Federal funds purchased and other borrowed funds                                     1,047                                  24
  Acceptances outstanding                                                              8,438                               9,254
  Accrued interest payable and other liabilities                                      11,300                               7,378
---------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                            632,660                             523,337
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock, par value $1.50 per share; authorized, 21,000,000 shares,
    outstanding, 5,443,728 shares in 1998 and 5,385,028 shares in 1997(1)              8,166                               8,078
  Additional paid-in capital                                                          64,872                              63,823
  Accumulated other comprehensive income                                                 356                                 203
  Retained earnings                                                                    6,466                               7,923
---------------------------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                                    79,860                              80,027
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                          $712,520                            $603,364
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Restated to effect a two-for-one stock split distributed on December 31, 1998.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------


                                                                                                   For the Years Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)                                                              1998      1997      1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (As restated -
                                                                                                    see Note 20)
INTEREST INCOME
Interest and fees on loans                                                                         $44,368   $36,653   $30,542
 Interest on investment securities                                                                   5,688     5,858     7,708
 Interest on federal funds sold and deposits in banks                                                2,392     2,525       545
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                                       52,448    45,036    38,795
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
 Interest on deposits
  Interest on money market and savings accounts                                                      7,937     5,386     3,494
  Interest on time deposits of less than $100                                                        4,371     4,950     4,785
  Interest on time deposits of $100 or more                                                          6,089     5,437     4,247
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest on deposits                                                                  18,397    15,773    12,526
 Interest on borrowed funds                                                                             56        54        97
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                                      18,453    15,827    12,623
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                                 33,995    29,209    26,172
Provisions (reversals of provisions) for credit losses                                               6,000    (1,500)   (4,500)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                                               27,995    30,709    30,672
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
 International/trade finance fees                                                                    3,063     2,871     2,743
 Trust Fees                                                                                          2,092     1,806     1,004
 Deposit service fees                                                                                1,548     1,105       886
 Investment sales fees                                                                                 780       969       330
 Gains on sales of loans                                                                               597       573        --
 Other                                                                                                 587       531       447
-----------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                                     8,667     7,855     5,410
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
 Salaries and employee benefits                                                                     16,696    15,876    13,547
 Premises and equipment                                                                              4,726     4,240     4,135
 Legal and professional fees                                                                         1,382     1,191     1,234
 Outsourced data processing                                                                          1,436     1,140       969
 Advertising and promotion                                                                           1,018       944      756
 Postage and supplies                                                                                  767       576      511
 Foreclosed property, net                                                                                4      (261)     (18)
 Amortization of intangible assets                                                                     348       217      298
 Restructuring costs                                                                                 2,610        --       --
 Other                                                                                               2,713     1,982    2,324
-----------------------------------------------------------------------------------------------------------------------------------
         Total noninterest expense                                                                  31,700    25,905   23,756
-----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                                           4,962    12,659   12,326

INCOME TAX PROVISION                                                                                 2,118     5,409    5,197
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                         $ 2,844   $ 7,250    7,129
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE
        BASIC                                                                                      $   .52   $  1.36   $ 1.31
        DILUTED                                                                                    $   .50   $  1.28   $ 1.25
-----------------------------------------------------------------------------------------------------------------------------------
Average common share outstanding (1)                                                                 5,463     5,332    5,449

Average common shares-diluted (1)                                                                    5,720     5,677    5,724
-----------------------------------------------------------------------------------------------------------------------------------

(1) Restated to effect a two-for-one stock split distributed on December 31, 1998.

See notes to consolidated financial statement.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------


                                                                       FOR THE YEARS ENDED DECEMBER 31

                                                                        NET UNREALIZED
                                                            ADDITIONAL  GAIN (LOSS) ON    NET UNREALIZED
                                                            PAID-IN AVAILABLE-FOR-SALE  LOSS ON UNFUNDED RETAINED EARNINGS
(dollars in thousands)           COMMON STOCK(1)            CAPITAL         SECURITIES PENSION LIABILITY         (DEFICIT) TOTAL
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995           $8,262        $66,085                $ 359                                $(5,561)    $69,145
Comprehensive income:
  Net income                                                                                                     7,129       7,129
  Other comprehensive income                                               (163)                                              (163)
                                                                                                                           -------
  Total comprehensive income                                                                                                 6,966
Repurchase of 270,000 common shares    (405)        (3,032)                                                                 (3,437)
Issuance of 20,000 common shares
  under the 1993 Stock Option Plan       30             79                                                                     109
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996            7,887         63,132                  196                                  1,568      72,783
Comprehensive income:
  Net income                                                                                                     7,250       7,250
  Other comprehensive income                                                 69              $(62)                               7
                                                                                                                            ------
  Total comprehensive income                                                                                                 7,257
Issuance of 127,224 common shares
  under the 1993 Stock Option Plan      191            691                                                        (141)        741
Dividends declared on common shares
  ($0.14 per share)                                                                                               (754)       (754)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997            8,078         63,823                  265               (62)               7,923      80,027
Comprehensive income:
  Net income (as restated--see Note 20)                                                                          2,844       2,844
  Other comprehensive income                                                145                 8                              153
                                                                                                                            ------
  Total comprehensive income                                                                                                 2,997
Repurchase of 215,200 common shares    (322)        (2,361)                                                     (2,654)     (5,337)
Issuance of 273,900 common shares
  under the 1993 Stock Option Plan      410          3,410                                                                   3,820
Dividends declared on common shares
  ($0.30 per share)                                                                                             (1,647)     (1,647)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998           $8,166        $64,872                $ 410              $(54)             $ 6,466     $79,060
  (as restated--see Note 20)
-----------------------------------------------------------------------------------------------------------------------------------

(1) The number of shares and per share amounts have been restated to effect the two-for-one stock split distributed on December 31, 1998.

CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------
                                                                           FOR THE YEARS
                                                                          ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------
(dollars in thousands)                                             1998          1997          1996
-----------------------------------------------------------------------------------------------------
                                                                (AS RESTATED -
                                                                 SEE NOTE 20)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                    $  2,844      $  7,250      $  7,129
  Reconcilation to net cash provided by operating activities
    Depreciation and amortization                                    327         2,671         2,453
    Provision (reversal of provision) for credit losses            6,000        (1,500)       (4,500)
    Deferred income taxes (benefit)                               (1,283)           59         1,679
    Gain on sale of foreclosed property and other assets, net       (594)         (670)          (80)
    Changes in:
      Accrued interest receivable and other assets                  (194)       (5,050)         (899)
      Accrued interest payable and other liabilities                (474)        5,863         1,765
-----------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                  6,626         8,623         7,547
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of available-for-sale securities         22,937        31,069        46,068
  Proceeds from sale of available-for-sale securities                                          2,231
  Purchases of available-for-sale securities                     (34,461)      (15,989)       (5,577)
  Proceeds from maturity of held-to-maturity securities           14,749        16,907         3,596
  Purchases of held-to-maturity securities                       (29,542)      (12,132)         (186)
  Purchases of other securities                                     (505)       (1,473)         (347)
  Proceeds from sale of other securities                                            38
  Net increase in loans                                          (44,164)      (75,688)      (64,706)
  Proceeds from sales of loans                                    10,465         7,837
  Recoveries of previously charged-off loans                       1,872         3,449         5,694
  Cost of acquisitions net of cash acquired of $35,023
    in 1998 and $5,050 in 1996                                    22,728                      (3,283)
  Proceeds from sales of foreclosed property                         300           289           277
  Purchases of interest rate floor contracts                        (298)         (244)         (140)
  Purchases of bank premises and equipment                        (1,000)       (1,030)         (761)
-----------------------------------------------------------------------------------------------------
        Net cash used by investing activities                    (36,919)      (46,967)      (17,134)
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, savings and
    money market accounts                                         20,726        88,381         7,779
  Net increase (decrease) in certificates of deposit             (14,884)       25,763           833
  Net increase (decrease) in federal funds purchased
    and borrowed funds                                             1,023        (1,044)          945
  Dividends paid on common stock                                  (1,206)         (377)
  Proceeds from issuance of common stock                           3,820           741           109
  Repurchase of Pacific Bank common stock                         (5,337)                     (3,437)
-----------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                  4,142       113,464         6,229
-----------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             (26,151)       75,120        (3,358)
Cash and cash equivalents at beginning of year                   103,104        27,984        31,342
-----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $ 76,953      $103,104      $ 27,984
-----------------------------------------------------------------------------------------------------
CASH PAID DURING THE YEAR FOR
  Interest on deposits and other borrowings                     $ 18,039      $ 15,633      $ 12,604
  Income taxes                                                     3,722         4,052         3,410
-----------------------------------------------------------------------------------------------------
NONCASH INVESTING ACTIVITIES
  Loans transferred to held for sale                               9,774        11,753         2,950
  Loans transferred to foreclosed property                                                       175
-----------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

                                           FOR THE YEARS ENDED DECEMBER 31, 1998
                                            1997, AND 1996 (DOLLARS IN THOUSANDS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
The Pacific Bank N.A. and its wholly-owned subsidiaries, TPB Holdings, Inc. and PB Capital Management and Insurance Services, operate as a nationally chartered banking association in the following lines of business.

DOMESTIC COMMERCIAL BANKING
Pacific Bank conducts its domestic commercial banking business primarily through its twelve branches in and around San Francisco and Los Angeles, California. Pacific Bank targets its services primarily to professionals, individuals and medium-sized businesses in its market areas. Pacific Bank offers a variety of credit products, including revolving lines of credit, working capital loans, standby letters of credit and lines secured by accounts receivable and inventory. In addition, Pacific Bank provides depository and non-credit services such as business checking accounts, cash management and automated services such as computer-linked transaction abilities and balance reporting for home or business. Pacific Bank offers government-guaranteed loans for small businesses through offices in Burlingame and Glendale, California. Substantially all of Pacific Bank's real estate loans are secured by property located in California. Pacific Bank originates real estate loans if such loans satisfy prudent underwriting criteria and are supported by adequate cash flows. Additionally, Pacific Bank extends credit for the acquisition and development of primarily residential property. Pacific Bank provides consumer banking services through its branch system, primarily consisting of checking and savings accounts, money market accounts, overdraft protection in the form of lines of credit, safe deposit facilities and other related financial services. The acquisition of Burlingame Bancorp in 1996 added $71.3 million in assets and the acquisition of Sterling Bancorp in 1998 added $106.5 million in assets to this line of business.

INTERNATIONAL/TRADE FINANCE
Pacific Bank has been involved in international operations since its inception in 1983. Offices in San Francisco, Los Angeles and Sacramento in California and branches in Hong Kong and Cayman Islands extend credit to domestic and foreign corporations engaged in international business. Pacific Bank has no material foreign loans incurring foreign country risk which are not trade related. Except for importers and exporters, extensions of credit are not concentrated in any particular group.

International credit services are provided to customers in the import/export business through a line of credit which is drawn in the form of loans or letters of credit. International credit services generate fee income from processing of title documents necessary to collect and/or distribute funds, as well as interest income from loans to customers involved in the trades. Non-credit international services also are provided, including correspondent banking and funds transfer services. A significant portion of Pacific Bank's international business activity is for customers who engage in trade in the Asia Pacific region.

WEALTH MANAGEMENT SERVICES
The Wealth Management Services division of Pacific Bank provides trust and asset management services primarily to the executives of existing business customers and high net worth individuals. Personal trust services include trust administration, probate administration, and investment advisory, agency and custody services. Employee benefit trust services include trust administration and custody and investment advisory services relating to corporate retirement plans, individual retirement accounts, Keogh plans and other retirement or health and welfare plans. Stone & Youngberg, a San Francisco based full-service brokerage firm, also offers investment products to Pacific Bank customers.

SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements of the company include the accounts of The Pacific Bank, N.A. and its subsidiaries after elimination of intercompany accounts and transactions. Certain reclassifications have been made to the 1997 and 1996 financial statements in order to conform to the 1998 presentation.

ACCOUNTING CHANGES -- During 1998, Pacific Bank adopted Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources:
No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers; and No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans.

USE OF ESTIMATES -- The accounting and reporting policies of Pacific Bank conform with generally accepted accounting principles and with general practice within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

LOANS -- Loans are stated at the amount of principal outstanding reduced by the unearned interest. Interest income is recognized using methods which approximate a level yield on principal amounts outstanding. Interest accruals are discontinued on certain loans, generally when principal or interest is past due 90 days or more, or when in the opinion of management, such interest is doubtful of collection. Loan origination and commitment fees and related loan origination costs are deferred and amortized to interest income over the contractual lives of the underlying loan or commitment.

ALLOWANCE FOR CREDIT LOSSES -- Pacific Bank provides for credit losses by charging current income in such amounts as are required to adjust the allowance for credit losses to a level management anticipates is required to cover known and inherent risks in existing loans and commitments to extend credit. The allowance is based upon management's continuing assessment of various factors affecting the collectibility of the loans and commitments to extend credit, including current and projected economic conditions, past credit experience, underwriting policies, results of the Bank's ongoing loan grading process, the amount of past due and nonperforming loans, recommendations of independent credit examiners or requirements of regulatory authorities and other factors.

Loans deemed uncollectible are charged to the allowance and any subsequent recoveries are credited to the allowance, Pacific Bank bases the measurement of impaired loans on the fair value of the loans' collateral properties or the expected cash flows on the loans discounted at the loan's effective rates. Cash receipts on impaired loans not performing according to contractual terms are used to reduce principal balances. Impairment losses are included in the allowance for credit losses through a charge to the provision for credit losses, if applicable. Adjustments arising from changes in the fair value of impaired loans' collateral properties or discounted cash flows are included in the provision for credit losses, if applicable.

INVESTMENT SECURITIES -- Investment securities are classified as held to maturity or available-for-sale based on Pacific Bank's intent and ability to hold to maturity. Held to maturity securities are reported at cost adjusted for the amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Available-for-sale securities are reported at fair value with net unrealized gains and losses of $705 and $453 at December 31, 1998 and 1997, respectively, reported net of income taxes of $295 and $188, respectively, as a component of other comprehensive income in the statements of shareholders' equity. The specific identification method is used to determine realized gains and losses. Pacific Bank has no securities or risk management contracts held for trading purposes at December 31, 1998 or 1997, and traded no such securities or risk management contracts during the years ended December 31, 1998, 1997 and 1996.

PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation and amortization. Such assets are depreciated using the straight-line method over the estimated useful lives of 3 to 25 years. Long-lived assets and related depreciation and amortization expense are included in the balances and results of operations of the segments.

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impaired assets are written down to the lower of cost or fair value less cost to sell.

FORECLOSED PROPERTY - Foreclosed property consists of property acquired in settlement of indebtedness. When property is acquired through foreclosure, any excess of related loan balance over the fair value of the property is charged to the allowances for credit losses. Any subsequent valuation adjustments are recorded as foreclosed property expense. Operating expenses of such properties, net of related income, are included in foreclosed property expense.

INTANGIBLE ASSETS - Intangible assets are amortized over periods ranging from five to fifteen years. Pacific Bank reviews the carrying value of these assets for impairment whenever conditions or events indicate that the carrying value may not be recoverable. If the forecasted net cash flows of the operation do not cover the carrying value including the intangible asset, the carrying value will be written down to fair value by first reducing the intangible asset and then the other long-lived assets of the operation. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

TRUST ASSETS - Trust assets (other than cash deposited in Pacific Bank) held in fiduciary or agency capacities for Pacific Bank's customers are not reflected in the accompanying balance sheets because such items are not assets of Pacific Bank.

FOREIGN CURRENCY TRANSLATION - Substantially all assets and liabilities of Pacific Bank's foreign operations are translated into United States dollars at exchange rates prevailing at period end. The resulting cumulative translation adjustment is not material and is included in other liabilities in the accompanying consolidated balance sheets.

INCOME TAXES - Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are established based on the tax rates that are expected to apply when the temporary differences are recovered or settled.

EARNINGS PER SHARE - Diluted earnings per share reflects the potential dilution that would occur if common shares were issued pursuant to the exercise of options under Pacific Bank's stock option plans. Earnings per share amounts have been adjusted for all periods presented, to reflect the two-for-one stock split of the Bank's common stock effective December 1998.

RISK MANAGEMENT CONTRACTS - Pacific Bank uses interest rate floor contracts as part of its asset and liability management. Premiums paid are recorded in other assets and are amortized as an adjustment of the yield of the underlying assets and liabilities over the life of the contracts. Gains and losses resulting from changes in the market value that qualify as hedges, having been specifically designated as a hedge and with a high degree of correlation between the changes in the market value of the derivative instrument and the item being hedged, to the extent that such conditions continue to exist, are deferred and recognized as interest income or interest expense over the lives of the related assets or liabilities. In the event that an instrument failed to qualify as a hedge, the instrument would be marked to market through the statements of income.

In addition, Pacific Bank acts as an intermediary on behalf of customers in the foreign exchange markets. Such contracts are marked to market and gains and losses are included in noninterest income. Gains and losses on foreign exchange contracts that hedge foreign currency risk are deferred and recognized over the lives of the hedged assets or liabilities.

STOCK OPTIONS - Pacific Bank accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25. "Accounting for Stock Issued to Employees." Pro forma measurement of compensation under the fair value based method defined in SFAS No. 123. "Accounting for Stock-Based Compensation," is disclosed in the accompanying notes to the consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board ("the FASB") issued Statement No. 133. "Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which the Bank is required to adopt effective January 1, 2000. SFAS 133 will require the company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of accumulated comprehensive income in shareholders' equity until the hedged transactions occur and are recognized in earnings. Bank regulatory agencies recently issued guidance that excludes derivative-related amounts recorded in shareholders' equity from risk based capital calculations. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The impact of SFAS 133 on Pacific Bank's financial statements will depend on a variety of factors, including future interpretative guidance from the FASB, the future level of forecasted and actual foreign currency transactions, the extent of the Pacific Bank's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. However, Pacific Bank does not believe the effect of adopting SFAS 133 will be material to its financial position or results of operations.

2. ACQUISITIONS

On July 3, 1998, Pacific Bank acquired Sterling West Bancorp, the holding company for Sterling Bank in a cash transaction totaling $12,295, or $7.11 per share of Sterling West Bancorp's outstanding shares of stock. The source of funds was general working capital of Pacific Bank. The former offices of Sterling Bank were merged into Pacific Bank and are being operated as branches of Pacific Bank. The acquisition was accounted for as a purchase. Assets and liabilities of Sterling West Bancorp were adjusted to their fair value and combined with the recorded book values of assets and liabilities of Pacific Bank. Goodwill totaling $6,289 was recorded as the excess of cash paid over the fair value of net assets acquired, including acquisition costs and deferred tax benefits. The goodwill is being amortized over 15 years.

Pacific Bank acquired Burlingame Bancorp on April 2, 1996, in a cash transaction totaling $8,333 accounted for as a purchase. Goodwill of $2,083 is being amortized over 15 years. The unaudited pro forma information below presents results of operations as if the Burlingame Bancorp acquisition has been completed on January 1, 1996 and as if the Sterling West Bancorp acquisition had been completed on January 1, 1997. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined bank had these events occurred at the beginning of the years presented, nor is it necessarily indicative of future results.

------------------------------------------------------------------------------
                                       1998              1997         1996
------------------------------------------------------------------------------
Revenues                              $45,934         $43,450        $33,091
Income before income taxes              4,752          11,158         12,151
Net income                              2,636           5,641          7,002
Net income per diluted share             0.46            0.99           1.22
------------------------------------------------------------------------------

3. CASH AND DUE FROM BANKS

Cash and due from banks include balances with the Federal Reserve Bank. Pacific Bank is required by federal regulations to maintain certain minimum average balances with the Federal Reserve Bank or in cash on hand, based primarily on daily deposit balances. Pacific Bank had minimum required balances of $4,505 at December 31, 1997. No minimum required balance was required at December
31, 1998, due to improved management of reservable deposit balances.

4. INVESTMENT SECURITIES

A summary comparison of amortized cost and estimated fair value of available-of-sale and held-to-maturity securities as of December 31, 1998 and 1997, by type, is as follows:

                                                                                         GROSS            GROSS         ESTIMATED
                                                                    AMORTIZED       UNREALIZED       UNREALIZED              FAIR
AVAILABLE-FOR-SALE SECURITIES                                            COST            GAINS           LOSSES             VALUE
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
U.S. Treasury securities                                              $25,878             $498                            $26,376
U.S. Federal agency securities                                         10,482              167                             10,649
U.S. Federal agency mortgage-backed securities                         37,228              113             $ 72            37,268
Collateralized mortgage obligations and other securities                1,136               --               (1)            1,135
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                             $74,724             $778             $ 73           $75,428
---------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1997
U.S. Treasury securities                                              $24,204             $ 67                            $24,271
U.S. Federal agency securities                                          2,001                7                              2,008
U.S. Federal agency mortgage-backed securities                         23,447              416             $(23)           23,840
Collateralized mortgage obligations and other securities                2,869                1              (15)            2,855
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                             $52,521             $491             $(38)          $52,974
---------------------------------------------------------------------------------------------------------------------------------

HELD-TO-MATURITY SECURITIES

DECEMBER 31, 1998
U.S. Federal agency securities                                        $15,000             $124                            $15,124
U.S. Federal agency mortgage-backed securities                         15,185               99                             15,284
Collateralized mortgage obligations                                     7,008               17             $ (2)            7,023
Municipal securities                                                    9,132              195              (16)            9,311
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                             $46,325             $435             $(18)          $46,742
---------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1997
U.S. Federal agency securities                                        $15,000             $  4                            $15,004
U.S. Federal agency mortgage-backed securities                         13,465               34                             13,499
Collateralized mortgage obligations                                       749               --             $ (2)              747
Municipal securities                                                    2,318               63               --             2,382
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                             $31,532             $101             $ (2)          $31,632
---------------------------------------------------------------------------------------------------------------------------------

At December 31, 1998 and 1997, available-for-sale securities of $1,616 and $1,606, respectively, were pledged to secure public deposits and $13,622 and $10,756, respectively, were pledged to secure certain trust assets, bankruptcy court deposits and treasury tax and loan accounts.

Pacific Bank did not sell any held-to-maturity securities during the years presented.

5. LOANS AND ALLOWANCES FOR CREDIT LOSSES

LOAN PORTFOLIO BY BUSINESS LINE--Loans, net of unearned interest of $2,136 at December 31, 1998 and $1,533 and December 31, 1997, by line of business were as follows:

----------------------------------------------------------------------------------
                                                              1998            1997
----------------------------------------------------------------------------------
Commercial loans                                          $119,343        $ 75,287
Real estate loans                                          175,072         130,024
Personal and other loans                                    18,220          18,168
----------------------------------------------------------------------------------
    Total Domestic Commercial Banking Division             312,635         223,479
----------------------------------------------------------------------------------
International / trade finance loans                        140,309         143,773
Commercial loans                                            10,810          11,648
Real estate loans                                           16,724          14,840
Personal and other loans                                     3,996           3,318
----------------------------------------------------------------------------------
    Total International / Trade Finance Division           171,839         173,579
----------------------------------------------------------------------------------
    Total Loans                                           $484,474        $397,058
----------------------------------------------------------------------------------

Loans held for sale totaled $641 and $735 at December 31, 1998 and 1997, respectively. Loans to executive officers, directors and their associated companies totaled $1,616 as of December 31, 1998. There were no such loans outstanding as of December 31, 1997. National banking regulations require that these loans be on substantially similar terms as other extensions of credit.

LOAN CONCENTRATIONS--Pacific Bank's loans are not highly concentrated among one particular industry or economic sector, although 40% of loans are secured by real estate. A loan may be secured (in whole or in part) by real estate even though the purpose of the loan is not to facilitate the purchase or development of real estate. Pacific Bank's secured loans are collateralized primarily by real estate, business assets, or personal assets. Pacific Bank's customers are located primarily in the San Francisco Bay Area and the Los Angeles Basin. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in market conditions in the San Francisco Bay Area and the Los Angeles Basin. International trade finance activity is generally for customers who engage in trade in the Asia Pacific region, with a portion of the financings completed through Pacific Bank's Hong Kong office.

IMPAIRED LOANS--A loan is impaired when, based on current information and events, it is probable that Pacific Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Pacific Bank's policy is to disclose as impaired loans all loans that are past due 90 days or more as to either principal or interest, individually or collectively for homogenous loans with balances of $100 or less. Interest payments received on impaired loans are recorded as a reduction of principal owed, unless collection of the remaining balance is considered probable. Impaired loans averaged $2,068 in 1998 and $917 in 1997. Loans considered by Pacific Bank to be impaired at December 31 were as follows:

                                                                     1998                        1997
                                                            -----------------------    -----------------------
                                                             RECORDED    IMPAIRMENT     RECORDED    IMPAIRMENT
                                                            INVESTMENT   ALLOWANCES    INVESTMENT   ALLOWANCES
                                                            ----------   ----------    ----------   ----------
Loans with impairment allowance:
  Commercial and trade finance                                $2,386       $433          $1,271        $762
  Real estate                                                     --         --              --          --
                                                            ----------   ----------    ----------   ----------
    Total loans with impairment allowance                      2,386       $433           1,271         762
                                                            ----------   ----------    ----------   ----------
Loans not requiring an impairment allowance:
  Commercial and trade finance                                    69                         --
  Real estate                                                    108                        100
  Personal and other                                              --                          4
                                                            ----------   ----------    ----------   ----------
    Total loans not requiring an impairment allowance            177                        104
                                                            ----------   ----------    ----------   ----------
TOTAL IMPAIRED LOANS                                          $2,563       $433          $1,375        $762
                                                            ----------   ----------    ----------   ----------
                                                            ----------   ----------    ----------   ----------

ALLOWANCE FOR CREDIT LOSSES--The activity in the allowance for credit losses for the years ended December 31 is summarized as follows:

                                                               1998         1997          1996
                                                            ----------   ----------    ----------
Balance, beginning of year                                   $10,823      $10,814        $10,400
Provision (reversal of provision) for credit losses            6,000       (1,500)        (4,500)
Charge-offs                                                   (7,063)      (1,937)        (1,536)
Recoveries                                                     1,872        3,446          5,694
Acquired reserves                                                703           --            756
                                                            ----------   ----------    ----------
BALANCE, END OF YEAR                                         $12,335      $10,823        $10,814
                                                            ----------   ----------    ----------
                                                            ----------   ----------    ----------


6. BANK PREMISES AND EQUIPMENT

Pacific Bank generally leases its facilities. Bank-owned equipment consists of computer systems, telephone switches and equipment, and other equipment specific to the banking industry. Depreciation and amortization expense on Bank-owned premises and equipment was $1,229 in 1998, $1,063 in 1997 and $1,090 in 1996. The original cost of bank premises and equipment and related accumulated depreciation and amortization at December 31 was as follows:

-------------------------------------------------------------------------------
                                                           1998            1997
-------------------------------------------------------------------------------
Leasehold improvements                                 $  5,098        $  4,624
Machinery and equipment                                   7,196           6,099
Furniture and fixtures                                    3,519           3,328
Land and buildings                                          337              --
-------------------------------------------------------------------------------
    Subtotal                                             16,150          14,051
-------------------------------------------------------------------------------
Accumulated depreciation and amortization               (11,463)        (10,040)
-------------------------------------------------------------------------------
    Premises and equipment, net                        $  4,687        $  4,011
-------------------------------------------------------------------------------

7. OTHER REAL ESTATE OWNED

At December 31, 1998, Pacific Bank held one foreclosed real estate property with a carrying value of $680 reduced by a valuation allowance of $298. Pacific Bank owned no foreclosed real estate at December 31, 1997. Four properties were acquired with Sterling West Bancorp in July 1998. Three properties were subsequently sold at a combined net loss of $1 in 1998. Gains on favorable settlements of foreclosed real estate totaled $261 in 1997 and $18 in 1996.

8. OTHER ASSETS

At December 31, other assets consisted of the following:

-------------------------------------------------------------------------------
                                                           1998            1997
-------------------------------------------------------------------------------
Accrued interest receivable on loans and securities     $ 3,775         $ 3,365
Deferred tax assets, net of valuation allowance           7,906           4,405
Prepaid expenses                                            666             746
Goodwill                                                  7,782           1,840
Other intangible assets                                     219             283
Other assets                                              3,712           2,012
-------------------------------------------------------------------------------
    Total other assets                                  $24,060         $12,651
-------------------------------------------------------------------------------

9. DEPOSITS

Overnight and time deposits in foreign offices totaled $46,055 at December 31, 1998 and $43,443 at December 31, 1997. Time deposits of $100 or more at December 31, 1998 are scheduled to mature as follows:

-------------------------------------------------------------------------------
Domestic office time deposits of $100 or more:
Three months or less                                                   $ 53,662
Over three months through six months                                     19,388
Over six months through twelve months                                    21,056
Over one year through three years                                         1,243
Over three years                                                             --
-------------------------------------------------------------------------------
Domestic time deposits of $100 or more                                   95,349
Foreign office time deposits of $100 or more                             13,242
-------------------------------------------------------------------------------
    Total time deposits of $100 or more                                $108,591
===============================================================================

10. FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

Federal funds purchased and securities sold under agreements to repurchase are short-term financings under prearranged lines of credit with other financial institutions. Investment securities are used to collateralize securities sold under agreements to repurchase. No such borrowings were outstanding at December 31, 1998 or 1997. Other borrowed funds consists of overdrafts in cash accounts and short-term advances from commercial banks in Hong Kong.

11. RESTRUCTURING LIABILITY

During 1998, Pacific Bank recorded a charge to earnings and established a liability of $2,610 for the planned consolidation or sale of four branches in duplicate markets served and staff reductions of approximately 45 employees. Activity in the liability in 1998 included payments of $69 for severance benefits paid to terminated employees. Pacific Bank anticipates that the restructuring plan will be completed in 1999. However, a substantial portion of the reserve relates to an above-market lease obligation that requires payments through August 2008.

12. INCOME TAXES

PROVISION FOR INCOME TAXES--Pacific Bank recorded income tax provisions in the consolidated statements of income generally at the statutory income tax rates. Expense recorded in 1998 for the restructuring liability required a deferred tax provision that is expected to be realized for tax purposes as the reserve is utilized (see footnote 11. "Restructuring Liability").

                                                                   1998     1997     1996
                                                                  -------   ------   ------
CURRENT TAX PROVISION
  Federal                                                         $ 2,530   $4,274   $3,117
  State                                                               871    1,076      401
                                                                  -------   ------   ------
    Total current                                                   3,401    5,350    3,518
                                                                  -------   ------   ------

DEFERRED TAX PROVISION
  Federal                                                            (992)    (269)     732
  State                                                              (291)     328      947
                                                                  -------   ------   ------
    Total deferred                                                 (1,283)      59    1,679
                                                                  -------   ------   ------
    Total income tax provision                                    $ 2,118   $5,409   $5,197
                                                                  -------   ------   ------
                                                                  -------   ------   ------

RECONCILIATION TO STATUTORY TAX RATES--In 1998, deferred tax assets for expiring state net operating loss carryforwards and related valuation allowances were written off, with no net income tax effect, as shown in the following table.

                                                                   1998      1997     1996
                                                                  -------  -------  -------
Income tax provision at Federal statutory rate                    $1,684   $4,431    $4,314
Increase (decrease) resulting from:
  State income tax, net of Federal tax benefit                       355      913       881
  Reduction in valuation allowance for state income tax              (37)     (35)      (35)
  Federal tax effect for reduction in state valuation allowance       13       12        12
  Other, net                                                         103       88        25
                                                                  -------  -------   -------
    Total income tax provision                                    $2,118   $5,409    $5,197
                                                                  -------  -------   -------
                                                                  -------  -------   -------

FEDERAL TAX CREDITS AND CARRYFORWARDS--Federal net operating loss carryforwards of $4,216 and state net operating loss carryforwards of $4,313 were acquired with Sterling West Bancorp in 1998. Utilization of the net operating loss carryforwards will be limited for federal and state income tax reporting under Section 382 of the Internal Revenue Code to $677 annually. Pacific Bank expects to realize the tax benefit of the net operating loss carryforwards in full during the carryforward period allowable under current law, so that no valuation allowance has been established. Net operating loss carryforwards of $2,380 at December 31, 1997 acquired with Burlingame Bancorp expired in 1998, and the related valuation allowance was reversed.

DEFERRED TAX INVENTORY -- The tax effects of temporary differences and tax carryforwards at December 31 are detailed as follows:

-------------------------------------------------------------------------------
                                                     1998             1997
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Allowance for credit losses                        $3,985            $3,621
Allowance for losses on foreclosed property           136                --
Bank premises and equipment                           153               167
Deferred compensation                                 479               365
Restructuring liability                             1,164                --
Other accruals                                         40               159
State taxes currently payable                         163               418
Fair value adjustments for assets acquired            947                --
Net operating loss carryforwards                    1,704             2,380
Foreign tax credit carryforward                        25                25
Capital loss carryforward                              --                20
-------------------------------------------------------------------------------
    Total deferred tax assets                       8,796             7,155
-------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
Federal taxes arising from deferred state
  tax assets                                         (474)              (79)
Accumulated other comprehensive income               (256)             (188)
FHLB stock dividends                                  (48)              (18)
Loan fees                                            (112)              (65)
-------------------------------------------------------------------------------
    Total deferred tax liabilities                   (890)             (350)
-------------------------------------------------------------------------------
  Subtotal                                          7,906             6,805
Less: valuation allowance                              --            (2,400)
-------------------------------------------------------------------------------
Net deferred tax assets                            $7,906            $4,405
===============================================================================

13. PENSION AND OTHER BENEFIT PROGRAMS

SERP -- During 1996, Pacific Bank established the Supplemental Executive Retirement Plan ("SERP"). This unfunded plan provides supplemental retirement benefits to certain key employees. The SERP provides for benefits paid out of the general assets of Pacific Bank. The projected benefit obligation at December 31 was as follow:

-------------------------------------------------------------------------------
                                                     1998             1997
-------------------------------------------------------------------------------
Projected benefit obligation at
  begining of year                                 $1,173            $  795
Service cost                                          130               118
Interest cost                                          82                55
Actuarial loss                                         --               205
-------------------------------------------------------------------------------
Projected benefit obligation at end of year        $1,385            $1,173
===============================================================================

The projected benefit obligation was determined using a weighted-average discount rate of 7% and an assumed weighted-average increase in future compensation of 4%. The accumulated benefit obligation was $1,280 at December 31, 1998 and $1,075 at December 31, 1997. Amounts recognized in the consolidated financial statements at December 31 were as follows:

-------------------------------------------------------------------------------
                                                     1998             1997
-------------------------------------------------------------------------------
Pension expense                                    $  278            $  231
Liability for unfunded pension benefits              (660)             (733)
Unamortized prior service costs                       568               626
Accumulated other comprehensive income
  net of tax                                           54                62
Deferred tax assets -- accumulated other
  comprehensive income                                 38                45
-------------------------------------------------------------------------------
Net amount recognized in the consolidated
  balance sheets                                   $  278            $  231
===============================================================================

401(k) PLAN -- Pacific Bank established a 401(k) tax-deferred savings plan in 1990. Eligible employees may elect to have a portion of their compensation deferred and contributed to the Plan. Pacific Bank matches one-half of employee contributions to a maximum of 3% of the employee's salary. Expense under this matching program was

$303 in 1998, $250 in 1997 and $196 in 1996. Pacific Bank also incurs costs for the administration of this and the SERP discussed above.

14.  SHAREHOLDERS' EQUITY
STOCK SPLIT -- In December 1998, Pacific Bank effected a two-for-one stock split of the common stock, by means of a reduction in the par value of the common stock from $3 per share to $1.50 per share approved by shareholders on December 29, 1998. All share and per share data included herein have been restated to reflect the two-for-one stock split. In addition, Pacific Bank amended its corporate charter to increase the number of authorized common shares from 7,000,000 shares to 21,000,000 shares as approved by shareholders in December 1998.

SHARE REPURCHASE PLANS -- Under the 1996 Share Repurchase Plan, Pacific Bank had authority to repurchase $7,000 of its outstanding common stock. The remaining authority under the plan was utilized during 1998 with the repurchase of 130,000 shares at a cost of $3,561. On December 29, 1998, shareholders approved the 1998 Share Repurchase Plan under which Pacific Bank has authority to repurchase $12,000 of its outstanding common stock. During 1998, 85,200 shares were repurchased at a cost of $1,776. Subsequent to year-end, 247,800 shares were repurchased in January 1999 at a cost of $5,175.

RIGHTS PLAN -- A shareholder rights plan was adopted in 1996 that provides for the issuance of dilutive shares in the event of the acquisition of 15% or more of Pacific Bank's outstanding shares, if the acquisition is not deemed by the Board of Directors to be in the best interests of the shareholders.

DIVIDENDS -- Dividends declared in 1998 totaled $1,647, or $0.30 per share. During 1998, Pacific Bank increased the dividend rate on common shares by 14% to $0.08 per share on a quarterly basis. Pacific Bank's retained earnings of $6,466 at December 31, 1998 is unrestricted and available to pay dividends under regulations issued by the Office of the Comptroller of the Currency.

CHANGE IN CONTROL -- In the event of a change in control, the Director Bonus Plan, Supplemental Executive Retirement Plan and employment agreements with certain executive officers may require payments to be made by Pacific Bank that are not currently recognized in the financial statements.

CAPITAL ADEQUACY -- Pacific Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on Pacific Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action. Pacific Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Pacific Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Pacific Bank to maintain minimum amounts and ratios as set forth in the table below. Management believes, as of December 31, 1998 and 1997, that Pacific Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998 and 1997, the most recent notifications from the OCC categorized Pacific Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Pacific Bank must maintain minimum ratios of total capital to risk-based assets. Tier 1 capital to risk-based assets and Tier 1 Capital to average total assets (leverage ratios) as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

---------------------------------------------------------------------------------------------------------
                                                           Minimum Adequately  Minimum Well Capitalized
                                                             Capitalized for    Under Prompt Corrective
                                          At December 31     Capital Adequacy      Action Provisions
-------------------------------------------------------------------------------------------------------
                                          Amount   Ratio      Amount   Ratio         Amount   Ratio
-------------------------------------------------------------------------------------------------------
1998
Tier 1 Capital (to Risk Weighted Assets)  $71,081  12.65%     $22,476   4.00%        $33,714   6.00%
Total Capital (to Risk Weighted Assets)    78,173  13.91       44,959   8.00          56,199  10.00
Tier 1 Capital (to Average Assets)         71,081  10.16       27,985   4.00          34,981   5.00
---------------------------------------------------------------------------------------------------------

1997
Tier 1 Capital (to Risk Weighted Assets)  $77,701  16.74%     $18,567   4.00%        $27,850   6.00%
Total Capital (to Risk Weighted Assets)    83,564  18.00       37,140   8.00          46,424  10.00
Tier 1 Capital (to Average Assets)         77,701  13.21       23,528   4.00          29,410   5.00
---------------------------------------------------------------------------------------------------------

15.  STOCK OPTIONS

1993 STOCK OPTION PLAN -- A total of 800,000 shares were available for issuance under the 1993 Stock Option Plan. The remaining available shares under the 1993 Stock Option Plan were granted to employees in 1998.

1998 STOCK OPTION PLAN -- During 1998, shareholders approved the 1998 Stock Option Plan with a total of 300,000 shares available for grant, including 50,000 shares reserved for grants to nonemployee directors. During 1998, 95,000 shares were granted to employees under the 1998 Stock Option Plan.

OPTION ACTIVITY -- The Compensation Committee of the Board determines the eligibility, exercisability, term, vesting period and stock option price. Options granted under the plans have been granted at exercise prices equal to fair market value of Pacific Bank's common stock on the date of grant. Transactions involving options for the years ended December 31 were as follows:

------------------------------------------------------------------------------------------------------------------------------
                                                    1998                         1997                         1996
------------------------------------------------------------------------------------------------------------------------------
                                                    Weighted Average             Weighted Average             Weighted Average
                                            Shares    Exercise Price     Shares    Exercise Price     Shares    Exercise Price
------------------------------------------------------------------------------------------------------------------------------
Options outstanding, beginning of year     541,200        $ 8.00        705,000        $ 7.30         616,000        $ 6.33
Granted                                    163,200         22.40          6,000         19.88         120,000         12.03
Canceled or expired                        (11,140)        19.52         (1,200)        12.38         (11,000)         7.97
Exercised                                 (273,900)         6.69       (168,600)         5.46         (20,000)         5.48
------------------------------------------------------------------------------------------------------------------------------
  Options outstanding, end of year         419,360         14.16        541,200          8.00         705,000          7.30
------------------------------------------------------------------------------------------------------------------------------
  Shares exercisable, end of year          277,360        $11.00        465,933        $ 7.38         577,999        $ 6.53
------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of options
  granted during the year                   $11.92                       $10.54                        $ 7.15
Weighted average remaining contractual
  life (years) of options outstanding
  at December 31                              7.69                         6.99                          7.89
------------------------------------------------------------------------------------------------------------------------------

For options outstanding at December 31, 1998, the range of exercise prices and weighted average exercise prices were as follows:


--------------------------------------------------------------------------------------------------------------------
       Exercise          Options      Weighted Average       Weighted Average          Options      Weighted Average
    Price Range      Outstanding        Exercise Price         Remaining Life      Exercisable        Exercise Price
--------------------------------------------------------------------------------------------------------------------
$ 6.38 - $ 8.75          167,800                $ 7.43                   6.08         167,800                $  7.43
 10.00 -  13.63           88,100                 12.15                   7.66          68,200                  12.35
 18.78 -  19.88          104,400                 18.84                   9.91          21,600                  18.87
 27.50 -  28.00           59,060                 27.98                   9.27          19,760                  27.95
====================================================================================================================



Pacific Bank applies APB Opinion 25 and related Interpretations in accounting for stock-based compensation plans and no compensation cost has been recognized in the financial statements. If the computed fair values of stock awards had been amortized to expense over the vesting periods of the awards, pro forma amounts would have been
                                       52
as shown in the following table. The impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculation.


-------------------------------------------------------------------------------
                                     1998              1997               1996
-------------------------------------------------------------------------------
Net income
  As reported                      $2,844            $7,250             $7,129
  Pro forma                         2,307             7,077              6,920
Earnings per share
  Basic
    As reported                      0.52              1.36               1.31
    Pro forma                        0.42              1.33               1.27
  Diluted
    As reported                      0.50              1.28               1.25
    Pro forma                        0.41              1.25               1.21
===============================================================================

Pacific Bank's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. These calculations require the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Pacific Bank's stock option awards. These models also require subjective assumptions, including future stock price volatility, dividend yield and expected time to exercise, which greatly affect the calculated values. Pacific Bank's calculations were made using the Black-Scholes option pricing model with the following weighted-average assumptions:

-------------------------------------------------------------------------------
                                     1998              1997               1996
-------------------------------------------------------------------------------
Expected dividend yield             1.38%             1.23%                --
Expected volatility                   63%               61%                66%
Risk-free interest rate             5.14%             6.21%              6.21%
Expected lives (years)              4.16              4.37               4.96
===============================================================================

16. COMMITMENTS AND CONTINGENT LIABILITIES

LEASE COMMITMENTS -- Pacific Bank leases buildings and equipment for its branch banking offices and administration facilities. Total rent expense on premises and equipment leased under operating leases was $2,915 in 1998, $2,688 in 1997 and $2,524 in 1996.

Under existing leases at December 31, 1998, Pacific Bank is obligated to make future minimum rental payments as shown in the following table.

-------------------------------------------------------------------------------
1999                                                                    $ 3,331
2000                                                                      2,998
2001                                                                      2,377
2002                                                                      1,421
2003                                                                      1,319
Thereafter                                                                3,175
-------------------------------------------------------------------------------
   Total                                                                $14,621
===============================================================================


Minimum rentals are subject to adjustment based on various cost or market price factors. The initial terms of these leases expire at various dates through 2008. Under the provisions of several of the leases, Pacific Bank has the option to extend the leases beyond their original terms at rental rates adjusted for changes reported in certain economic indices or as reflected by market conditions. Subsequent to December 31, the lease at the Bank's headquarters at 351 California Street in San Francisco was renewed at an additional annual rent of $766 through August 2001, and the lease at 100 Montgomery Street in San Francisco is being negotiated at an estimated maximum additional annual rent of $358 through April 2004.

Pacific Bank subleases certain premises to various outside parties. The proceeds from these subleases reduces rent expense. Anticipated collections of rent under these subleases have not been used to reduce the future minimum rental commitments provided above.

MATERIAL CONTRACTS -- Pacific Bank has contracted with an outside processor substantially all data processing services. The term of this contract extends through January 1999. Minimum fees under the terms of the existing contract are $357 annually, however, additional fees are charged based on the level of services provided. Pacific Bank is currently in negotiations to renew the contract for a three-year period at rates that approximate rates paid under the current contract.

LEGAL MATTERS -- Pacific Bank is involved in various claims and legal actions in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position of Pacific Bank.

17. SEGMENTS

SEGMENT RESULTS AND ASSETS -- Pacific Bank's three core lines of business are organized around the specific products and services provided to their customers (see footnote 1, "Description of Business"). Revenues include net interest income from customers, intersegment interest credits or charges, and noninterest income. The operating results and assets of the core lines of business for the years ended December 31, 1998, 1997 and 1996 were as follows:

-------------------------------------------------------------------------------
                                             1998           1997           1996
-------------------------------------------------------------------------------
DOMESTIC COMMERCIAL BANKING
  Revenues                               $ 24,768       $ 20,295       $ 16,210
  Pretax income                            12,232         10,054          9,338
  Identifiable assets                     316,384        219,866        212,884
-------------------------------------------------------------------------------
INTERNATIONAL/TRADE FINANCE
  Revenues                                 12,088         10,437          8,365
  Pretax income                             5,969          3,944          3,306
  Identifiable assets                     156,310        164,208        123,403
-------------------------------------------------------------------------------
WEALTH MANAGEMENT SERVICES
  Revenues                                  2,966          2,880          1,382
  Pretax income (loss)                        614            886           (303)
  Identifiable assets                         439          1,342            193
-------------------------------------------------------------------------------

The domestic commercial banking group generally provides funding to the international/trade finance division by gathering deposits through the branch network, for which the group received an interest credit based on the current federal funds rate totaling $10,795 in 1998, $7,962 in 1997, and $5,866 in 1996. The Domestic Commercial Banking division and the International/Trade Finance division are charged for costs that can be directly associated with the generation and maintenance of the lending portfolios. Allocations are generally based on the size of the portfolio, the number of transactions, and the amount of real estate secured loans in the portfolio.

The reconciliation of segment amounts to consolidated results was as shown in the following table.

----------------------------------------------------------------------------------------------------------------
                                    REVENUES                                       PRETAX INCOME
----------------------------------------------------------------------------------------------------------------
                                                          TOTAL                                            TOTAL
                      SEGMENTS        OTHER        CONSOLIDATED        SEGMENTS        OTHER        CONSOLIDATED
----------------------------------------------------------------------------------------------------------------
1998 (As restated)     $39,822       $2,840             $42,662         $18,815     ($13,853)            $ 4,962
1997                    33,612        3,452              37,064          14,884       (2,225)             12,659
1996                    25,957        5,625              31,582          12,341          (15)             12,326
----------------------------------------------------------------------------------------------------------------

Corporate overhead, provision for loan losses, goodwill amortization and restructuring costs are not directly allocable to the segment results shown in the table above. Revenues generated other than in the core lines of business primarily resulted from Treasury operations. The Treasury division is responsible for maintaining the bank's cash position to ensure adequate liquidity and to invest excess liquidity that is not currently invested in loans by the core lines of business. The Treasury division obtains interest income primarily through investments in securities and federal funds sold. Consolidated assets includes cash and investments not allocated to the segments.

GEOGRAPHIC SEGMENTS -- Revenues from customers by country of the customers' domicile for the year ended December 31, 1998 and nonfinancial assets held in bank offices by country at December 31, 1998 were as follows:

-------------------------------------------------------------------------------
                                      REVENUES              NONFINANCIAL ASSETS
-------------------------------------------------------------------------------
United States                          $40,622                           $4,653
Hong Kong                                2,040                               34
Other foreign countries                     --                               --
-------------------------------------------------------------------------------
    Total                              $42,662                           $4,687
-------------------------------------------------------------------------------

18. FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK -- In the normal course of business, Pacific Bank is a party to various financial instruments with off-balance sheet risk, in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The following is a summary of the various financial instruments with off-balance sheet risk entered into by Pacific Bank as of December 31:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      1998               1997
-----------------------------------------------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk
  Unused commitments to extend credit                                                             $247,244           $223,894
  Standby letters of credit                                                                         14,375             16,658
  Commercial letters of credit                                                                      27,894             36,623
-----------------------------------------------------------------------------------------------------------------------------
Financial instruments whose contract amounts significantly exceed the amount of credit risk
  Forward foreign exchange contracts                                                                 1,000              2,500
  Interest rate floors                                                                             100,000            125,000
-----------------------------------------------------------------------------------------------------------------------------

Commitments to extend credit are agreements which may become contracts to extend financing to a customer if certain enumerated conditions are met. All commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above are very unlikely to represent future cash requirements. Substantially all commitments are floating rate. Standby letters of credit are conditional commitments issued by Pacific Bank to assure the performance of a customer to a third party. Commercial letters of credit are issued primarily to finance the shipments of merchandise from seller to buyer. These transactions are generally collateralized by merchandise. Pacific Bank follows the same policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

Pacific Bank utilizes forward foreign exchange contracts to reduce risk related to Hong Kong denominated loans. Pacific Bank uses interest rate swaps and floors for asset and liability management in order to reduce its exposure to movements in interest rates. Interest rate swap transactions involve the exchange of fixed and floating interest payments or the exchange of payments based on two different floating indices. Interest rate floors involve the payment from the seller to Pacific Bank of an interest payment in the event that an interest rate index falls below the contracted floor level. The interest payments are based on the notional principal amount of the transactions. Pacific Bank is exposed to credit loss in the event of nonperformance by the other parties to the agreements. Pacific Bank reduces this credit risk by entering into agreements only with major, well-established financial institutions. Interest income (expense) from these transactions was $(153) in 1998, $80 in 1997 and $399 in 1996.

FAIR VALUE OF FINANCIAL INSTRUMENTS -- The amounts at which cash and cash equivalents, customers' acceptance liability and acceptances outstanding and short-term borrowings are presented in the balance sheet approximate their fair value at the balance sheet dates. The fair value on loans and deposits was estimated by discounting future cash flows using current rates offered for similar products. The fair value of investments of off-balance sheet financial instruments was based on quoted market prices or dealer quotes. Changes in the market assumptions or estimation techniques could significantly affect the fair value estimates. Because of limitations, the aggregate fair value amounts presented below are not necessarily indicative of the amounts that could be realized in a current market exchange.

The carrying amounts and the estimated fair values of Pacific Bank's noncurrent financial instruments are as follows:

----------------------------------------------------------------------------------------------------------------
                                                           1998                                 1997
----------------------------------------------------------------------------------------------------------------
                                                Carrying          Estimated          Carrying          Estimated
                                                  Amount         Fair Value            Amount         Fair Value
----------------------------------------------------------------------------------------------------------------
Assets
  Investment securities                         $125,861           $126,940          $ 88,109           $ 88,209
  Loans, net                                     472,139            473,506           386,235            386,385

Liabilities
  Deposits                                       611,875            612,330           506,681            507,037

Off-balance sheet financial instruments
  Interest rate floor contracts                      347                738               285                269
----------------------------------------------------------------------------------------------------------------

19. QUARTERLY RESULTS AND SHAREHOLDER INFORMATION (Unaudited)

Pacific Bank's stock is traded on the NASDAQ National Market System (symbol "PBSF") and was held by approximately 1,173 holders of record at December 31, 1998. The closing price of the stock on December 31, 1998 was $21.81 per share. All share and per share data have been restated to effect the two-for-one stock split on December 31, 1998. The 1998 quarterly results have been restated from amounts previously reported to properly state trust income and to record losses for unauthorized checks as discussed in Note 20.

--------------------------------------------------------------------------------------------------------------------------------
                                FIRST                      SECOND                         THIRD                  FOURTH
1998                           QUARTER                     QUARTER                       QUARTER                 QUARTER
--------------------------------------------------------------------------------------------------------------------------------
                     (As previously    (As       (As previously   (As        (As previously     (As      (As previously   (As
                        reported)    restated)     reported)     restated)      reported)      restated)  reported)     restated)
Interest income          $11,902      $11,902      $12,278       $12,278         $14,351        $14,351    $13,917      $13,917
Net interest income        7,592        7,592        7,820         7,820           9,220          9,220      9,363        9,363
Provision for
 credit losses                --           --           --            --              --             --      6,000        6,000
Income (loss) before
 income taxes              3,025        2,714        3,130         2,948           3,415          3,205     (3,872)      (3,905)
Net income (loss)          1,746        1,564        1,815         1,709           1,943          1,820     (2,230)      (2,249)
Net income (loss)
 per diluted share          0.30         0.27         0.31          0.30            0.34           0.32      (0.40)       (0.40)
Common Stock Price
 Price Range - high        26.63        26.63        31.50         31.50           28.00          28.00      24.38        24.38
             - low         21.63        21.63        26.00         26.00           18.38          18.38      17.25        17.25
--------------------------------------------------------------------------------------------------------------------------------

                                                    FIRST         SECOND         THIRD          FOURTH
1997                                              QUARTER        QUARTER        QUARTER        QUARTER
------------------------------------------------------------------------------------------------------
Interest income                                   $10,121        $11,024        $11,655        $12,236
Net interest income                                 6,836          7,347          7,329          7,697
Reversal of provision for credit losses                --         (1,500)            --             --
Income before income taxes                          2,538          4,046          3,012          3,063
Net income                                          1,433          2,302          1,748          1,767
Net income per diluted share                         0.25           0.41           0.31           0.31
Common Stock Price Range - high                     18.81          18.25          19.75          24.38
                         - low                      13.34          16.13          17.75          18.75
------------------------------------------------------------------------------------------------------

20.  RESTATEMENT

Subsequent to the issuance of Pacific Bank's 1998 financial statements and the filing of its 1998 Annual Report on Form 10-K with the Office of the Comptroller of the Currency, management discovered accounting irregularities and certain operational losses in the bank's trust division. Pacific Bank conducted a special investigation which determined that trust fee income and trust fee receivables had been overstated in 1998 and that unauthorized checks had been drawn on the trust division's bank account in 1998. As a result, the 1998 financial statements have been restated from amounts previously reported to properly state trust fee income and trust fee receivables and to recognize the loss for the unauthorized checks. The following table presents the significant effects of the restatement:

----------------------------------------------------------------
                                            1998
                                 AS PREVIOUSLY    AS RESTATED
                                 REPORTED
----------------------------------------------------------------
At December 31:
Accrued interest receivable
  and other assets                      $24,797     $24,060
Accrued interest payable
  and other liabilities                  11,607      11,300
Shareholders' equity                     80,290      79,860

For the year ended December 31:
Noninterest income                      $ 9,237     $ 8,667
Noninterest expense                      31,534      31,700
Income before income taxes                5,698       4,962
Net income                                3,274       2,844
Net income per share - basic            $  0.60     $  0.52
Net income per share - diluted          $  0.57     $  0.50
----------------------------------------------------------------

                       INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of The Pacific Bank, N.A.

We have audited the accompanying consolidated balance sheets of The Pacific Bank, N.A. and subsidiaries ("Pacific Bank") as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Pacific Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Pacific Bank, N.A. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 20 the accompanying 1998 financial statements have been restated.

/s/ Deloitte & Touche LLP

San Francisco, California

January 21, 1999
(January 5, 2000 as to Note 20)

                                                               EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements on Form S-8 of The Pacific Bank, N.A., filed with the Office of the Comptroller of the Currency on or about April 21, 1997 and October 21, 1998, of our report dated January 21, 1999, January 5, 2000 as to Note 20 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 20) appearing in this Annual Report on Form 10-K/A for the year ended December 31, 1998.




/s/ Deloitte & Touche LLP

San Francisco, California
January 7, 2000

                                                                      Annex F


                                  OFFICE OF THE
                           COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C. 20219

                                   FORM 10-Q/A

(Mark One)

    [X]      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                For the quarterly period ended SEPTEMBER 30, 1999
                                       OR
    [ ]       TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                For the transition period from ____________ to _____________

                     THE PACIFIC BANK, NATIONAL ASSOCIATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        UNITED STATES                                        94-2865596
-------------------------------                         --------------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                          Identification No.)

351 California Street, San Francisco, California              94104
---------------------------------------------------        ----------
         (Address of principal executive offices)          (Zip Code)

        Registrant's telephone number, including area code (415) 576-2700

                                 NOT APPLICABLE
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report.)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   Yes   X    No
                                                ----      ----

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                          Common Stock, $1.50 Par Value
                          -----------------------------
                                (Title of Class)
              Shares outstanding as of November 4, 1999 - 5,006,648
                         Page 1 of 27 sequential pages.

THE PACIFIC BANK, N.A.
THIRD QUARTER 1999 FORM 10-Q/A
-------------------------------------------------------------------------------

                         PART I - FINANCIAL INFORMATION


                                                                                           PAGE
                                                                                           ----
ITEM 1    Financial Statements
               Consolidated Balance Sheets (As Restated)                                       3

               Consolidated Statements of Income (As Restated)                                 4

               Consolidated Statements of Changes in Shareholders' Equity (As Restated)        5

               Consolidated Statements of Cash Flows (As Restated)                             6

               Notes to Condensed Consolidated Financial Statements (As Restated)            7-9

ITEM 2    Management's Discussion and Analysis of Financial Condition and
               Results of Operations                                                       10-21

ITEM 3    Quantitative and Qualitative Disclosures About Market Risk                       22-23

                      PART II - OTHER INFORMATION

ITEM 1    Legal Proceedings                                                                   24

ITEM 6    Exhibits and Reports on Form 8-K                                                 24-26


SIGNATURES                                                                                    27


PART I - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

THE PACIFIC BANK, N.A.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  SEPTEMBER 30,    DECEMBER 31,      SEPTEMBER 30,
(in thousands, except per share data)                                                 1999           1998               1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            (As restated - see Note 6)
ASSETS
Cash and due from banks                                                             $ 31,492         $ 34,453          $ 34,715
Federal funds sold and securities purchased under agreements to resell                27,200           42,500            55,000
-----------------------------------------------------------------------------------------------------------------------------------
           Cash and cash equivalents                                                  58,692           76,953            89,715
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
Available-for-sale, at fair value                                                     93,533           75,428            56,037
Held-to-maturity, at amortized cost (fair value: $42,036 at September 30, 1999;
 $46,742 at December 31, 1998 and $45,578 at September 30, 1998)                      42,743           46,325            44,971
Federal Reserve Bank stock and other securities                                        5,305            4,108             4,082
-----------------------------------------------------------------------------------------------------------------------------------
           Investment securities                                                     141,581          125,861           105,090
-----------------------------------------------------------------------------------------------------------------------------------
Loans                                                                                502,359          484,474           471,332
Less:  Allowance for credit losses                                                    (9,345)         (12,335)          (11,380)
-----------------------------------------------------------------------------------------------------------------------------------
           Net loans                                                                 493,014          472,139           459,952
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                 3,757            4,687             4,883
Customers' acceptance liability                                                        8,620            8,438             9,218
Other real estate owned                                                                    -              382               681
Goodwill                                                                               7,534            8,001             8,156
Other assets                                                                          18,405           16,059            15,311
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                        $731,603         $712,520          $693,006
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Deposits
  Noninterest-bearing                                                               $138,908         $143,567          $125,367
  Interest-bearing:
           Money market and savings accounts                                         312,693          304,823           283,155
           Time deposits of less than $100                                            69,740           54,894            58,565
           Time deposits of $100 or more                                             118,198          108,591           123,471
-----------------------------------------------------------------------------------------------------------------------------------
           Total deposits                                                            639,539          611,875           590,558
-----------------------------------------------------------------------------------------------------------------------------------
 Federal funds purchased and other borrowed funds                                          -            1,047               820
 Acceptances outstanding                                                               8,620            8,438             9,218
 Other liabilities (including $700 reserve for losses on off-balance sheet
  commitments at September 30, 1999)                                                  10,295           11,300             7,782
-----------------------------------------------------------------------------------------------------------------------------------
           Total liabilities                                                         658,454          632,660           608,378
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
 Common stock, par value $1.50 per share: authorized 21,000,000 shares;
  outstanding (5,005,588 shares at September 30, 1999; 5,443,728 shares at
  December 31, 1998; and 5,528,928 at September 30, 1998)                              7,508            8,166             8,293
Additional paid-in capital                                                            59,630           64,872            65,862
Accumulated other comprehensive income                                                  (269)             356               683
Retained earnings                                                                      6,280            6,466             9,790
-----------------------------------------------------------------------------------------------------------------------------------
           Total shareholders' equity                                                 73,149           79,860            84,628
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                          $731,603         $712,520          $693,006
===================================================================================================================================

See notes to condensed consolidated financial statements.

THE PACIFIC BANK, N.A.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                   FOR THE THREE MONTHS        FOR THE NINE MONTHS
                                                                                   ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
(in thousands, except share and per share data)                                      1999        1998            1999        1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                                            (As restated - see Note 6)
INTEREST INCOME
  Interest and fees on loans                                                       $11,853     $11,999         $34,109     $32,531
  Interest on investment securities                                                  2,043       1,396           5,468       3,941
  Interest on federal funds sold and deposits in banks                                 338         956             862       2,059
----------------------------------------------------------------------------------------------------------------------------------
       Total interest income                                                        14,234      14,351          40,439      38,531
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Interest on deposits
    Interest on money market and savings accounts                                    2,688       2,670           7,155       6,748
    Interest on time deposits of less than $100                                        841         816           2,316       2,525
    Interest on time deposits of $100 or more                                        1,381       1,627           3,981       4,589
----------------------------------------------------------------------------------------------------------------------------------
       Total interest on deposits                                                    4,910       5,113          13,452      13,862
  Interest on borrowed funds                                                             9          18              29          37
----------------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                                        4,919       5,131          13,481      13,899
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                  9,315       9,220          26,958      24,632
Provisions for credit losses                                                         2,183           -           2,308           -
----------------------------------------------------------------------------------------------------------------------------------
     Net interest income after provisions for credit losses                          7,132       9,220          24,650      24,632
----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
  International/trade finance fees                                                     645         768           2,022       2,379
  Trust fees                                                                           663         475           1,821       1,361
  Deposit service fees                                                                 442         450           1,353       1,082
  Investment sales fees                                                                 55         163             144         740
  Gains on sales of loans                                                               56         156             189         448
  Other                                                                                209         155             659         388
----------------------------------------------------------------------------------------------------------------------------------
      Total noninterest income                                                       2,070       2,167           6,188       6,398
----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
  Salaries and employee benefits                                                     4,466       4,722          13,447      13,318
  Premises and equipment                                                             1,317       1,288           4,133       3,417
  Legal and professional fees                                                          457         361           1,280         943
  Outsourced data processing                                                           424         351           1,319       1,018
  Travel and entertainment                                                             131         220             416         427
  Postage and supplies                                                                 171         213             487         544
  Amortization of intangible assets                                                    140         139             419         208
  Reversal of restructuring costs                                                     (395)          -            (395)          -
  Other                                                                              1,418         888           3,160       2,288
----------------------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                                                      8,129       8,182          24,266      22,163
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                           1,073       3,205           6,572       8,867
INCOME TAX PROVISION                                                                   339       1,385           2,272       3,774
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                         $   734     $ 1,820         $ 4,300     $ 5,093
==================================================================================================================================
NET INCOME PER SHARE:
        BASIC                                                                      $  0.15     $  0.33         $  0.85     $  0.94
        DILUTED                                                                    $  0.14     $  0.32         $  0.82     $  0.89
==================================================================================================================================
Average common shares outstanding                                                    5,005       5,529           5,077       5,441
Average common shares - diluted                                                      5,147       5,694           5,221       5,737
==================================================================================================================================

See notes to consolidated financial statements.

THE PACIFIC BANK, N.A.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)


------------------------------------------------------------------------------------------------------
                                                               FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(dollars in thousands)                                                    1999            1998
------------------------------------------------------------------------------------------------------
                                                                     (As restated - see Note 6)
COMMON STOCK
  Balance at January 1                                               $   8,166          $  8,078
  Issuance of 7,660 shares in 1999 and 273,900 shares
   in 1998 under stock option plans                                         12               410
  Repurchases of 445,800 common shares in 1999 and
   130,000 common shares in 1998                                          (670)             (195)
-----------------------------------------------------------------------------------------------------
        Total common stock                                               7,508             8,293
-----------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
  Balance at January 1                                                  64,872            63,823
  Issuance of shares under stock option plans                               70             3,385
  Repurchases of common shares                                          (5,312)           (1,346)
-----------------------------------------------------------------------------------------------------
        Total additional paid-in capital                                59,630            65,862
-----------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance at January 1                                                     356               203
  Comprehensive income:
    Net income                                                  4,300              5,093
    Other comprehensive income (loss) due to the change
     in market value of available-for-sale securities, net
     of tax (benefit) of $(460) in 1999 and $352 in 1998         (625)    (625)      480     480
-----------------------------------------------------------------------------------------------------
        Total comprehensive income                              3,675              5,573
-----------------------------------------------------------------------------------------------------
        Total accumulated other comprehensive income                      (269)              683
-----------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance at January 1                                                   6,466             7,923
  Dividends declared on common shares ($0.24 per share
   in 1999 and $0.22 per share in 1998)                                 (1,200)           (1,206)
  Repurchases of common shares                                          (3,286)           (2,020)
  Net income                                                             4,300             5,093
-----------------------------------------------------------------------------------------------------
        Total retained earnings                                          6,280             9,790
-----------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                           $  73,149          $ 84,628
=====================================================================================================

See notes to condensed consolidated financial statements.

THE PACIFIC BANK, N.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

-----------------------------------------------------------------------------------------------
                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(dollars in thousands)                                               1999          1998
-----------------------------------------------------------------------------------------------
                                                                (As restated - see Note 6)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                        $  4,300         $  5,093
  Reconciliation to net cash provided by operating activities:
    Depreciation and amortization                                        720              565
    Provision for credit losses                                        2,308
    Gains on sale of loans and other assets, net                        (205)            (444)
    Changes in:
      Accrued interest receivable and other assets                    (2,044)          (1,774)
      Accrued interest payable and other liabilities                  (1,247)          (3,212)
-----------------------------------------------------------------------------------------------
        Net cash provided by operating activities                      3,832              228
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of available-for-sale securities              9,589           18,561
  Purchases of available-for-sale securities                         (28,940)         (10,392)
  Proceeds from maturity of held-to-maturity securities                4,443           12,285
  Purchases of held-to-maturity securities                              (861)         (25,724)
  Purchases of other securities                                       (1,391)            (479)
  Redemption of Federal Reserve Bank stock                               194
  Net increase in loans                                              (30,231)         (23,309)
  Proceeds from sales of loans                                         7,027            7,332
  Recoveries of previously charged-off loans                           1,871            1,454
  Proceeds from sales of foreclosed property                             398
  Purchases of bank premises and equipment                              (437)            (864)
  Acquisition of Sterling West Bancorp (cash and cash
    equivalents acquired of $35,023, less the purchase price,
    including acquisition costs, of $12,295                               --           22,728
-----------------------------------------------------------------------------------------------
        Net cash used by investing activities                        (38,338)           1,592
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, savings and
    money market accounts                                              3,211          (15,465)
  Net increase (decrease) in time deposits                            24,453              (10)
  Net increase (decrease) in federal funds purchased and
    borrowed funds                                                    (1,047)             796
  Dividends paid on common stock                                      (1,186)            (764)
  Proceeds from issuance of common stock                                  82            3,795
  Repurchase of common stock                                          (9,268)          (3,561)
-----------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities              16,245          (15,209)
-----------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 (18,261)         (13,389)
Cash and cash equivalents at beginning of year                        76,953          103,104
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                          $ 58,692         $ 89,715
-----------------------------------------------------------------------------------------------
CASH PAID DURING THE PERIOD FOR
  Interest on deposits and other borrowings                         $ 13,142         $ 13,573
  Income taxes                                                         1,981            3,722
-----------------------------------------------------------------------------------------------
NONCASH INVESTING ACTIVITIES
  Loans transferred to held for sale                                $  6,838         $  6,149
-----------------------------------------------------------------------------------------------

See notes to condensed consolidated financial statements.

THE PACIFIC BANK, N.A.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of The Pacific Bank, N.A. and its subsidiaries ("Pacific Bank") conform with generally accepted accounting principles and with general practice within the banking industry. In the opinion of management, the unaudited interim condensed consolidated financial statements as of September 30, 1999 and for the three and nine-month periods ended September 30, 1999 and 1998, include all adjustments (consisting of normal recurring adjustments) necessary to fairly present Pacific Bank's financial position at September 30, 1999 and results of operations and cash flows for the three and nine-month periods ended September 30, 1999 and 1998. The unaudited interim consolidated financial statements do not include all disclosures required by generally accepted accounting principles for annual financial statements. Accordingly, this report should be read in conjunction with Pacific Bank's 1998 Annual Report on Form 10-K/A. The results of operations for the three and nine-month periods ended September 30, 1999 are not necessarily indicative of results to be expected for the entire 1999 year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

2.   RESTRUCTURING LIABILITY

Pacific Bank established a restructuring liability in the fourth quarter of 1998 that provided for the combination or closure of three branches serving duplicate markets and severance for employees throughout the organization. During the third quarter of 1999, a sublease was arranged at more favorable terms than originally estimated when the restructuring liability was established. Reduction in the number of employees anticipated in the restructuring plan was achieved with payments $122 less than the $447 severance reserve initially established. As a result, the restructuring liability was reduced by $395 through a reduction in expense recorded in the Bank's consolidated statement of income for the quarter. For the nine months ended September 30, 1999, rent of $335 for branches not yet subleased, leasehold improvements written off of $515 and severance benefits totaling $188 were paid out of the restructuring liability.

3.  SEGMENTS

Pacific Bank's three core lines of business are organized around the specific products and services provided to their customers. Revenues include net interest income from customers, intersegment interest credits or charges, and noninterest income. The operating results of the core lines of business for the three and nine month periods ended September 30, 1999 and 1998 were as shown on the following page.


----------------------------------------------------------------------------------------
                                            Three months ended     Nine months ended
                                              September 30,          September 30,
                                            1999        1998       1999        1998
----------------------------------------------------------------------------------------
Domestic Commercial Banking
    Revenues                               $7,460      $6,913     $21,371     $17,420
    Pretax income                           4,015       3,292      10,685       8,353

International / Trade Finance
    Revenues                                2,398       3,148       7,275       9,279
    Pretax income                             739       1,242       2,156       3,764

Wealth Management Services
    Revenues                                  673         666       1,853       2,183
    Pretax income                            (199)        149         462         280
----------------------------------------------------------------------------------------

Corporate overhead, provision for loan losses and goodwill amortization are not directly allocable to the segment results shown in the table above. The reconciliation of segment amounts to consolidated results is as shown in the following table.

------------------------------------------------------------------------------
                              Revenues                    Pretax Income
------------------------------------------------------------------------------
                                         Total                          Total
                    Segments  Other  Consolidated  Segments  Other  Consolidated
------------------------------------------------------------------------------
Third Quarter 1999   $10,531  $  854    $11,385    $ 4,953   $(3,880)   $1,073
Third Quarter 1998    10,727     660     11,387      4,683    (1,478)    3,205
Nine Months 1999      30,499   2,647     33,146     13,303    (6,731)    6,572
Nine Months 1998      28,882   2,148     31,030     12,397    (3,530)    8,867
------------------------------------------------------------------------------



4.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 standardizes the accounting for changes in the fair value of derivative instruments. Market value adjustments for derivatives designated as hedges are recognized in the statements of income and in other comprehensive income during the period of the change together with the gain or loss on the item being hedged. Management is reviewing the impact of SFAS No. 133 at this time, however adoption of this standard is not expected to have a material impact on Pacific Bank's consolidated financial position, results of operations or cash flows. SFAS No. 137 delays the effective date of SFAS No. 133 for one year, with adoption now required by January 1, 2001.

5.  MERGER ANNOUNCEMENT

On September 22, 1999, the Bank announced the signing of a definitive agreement to merge with City National Bank, a wholly owned subsidiary of City National Corporation (NYSE: CYN). Under the terms of the agreement, City National Corporation will acquire the Bank for cash, common stock or a combination thereof valued at $29.00 per share. The merger is subject to regulatory approval and other conditions specified in the merger agreement. The merger is also subject to approval by the Bank's shareholders. The merger is expected to close in the first quarter of next year.

6. RESTATEMENT

Subsequent to the issuance of Pacific Bank's Report on Form 10-Q for the quarterly period ended September 30, 1999 with the Office of the Comptroller of the Currency, management discovered accounting irregularities and certain operational losses in the bank's trust division. Pacific Bank conducted a special investigation which determined that trust fee income and trust fee receivables had been overstated in 1999 and 1998 and that certain operational losses had occurred. As a result, the financial statements have been restated from amounts previously reported to properly state trust fee income and trust fee receivables and to recognize the operational losses. The following table presents the significant effects of the restatement:


------------------------------------------------------------------------------------------------------
                                      At or for the quarter ended          At or for the quarter ended
                                            September 30, 1999                 September 30, 1998
                                      As Previously   As Restated         As Previously  As Restated
                                        Reported                            Reported
------------------------------------------------------------------------------------------------------
Balance sheet data:
Other assets and goodwill                 $26,790       $25,939              $24,170        $23,467
Other liabilities                          10,649        10,295                8,074          7,782
Shareholders' equity                       73,646        73,149               85,039         84,628

Income statement data:
Noninterest income                        $ 2,110       $ 2,070              $ 2,355        $ 2,167
Noninterest expense                         8,572         8,129                8,160          8,182
Income before income taxes                    670         1,073                3,415          3,205
Net income                                    499           734                1,943          1,820
Net income per share - basic              $  0.10       $  0.15              $  0.35        $  0.33
Net income per share - diluted            $  0.10       $  0.14              $  0.34        $  0.32
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                    At or for the nine months ended    At or for the nine months ended
                                            September 30, 1999               September 30, 1998
                                      As Previously   As Restated         As Previously  As Restated
                                        Reported                            Reported
------------------------------------------------------------------------------------------------------
Income statement data:
Noninterest income                        $ 6,620       $ 6,188              $ 6,968        $ 6,398
Noninterest expense                        24,584        24,266               22,030         22,163
Income before income taxes                  6,686         6,572                9,570          8,867
Net income                                  4,367         4,300                5,504          5,093
Net income per share - basic              $  0.86       $  0.85              $  1.01        $  0.94
Net income per share - diluted            $  0.84       $  0.82              $  0.96        $  0.89
------------------------------------------------------------------------------------------------------
                                           At December 31, 1998
                                      As Previously    As Restated
                                        Reported
--------------------------------------------------------------------
Balance sheet data:
Accrued interest receivable and
 other assets                             $24,797       $24,060
Accrued interest payable and
 other liabilities                         11,607        11,300
Shareholders' equity                       80,290        79,860
--------------------------------------------------------------------

THE PACIFIC BANK, N.A.
ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

This report on Form 10-Q/A contains statements primarily regarding Pacific Bank's historical performance, and such statements should not be interpreted to indicate how Pacific Bank will perform in future periods. This report on Form 10-Q/A also contains forward-looking statements. The Pacific Bank wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 as to "forward-looking" statements in this Form 10-Q/A. For a discussion of the factors which could affect the Bank's performance, please see The Pacific Bank's Annual Report on Form 10-K/A for the year ended December 31, 1998, particularly the section entitled "Cautionary Statement Regarding Forward-Looking Statements and Forecasts." In addition, the anticipated merger with City National Corporation is subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to regulatory and shareholder approval, the performance of City National Corporation's stock in relation to certain market indices and other conditions specified in the merger agreement which is available from the Bank. Readers should not place undue reliance on such forward-looking statements, which reflect management's view only as of the date hereof. Pacific Bank undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

RESTATEMENT

Subsequent to the issuance of Pacific Bank's Report on Form 10-Q for the quarterly period ended September 30, 1999 with the Office of the Comptroller of the Currency, management discovered accounting irregularities and certain operational losses in the bank's trust division. Pacific Bank conducted a special investigation which determined that trust fee income and trust fee receivables had been overstated in 1999 and 1998 and that certain operational losses had occurred. As a result, the financial statements have been restated from amounts previously reported to properly state trust fee income and trust fee receivables and to recognize the operational losses. Restated net income was $4,300 or $0.82 per diluted share in the nine months ended September 30, 1999, compared to the previously reported net income of $4,367, or $0.84 per diluted share. See Note 6, "Restatement" to the consolidated financial statements for further discussion.

MERGER ANNOUNCEMENT
--------------------------------------------------------------------------------

On September 22, 1999, the Bank announced the signing of a definitive agreement to merge with City National Bank, a wholly owned subsidiary of City National Corporation (NYSE: CYN). City National Bank is the largest independent bank headquartered in Southern California. The combined bank is expected to have assets of $7.5 billion and trust assets under administration and management of over $14 billion.

Under the terms of the agreement, City National Corporation will acquire the Bank for cash, common stock or a combination thereof valued at $29.00 per share. The merger is subject to regulatory approval and other conditions specified in the merger agreement. The merger is also subject to approval by the Bank's shareholders. The merger is expected to close in the first quarter of next year.

In conjunction with the signing of the merger agreement, the Bank's Board resolved to redeem the shareholder rights granted under the Rights Agreement dated November 5, 1996. The redemption payment was made on November 10, 1999 to shareholders of record on October 27, 1999.

RESULTS OF OPERATIONS
(in thousands, except per share data)
--------------------------------------------------------------------------------

Net income totaled $734, or $0.14 per share in the three months ended September 30, 1999, compared to $1,820, or $0.32 per share in the same period last year. During the quarter, Pacific Bank settled litigation with a former executive related to his employment contract and retirement benefits. In accordance with the settlement, the Bank recorded expense of $644. Including legal costs, the settlement of this litigation reduced net income in the current quarter by $520, or $0.10 per diluted share.

NET INTEREST INCOME

Net interest income increased 1% in the third quarter compared to the prior year. Average assets increased $39,698, or 6%, over the same period a year ago. The net interest margin decreased to 5.47% from 5.75% in the third quarter of 1998. The decrease in the net interest margin was primarily due to increased balances in lower-yielding real estate loans. Real estate loan balances grew from 39% of average total loans in the third quarter of the prior year to 44% of average total loans in the current quarter. Yields on real estate loans decreased to 8.99% in the current quarter compared to 10.10% in the year ago third quarter.

For the nine months ended September 30, 1999, net interest income totaled $26,958, an increase of $2,326, or 9%, over the $24,632 net interest income in the year-to-date period of the prior year. The improvement in net interest income over the prior year was attributable to 14% growth in average assets. The net interest margin was 5.56% in the nine months ended September 30, 1999 compared to 5.76% in the comparable period a year ago.

A majority of the Bank's loans are priced based on the guidance rate, which approximates other banks' prime lending rate. The guidance rate was increased by 0.25% on each of three occasions in the third quarter, on July 1, 1999, August 18, 1999 and September 1, 1999. The guidance rate now stands at 8.50%, equivalent to the rate in effect one year ago at September 30, 1998. While adjustable-rate loans reprice upward immediately, rates paid on certificates of deposits may not be reset at the same time or to the same extent of the increase in the guidance rate. As a result, the Bank generally enjoys higher net interest income in periods of rising rates. However, the reversal of interest previously accrued on nonaccrual and charged-off loans negatively impacted net interest income during the current quarter.

Average balances, net interest income and yields for the quarter and year-to-date periods of 1999 and the prior year are shown in the tables on the following pages.

                AVERAGE BALANCE SHEET/NET INTEREST INCOME/YIELDS - THIRD QUARTER

                                                                       THREE MONTHS ENDED SEPTEMBER 30
                                              -------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                         1999                                     1998
                                              --------------------------------------   --------------------------------------
                                                 AVERAGE    INTEREST                      AVERAGE    INTEREST
                                                  DAILY      INCOME/       YIELD/          DAILY      INCOME/       YIELD/
ASSETS                                           BALANCE     EXPENSE        RATE          BALANCE     EXPENSE        RATE
                                              ------------ ------------ ------------   ------------ ------------ ------------
Investment securities(1):
  U.S. Treasury and agency securities           $  58,147    $   854        5.83%       $  51,975     $   764       5.83%
  Collateralized mortgage obligations
    and asset-backed securities                    70,178      1,043        5.90           33,669         527       6.21
  Municipal securities(2)                           9,985        160        6.36            5,086          88       6.86
  Federal Reserve Bank stock and other              4,202         37        3.49            4,025          45       4.44
                                              ------------ ------------ ------------   ------------ ------------ ------------
      Total investment securities                 142,512      2,094        5.83           94,755       1,424       5.96

Federal funds sold and other interest-
  earning assets                                   26,573        338        5.05           68,782         956       5.51
Loans(3):
  International/trade finance                     133,419      2,982        8.87          151,960       3,795       9.91
  Commercial                                      131,751      3,302        9.94          116,799       3,055      10.38
  Real estate                                     222,773      5,047        8.99          185,308       4,716      10.10
  Personal and other                               22,197        491        8.78           20,472         481       9.32
  Interest rate swaps and floors, net                             31                                      (48)
                                              ------------ ------------ ------------   ------------ ------------ ------------
      Total loans                                 510,140     11,853        9.22          474,539      11,999      10.03
      Total earning assets                        679,225     14,285        8.34          638,076      14,379       8.94
Allowance for credit losses                       (10,857)                                (11,216)
Net unrealized gain (loss)
  on available-for-sale securities                   (230)                                    551
Cash and due from banks                            33,792                                  32,125
Other assets                                       36,971                                  39,667
                                              ------------ ------------ ------------   ------------ ------------ ------------
TOTAL ASSETS                                    $ 738,901     14,285        7.67        $ 699,203      14,379       8.16
                                              ============ ------------ ------------   ============ ------------ ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                           $ 136,935                               $ 124,442
  Interest-bearing:
    Money market and savings accounts             319,682      2,688        3.34          288,713       2,670       3.67
    Time deposits of less than $100                70,232        841        4.75           61,105         816       5.30
    Time deposits of $100 or more                 117,836      1,381        4.65          123,243       1,627       5.24
                                              ------------ ------------ ------------   ------------ ------------ ------------
      Total interest-bearing                      507,750      4,910        3.84          473,061       5,113       4.29
                                              ------------ ------------ ------------   ------------ ------------ ------------
      Total deposits                              644,685      4,910        3.02          597,503       5,113       3.40
Borrowed funds                                        690          9        5.17              795          18       8.98
                                              ------------ ------------ ------------   ------------ ------------ ------------
      Total deposits and borrowed funds           645,375      4,919        3.02          598,298       5,131       3.40
                                                           ------------ ------------                ------------ ------------
Other liabilities                                  18,889                                  16,711
Shareholders' equity                               74,637                                  84,194
                                              ------------                             ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $ 738,901                               $ 699,203
                                              ============                             ============
NET INTEREST INCOME - TAX EQUIVALENT
BASIS/NET INTEREST MARGIN                                      9,366        5.47%                       9,248       5.75%
                                                                        ============                             ============
Less: tax-equivalent adjustment                                   51                                       28
                                                           ------------                             ------------
NET INTEREST INCOME                                          $ 9,315                                 $  9,220
                                                           ============                             =============

(1) Yields were calculated based on the historical cost, excluding the net unrealized gain (loss) on available-for-sale securities.
(2) Interest income and yields were calculated on a tax-equivalent basis using a federal tax rate of 35%.
(3) Includes fees on Loans of $0.4 million in 1999 and 1998.

AVERAGE BALANCE SHEET/ NET INTEREST INCOME/ YIELDS - YEAR-TO-DATE

                                                            NINE MONTHS ENDED SEPTEMBER 30
                                          ------------------------------------------------------------------------
(dollars in thousands)                                      1999                               1998
                                          -----------------------------------    ---------------------------------
                                             AVERAGE      INTEREST                 AVERAGE     INTEREST
                                              DAILY        INCOME/     YIELD/       DAILY       INCOME/     YIELD/
                                             BALANCE      EXPENSE       RATE       BALANCE      EXPENSE     RATE
                                          ----------    ---------    --------    ----------    ----------  -------
ASSETS
Investment securities (1):
  U.S. Treasury and agency securities      $  53,593    $  2,356       5.88%     $  44,505       $1,982      5.95%
  Collateralized mortgage obligations
       and asset-backed securities            61,097       2,629       5.75         35,793        1,672      6.25
  Municipal securities (2)                     9,959         477       6.40          3,577          188      7.03
  Federal Reserve Bank stock and other         4,210         158       5.02          3,852          158      5.48
                                          ----------    --------     -------     ----------    ---------   -------
           Total investment securities       128,859       5,620       5.83         87,727        4,000      6.10
Federal funds sold and other interest
  earning assets                              24,837         862       4.64         50,738        2,059      5.43
Loans (3):
  International/trade finance                131,632       8,663       8.80        151,005       11,153      9.87
  Commercial                                 131,432       9,399       9.56        101,279        7,766     10.25
  Real estate                                213,919      14,423       9.01        162,048       12,298     10.15
  Personal and other                          20,981       1,422       9.06         20,815        1,459      9.37
  Interest rate swaps and floors, net                        202                                   (145)
                                          ----------    --------     -------     ----------    ---------   -------
            Total loans                      497,964      34,109       9.16        435,147       32,531     10.00
            Total earning assets             651,660      40,591       8.33        573,612       38,590      8.99
Allowance for credit losses                  (11,989)                              (11,207)
Net unrealized gain (loss)
   on available-for-sale securities              255                                   495
Cash and due from banks                       33,125                                30,305
Other assets                                  37,442                                31,649
                                          ----------    --------     -------     ----------    ---------   -------
TOTAL ASSETS                               $ 710,493      40,591       7.64      $ 624,854       38,590      8.26
                                          ==========    ========     =======     ==========    =========   =======
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing:                     $ 135,999                             $ 103,513
  Interest-bearing
   Money market and savings accounts         303,192       7,155       3.16        244,528        6,748      3.69
   Time deposits of less than $100            64,874       2,316       4.77         62,206        2,525      5.43
   Time deposits of $100 or more             112,944       3,981       4.71        114,873        4,589      5.34
                                          ----------    --------     -------     ----------    ---------   -------
      Total interest-bearing                 481,010      13,452       3.74        421,607       13,862      4.40
                                          ----------    --------     -------     ----------    ---------   -------
      Total deposits                         617,009      13,452       2.91        525,120       13,862      3.53
Borrowed funds                                   704          29       5.51            618           37      8.00
                                          ----------    --------     -------     ----------    ---------   -------
      Total deposits and borrowed funds      617,713      13,481       2.92        525,738       13,899      3.53
                                                        --------     -------                   ---------   -------
Other liabilities                             17,892                                16,463
Shareholders' equity                          74,888                                82,653
                                          ----------                             ----------
TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                    $ 710,493                             $ 624,854
                                          ==========                             ==========
NET INTEREST INCOME - TAX EQUIVALENT
  BASIS / NET INTEREST MARGIN                             27,110       5.56%                     24,691      5.76%
                                                                     =======                               =======
Less: tax-equivalent adjustment                              152                                     59
NET INTEREST INCOME                                      $26,958                                $24,632
                                                       =========                              =========

(1) Yields were calculated based on the historical cost, excluding the net unrealized gain (loss) on available-for-sale securities.
(2) Interest income and yields were calculated on a tax-equivalent basis using a federal tax rate of 35%.
(3)  Includes fees on loans of $1.0 million in 1999 and $0.9 million in 1998.

PROVISION FOR CREDIT LOSSES

The provision for credit losses totaled $2,183 in the current quarter and $2,308 in the year-to-date period. No provisions for credit losses were charged to earnings in the comparable periods of the prior year. See the discussion of the allowance for credit losses in the "Credit Quality" section of Management's Discussion and Analysis for further information.

NONINTEREST INCOME

Noninterest income totaled $2,070 in the third quarter of 1999 compared to $2,167 in the prior year third quarter, a decrease of $97, or 4%. Trust fees totaled $663 in the third quarter of 1999 compared to $475 in the prior year third quarter, an increase of $188, or 40%. Trust assets under administration and management increased 35% from a year ago. Deposit service fees totaled $442 in the current quarter, a decrease of $8, or 2%, compared to $450 in the third quarter of 1998. International /trade finance fees decreased $123, or 16%, to $645 in the three months ended September 30, 1999. International/ trade finance fees are generally based on the volume of transactions financing trade activities. Gains on sales in the secondary market of loans guaranteed by the Small Business Administration totaled $56 in the third quarter of 1999 compared to $156 in the third quarter of 1998, a decrease of $100. Investment sales fees totaled $55 in the third quarter of 1999 compared to $163 in the prior year third quarter, a decrease of $108. Pacific Bank outsourced the sales of mutual funds and annuities to customers in December of 1998. Investment sales fees this year represent net gains from the activity, while prior year investment sales fees have not been reduced by the cost of salaries and commissions paid to sales personnel.

Noninterest income this quarter was below levels recorded in the prior quarter of this year by $9. Noninterest income for the nine months ended September 30, 1999 totaled $6,188, compared to $6,398 in the prior year period.

NONINTEREST EXPENSE

Noninterest expense of $8,129 decreased $53, or 1%, compared to $8,182 recorded in the prior year third quarter. The third quarter results were impacted by unusual items, including the $879 net charge during the quarter for legal and settlement costs on the lawsuit discussed above, partially offset by the reversal of restructuring costs of $395. Excluding these unusual items, noninterest expense decreased $537, or 7% compared to the third quarter of 1998. The lower expenses this year can be attributed to cost savings related to the branch consolidations and staff reductions outlined in the restructuring plan announced in the fourth quarter of 1998.

Salaries and benefits expenses totaled $4,466 in the third quarter of 1999 compared to $4,722 in the third quarter of 1998, a decrease of $256, or 5%. There were 279 full-time equivalent employees at September 30, 1999 compared to 325 full-time equivalent employees at September 30, 1998. This represents a decrease over last year's staffing levels of 14%, equivalent to the 14% decrease projected in the restructuring plan.

Premises and equipment expense increased $29, or 2%, compared to the third quarter of 1998. Rent increases at Pacific Bank's headquarters in San Francisco contributed $192 to the increase, partially offset by rent reductions under the branch restructuring plan. A sublease of the space at one of the closed branches was arranged at terms favorable to those used a year ago when the restructuring liability was established. As a result, the excess restructuring liability, including unused severance reserves, was reversed in the current quarter. The net reduction to expense related to this liability reversal was $395.

Expenses other than those discussed separately above totaled $1,862 in the third quarter of 1999, a decrease of $310, or 14%, over the $2,172 third quarter. The Bank previously reported a charge of $456 related to the writeoff of receivables in the Bank's Wealth Management Services division in the third quarter of 1999. The first three quarters of 1999 have been restated to reflect this write off as a reduction of Trust fee income in each quarter to maintain comparability with the restated 1998 quarters. In the restatement, the Bank recorded an additional charge to earnings of $114 for operational losses in the Trust division for the nine months ended September 30, 1999. Outsourced data processing expense, which is largely based on transaction volumes, increased $73, or 21%, in the current year compared to the third quarter of 1998. Legal and professional fees other than those related to the lawsuit discussed above decreased $139 in the current quarter compared to the same period a year ago.

Total noninterest expense this quarter was equal to the prior quarter expense of $8,129. Excluding costs related to the settlement of the lawsuit, noninterest expenses decreased $879 this quarter compared to the prior quarter. Noninterest expenses totaled $24,266 in the nine months ended September 30, 1999 compared to $22,163 in the prior year period, a 9% increase.

INCOME TAX PROVISION

An income tax provision totaling $339 was recorded in the third quarter of 1999, or an effective tax rate of 32% of pretax income. In the prior year third quarter, $1,385 income tax expense was recorded, or an effective tax rate of 43%. The decrease in the effective tax rate in 1999 is primarily due to utilization of California tax credits generated in current and prior years available for lending to companies in designated economic development zones. In addition, Pacific Bank has increased investments in tax-favored assets during the past year. Holdings of securities issued by states and local municipalities averaged $9,985 in the third quarter of 1999 compared to $5,086 in the prior year third quarter. Pacific Bank has also participated in tax-favored projects that provide subsidized housing to low- and moderate-income California residents. The lower effective tax rate in the current quarter compared to the second quarter of 1999 reflects the year-to-date adjustment to a lower tax bracket attributable to the lower than expected results.

THE PACIFIC BANK, N.A.
FINANCIAL CONDITION
(dollars in thousands)
--------------------------------------------------------------------------------

Pacific Bank's total assets were $731,603 at September 30, 1999, an increase of $19,083, or 3%, from $712,520 at December 31, 1998. The asset growth this year was primarily attributable to increased loan balances, as detailed below. Investment securities increased $15,720 this year to $141,581 at September 30, 1999, while balances in federal funds sold decreased $15,300 since year-end. The Bank shifted excess liquidity from overnight federal funds sold to investments in higher-yielding asset-backed securities.

LOANS IN THE DOMESTIC COMMERCIAL BANKING DIVISION


-----------------------------------------------------------------------------------------
                                                  9/30/99   9/30/98   12/31/98  12/31/97
-----------------------------------------------------------------------------------------
Commercial loans                                  $116,097  $101,411  $119,343  $ 75,287
Real estate loans                                  206,859   174,513   175,072   130,024
Personal and other loans                            19,771    17,290    18,220    18,168
-----------------------------------------------------------------------------------------
      Total Domestic Commercial Banking Division  $342,727  $293,214  $312,635  $223,479
=========================================================================================


Loans in the domestic commercial banking division increased $30,092, or 10%, since year-end, totaling $342,727, or 68% of total loans at September 30, 1999. Commercial loans are generally extended as lines of credit to businesses operating predominantly in California. Asset based loans (financing secured by the inventory and receivables of the business) totaled $19,617, or 6% of this division's loans at September 30, 1999. Loans to small businesses totaling $2,190 were originated and sold in the secondary market during the quarter.

Real estate loans increased $6,450 during the quarter and $31,787 this year, totaling $206,859 at September 30, 1999. Pacific Bank's real estate loan portfolio includes credits extended for the finance of primarily commercial real estate properties; real estate collateral for loans to commercial businesses; and construction loans. Construction loans decreased $2,943 during the quarter, totaling $46,113 at September 30, 1999. At September 30, 1999, approximately 77% of the real estate loans are secured by properties located in Northern California (primarily in the San Francisco Bay Area), while 23% are secured by real estate in the Los Angeles area of Southern California.

LOANS IN THE INTERNATIONAL/TRADE FINANCE DIVISION

-----------------------------------------------------------------------------------------
                                                  9/30/99   9/30/98   12/31/98  12/31/97
-----------------------------------------------------------------------------------------
International / trade finance loans               $127,585  $146,649  $140,309  $143,773
Commercial loans                                    12,581    12,381    10,810    11,648
Real estate loans                                   19,145    17,408    16,724    14,840
Personal and other loans                               321     1,680     3,996     3,318
-----------------------------------------------------------------------------------------
      Total Trade Finance Division Loans          $159,632  $178,118  $171,839  $173,579
=========================================================================================


Loans in the international/trade finance division decreased $12,207, or 7% since year-end. During the quarter, commercial and real estate loans extended by this division increased $5,445. International/ trade finance loans decreased $1,131 during the quarter, totaling $127,585 at September 30, 1999. Management has actively been reviewing credit exposure to importers in the international/ trade finance division in anticipation of a slowdown in the U.S. economy.

Loans by office in the international/ trade finance division were as follows:


-----------------------------------------------------------------------------------------
                                                  9/30/99   9/30/98   12/31/98  12/31/97
-----------------------------------------------------------------------------------------
San Francisco*                                    $ 54,097  $ 55,341  $ 59,758  $ 58,224
Los Angeles                                         82,611    93,193    85,068    76,871
Hong Kong                                           22,924    29,584    27,013    38,484
-----------------------------------------------------------------------------------------
      Total loans                                 $159,632  $178,118  $171,839  $173,579
=========================================================================================

* Includes extensions of credit by the loan production office in Sacramento, California.

ASSETS OF THE WEALTH MANAGEMENT SERVICES DIVISION

Assets of the Wealth Management Services division held in trust accounts on behalf of customers or invested through the portfolio management unit are not recorded on Pacific Bank's balance sheet. Trust assets under administration and management increased $101,500 during the quarter, totaling $1,092,700 at September 30, 1999. Trust assets under administration and management increased 35% over the past year.

DEPOSITS

Deposits increased $27,674, or 5%, since year-end, totaling $639,539 at September 30, 1999 compared to $611,875 at December 31, 1998. The deposit growth since year-end was primarily due to marketing efforts to promote the Bank's expanded branch presence in the Los Angeles area. During the quarter, deposits increased $1,742, primarily due to an increase in core deposits. Time deposits of less than $100,000 decreased $926 and deposits of $100,000 or more increased $735 during the quarter.

CAPITAL AND CAPITAL RATIOS


-----------------------------------------------------------------------------------------------------------------
                                                          Sept. 30,     Sept. 30,     Dec. 31,     Dec. 31,
                                                              1999         1998         1998          1997
-----------------------------------------------------------------------------------------------------------------
                                                                           (As restated)
Capital ratios:
Tier 1 capital to risk adjusted assets                      11.40%        15.03%        12.65%        16.74%
Total capital to risk adjusted assets                       12.65         13.77         13.91         18.00
Tier 1 capital to average assets (leverage ratio)            8.96         10.97         10.16         13.21
Book value per share                                    $   14.61     $   15.31     $   14.67     $   14.86
Tangible book value per share                               13.11         13.84         13.20         14.47
Cash dividends declared per share-year-to-date               0.24          0.22          0.30          0.14
Dividend payout ratio                                       28.24%        23.40%        57.69%        10.40%
-----------------------------------------------------------------------------------------------------------------

Shareholders' equity decreased $6,711 since year-end, totaling $73,149 at September 30, 1999. The decrease in capital was primarily due to the repurchase of 531,000 shares at a cost of $11,043 under the $12,000 Share Repurchase Plan approved by shareholders in December 1998. The quarterly dividend was increased from $0.07 per share to $0.08 per share in the third quarter of 1998. Dividends declared this year total $1,200. Net income of $4,300 in the nine months ended September 30, 1999 partially offset these decreases in shareholders' equity.

Pacific Bank's capital ratios remain well in excess of regulatory minimums under prompt corrective action standards for well-capitalized banks. The Tier 1 capital to average assets (leverage ratio) was 8.96% at September 30, 1999, compared to the 5.00% regulatory minimum. The unamortized balance of intangible assets related to acquisitions accounted for under the purchase method of accounting was $7,534 at September 30, 1999. Equity capital is reduced by the unamortized balance of goodwill for purposes of calculating regulatory capital ratios and tangible book value per share.

THE PACIFIC BANK, N.A.
CREDIT QUALITY
(dollars in thousands)



----------------------------------------------------------------------------------------------------------
                                                                       Allowance        Off-Balance Sheet
                                                 Total Reserves     for Loan Losses          Reserve
For the nine months ended September 30           1999      1998      1999      1998       1999     1998
----------------------------------------------------------------------------------------------------------
Activity in the allowances for credit losses:
Reserves at beginning of period                 $12,335   $10,823   $12,335   $10,823   $    -   $    -
Provision for credit losses                       2,308         -     2,308
Loan charge-offs                                  6,469     1,600     6,469     1,600
Recoveries of previously charged-off loans       (1,871)   (1,454)   (1,871)   (1,454)
                                                ------------------  ------------------  ------------------
Net charge-offs (recoveries)                      4,598       146     4,598       146
Acquired reserves                                     -       703                 703
Reclassification of off-balance reserves              -         -      (700)               700
----------------------------------------------------------------------------------------------------------
Reserves at end of period                       $10,045   $11,380   $ 9,345   $11,380   $  700   $    -
==========================================================================================================
Loans
Ratios:
     Reserves to loans                             2.00%     2.41%
     Reserves to nonperforming loans             404.71    896.06
     Net charge-offs to average loans              0.92      0.03
==================================================================

Reserves for credit losses totaled $10,045, or 2.00% of loans and 405% of nonperforming loans at September 30, 1999. At the prior year-end, reserves for credit losses totaled $12,335, or 2.55% of loans, and 481% of nonperforming loans.

PROVISION FOR LOAN LOSSES - The provision for loan losses totaled $2,183 during the quarter and $2,308 in the year-to-date period. Loan charge-offs totaled $4,941 and recoveries of previously charged off loans totaled $340 during the quarter. Year-to-date loan charge-offs of $6,469 included $6,024 loan charge-offs in the international/ trade finance division. Charge-offs in the domestic commercial banking division were $445 in the nine months ended September 30, 1999.

ALLOWANCE FOR LOAN LOSSES - Credit risk is the risk of loss due to the inability of borrowers to repay amounts advanced. The Pacific Bank manages this risk through credit approval guidelines and procedures as well as ongoing monitoring of the financial condition of borrowers and collateral. Reserves are established for known and inherent risks in loans and, to a lesser extent, unused commitments to extend credit.

Pacific Bank's methodology for assessing the adequacy of the allowance consists of several key elements, which include:

-         the formula allowance;
-         specific allowances for identified problem loans; and
-         the unallocated allowance.

In addition, the allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures concerning impaired loans. At September 30, 1999, impaired loans were $2,482 with an impairment allowance of $217, compared to impaired loans of $2,563 and an impairment allowance of $433 at December 31, 1998.

Allocations of the allowance by portfolio and by risk type at September 30, 1999 and December 31, 1998 are shown in the table below.




                                                       September 30, 1999          December 31, 1998
                                                 -----------------------------------------------------------
                                                                As a percent                 As a percent
                                                   Amount         of loans        Amount      of loans
------------------------------------------------------------------------------------------------------------
ALLOCATION BY PORTFOLIO
International/trade finance division               $4,319            2.71%        $6,221        3.62%
Commercial lending division                         2,685            2.31          3,405        2.85
Domestic real estate loans                            788            0.38            599        0.34
Personal and other loans                               36            0.18            211        1.16
Unallocated                                         2,217               -          1,899           -
------------------------------------------------------------------------------------------------------------
   Total reserves for credit losses               $10,045            2.00        $12,335        2.55
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
ALLOCATION BY RISK TYPE
Formula allowance                                  $6,592                         $8,846
Allocations to specific credits                         -                            669
Allocations for indenified portfolio risks          1,236                            921
Unallocated                                         2,217                          1,899
-------------------------------------------------------------------------------------------------------------
   Total reserves for credit losses               $10,045                        $12,335
=============================================================================================================



The formula allowance is determined by applying loss factors to current balances of loans and off-balance sheet commitments. The loss factors are based on a migration model that uses three years of loss experience. Management believes that three years reflects the average life of the portfolio. The loss factors may be adjusted by management for significant factors that affect the collectibility of the portfolio at that time. Changes in risk gradings of both performing and nonperforming loans affect the amount of the formula allowance.

Pass graded loans, criticized credits and off-balance sheet commitments receive an allocation of the allowance based on the formula. The second element of the allowance methodology requires loan-by-loan analysis of all significant criticized credits for determination of the adequacy of the formula allowance. Specific allocations of the allowance may be made where management has identified significant circumstances affecting specific credits which management believes indicate the probability that a loss has been incurred in excess of the amount determined by the formula allowance.

Management determined that the formula allowance was adequate to cover estimated losses in criticized credits, so there were no specific allocations of the reserve at September 30, 1999. Specific allocations decreased during the quarter due to charge-offs or other reductions in the loan balances identified at the end of the prior quarter as having potential losses in excess of reserve amounts determined under the formula allowance.

The unallocated allowance is composed of two parts: allocations to identified portfolio risks; and allocations for estimation errors. The first part is based on management's evaluation of various conditions that are not directly measured in the determination of the formula allowance or specific allocations. The evaluation of the inherent loss due to these conditions is more difficult to measure since the losses are not tied to specific credits or portfolios. Conditions at the balance sheet date considered in connection with the unallocated allowance include the following:

- economic conditions and business conditions affecting our key lending portfolios, in the U.S. and overseas;
- credit quality trends, including trends in nonaccrual loans expected to result from existing conditions;
-    quality and value of supporting collateral ;
-    the volume of loans and loan terms;
-    lending policies and the affect of policy changes;
-    industry concentrations;
-    bank regulatory examination results; and
-    findings of our credit examiners.

Executive management reviews these conditions on a quarterly basis in discussion with senior credit officers. The affect of current conditions is evaluated for each key lending portfolio. The third part of the unallocated allowance is based on management's estimate of the risk associated with model and estimation errors associated with the formula and specific allowances.

Management continually reviews the conditions that are considered in determining the adequacy of the unallocated allowance. Changes in the conditions considered may affect the analysis. Assessment by the Bank's lending officers of the impact of the year 2000 issue on customers' credit risk has been considered as an integral part of the credit review process for all of Pacific Bank's large credits. During the most recent evaluation of customers' Y2K compliance, there was an increase in the number of customers that indicated they were not yet fully remediated. However, management was not aware of any losses the Bank might incur as a result of customers' noncompliance with year 2000 issues. As a result, no specific allocation of the allowance for loan losses was made to cover year 2000 risks at September 30, 1999.

Determination of the level of the allowance and provision for loan losses is based on estimates of probable losses inherent in loans and off-balance sheet commitments. The amount actually reserved for these losses can vary significantly from the estimated amounts. The methodology includes several features intended to reduce the differences between estimated and actual losses. The loss migration model used to determine the formula allowance is designed to be self-correcting by taking into account recent loan loss experience. The methodology allows for adjustments to the formula allowance in the event that significant factors affecting the collectibility of specified credits indicate losses not reflected in the loss factors. By assessing probable estimated losses on a quarterly basis, management is able to evaluate loss estimates based on more recent information that has become available.

Nonperforming assets were $2,482, or 0.49% of loans and other real estate at September 30, 1999, compared to $2,945, or 0.61% of loans and other real estate at December 31, 1998. Nonaccrual loans in the international/ trade finance division decreased since year-end due to payments, charge-offs and other reductions in the balances of these problem credits. Nonaccrual loans in the domestic commercial banking portfolio increased since year-end, primarily due to deterioration in several credits guaranteed by the Small Business Administration. No loans were 90 days past due and still accruing interest at September 30, 1999 or December 31, 1998. No foreclosed real estate assets were held at September 30, 1999.

Nonperforming assets at quarter-end of this year and the prior year, as well as at the end of last year, were as follows:


----------------------------------------------------------------------------------------------------
                                                         September 30,   December 31,   September 30,
                                                             1999          1998             1998
----------------------------------------------------------------------------------------------------
Nonaccrual loans                                          $    2,482      $   2,563      $   1,270
Loans past due 90 days and still accruing interest                 -              -              -
Nonperforming loans                                            2,482          2,563          1,270
Other real estate owned                                            -            382            681
Nonperforming assets                                           2,482          2,945          1,951
Nonperforming assets to loans and other real estate             0.49%          0.61%          0.41%
====================================================================================================

THE PACIFIC BANK, N.A.
ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
MARKET RISK  (dollars in thousands)
--------------------------------------------------------------------------------

INTEREST RATE RISK

Pacific Bank prepares computer simulations of interest rate risk on a quarterly basis. The analysis projects the effect of an immediate and sustained change in interest rates of 2% on net interest income and the net present value of equity over the following twelve-month period. At September 30, 1999, Pacific Bank's sensitivity to rate decreases was slightly higher than at year-end due to the maturity of interest rate floor contracts, but was still within policy limits. For further information, refer to the disclosure in Pacific Bank's Restated 1998 Annual Report on Form 10-K.

THE YEAR 2000 ISSUE

PACIFIC BANK'S EFFORTS TO DATE - A significant known operating risk is the year 2000 issue. The year 2000 issue is the result of computer programs that may recognize a date using "00" as the year 1900 rather than the year 2000. Pacific Bank has no critical internally developed software programs that require remediation to become year 2000 compliant. Pacific Bank is reliant on third-party providers of critical systems to process daily transaction activity. As a result, Pacific Bank's year 2000 staff have been coordinating with these systems vendors to verify their continued progress with year 2000 efforts. These third party providers of computer systems reported that their remediation efforts were completed prior to the June 30, 1999 deadline established by bank regulatory agencies. Changes since June 30 to tested systems are being controlled and retested if necessary. Due to Pacific Bank's reliance on third party providers, there can be no assurance that failure by another company to remediate their systems would not have a material adverse effect on the Pacific Bank's ability to process and account for the transfer of funds electronically.

Pacific Bank's efforts to address the year 2000 issue were focused during the quarter on verifying upgrades to tested systems, as well as testing of contingency plans for core business processes. Efforts during the next few months will be directed toward testing of non-mission critical systems and communications with customers. Also during the quarter the Bank arranged a $30 million line of credit through its participation in the Federal Home Loan Board's Y2K contingency program. The line of credit provides added assurance of the Bank's liquidity in the event of customers' withdrawal of funds from the banking system as the end of the millennium approaches.

The Bank's primary regulator, the Office of the Comptroller of the Currency ("OCC"), completed their final quarterly examination for Y2K compliance at June
30. The examination indicated that Pacific Bank had met the requirements established by the regulatory agencies for Y2K compliance.

COSTS - Personal computers and other bank equipment that are not year 2000 compliant have been updated or replaced. The cost of accelerated equipment purchases was less than $100 over the past three years. The direct cost of year 2000 efforts has been limited to the two additional information technology staff members coordinating the year 2000 effort, estimated at less than $100 each year. Pacific Bank's loan officers have reviewed year 2000 compliance efforts of all large credit customers as an integral part of the credit administration process. No customers were rated as high risk due to year 2000 concerns, although several customers indicated for the first time in their recent review that they will not be compliant by year-end.

RISKS - As a financial intermediary, Pacific Bank is reliant on the swift transfer of funds electronically to and from a wide network of customers, including but not limited to other financial institutions worldwide. Failure of the payment system in whole or in part would delay the transfer of funds, largely affecting the ability of Pacific Bank to operate effectively.

Pacific Bank purchases products and services from over 800 vendors. While there is a risk of failure by a vendor to deliver or bill for services provided due to noncompliance with year 2000 issues, Pacific Bank has no one vendor, other than the third party providers of computer systems discussed above, on which undue reliance is placed. Pacific Bank primarily leases its space and is reliant on the management of each leased location to ensure year 2000 compliance at its facilities.

Pacific Bank's core lines of business may face different year 2000 risks. The International/Trade Finance division's customers are largely located in the U.S., but their trading partners may be located anywhere in the world. Awareness and remediation of the year 2000 issue in other countries varies considerably. The Wealth Management Services division relies on efficient operation of securities markets and timely dissemination of market information. The Domestic Commercial Banking division faces risks from smaller credit customers that may not have the resources to deal effectively with the year 2000 issue. The legal ramifications of year 2000 issues are difficult to enumerate or value, but potentially Pacific Bank could be named as a party to lawsuits from customers, or Pacific Bank could file lawsuits against vendors as a result of year 2000 difficulties.

CONTINGENCY PLANS - Pacific Bank's line managers and year 2000 staff tested contingency plans for critical business processes prior to the June 30, 1999, deadline established by the OCC. Contingency plans outline the actions necessary by bank staff to maintain bank operations in the event of a short-term disruption in electrical power, telecommunications or computer equipment. The scope of the plans is limited to two or three days of isolated systems failures. Longer outages or widespread failures affecting San Francisco and Los Angeles simultaneously are beyond the scope of the contingency plans. During the remainder of 1999, testing of nonmission critical systems will continue. Bank staff will participate in event planning training sessions to simulate problem situations and actions necessary to resolve the problems.

Pacific Bank considers the reasonably most likely worst case scenario to be short-term inability to access up-to-the minute balances of customers' accounts. Pacific Bank has developed contingency plans to limit the impact on customer withdrawals in the event of systems failures. Balance information will be tracked manually in the event of a short-term systems failure. Additional cash is expected to be maintained on hand in the event of increased liquidity needs that may result from concerns about the availability of deposited funds. Branch managers and line officers have overdraft authority to cover withdrawals when balance information is not obtainable. While there can be no assurance that Pacific Bank's systems or systems of third-party providers will not be adversely affected by year 2000 difficulties, our contingency plans are intended to reduce the impact of such failures on our customers.

THE PACIFIC BANK, N.A.
PART II OTHER INFORMATION
--------------------------------------------------------------------------------

ITEM 1 - LEGAL PROCEEDINGS

During the quarter, Pacific Bank settled litigation with a former executive related to his employment contract and retirement benefits. In accordance with the settlement, the Bank recorded expense of $644 in the third quarter of 1999. See the section titled "Item 3 - Legal Proceedings" of Pacific Bank's 1998 Annual Report on Form 10-K/A regarding certain other pending litigation. Other than these matters, there are no material pending legal proceedings, other than ordinary, routine litigation incidental to Pacific Bank's business, to which Pacific Bank is a party or of which any of its property is subject.

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K


(a)               EXHIBITS                                                      PAGE NO.
3 (i)         Articles of Association, as amended. Filed as Exhibit 3 (i) to
              Pacific Bank's Annual Report on Form 10-K for the year ended
              December 31, 1998 and incorporated herein by reference.

3 (ii)        Bylaws, as amended. Filed as Exhibit 3 (ii) to Pacific Bank's
              Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

4.1           Specimen share certificate. Filed as Exhibit 4.1 to Pacific
              Bank's Annual Report on Form 10-K for the year ended December 31,
              1996 and incorporated herein by reference.

4.2 Shareholder Rights Plan filed on Form 8-K on November 6, 1996 and incorporated herein by reference.

10.1          Third amendment to standard office building lease, dated April
              29, 1994, for premises at 100 Montgomery Street, San Francisco.
              Filed as Exhibit 10.2 to the Bank's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.

10.2          Lease dated April 7, 1983 for premises at 101 California Street,
              San Francisco. Filed as Exhibit 5.2 (1) to the Bank's
              Registration Statement on Form F-1 and incorporated hereinby reference.

10.3          Lease dated October 1, 1985 for premises at 351 California
              Street, San Francisco. Filed as Exhibit 5.2 (2) to the Bank's
              Registration Statement on Form F-1 and incorporated herein by reference.

10.4          Assignment of lease dated April 30, 1987 for premises at 100
              Montgomery Street, San Francisco. Filed as Exhibit 5.2 (3) to the
              Bank's Registration Statement on Form F-1 and incorporated herein by reference.

10.5          Assignment of lease dated December 6, 1991 for premises at 5501
              Geary Boulevard, San Francisco. Filed as Exhibit 5.2 (8) to the
              Bank's Annual Report on Form F-2 for the fiscal year ended
              December 31, 1991 and incorporated herein by reference.


                                       24

10.6          Assignment of lease dated July 10, 1992 for premises at 1841 El
              Camino Real, Burlingame, California. Filed as Exhibit 10.12 to the Bank's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1992 and incorporated herein by reference.

10.7          Eighth amendment to standard office building lease dated October
              15, 1993, for premises at 351 California Street, San Francisco.
              Filed as Exhibit 10.14 to the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference.

10.9          Lease dated December 1, 1994, for premises at 601 South Figueroa
              Street, Los Angeles filed as Exhibit 10.23 to the Bank's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

10.10         Lease dated August 28, 1996 for premises at 555 Capitol Mall,
              Sacramento. Filed as Exhibit 10.17 to Pacific Bank's Annual
              Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.11         Lease dated November 20, 1996 for premises at 2301 Alexandra
              House, 16-20 Chater Road, Central Hong Kong. Filed as Exhibit
              10.20 to Pacific Bank's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.14         Directors and Officers Indemnification Agreement. Filed as
              Exhibit 10.14 to Pacific Bank's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.15         Tax Deferred Savings Plan. Filed as Exhibit 5.7 to the Bank's
              Annual Report on Form F-2 for the fiscal year ended December 31, 1991 and incorporated herein by reference.

10.16 Supplemental Executive Retirement Plan dated July 1, 1996. Filed as Exhibit 10.16 to Pacific Bank's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.17         Executive Employment Contract for the President and Chief
              Executive Officer dated November 5, 1996. Filed as Exhibit 10.18 to Pacific Bank's Annual Report on Form 10-K for the year ended
              December 31, 1996 and incorporated herein by reference.

10.18         Executive Employment Contract for the Chief Financial Officer and
              Chief Credit Officer dated November 5, 1996. Filed as Exhibit
              10.19 to Pacific Bank's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.19         1993 Stock Option Plan and Agreement, as amended. Filed as
              Exhibit 10.1 to Pacific Bank's Registration Statement on Form S-8 on April 21, 1997 and incorporated herein by reference.

10.20         1998 Stock Option Plan. Filed as Exhibit 4.3 to Pacific Bank's
              Registration Statement on Form S-8 on October 21, 1998 and incorporated herein by reference.

10.21         Agreement for Item Processing Services between The Pacific Bank,
              N.A. and EDS Corporation dated April 24, 1998, filed as Exhibit
              10.22 to Pacific Bank's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 and incorporated herein by reference.

10.22         Share Repurchase Plan dated September 17, 1998, filed with
              Pacific Bank's Special Meeting of Shareholders Proxy Statement on
              November 10, 1998 and incorporated herein by reference.

                                       25


10.23         Third Amendment to the Executive Employment Contract for the
              Chief Financial Officer dated December 17, 1998. Filed as Exhibit
              10.24 to Pacific Bank's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.24         Third Amendment to the Executive Employment Contract for the
              Chief Credit Officer dated December 17, 1998. Filed as Exhibit
              10.25 to Pacific Bank's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.25         Executive Employment Contract for Senior Vice Presidents dated
              December 17, 1998. Filed as Exhibit 10.26 to Pacific Bank's
              Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.26 Executive Employment Contract for the Senior Lending Officer dated April 16, 1999. Filed as Exhibit 10.26 to Pacific Bank's
              Report on Form 10-Q for the quarterly period ended June 30, 1999 and incorporated herein by reference.

10.27         Outsourcing Agreement by and between The Pacific Bank, N.A. and
              Marshall & Ilsley Corporation acting through its division M&I
              Data Services dated as of May 15, 1999. Filed as Exhibit 10.27 to Pacific Bank's Report on Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

(b)  REPORTS ON FORM 8-K

         None.

THE PACIFIC BANK, N.A.
SIGNATURES
--------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    The Pacific Bank, National Association


Date:  January 5, 2000                   /s/ John P. Halicky
                                        ----------------------------
                                             John P. Halicky
                                        Executive Vice President and
                                        Chief Financial Officer
                                       (Principal Financial Officer)

                                         /s/ Barbara L. Thomas
                                        ----------------------------
                                             Barbara L. Thomas
                                        Vice President and Controller
                                        (Principal Accounting Officer)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware Code authorizes City National to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The City National By-laws provide for the indemnification of directors and officers to the maximum extend permitted by the Delaware Code.

    In addition, the City National Certificate of Incorporation provides that City National shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware Code, and City National has entered into indemnification agreements with certain of its directors providing for additional indemnification. City National has policies of directors' and officers' liability insurance which insure directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS. The following exhibits are filed as part of this Registration Statement or are incorporated herein by reference.


EXHIBIT NO.                                       EXHIBIT
-----------                                       -------
   4.1                  Certificate of Incorporation (incorporated by reference to
                        City National's Registration Statement on Form S-4
                        (333-16197) filed on November 15, 1996).

   4.2                  Bylaws (incorporated by reference to City National's Annual
                        Report on Form 10-K for the year ended December 31, 1994).

   5                    Opinion of Barbara S. Polsky, Executive Vice President and
                        General Counsel of Registrant (previously filed)

   8                    Opinion of Manatt, Phelps & Phillips, LLP (previously filed)

  23.1                  Consent of KPMG LLP

  23.2                  Consent of Ms. Polsky (included within Exhibit 5)
                        (previously filed)

  23.3                  Consent of Deloitte & Touche LLP

  23.4                  Consent of Manatt, Phelps & Phillips, LLP (included within
                        Exhibit 8) (previously filed)

  24                    Power of Attorney is set forth on the signature page of the
                        Registration Statement (previously filed)

  99.1                  Form of Letter of Transmittal and Form of Election and
                        Instructions (previously filed)

  99.2                  Form of Proxy

  99.3                  The Pacific Bank, N.A. Quarterly Report on Form 10-Q/A-2 for
                        the quarter ended March 31, 1999. (previously filed)

  99.4 The Pacific Bank, N.A. Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1999. (previously filed)

  99.5                  The Pacific Bank, N.A. Proxy Statement for the 1999 Annual
                        Meeting of Shareholders. (previously filed)

  99.6                  The Pacific Bank, N.A. Current Report on Form 8-K dated
                        October 26, 1999. (previously filed)

  99.7                  Form of Election to be sent to beneficial owners

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes as follows:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (B) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

        (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of all such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (d) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, each of the registrants has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California on January 25, 2000.



                                                       CITY NATIONAL CORPORATION

                                                       By:  /s/ Frank P. Pekny
                                                            -----------------------------------------
                                                            Frank P. Pekny
                                                            Executive Vice President and Chief
                                                            Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURES                                    TITLE                    DATE
                     ----------                                    -----                    ----
                          *
-------------------------------------------            Chairman of the Board          January 25, 2000
Bram Goldsmith

                          *
-------------------------------------------            Vice Chairman and Chief        January 25, 2000
Russell Goldsmith                                        Executive Officer

                          *
-------------------------------------------            Chief Financial Officer        January 25, 2000
Frank P. Pekny

                          *
-------------------------------------------            President and Director         January 25, 2000
George H. Benter, Jr.

                          *
-------------------------------------------            Director                       January 25, 2000
Richard L. Bloch

                          *
-------------------------------------------            Director                       January 25, 2000
Stuart D. Buchalter

                          *
-------------------------------------------            Director                       January 25, 2000
Ezunial Burts

                     SIGNATURES                                    TITLE                    DATE
                     ----------                                    -----                    ----
                          *
-------------------------------------------            Director                       January 25, 2000
Barry M. Meyer

                          *
-------------------------------------------            Director                       January 25, 2000
Michael L. Meyer

                          *
-------------------------------------------            Director                       January 25, 2000
Charles E. Rickerhauser Jr.

                          *
-------------------------------------------            Director                       January 25, 2000
Edward Sanders

                          *
-------------------------------------------            Director                       January 25, 2000
Andrea L. Van de Kamp

                          *
-------------------------------------------            Director                       January 25, 2000
Kenneth Ziffren



*By:                   /s/ Frank P. Pekny
             --------------------------------------
                         Frank P. Pekny
                        ATTORNEY-IN-FACT